AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2005
                           REGISTRATION NO. 333-129584


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              DIOMED HOLDINGS, INC.

                         (NAME OF SMALL BUSINESS ISSUER)

        DELAWARE                         3845                     84-1480636
-------------------------------   ---------------------------  -----------------
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                -----------------

                               JAMES A. WYLIE, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                             WILLIAM A. NEWMAN, ESQ.
                                MCGUIREWOODS LLP
                     1345 AVENUE OF THE AMERICAS, 7TH FLOOR
                            NEW YORK, NEW YORK 10105
                                 (212) 548-2100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. |_|

                                                 CALCULATION OF ADDITIONAL REGISTRATION FEE
====================================================================================================================================
                                                           PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                                 OFFERING PRICE PER      PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED    AMOUNT TO BE REGISTERED         SHARE(1)       AGGREGATE OFFERING PRICE              FEE
 ----------------------------- ------------------------ --------------------- -------------------------- ---------------------------
Shares of common stock, par
value $0.001 per share, issuable
upon exchange of preferred stock,
par value $0.001 per share, that we
sold to the Selling Stockholders on
September 30, 2005 and common stock
underlying warrants that we issued in 2005
to the purchasers of the preferred stock
and certain other persons.                 10,937,500             $2.08                 $22,750,000                 $2,677.68*

* Previously paid.

(1) Estimated solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange in accordance with Rule 457 under the Securities Act of 1933, which was $2.08 per share on November 4, 2005. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED DECEMBER 1, 2005


                                   PROSPECTUS


                        10,937,500 SHARES OF COMMON STOCK


                              DIOMED HOLDINGS, INC.


In this prospectus, unless the context requires otherwise, "we," "our," "us," "Diomed" and the "Company" refer to Diomed Holdings, Inc. and its subsidiaries.

We have prepared this prospectus to allow the holders of the common stock that is being registered with the Securities and Exchange Commission pursuant to the registration statement of which this prospectus is a part (referred to herein as the "Selling Stockholders") to sell up to an aggregate of 10,937,500 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

The Selling Stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange (AMEX), in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all of their selling commission, brokerage fees and related expenses.

Our common stock is currently traded on the AMEX under the symbol "DIO." On November 29, 2005, the closing trading price of our common stock as reported on the AMEX was $2.13 per share.

SEE "RISK FACTORS," BEGINNING ON PAGE 6, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, 2005.

                                TABLE OF CONTENTS

DESCRIPTION                                                                          PAGE
SUMMARY.................................................................................3
SUMMARY FINANCIAL DATA..................................................................4
RISK FACTORS............................................................................6
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS...........................19
RECENT DEVELOPMENTS....................................................................20
CAPITALIZATION.........................................................................21
DIVIDEND POLICY........................................................................22
BUSINESS...............................................................................22
LEGAL PROCEEDINGS......................................................................36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION.......38
RESULTS OF OPERATIONS..................................................................40
LIQUIDITY AND CAPITAL RESOURCES........................................................45
CRITICAL ACCOUNTING POLICIES...........................................................52
EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES.......................................53
CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING...................................53
DESCRIPTION OF PROPERTY................................................................53
RELATED TRANSACTIONS...................................................................54
CERTAIN MARKET INFORMATION.............................................................66
DESCRIPTION OF SECURITIES..............................................................67
MANAGEMENT.............................................................................70
EXECUTIVE COMPENSATION.................................................................73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL  OWNERS AND MANAGEMENT........................80
SELLING STOCKHOLDERS...................................................................82
PLAN OF DISTRIBUTION...................................................................85
TRANSFER AGENT.........................................................................86
LEGAL MATTERS..........................................................................86
EXPERTS................................................................................86
WHERE YOU CAN FIND MORE INFORMATION....................................................86
FINANCIAL STATEMENTS..................................................................F-i
PART II..............................................................................II-1
INDEMNIFICATION OF OFFICERS AND DIRECTORS............................................II-1
RECENT SALES OF UNREGISTERED SECURITIES..............................................II-1
EXHIBITS............................................................................II-14
UNDERTAKINGS........................................................................II-17
SIGNATURES..........................................................................II-18
INDEX TO EXHIBITS...................................................................II-19

                                    SUMMARY

                                   THE COMPANY

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focus on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures. We carry on our business primarily through our wholly-owned subsidiaries, Diomed, Inc. and Diomed, Ltd.

In developing and marketing our clinical solutions, we use proprietary technology and aim to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others and developing and offering innovative practice enhancement programs including physician training and promotional materials. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for the endovenous laser treatment of varicose veins, we currently focus on endovenous laser treatment (our EVLT(R) product line) for use in varicose vein treatments, photodynamic therapy (our PDT product line) for use in cancer treatments, and other clinical applications.

Our principal executive offices are located at One Dundee Park, Andover, MA 01810. Our telephone number is (978) 475-7771.


                                  THE OFFERING

     Common stock currently outstanding
         and available to trade publicly(1)    19,423,728 shares

     Common stock offered by the
         Selling Stockholders(2)               10,937,500 shares

     Common stock to be available
         to trade publicly
         after the offering(3)                 30,361,228 shares

     Use of proceeds                           We will not receive any
                                               proceeds from the sale of the
                                               shares of common stock offered
                                               by this prospectus.

     American Stock Exchange Symbol            DIO

----------
(1) Includes approximately 7.2 million shares held by affiliates. See "Security Ownership of Certain Beneficial Owners and Management," below.

(2) This number (i) assumes (a) the full exchange of the 4 million shares of preferred stock we issued in our private placement equity financing on September 30, 2005 for 4 million shares of common stock, (b) that a total of $5.9 million in dividends will accrue on the preferred stock and that we pay all such dividends in the form of common stock at an average price per share of $2.00,
(c) the full exercise of the common stock purchase warrants that we issued in our private placement financing on September 30, 2005 for 1.6 million shares of common stock, (d) the full exercise of the common stock purchase warrants for 200,000 shares of common stock that we issued on September 30, 2005 to the holders of then-outstanding variable rate convertible debentures that we issued in our private placement financing on October 25, 2004 as an inducement for the waiver of negative covenants that would have precluded us from making certain agreements in favor of the investors in the private placement financing that we completed on September 30, 2005 and (ii) reflects a 25% allowance for possible increase in common stock that may become issuable pursuant to antidilution provisions of the preferred stock and warrants that we issued on September 30, 2005. See "Selling Stockholders - Determination of Number of Shares to be Registered," below for details regarding how we calculated the number of shares to be registered under this registration statement of which this prospectus is a part.

(3) Assumes we do not issue any other shares of common stock prior to the offering.

                             SUMMARY FINANCIAL DATA


The following table summarizes the financial data for our business and includes our audited consolidated financial data for the years ended December 31, 2003 and 2004, and unaudited consolidated financial data for the nine months ended September 30, 2004 and 2005. You should read the following information in conjunction with the consolidated financial statements and the related financial statement notes appearing elsewhere in this prospectus. We will use the net proceeds of the September 30, 2005 financing transaction for general working capital purposes.

          STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE)

                                            YEAR ENDED               NINE MONTHS ENDED
                                           DECEMBER 31,                SEPTEMBER 30,
                                        2003          2004          2004          2005
                                     ----------    ----------    ----------    ----------
                                                                       (UNAUDITED)
Revenues                             $    9,198    $   13,385    $    9,409    $   13,488

Cost of Revenues                          5,873         7,920         5,822         7,325
                                     ----------    ----------    ----------    ----------


Gross Profit                              3,325         5,465         3,587         6,163
                                     ----------    ----------    ----------    ----------

Operating Expenses:

    Research and Development                850         1,695         1,123         1,151

    Selling and Marketing                 4,055         7,161         4,866         6,693

    General and Administrative            4,400         6,422         4,522         5,475
                                     ----------    ----------    ----------    ----------

        Total Operating Expenses          9,305        15,278        10,511        13,319
                                     ----------    ----------    ----------    ----------

         Loss from Operations            (5,980)       (9,813)       (6,924)       (7,156)
                                     ----------    ----------    ----------    ----------

Interest Expense, Non-cash               12,893           109            --         1,503

Interest Expense, Cash-based              1,008           155            37           188
                                     ----------    ----------    ----------    ----------

         Total Interest Expense          13,901           264            37         1,691
                                     ----------    ----------    ----------    ----------

         Net Loss                    $  (19,881)   $  (10,077)   $   (6,961)   $   (8,847)

         Less:  Preferred
          Stock Dividends                    --            --            --          (763)

         Net Loss Applicable
          to Common Stockholders     $  (19,881)   $  (10,077)   $   (6,961)   $   (9,610)
                                     ==========    ==========    ==========    ==========

Basic and Diluted Net Loss per
Share Applicable to Common
Stockholders (1)                     $    (8.99)   $    (0.68)   $    (0.50)   $    (0.50)
                                     ==========    ==========    ==========    ==========
Basic and Diluted Weighted Average
Common Shares Outstanding (1)             2,212        14,753        14,042        19,143
                                     ==========    ==========    ==========    ==========

                               SEPTEMBER 30,
                                  2005
                                  ACTUAL
                               (UNAUDITED)

BALANCE SHEET DATA
(IN THOUSANDS)

Cash and cash equivalents (2)   $ 14,801

Short-term investments             1,769

Working Capital (3)               14,588

Total assets                      29,163

Non-current liabilities(4)         2,697

Preferred Stock (5)                7,755

Accumulated deficit              (78,260)

Total stockholders' equity      $  9,917

(1) Adjusted to give effect to the 1 for 25 reverse stock split, effective June 17, 2004, on a retroactive basis.

(2) The cash balance includes the $10 million in proceeds received in the September 30, 2005 financing transaction.

(3) Working capital includes the transaction issuance costs of $765,000 and the warrant liability of $1,861,328 which is based on the allocation of the relative fair value of the proceeds received in the September 30, 2005 financing transaction.

(4) Non-current liabilities includes an additional debt discount of $256,969 based on Black-Scholes value for the 200,000 warrants issued to the 2004 debenture holders.

(5) Preferred stock includes 4 million shares issued at an exchange price of $2.50 net of issuance costs of $765,000 and the relative fair value of the warrants of $1,861,328, offset by the fair value adjustment of $381,328 to present preferred stock at its exchangeable balance.

                                  RISK FACTORS

If you purchase our common stock and become a Company stockholder, you will be subject to the risks inherent in our business. Our stock price will fluctuate for many reasons, including how our business performs relative to, among other things, competition, market conditions and general economic and industry conditions. You should carefully consider the following risk factors as well as other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry. If any of the following risks actually occur, the market price of our common stock could decline, and you may lose all or a significant part of the money you paid to buy our common stock. There may be other risks which we do not believe are currently material that may nonetheless impair our business.

The following risks relate primarily to general business issues including, our business plan, operations, revenues, losses, manufacturing, distribution, sales, marketing, distribution and personnel:

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES. WE MAY NOT EVER ACHIEVE OR MAINTAIN PROFITABILITY.

We have incurred significant operating losses since our inception, and, as of September 30, 2005, we have accumulated a deficit of approximately $78.3 million, including approximately $17.5 million in non-cash interest expense. We may continue to incur operating losses, depending largely upon the commercial success of our EVLT(R) product line. We will need to generate revenues in excess of our expenses to become profitable, and we may be unable to do so. If we do not become profitable, the value of our common stock may decline.

Our operating losses may increase as we continue to incur costs for research and development, regulatory, sales and marketing, manufacturing and general corporate activities. Whether we achieve and maintain profitability depends in part upon our ability, alone or with others, to successfully complete the development of future clinical applications, obtain required regulatory clearances and sell our products at profitable prices.

YOU MAY HAVE DIFFICULTY EVALUATING AN INVESTMENT IN OUR STOCK BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT MARKETS.

Although we were founded in 1991, we have commercially offered the products used in our EVLT(R) product line only since late 1999 in Europe and January 2002 in the United States. As a result, you can evaluate our business only on this very limited operating history. This short history may not provide an adequate basis for you to fully assess our ability to successfully develop or achieve market acceptance of our products, or to respond to competition.

OUR REQUIRED EXPENDITURES MAY EXCEED OUR BUDGETED EXPENSES, AND WE MAY NOT BE ABLE TO PAY FOR UNANTICIPATED EXPENSES OUT OF REVENUE OR OBTAIN ADDITIONAL INVESTMENT CAPITAL TO FUND THESE EXPENSES.

In November 2003, we completed a private placement equity financing transaction in which we raised gross proceeds of $22 million and satisfied $1.2 million in debt which we had incurred in a May 2003 bridge financing.

In April 2004, we completed a targeted offering to stockholders of records as of August 29, 2003, in which we raised gross proceeds of approximately $3 million.

In October 2004, we completed a private placement equity and debt financing transaction in which we raised gross proceeds of $10.6 million.

In September 2005, we completed a private placement equity financing transaction in which we raised gross proceeds of $10 million.

We have applied, and will continue to apply these proceeds, net of offering costs, together with our operating revenue, to pay for our general working capital needs. However, the capital that we received from our recent equity and debt financings may not be sufficient to pay for all of our required expenditures if we have underestimated our expenditures or have overestimated our revenues when we prepared our business plan. We may need additional resources to fund the growth, acquisitions and working capital that our business plan envisions. The timing and amount of our future capital requirements will depend on many factors, including:

      - the scope and results of preclinical studies and clinical trials;

      - the time and costs involved in obtaining regulatory approvals;

      - the costs involved in preparing, filing, prosecuting, maintaining and enforcing our patents;

      - the costs involved in litigation;

      - competing technological and market developments;

      - our ability to establish additional collaborations;

      - changes in existing collaborations;

      - our dependence on others for development of our potential products;

      - the cost of manufacturing, marketing and distribution;

      - the opportunities available for making acquisitions that would enhance our business; and

      - the effectiveness of our activities.


If we require additional funds, we cannot be certain that such funds will be available to us on reasonable terms, or at all. In particular, given our capital structure after completing the September 30, 2005 equity financing and the current market price of our common stock, we may not be able to attract further new investment capital in the near future. The inability to obtain additional financing could cause us to reduce or cease operations, sell all or a portion of our assets, seek a sale of our business or enter into a business combination with a third party.

WE MAY NEED TO EXPAND OUR EXISTING MARKETING AND SALES RESOURCES.

Our marketing and sales resources may not be adequate for the successful commercialization of our products. Currently, we rely primarily on direct sales representatives for the U.S. market and independent distributors for the international market. Direct sales representatives are our employees. Direct sales representatives are paid a salary plus commissions on sales they make. Distributors purchase products from us and then resell our products and services to third parties. Our officers and employees develop and implement our marketing strategy, although we do periodically engage non-employee consultants, acting as independent contractors, to assist us in these efforts.

As of December 1, 2005, we employed 19 full time sales representatives, two regional sales managers, a vice president of North American sales, as well as four clinical specialists.

Market forces, such as increasing competition, increasing cost pressures on our customers and general economic conditions, may require us to devote more resources to our sales and marketing efforts, such as changing the composition of our sales and marketing staff and changing our marketing methods, as well as the expansion of our product lines. These changes may result in additional expenses. For example, we will incur additional salary expenses if we increase hiring of direct sales representatives to replace any distributors that we use. Similarly, if we increase our reliance on marketing efforts, we will incur greater costs.

As we expand our sales force and increase our marketing activities, we cannot make any assurances that those efforts will result in more sales or higher revenue. Further, even if we increase our spending on sales and marketing, we may not be able to maintain our current level of sales.

WE MAY NEED TO EXPAND OUR EXISTING MANUFACTURING AND DISTRIBUTION CAPABILITIES.

Our manufacturing and distribution capabilities, and any current or future arrangements with third parties for these activities, may not be adequate for the successful commercialization of our products.

To be successful, we must manufacture our products in commercial quantities, at acceptable costs and under standards imposed by the FDA and other regulators. We currently have the capacity to manufacture products at certain commercial levels within existing good manufacturing practices. Future regulatory clearances by the FDA and other regulatory agencies could result in the need to expand our manufacturing operations. If we expand our manufacturing capabilities, we may need to spend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. If we are not able to expand our manufacturing capabilities, or are unable to continue to comply with good manufacturing practices, our ability to grow and to maintain our competitiveness may be significantly hindered.

WE RELY ON OUR AGREEMENTS WITH OUR SUPPLIERS. IF WE FAIL TO MAINTAIN OR ESTABLISH THESE AGREEMENTS, WE MAY NOT BE ABLE TO OBTAIN MATERIALS THAT ARE NECESSARY TO DEVELOP OUR PRODUCTS AND THEIR APPLICATIONS.

We depend on outside suppliers for certain raw materials and other components for our products, including the diodes for our lasers. Raw materials or components that we need may not always be available at our standards or on acceptable terms, if at all, and we may be unable to get alternative suppliers or produce needed materials or components on our own. If we cannot obtain these raw materials or components, we may be unable to make our products in sufficient quantities to meet our customers' needs. Moreover, lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components. Inability of our suppliers to meet our requirements on a timely basis could interrupt our production until we obtain an alternative source of supply. To date, we have not experienced significant delays in obtaining any of our products.

We may also be unable to develop new products and applications and conduct clinical trials. This will, in turn, hinder our ability to obtain regulatory approval of these applications, thereby impairing our ability to expand our markets or create products for new treatments.

In August 2005, we entered into an agreement with Luminetx Corporation ("Luminetx") whereby Luminetx appointed us as its exclusive distributor of its new VeinViewer(TM) product to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom. Luminetx has received FDA clearance for VeinViewer(TM) in 2004, but has not yet manufactured commercial quantities of this product. Luminetx expects to do so in the first quarter of 2006. If Luminetx is unable to achieve its manufacturing capacity, we will not be able to fulfill our expectations with respect to VeinViewer(TM) revenue.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS. IF WE FAIL TO DO SO, WE MAY NOT BE ABLE TO DEVELOP OUR APPLICATIONS.

Our success depends in large part on our ability to attract and retain highly qualified management and other personnel. We depend upon the principal members of our management team, key employees, staff and consultants that we engage from time to time. Competition for this talent is intense, and we may not be able to continue to attract and retain this talent. If we are unable to attract and retain skilled personnel, our business would suffer.

We have limited resources to attract and retain personnel. Our ability to compensate and provide incentives to management and our employees depends on our financial resources and the availability of equity compensation. In the fourth quarter of 2003, our stockholders approved a new incentive compensation plan providing for up to 1.6 million shares of common stock to be issued to our officers, directors, employees and consultants. On May 17, 2005, at our annual meeting of stockholders, the stockholders approved an amendment to that plan increasing the number of shares available for grant to 3.1 million. As of November 1, 2005, approximately 1.5 million shares were available for grant under this incentive plan. This amount may not be adequate for our needs, and we may wish to adopt a new incentive plan or increase the number of shares available under our existing plans. Any new incentive plan will require stockholder approval before we may grant any stock options or other equity compensation under a new plan.

In addition, our directors and senior officers are likely to require that we maintain directors' and officers' insurance at levels comparable to that which we have maintained in the past. The premiums for this coverage represent a significant expense and are subject to substantial increases if the insurance market becomes more limited. Our current directors' and officers' liability insurance policies provide this coverage through February 2006. If we are unable to provide adequate compensation or are unable to obtain sufficient directors' and officers' insurance coverage, we may not be able to attract or retain key personnel.

Personnel changes may disrupt our operations. Hiring and training new personnel will entail costs and may divert our resources and attention from revenue-generating efforts. From time to time, we also engage consultants to assist us in our business and operations. These consultants serve as independent contractors, and we therefore do not have as much control over their activities as we do over the activities of our employees. Our consultants may be affiliated with or employed by other parties, and some may have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us. Inventions or processes discovered by these persons will not necessarily become our property. If we are unable to find alternative talent, we will not be in a position to avoid or negotiate terms that would seek to protect us from these conditions.

WE MAY SUFFER LOSSES OR ENCOUNTER OTHER PROBLEMS AS A RESULT OF FUTURE BUSINESS COMBINATIONS AND ALLIANCES.

We may expand our operations and market presence by entering into business combinations, joint ventures, co-branding or other strategic alliances with other companies. These transactions create risks, such as:

      - difficulty in assimilating the operations, technology and personnel of the combined companies;

      - the disruption of our ongoing business, including loss of management focus on existing businesses and other market developments;

      - problems retaining key technical and managerial personnel;

      - expenses associated with the amortization of intangible assets;

      - additional operating losses and expenses of acquired businesses;

      - impairment of relationships with existing employees, customers and business partners; and

      - additional losses from any equity investments we might make or the assumption of liabilities from third parties that we combine with.

We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us.

SINCE A SUBSTANTIAL PORTION OF OUR REVENUES TO DATE HAVE COME FROM INTERNATIONAL SALES, EVENTS AFFECTING INTERNATIONAL COMMERCE MAY ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES, FUTURE REVENUES AND OUR PRODUCTS' FUTURE PROFITABILITY.


International revenue accounted for approximately 37% of our total revenue in 2003, 34% of our total revenue in 2004 and 25% for the first nine months of 2005. Our key international markets are the European Union, Japan, Australia, South Korea, Peoples' Republic of China and Canada. Outside of the European Union, we must obtain country-by-country approval to import our products. Fluctuations in currency exchange rates may negatively affect our ability to compete against products denominated in local currencies. In most cases our international sales are made through international distributors and their wholly-owned subsidiaries with payments to us typically denominated in the local currencies of the United Kingdom and Europe and in U.S. dollars in the rest of the world. We believe that the U.S. is the single largest market for our EVLT(R) product line. We anticipate that the comparative portion of our total revenues derived from international sales will decrease as sales of our EVLT(R) product line in the U.S. increase, with our emphasis on EVLT(R) in the U.S. However, we expect that international sales will continue to provide a significant portion of our total revenues.


BUSINESS INTERRUPTIONS COULD KEEP US FROM DEVELOPING OUR PRODUCTS' CLINICAL APPLICATIONS AND INCREASING OUR REVENUES.

Natural or man-made disasters, such as fires, earthquakes, storms, power losses, telecommunications failures, terrorist attacks, military operations, epidemics and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

IF WE OR OUR SUPPLIERS FAIL TO COMPLY WITH APPLICABLE MANUFACTURING REGULATIONS, OUR BUSINESS COULD BE HARMED.

We and our key component suppliers are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or QSR. The QSR sets forth the FDA's requirements for good manufacturing practices of medical devices and includes requirements for, among other things, the manufacturing, packaging, labeling and distribution of such products. The FDA enforces the QSR through inspections. The FDA conducted its most recent QSR inspection in 2002 and the FDA issued a satisfactory letter to us after this inspection. We cannot assure you that we, or our key component suppliers, are or will continue to be in compliance or that we will not encounter any manufacturing difficulties. Furthermore, we cannot assure you that if we need to seek new suppliers to satisfy our business requirements, we will be able to locate new suppliers which are in compliance with regulatory requirements. Our failure to do so will have a material adverse effect on our ability to produce our products and on our profitability.

MARKET ACCEPTANCE OF OUR FUTURE PRODUCTS OR THEIR USES IS UNCERTAIN. FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS' OVERALL CHANCES FOR PROFITABILITY.

Our long term business plan envisions that we will market medical products in addition to our current EVLT(R) and photodynamic therapy product lines. To that end, in August 2005, we entered into an agreement with Luminetx to act as exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom for a new product, VeinViewer(TM) that Luminetx has developed. Although VeinViewer(TM) has received FDA clearance in 2004, this product is not yet available for commercial distribution, and its commercial acceptance has not yet been established. Other future products will likely require regulatory approval prior to commercialization.

Even after we or our collaborative partners obtain regulatory approval of future products for marketing, these products may not achieve market acceptance. Our revenues would suffer as a result. The degree of market acceptance will depend upon a number of factors, including:

      -the establishment and demonstration in the medical community of the safety and efficacy of our clinical applications and their potential advantages over existing applications;

      -the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators; and

      - the general willingness of physicians, patients, payors or the medical community to accept, utilize or recommend any of our applications.

For example, since most photodynamic therapy treatments still are in clinical trials, there is no long-term safety or efficacy data available. The medical profession may, therefore, prefer to prescribe conventional alternatives to PDT, such as surgery, chemotherapy and radiation. If our future products and clinical applications are not accepted due to these or other factors, our business will not develop as planned and may be harmed.

The following risks relate principally to our commercialization of our current and future products and their clinical applications:

SOME OF OUR PRODUCTS MAY NEVER BE SUCCESSFULLY COMMERCIALIZED, AND, THEREFORE, THESE PRODUCT LINES MAY NEVER BECOME PROFITABLE OR ALLOW US TO RECOUP EXPENSES INCURRED IN THEIR DEVELOPMENT.

We must be able to effectively develop, market and sell our products in order to make a profit. Commercialization depends upon:

         - successfully completing development efforts of our collaborative partners, including finding new clinical applications for our existing products;

         - obtaining the required regulatory approvals;

         - manufacturing our products at an acceptable cost and with appropriate quality;

         - favorable acceptance of any products marketed; and

         - successful marketing and sales efforts by our partner(s) and ourselves.

We may not successfully achieve some or all of these goals, and if so, our business and our financial condition would be adversely affected. The time frame necessary to achieve these goals for any individual clinical application is uncertain. Most applications will require clinical studies and clinical trials, and all applications will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays that may arise.

IF WE FAIL TO GAIN MARKET ACCEPTANCE OF OUR PRODUCTS, OUR BUSINESS WOULD SUFFER.

We are introducing novel products and technology into the vein treatment market. The vein treatment market is dominated by vein stripping procedures which are well established among physicians, have extensive long-term data, and are routinely taught to new surgeons. As a result, we cannot be certain of gaining widespread acceptance of our products and therefore may not achieve expected revenues or ever become profitable. Our principal product line, EVLR(R), is still in the early stages of commercialization. The VeinViewer(TM) product, of which we plan to act as an exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom pursuant to an agreement with Luminetx Corporation, is a new product which has no track record of market acceptance or profitability.

To achieve growth in sales of our product lines over time, we believe we must continue to penetrate the market for the treatment of vein disease and expand physicians' education with respect to the EVLT(R) product line and other lines. Although we introduce new initiatives intended to expand physician education from time-to-time, we cannot be assured that these innovations will be successful.

DEVELOPMENT AND SALES OF OUR PDT PRODUCTS ARE DEPENDENT ON A NUMBER OF FACTORS BEYOND OUR CONTROL, AND OUR ESTIMATES REGARDING OUR PDT PRODUCTS MAY BE UNRELIABLE.

Although we currently focus on our EVLT(R) product line, our business and results of operation may suffer if we are unable to effectively commercialize our PDT products. Our understanding of the market for photodynamic therapy (PDT) is derived from a variety of sources, and represents our best estimate of the overall market size presented in certain disease areas. The actual market size and our market share, depend upon a number of factors, including:

      - competitive treatments, either existing or those that may arise in the future;

      - our products' performance and subsequent labeling claims; and

      - actual patient population at and beyond product launch.

Actual results may vary from our estimates regarding these and other factors, which could result in performance of our PDT products that differs from our expectations.

Moreover, our sales of our PDT product line are dependent upon the clinical development process and the commercialization of PDT drugs by photodynamic therapy drug companies which use our PDT products in combination with their PDT drugs. As a result, our sales may fluctuate in relation to the timing of PDT drug companies achieving their strategic initiatives. We have limited ability to influence the commercialization by PDT drug companies of their PDT drugs.

In addition, like any new clinical solution, PDT has to show long term results in order to gain acceptance. The cancers that photodynamic therapy is being developed to treat are slow to develop and acceptance of the procedure requires long term follow up. As a result, there is currently a lack of long term clinical data for photodynamic therapy. Furthermore, the diversity of cancers requires us to obtain data based on each type of cancer studied. Also, photodynamic therapy may cause a photosensitivity side effect in certain patients such that they are highly sensitive to sunlight for several days. In some patients this side effect may cause skin burns if the patient is exposed to sunlight. These factors may impair our ability to develop and market our PDT products. Other factors may slow the growth of a market for PDT procedures, and these factors may be beyond our control.

HEALTH CARE REIMBURSEMENT FOR OUR FUTURE PRODUCTS AND THEIR APPLICATIONS REMAIN UNCERTAIN AND WE MAY BE UNABLE TO ACHIEVE MARKET ACCEPTANCE OR GENERATE PROJECTED REVENUES WITHOUT ROUTINE COVERAGE BY MEDICAL INSURANCE.


Our principal product line is EVLT(R). The American Medical Association and the Center for Medicare and Medicaid Services has established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including our EVLT(R) product line for varicose veins. The new codes form the basis for Medicare and Medicaid reimbursement across the U.S. and became effective January 1, 2005. As a result of the creation of these codes and the adoption of EVLT(R) by U.S. insurance carriers, as of November 30, 2005, EVLT(R) has over 217 million covered lives in the U.S.


It still remains, however, that various health care providers and third party payors may refuse to cover our future products and/or their particular medical applications. If the patients who use our treatments do not obtain coverage, patient demand for our applications may decrease and as a result, physicians may not purchase our products. Our ability to commercialize our future products successfully depends, in part, on the extent to which third parties make reimbursement available for these products and related treatments. These third parties include collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. Increasingly, these payors are challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Governments may also impose restrictions on pricing or profitability of medical devices, which could limit our potential revenue. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate for us to achieve market acceptance of our future products or to maintain price levels sufficient for us to realize an appropriate return on our products. Additionally, Medicare and other insurance reimbursement levels could be reduced or eliminated in the future. If payors decide not to continue covering our products or to reduce reimbursement levels, our sales may not meet our expectations.

Further, our strategy depends in part on our collaborative partners. As a result, our ability to commercialize our products may be hindered if cost control initiatives, such as reducing reimbursement rates or amounts, adversely affect our collaborators or the clinical applications they market or are seeking to develop.

FAILURE TO OBTAIN PRODUCT APPROVALS OR COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND SERVICES AND COULD RESULT IN LOSSES.

We have been successful in receiving governmental clearances for the products listed below along with their indications for use:

         PRODUCT                             INDICATION FOR USE
EVLT(R) kit and D15 plus diode laser         Ablation of the greater saphenous vein with reflux of the thigh in patients with superficial vein reflux and venous incompetence and reflux of superficial veins in the lower extremity

Diomed 15 plus and 30 plus                   Open and endoscopic surgical procedures in fields such as urology, gastroenterology, gynecology and neurosurgery; applications include treatment of vascular lesions and pigmented lesions

Diomed 630 PDT                               Combination pre-market approval application for Photofrin used in palliation of esophageal cancer and endobronchial non-small cell lung cancer and for treatment of Barrett's Esophagus

EVLT(R) kit, Diomed DELTA, D15 plus          Treatment of varicose veins and varicosities associated with the superficial
and D30 plus diode lasers                    vein reflux of the greater saphenous vein

The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and similar regulatory agencies in other countries. Before we can market them, most medical devices that we develop, and all of the drugs that physicians use in conjunction with those devices, must undergo rigorous preclinical studies and clinical trials and clear an extensive regulatory process administered by the FDA and comparable foreign authorities. These processes involve substantial costs and can often take many years. As a result of the required up-front costs for regulatory approval and relatively long time between developing a product and being able to generate revenue, we may incur losses and negative cash flows. Regulations provide that failure to comply with the applicable requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. We have limited experience in performing regulatory activities, we have limited resources available for handling regulatory matters. We rely on our collaborative partners and outside consultants to assist us with our regulatory needs.

We must compile and submit to the FDA and other applicable regulators new indications of use as we determine new clinical applications for our products. We may also be required to seek regulatory clearance for modifications to our existing products, including changes to suppliers which must satisfy the FDA's applicable criteria or the criteria of other applicable regulators. We believe that we have not reached this threshold in our program and are not now required to submit an application to the FDA for any changes we have made to our previously reviewed products. In the future, however, we may decide to alter certain products in a manner such that the FDA or other applicable regulators outside the U.S. will review and approve the change. If we are required to seek FDA approval for future indications or modifications to our existing products or services, we or our collaborative partners may be unable to satisfy the conditions imposed by the FDA (or other regulators). As a result, we may be required to abandon applications for regulatory approval we make, or we may be unable to obtain FDA clearances or other approvals we seek, and therefore we may be unable to offer products and services relating to product modifications or new indications of use.

We are also subject to the Radiation Control for Health and Safety Act with laser radiation safety regulations administered by the Center for Devices and Radiological Health of the FDA. We may be subject to fines or other penalties for failure to comply with these regulations. For detailed information, see "Business--Government Approvals."

SINCE TECHNOLOGY IN OUR INDUSTRY IS CONSTANTLY CHANGING, WE FACE TECHNOLOGICAL UNCERTAINTY AND FACE CERTAIN COMPETITIVE DISADVANTAGES.

We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies, such as EVLT(R). As a result, our resources are limited, and we may experience technical challenges inherent in such novel technologies. Many of our competitors have substantially greater financial, technical and human resources than we do and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing. Further, our competitive position could be materially adversely affected if our competitors or other third parties establish patent protection, because we may then have to pursue alternate means of developing our products. Existing competitors or other companies may succeed in developing technologies and products that are safer, more effective or more affordable than those that we develop.

IF PHYSICIANS DO NOT SUPPORT THE USE OF OUR PRODUCTS, WE MAY NOT ACHIEVE FUTURE SALES GROWTH.

Our product sales have mainly been to physicians who are receptive to minimally invasive techniques. Other physicians may not purchase our products until they receive further long-term clinical evidence to convince them to alter their existing treatment methods and recommendations from prominent physicians that our products effectively treat vein disease. Physicians to whom we market our products have been trained in alternative vein treatment procedures. We may be unable to persuade physicians to incur the time or costs necessary to adopt our EVLT(R) procedure in place of those more familiar procedures. We believe that physicians will not use our products unless they determine, based on experience, clinical data and other factors, that our EVLT(R) product line represents an attractive alternative to conventional means of treating vein disease. There are few independently published clinical reports and little long-term clinical follow-up to support our marketing efforts. If our EVLT(R) product line does not receive adequate endorsement by influential physicians or our long-term data does not support our current claims of efficacy, our product sales and profitability could be materially adversely affected. VeinViewer(TM), a new product developed by Luminetx, of or which we will act as an exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom, though cleared by the FDA, has no track record of sales and no substantial clinical date. Therefore, the profitability of VeinViewer(TM) for us is speculative.

FAILURE IN OUR PHYSICIAN TRAINING EFFORTS COULD SIGNIFICANTLY REDUCE PRODUCT SALES.

Achieving successful results with our EVLT(R) product line is highly dependent on proper physician technique in performing the procedure. As a result, it is critical to the success of our sales effort to provide a sufficient number of physicians with adequate instruction in the use of our products. We rely on physicians to spend their time to learn the new procedure. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our product sales or increase our product liability risk.

THE TERMINATION OF LICENSES THAT WE CURRENTLY USE COULD ENABLE COMPETITORS TO OFFER PRODUCTS SIMILAR TO OURS OR PREVENT US FROM OFFERING OUR PRODUCTS.

We currently have two technology licenses that are material to our business. The first license relates to our EVLT(R) product line and the second relates to our OPTIGUIDE(R) fiber optic diffuser. For detailed information, see "Business - Patents, Trademarks and Proprietary Technology."

We have an exclusive license to the technology we use in our EVLT(R) products and services with four of the five inventors of this technology. We also acquired directly from the fifth inventor all of his rights to the EVLT(R) patent. If we were to breach our obligations under the exclusive license, our license could be terminated by the licensor. If our license is terminated by the licensor, although we could still make, use or sell our EVLT(R) products and services under our own title to the EVLT(R) patent, the other inventors could license the EVLT(R) patent to our competitors, which would reduce our competitive advantage and could result in lower revenue.

The second license relates to our photodynamic therapy product line. This is a sublicense for patented technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Our sublicense for this technology is non-exclusive. The term of this sublicense is for the term of the primary exclusive license from the patent owner to our licensor. The term of the primary exclusive license is the same as the term of the patent. If our license for the OPTIGUIDE(R) technology is terminated, we may not have access to components that we need to manufacture our OPTIGUIDE(R) products. We may not be able to find an alternative technology source to continue manufacturing these products on reasonable terms or at all.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID CHANGES IN THE MEDICAL DEVICES INDUSTRY. AS A RESULT, SOME OR ALL OF OUR PRODUCTS COULD BECOME OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY ALSO MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Well-known pharmaceutical and medical device companies are marketing well-established therapies for the treatment of cancer and other diseases. Doctors may prefer existing methods rather than try our products. Therefore, we may be unable to meet our sales goals. Many companies are also seeking to develop new products and technologies for medical conditions for which we and our collaborative partners are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory approval for future products before we do. As a result, we may not be able to recoup our costs in developing these products. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of similar treatments evolves.

The following risks relate primarily to legal protections and related concerns:

THERE ARE SUBSTANTIAL CONCERNS REGARDING SAFETY AND HEALTH IN THE U.S. MEDICAL PRODUCTS INDUSTRY. WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, AND WE MAY HAVE TO PAY A SIGNIFICANT AMOUNT OF MONEY ON LIABILITY CLAIMS OR RECALLS.

Testing, manufacturing and selling medical products and applications entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims of patients or others who use our products in connection with clinical trials or sales of treatments offered by our customers. We currently carry insurance against these risks in amounts we believe sufficient and comparable to other similarly situated medical device companies, but that insurance coverage may not be adequate to cover all our liabilities.

The following are some of the risks related to liability and recall:

      - we are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;

      - if we obtain insurance coverage in the future, this coverage may not be available at a reasonable cost, if at all, or in amounts sufficient to protect us against claims that may be made; and

      - liability claims relating to our products or a product recall could adversely affect our ability to obtain or maintain regulatory approval for our products and their applications.

To date, we have been named as a defendant in one product liability action, arising from a doctor's alleged malpractice while performing a photodynamic therapy treatment on a patient's esophagus. That action is currently in the discovery phase of litigation. We do not expect the outcome of this litigation to be materially adverse to us, or to incur material expenses or liability in connection with this action.

A successful product liability claim could materially adversely affect our cash flows and our ability to meet the costs of developing our products and their clinical applications. Defense of these claims could also entail significant expense and divert the attention of our management and personnel from other activities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OR IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.


We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of November 30, 2005, we held 23 patents in the U.S. and foreign countries. We currently have patents for the following inventions we use in our laser devices and systems:


      - endovascular laser treatment of varicose veins, used in EVLT(R);

      - solid state laser diode light source;

      - high power light source;

      - peltier-cooled apparatus;

      - medical spacing guide; and

      - fiber optic diffuser.

Of the patents, seven are U.S. patents and 16 are counterparts of the principal U.S. patents filed in different jurisdictions. These patents expire at various times from 2010 to 2019.

Included in the foregoing are patents we license. Although we have an ownership interest in the EVLT(R) patent that we purchased in September 2003 from one of the inventors of this technology, we also licensed the rights in the same patent from all of the other inventors on an exclusive basis. We also sub-license technology used in our OPTIGUIDE(R) fiber optic diffuser used in photodynamic therapy applications on a non-exclusive basis from the licensee. For detailed information, see the risk factor captioned "The Termination of Licenses That We Currently Use Could Enable Competitors to Offer Products Similar to Ours or Prevent Us from Offering Our Products" and "Business - Patents, Trademarks and Proprietary Technology."

To date, we have sued four competitors for infringement of our EVLT(R) patent:
Vascular Solutions, Inc., AngioDynamics, Inc., Total Vein Solutions, LLC and New Star Lasers, Inc. d/b/a CoolTouch, Inc. See "Legal Proceedings," below for further information regarding these lawsuits. Vascular Solutions, AngioDynamics and Total Vein Solutions have each countered that (among other things) our EVLT(R) patent is invalid. If our EVLT(R) patent is judicially determined to be invalid, then we will not prevail in our infringement actions. We will write off our patent acquisition costs (currently an intangible asset on our balance sheet) and we will not be able to exclude third parties from using our EVLT(R) technology. This would likely have a material adverse effect on our financial condition.

We cannot guarantee that the steps we have taken or will take to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and, if they are, there may not be adequate remedies available to us, and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantage.

In addition, we may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our rights. If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights. We may not be able to detect infringement of these rights and, consequently, we may lose the competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS WHICH COULD BE COSTLY AND TIME CONSUMING AND COULD DIVERT OUR MANAGEMENT AND KEY PERSONNEL FROM BUSINESS OPERATIONS.

Although we do not believe that any of our products infringe the intellectual property of third parties, we may be unaware of intellectual property rights of others that may be used in our technology and products. Third parties may claim that we are infringing their intellectual property rights. Third parties may also claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. Although we do not believe that any of our active patents should be subject to invalidation, if any claim for invalidation prevailed, the result could result in greatly expanded opportunities for third parties to manufacture and sell products which compete with our products.

On July 21, 2005, VNUS Medical Technologies, Inc. ("VNUS") filed a patent infringement lawsuit against us. We intend to vigorously defend this lawsuit. See "Legal Proceedings," below, for further information and footnote 9 to the September 30, 2005 Consolidated Financial Statements.

Litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from business operations. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain these agreements on terms acceptable to us, or at all. We may also be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated and unsuccessful, could result in significant legal and other costs and may be a distraction to management.

The following risks relate principally to our common stock and its market value:

OUR COMMON STOCK COULD BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, AND THOSE FLUCTUATIONS MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

The securities markets have experienced extreme price and volume fluctuations during the past three years, and the market prices of the securities of emerging companies and technology-oriented companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In fact, we were sued for allegedly violating Section 10(b) of the Securities Exchange Act of 1934, in connection with trading activity during the first quarter of 2002. We defended against this lawsuit and succeeded in having the lawsuit dismissed, with prejudice. See "Legal Proceedings," below, for details regarding this lawsuit. Securities class action litigation could result in substantial costs, liabilities and a diversion of management's attention and resources. The shares of common stock recently issued in our equity financing transactions will likely enter the trading market and may result in lower trading prices if there are not sufficient purchasers to absorb the common stock as it enters the market.

OUR COMMON STOCK HAS BEEN PUBLICLY TRADED ONLY SINCE FEBRUARY 22, 2002. THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY AND WE EXPECT THAT THE PRICE OF OUR COMMON STOCK COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY.

Until shortly after the February 14, 2002 merger, there was not any significant public market for our common stock. On February 22, 2002, shares of our common stock became listed for trading on the AMEX. We cannot be certain that the AMEX will maintain our listing if we fall below its listing qualifications or do not comply with other applicable AMEX rules. An issuer's securities may be delisted by the AMEX if the issuer fails to meet certain financial criteria, or if a listed security trades at a low market price for a substantial period of time. We have not received notice from the AMEX threatening to delist our common stock, but if we were to receive such a notice in the future, we cannot be certain that we would be able to take corrective action requested by the AMEX to avoid delisting.

If our shares are not listed on the AMEX, our shares are likely to be quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, where they were quoted prior to February 2002, but where there may be less trading of our shares.

The market price for our common stock will be affected by a number of factors, including:

      - developments within our own company;

      - our announcements of new products or new clinical applications for our products;

      - our competitors' announcements of new products or new clinical applications;

      - quarterly variations in our or our competitors' results of operations;

      - changes in earnings estimates, recommendations by securities analysts or our failure to achieve analysts' earning estimates;

      - developments in our industry;

      - the number of shares of our common stock that are available for trading in the markets at any given time; and

      - general market conditions and other factors, including factors unrelated to our performance or that of our competitors.

In addition, the stock prices of many companies in both the medical device and medical services industries have experienced wide fluctuations, often unrelated to the operating performance of those companies. These factors and industry price fluctuations may materially and adversely affect the market price of our common stock.

CERTAIN OF OUR INVESTORS HAVE SIGNIFICANT VOTING POWER AND THESE INVESTORS MAY ACT CONTRARY TO THE INTERESTS OF OTHER STOCKHOLDERS.

There are several investors who beneficially own significant amounts of our common stock. As of October 31, 2005, five investors beneficially owned approximately 56% of our common stock (on a diluted basis). See "Security Ownership of Certain Beneficial Owners and Management," below, for further information. These investors' interests may be different from yours. The concentration of share ownership among a limited number of investors gives these investors influence over our affairs, particularly if these investors act in concert. The effect of this concentration of ownership may also delay or prevent a change in control and might adversely affect the trading price of our common stock. Therefore, concentration of ownership in a limited number of investors may not be in the best interests of our other stockholders.

WE HAVE NOT PAID DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK IN THE FUTURE. ANY RETURN ON INVESTMENT IN OUR COMMON STOCK MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION ON THE VALUE OF OUR STOCK.

We have never paid cash dividends on shares of our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future (although the preferred stock we issued on September 30, 2005 provides for dividends to be paid quarterly at varying rates - see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," below, for a description of the dividend and other terms of the preferred stock). The payment of dividends on our common stock, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and, if the price of our common stock does not appreciate, then there will be no return on investment.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL IN THE FUTURE.


We have approximately 19.4 million shares of common stock outstanding as of November 30, 2005.


If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of the convertible debentures, upon the exchange of our preferred shares or on the exercise of outstanding warrants, the market price of our common stock could decrease. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at times and prices that we deem reasonable or appropriate.


On October 25, 2004, we issued and sold approximately 4 million shares of common stock in our 2004 equity and debt financing (including shares underlying debentures converted into common stock through November 30, 2005 and warrants exercised to purchase common stock through November 30, 2005). These 4 million shares are included in the approximately 19.4 million shares of common stock outstanding as of October 31, 2005. Of the securities we issued in our 2004 equity and debt financing, as of November 30, 2005, approximately 1.6 million shares of common stock underly currently outstanding convertible debentures, and approximately 2.7 million shares underly currently outstanding warrants. The purchase price paid by the investors in the 2004 equity and debt financing for shares of common stock was $1.53, the conversion price of the debentures is, subject to certain adjustments, $2.29 per share, and the exercise price of the warrants is, subject to certain adjustments, $2.10 per share. All of the shares that we issued in the 2004 equity and debt financing and the shares underlying the convertible debentures and warrants are currently registered with the SEC and are freely tradable in the public market by the 2004 equity and debt financing investors.

Further, as of November 30, 2005, warrants to purchase 600,000 shares of common stock at $2.90 per share were outstanding, 50% of which were vested. We issued these warrants to Luminetx on August 5, 2005 pursuant to our exclusive distribution agreement for Luminetx's VeinViewer(TM) product for which we shall act as an exclusive distributor to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom.

Also, as of November 30, 2005, all 4 million shares of preferred stock and warrants to purchase up to 1.8 million shares of common stock, which we had issued on September 30, 2005, were outstanding (see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," below, for further details regarding this financing). We sold the preferred stock for $2.50 per share, and shares of preferred stock are exchangeable for common stock at an exchange rate of $2.50 (or, on a share-for-share basis), subject to certain adjustments. The warrants are exercisable to purchase common stock at $2.50 per share (subject to certain adjustments).


The terms of the preferred stock and the warrants that we issued in the September 30, 2005 financing limit the ability of any investor to exchange preferred stock (and for us to issue shares of common stock as dividends) and/or exercise warrants to the extent that the shares of common stock so issued would exceed 4.99% (or, in the case of certain investors who already owned over 4.99% of our common stock prior to the financing, 9.99%) of the shares of common stock outstanding, unless this limitation is waived in advance by the investor.

Assuming there is no adjustment to the exchange rate of the preferred stock or the exercise price of the warrants, and the limitations on ownership described above do not preclude such exchange or exercise, if the investors in the September 30, 2005 private placement exchange all of their shares of preferred stock for common stock and exercise all of their warrants, and if, in addition, the debenture holders to whom we issued warrants to purchase 200,000 shares of common stock exercise all of their warrants, then we will issue 5.8 million shares of common stock (4 million for preferred stock and 1.8 million for warrants). The shares issued to the investors will have an effective price per share of $2.50. We are obligated to seek the registration with the SEC of the shares of common stock underlying the preferred stock and warrants we sold on September 30, 2005, whereupon these underlying shares will become freely tradable.

According to the terms of the September 30, 2005 financing transaction, we are subject to certain liquidated damages if we cannot obtain and maintain effectiveness of a registration statement. Since the liquidated damages have no contractual maximum, we determined for accounting purposes that the liquidated damages were onerous and considered net-cash settlement of the transaction in accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." We recorded a warrant liability of $1,861,328 based on the relative fair value and because the warrants are classified as a liability; any subsequent changes in fair value will be recorded as non-cash interest expense in our subsequent Statements of Operations until the warrants are exercised, or expire or otherwise terminate.

If the holders of these securities are able to sell their shares of common stock above the effective price per share paid, then they may be inclined to convert, exchange or exercise these securities and to receive shares of common stock, and to sell these shares. There may also be other reasons that prompt these investors to liquidate their holdings of our securities. If these investors determine to sell large numbers of our shares, then there may be insufficient interest by other investors in purchasing these shares in the trading market, which could cause the market price of our common stock to decrease.

POTENTIAL DILUTION CAUSED BY CURRENTLY OUTSTANDING STOCK OPTIONS AND WARRANTS MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

As of September 30, 2005, there were outstanding stock options representing 1,711,225 shares of common stock, with exercise prices ranging from $2.00 to $205.75 per share. The weighted average exercise price of the stock options outstanding as of September 30, 2005 was $6.05. In addition, as of September 30, 2005, there were outstanding warrants representing 5,198,452 shares of common stock, with exercise prices varying from $0.025 to $87.50 per share. The weighted average exercise price of all warrants outstanding as of September 30, 2005 was $2.38 per share.

Most of our outstanding warrants provide for antidilution adjustments, which will be triggered if we issue shares in a future transaction at an effective price per share lower than the current exercise price of the outstanding warrants. If triggered, these antitidilution provisions will reduce the exercise price of the related outstanding warrants and in certain cases will also increase the number of shares that the warrants represent so as to maintain after the dilutive transaction the pre-transaction percentage of our shares that the warrants represent after the transaction. These antidilution adjustments therefore may have the effect of both lowering the effective price per share of the shares of common stock represented by the warrants and increasing the number of shares issuable upon exercise of the warrants, thereby both increasing the likelihood that a warrant will be exercised and increasing the potential dilution represented by the warrants.


In 2003, our stockholders approved an equity incentive compensation plan, which to help incent and compensate our directors, employees and others who assist our business, and authorized us to issue up to 1.6 million shares of common stock (or common stock equivalents) under that plan. In 2005, our stockholders approved an amendment to this plan, increasing the number of shares available for grant to 3.1 million. We have granted approximatley 1.6 million stock options under this plan as of November 30, 2005, and an additional 1.5 million awards are available for grant under this plan. The holders of these options have the opportunity to profit if the market price for the stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not exceed the exercise price of these securities, then they will likely not be exercised and may expire on their respective expiration dates.

After the exercise of options or warrants, an increase in the number of outstanding shares will occur, thus decreasing each shareholder's percentage of our total outstanding equity. When the holders exercise a significant number of these options or warrants, the market price of our stock could fall, particularly if these holders seek to sell the underlying common stock soon after exercising their options or warrants.

OUR CORPORATE CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

Our charter and bylaws restrict certain actions by our stockholders and require greater than majority votes for certain actions. For example:

      - Only our board of directors or the chairman of the board can call special meetings of stockholders.

      - Stockholders must give advance notice to the secretary of any nominations for directors or other business to be brought by stockholders at any stockholders' meeting.

      - Our board of directors has the authority to issue up to approximately 16 million additional shares of preferred stock, which are authorized under our certificate of incorporation but are currently unissued. We currently have 4 million shares of preferred stock issued and outstanding. Our board of directors can fix the price, rights, preferences and privileges of the preferred stock without any further vote or action by our stockholders. These rights, preferences and privileges attached to future preferred stock may be senior to those of the holders of our common stock.

      - Certain stockholders hold a significant percentage of our outstanding shares. See the risk factor entitled "Certain of Our Investors Have Significant Voting Power and These Investors May Act Contrary to the Interests of Other Stockholders," above.

These and other provisions of our charter, the certificates of designations setting forth the terms of our preferred stock and our bylaws, as well as certain provisions of Delaware law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our stock because these provisions may limit their rights and, thus, make an investment in our stock less attractive to prospective investors.

Additionally, the listing requirements of the AMEX, on which our common stock is listed, provide restrictions on our ability to enter into certain types of transactions such as the issuance of additional shares of capital stock. These restrictions may make it more difficult to issue securities having terms acceptable to investors in capital financing transactions that we may wish to enter into from time to time. If we are precluded by these requirements from issuing such securities, then our business may suffer because we will be unable to obtain additional equity capital investment.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

There are statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition or Results of Operations," "Business" and elsewhere in this prospectus which are forward-looking. These statements are indicated by words such as "will," "may," "plans," "expects" or "continue" and other similar words. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

                               RECENT DEVELOPMENTS

             PRIVATE PLACEMENT EQUITY FINANCING - SEPTEMBER 30, 2005

On September 30, 2005, we entered into and completed a private placement equity financing transaction wherein we issued and sold to 18 accredited investors 4 million shares of preferred stock at a purchase price of $2.50 per share, resulting in gross proceeds to us of $10 million. We agreed that the preferred stock could be exchanged by the investors for common stock at an exchange rate of $2.50 per share (a premium of 18% above the $2.12 closing price of the common stock on the AMEX the trading day immediately prior to the closing of the financing), subject to certain adjustments, and that the preferred stock could become redeemable by the holders in certain events or by us after the preferred stock is outstanding for at least five years, in either case with a 20% premium over the initial purchase price. We also issued to the investors warrants to purchase an aggregate of 1.6 million shares of common stock with an exercise price of $2.50 per share (a premium of 18% above the $2.12 closing price of the common stock on the AMEX the trading day immediately prior to the closing of the financing), subject to certain adjustments, and we issued comparable warrants to purchase an aggregate of 200,000 shares of common stock to the three holders of convertible debentures we issued in October 2004 as an inducement for these debenture holders to waive negative covenants that would have precluded us from completing the financing transaction on terms that the investors required.

The registration statement of which this prospectus forms a part relates to those shares of common stock into which the preferred stock may be exchanged, an allotment for shares of common stock which we may issue as dividends on the preferred stock and shares of common stock underlying the warrants we issued to the investors and the debenture holders. The Selling Stockholders referred to in this prospectus are the investors to whom we issued the preferred stock and warrants and the debenture holders to whom we issued the warrants in the September 30, 2005 financing

We engaged Roth Capital Partners LLC of Los Angeles, California and Musket Research Associates, Inc. of Boston, Massachusetts to act as our placement agents to assist us in this transaction, and we paid commissions of $500,000 (or, 5%), in the aggregate, to these placement agents. We also incurred expenses attributable to this equity financing of approximately $300,000, mostly in connection with related legal and accounting fees and registration expenses. We will use the balance of the proceeds of this equity financing for general working capital purposes.

For further details regarding this transaction and the terms and conditions of the preferred stock and warrants, see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," below.

             DISTRIBUTION AGREEMENT WITH LUMINETX FOR VEINVIEWER(TM)

On August 5, 2005, we entered into a distribution agreement with Luminetx Corporation of Memphis, Tennessee, pursuant to which Luminetx appointed us as an exclusive distributor and granted to us the exclusive right to distribute and sell Luminetx' patented biomedical imaging system known as the VeinViewer(TM) Imaging System. The agreement is for an initial term of three years following the initial date that Luminetx delivers the VeinViewer(TM) product to us, which we expect will occur on or before January 31, 2006. The specific market covered by this agreement includes those physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, initially in the United States and the United Kingdom, with additional territories to be negotiated as VeinViewer(TM) receives regulatory clearance in other countries, on terms to be agreed.

We agreed to loan $1 million to Luminetx under the distribution agreement. We loaned $500,000 to Luminetx on August 5, 2005 and will invest the remaining $500,000 in Luminetx when it delivers to us a minimum number of VeinViewer(TM) systems, as specified in our distribution agreement. We converted our $500,000 loan to Luminetx into 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. We will invest the remaining $500,000 of our loan commitment to Luminetx for preferred stock and warrants on the same terms.

We also issued warrants to purchase up to 600,000 shares of our common stock (at an exercise price of $2.90 per share) to Luminetx as partial consideration for granting us these exclusive distribution rights. Fifty percent of the warrants were immediately exercisable when issued (subject to prior listing of the underlying shares with the AMEX), and the remainder of the warrants will become exercisable when both (i) Luminetx has produced at least 100 units of the VeinViewer(TM) system and (ii) we have accepted delivery of at least 25 units of the VeinViewer(TM) system. In accordance with Emerging Issues Task Force Number 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," we are amortizing the $332,630 fair value of the distribution rights over the three year period of the distribution agreement, commencing on the date that distribution agreement was executed, August 5, 2005.

               DISTRIBUTION AGREEMENT WITH MED1ONLINE FOR EVLT(R)

On June 24, 2005, we entered into a distribution agreement with Med1Online, Inc. of Golden, Colorado, pursuant to which we appointed Med1Online as our exclusive distributor of EVLT(R) products in the OB/GYN and plastic surgery markets in the United States. The initial term of this agreement is three years, and the agreement is renewable annually thereafter with the parties' mutual agreement. Med1Online will use its sales force to develop markets and improve market penetration of EVLT(R) and provide purchase financing. We will provide Med1Online with our promotional materials, including demos for use at mutually agreed upon trade shows, and we will assist Med1Online in developing an in-house sales training program and provide training for at least three Med1Online sales representatives annually. Med1Online agreed to purchase from us a specified minimum number of EVLT(R) lasers initially, and a minimum number of EVLT(R) lasers each quarter in order to maintain its exclusive distribution rights.

                   LAUNCH OF NEW DELTA LINE OF EVLT(R) LASERS

Diomed has introduced a new line of lasers for use in EVLT(R) and other surgical laser procedures. The DELTA line has improved ease-of-use, an automatic procedure setup, a new fiber recognition system, enhanced patient data management capabilities, and increased reliability, as compared with Diomed's previous line of lasers. Diomed's DELTA lasers are offered in 15 and 30 watt versions, and will replace Diomed's D15Plus and D30Plus line of lasers. The Diomed DELTA laser became available for sale in North America and Europe beginning November 1, 2005, and we expect the DELTA laser to become available to the rest of our international distributor network in 2006. Meanwhile, we will continue to sell our existing lasers platform outside of Europe. We plan to continue to provide warranty coverage (for the remainder of warranty periods in effect) and service support for a period of seven years from the date we discontinue the sale of our D15Plus and D30Plus line of lasers.

                                 CAPITALIZATION


The following table sets forth our capitalization as of September 30, 2005, which gives effect to the securities we issued in our equity financing on September 30, 2005. These securities are being offered for resale under this prospectus. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Summary Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.


                                               SEPTEMBER 30, 2005
                                               ------------------
                                                  (UNAUDITED)
                                                (IN THOUSANDS)

Total Long-term debt(1) .......................... $  2,534
Preferred stock(2) ...............................    7,755
Stockholders' equity:
      Common stock, $0.001 par value  ............       19
      Additional paid-in capital(3) ..............   88,032
      Accumulated other comprehensive gain .......      126
      Accumulated deficit ........................  (78,260)
                                                   --------
            Total stockholders' equity...          $  9,917
                                                   ========
            Total Capitalization ................. $ 20,206
                                                   ========

(1) Long-term debt includes an additional debt discount of $256,969 based on a Black-Scholes value for the 200,000 warrants issued to the 2004 debenture holders.

(2) Preferred stock includes 4 million shares issued at a conversion price of $2.50 net of issuance costs of $765,000, relative fair value of the warrants of $1,861,328 and fair value adjustment of $381,328 to present preferred stock at its exchangeable balance.

(3) Additional paid-in capital includes the fair value adjustment of $381,328 to present preferred stock at its exchangeable balance and the $256,969 Black-Scholes value for the 200,000 warrants issued to the 2004 debenture holders.


                                 DIVIDEND POLICY

To date, we have not paid dividends on our common stock or preferred stock. However, we have agreed to pay cumulative annual dividends on the preferred stock we issued on September 30, 2005 at the rate of: (i) 6%, for the first 18 months following the initial sale of the preferred stock, (ii) 10% from the 19th through the 24th month following the initial sale of the preferred stock and
(iii) 15% after the 24th month following the initial sale of preferred stock. The dividends accrue from day-to-day on each share of preferred stock, whether or not earned or declared until paid. We may pay the dividends with either cash or shares of common stock. The dividends will not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25, so long as

      o the shares of common stock for which the preferred stock may be exchanged are subject to an effective registration statement,

      o the shares of common stock for which the preferred stock may be exchanged and the common stock underlying the warrants that we issued to the investors on September 30, 2005 are authorized and reserved for issuance and listed on a trading market,

      o none of the events giving rise to an investor's right to redeem the preferred stock under our exchange agreement with the holders of the preferred stock shall have occurred and have not been cured and we do not owe the investors more than $15,000, in the aggregate, under the transaction documents for the private placement financing.

                                    BUSINESS

                            OVERVIEW OF OUR BUSINESS

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focus on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures. We carry on our business primarily through our wholly-owned subsidiaries, Diomed, Inc. and Diomed, Ltd.

In developing and marketing our clinical solutions, we use proprietary technology and aim to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others and developing and offering innovative practice enhancement programs, including physician training and promotional materials. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), we provide our customers with state-of-the-art physician training and practice development support.

In 2001, we pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. In January 2002, we were the first company to receive FDA clearance for endovenous laser treatment of the greater saphenous vein. In December 2004, we received FDA clearance to expand the application of EVLT(R) to other superficial veins in the lower extremities.

EVLT(R) was our primary source of revenue in 2004, and will continue to be a primary source of revenue in 2005. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its relative short recovery period, immediate return to the patient's normal routine barring vigorous physical activities, reduced pain and minimal scarring and reduced costs compared to other treatments for varicose veins. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training, customized marketing programs plus other complimentary products that support our basic EVLT(R) strategy, to assist office-based and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, favorable peer reviews and comparatively larger and longer follow-up data reports provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products.

We expect that as the number of EVLT(R) procedures increases, so will our sales of associated disposable items. We believe that the U.S. represents the single largest market for EVLT(R). We target our sales and marketing efforts at hospitals, private physician practices and clinics and focus on specialists in vascular surgery, interventional-radiology, general surgery, phlebology, interventional cardiology, gynecology and dermatology.

We primarily utilize a direct sales force to market our products in the United States and a network of more than 30 distributors to market our products abroad. In June 2005, we entered into an exclusive distribution agreement with Colorado-based Med1 Online, Inc., a leading online distributor of capital medical equipment in the United States. Under the terms of the three-year renewable distribution agreement, Med1Online acquired exclusive distribution rights to market our EVLT(R) product line to the OB/GYN and plastic surgery physician market segments in the United States. We currently employ 19 EVLT(R) sales representatives, two regional sales managers and four clinical specialists, including one training manager, in support of our field sales efforts. These clinical specialists assist in physician training and post-sales support, freeing our sales representatives to focus on new sales opportunities. We plan to fill one open sales territory. We hired two sales development personnel to focus on VeinViewer(TM) sales and plan to hire one more.

We have developed and maintain a website - www.EVLT.com - to assist both patients and physicians. EVLT.com provides patients with education about treatment options and benefits of EVLT(R) and provides physicians with education about the EVLT(R) procedure. At www.EVLT.com, patients can also locate the nearest physician performing EVLT(R) by inputting their city and state. We also maintain a corporate website - www.diomedinc.com - to provide information about us and our physician support iniatives, among other things.

We currently focus on the development and growth of EVLT(R) sales both domestically and internationally. We also plan to expand our product offerings to include VeinViewer(TM) to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom under our exclusive distribution agreement with Luminetx (see "Recent Developments - Distribution Agreement with Luminetx for VeinViewer(TM)," above). We also support the development and approval of new applications for PDT products and the development of enhancements to our products in order to further improve their quality, effectiveness and manufacturability. Our management team focuses on developing and marketing solutions that address serious medical problems that have significant markets. Our determinations are based upon the number of procedures that may be conducted in a market and projections of the associated revenue. Currently, EVLT(R) applications fall within this guideline, and we believe that photodynamic therapy may have the potential to do so as well at some time in the future. However, EVLT(R), and not PDT, is the emphasis of our current business plan.

                              HISTORICAL BACKGROUND

Diomed, Inc. was incorporated on December 24, 1997 in the State of Delaware. On June 23, 1998, Diomed, Inc. succeeded to the business of Diomed, Ltd., a company formed under the laws of the United Kingdom in 1991. It did so by issuing shares of Diomed, Inc. on a one-to-one exchange basis to the holders of the shares of Diomed, Ltd. As a result of the exchange, Diomed, Inc. became the owner of 100% of the outstanding shares of Diomed, Ltd., and Diomed, Ltd. became a wholly-owned subsidiary of Diomed, Inc. Diomed, Ltd. continues to operate in the United Kingdom. Its chief activities are product development, manufacturing and international sales and marketing.

Since our inception in 1991 in Cambridge, England, we have focused on the development of medical diode lasers. Our proprietary diode laser technology has made it possible to simplify and minimize certain medical procedures. Utilizing our core competency in diode light sources and optical fibers, we pioneered the development of diode lasers for medical applications, first with photodynamic therapy and later with EVLT(R).

In November 2000, to enter the disposable market segment of our laser business, we acquired the medical fiber business of QLT, Inc., a company based in Vancouver, British Columbia. We acquired QLT's rights to manufacture and market OPTIGUIDE(R) fibers that were developed for use in photodynamic therapy cancer treatments and the distribution rights to customers of Laserscope and Coherent, Inc., two manufacturers of medical laser devices.

In the fourth quarter of 2000, we also created FibersDirect.com, a U.S. business unit we use as direct marketing conduit by providing on-line information for a number of our products and an e-mail link to our sales staff. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers used in photodynamic therapy cancer treatments are promoted via FibersDirect.com.

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Diomed, Inc. is now a subsidiary of Diomed Holdings, Inc., a corporation originally formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation. On February 11, 2002, we changed our name from Natexco Corporation to Diomed Holdings, Inc. On February 14, 2002, Diomed Holdings, Inc. acquired Diomed, Inc. in a reverse merger, pursuant to the terms of an Agreement and Plan of Merger. We refer to the reverse merger that occurred on February 14, 2002 as the "Merger." As a result of the Merger, Diomed, Inc. became a wholly-owned subsidiary of Diomed Holdings, Inc., and the business of Diomed Holdings, Inc. is now principally the business of Diomed, Inc. Accordingly, except for this section or as otherwise indicated, the discussion of our business relates to Diomed, Inc.'s business. The principal purpose of the Merger was to enhance our ability to raise capital for our business by creating a public trading market for shares of our common stock.

For financial statement purposes, the Merger was treated as a recapitalization of Diomed, Inc. For tax purposes, we believe the Merger qualifies as a tax-free exchange of equity securities. We have not, however, requested any ruling from the Internal Revenue Service in respect of the tax treatment of the Merger. For detailed information, see Note (8) of the Notes to our December 31, 2004 Audited Consolidated Financial Statements.

In April 2002, our board of directors determined that it was in our best interests and the best interests of our stockholders to change our state of incorporation from Nevada to Delaware by way of the migratory merger. On May 13, 2002, after obtaining stockholder approval, we completed the migratory merger by merging Diomed Holdings, Inc. (Nevada) with and into a newly organized Delaware subsidiary, Diomed Holdings, Inc. (Delaware).

Since we have become a Delaware corporation, we and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation's voting stock.

For detailed information, see "Description of Securities - Recent Sales of Unregistered Securities," and Note (8) of the Notes to the December 31, 2004 Audited Consolidated Financial Statements.

                                BUSINESS STRATEGY

At our inception in 1991 in Cambridge, England, we focused on the development of medical diode lasers and their applications. Since that time, we have advanced that technology and expanded its application through internal development efforts, strategic business combinations and intellectual property acquisition. We have sourced our products through external and internal manufacturing capabilities and distributed our products through a combination of both a direct sales organization and indirect distributors.

        FULL SERVICE DIFFERENTIATION TO MAXIMIZE REVENUE AND MARKET SHARE

We generate revenues from the sale of our products and services. We launched our EVLT(R) product line in the U.S. after receiving FDA clearance in January 2002, and, in mid 2002, we established a direct sales force to focus on EVLT(R) sales. Our sales force concentrates on selling our EVLT(R) products and, to a lesser extent, our photodynamic therapy product line, along with complimentary products for adjunct procedures. Our direct sales force is well trained and versed in selling EVLT(R) as a complete clinical solution for the treatment of varicose veins. Our clinical solution includes both the laser and disposable procedure kits, along with physician training and practice management tools which we provide to help physicians develop and manage his or her EVLT(R) business. In addition, we have developed a website, www.evlt.com, to provide patients and physicians with information about treatment options and benefits of EVLT(R). International sales are managed through a global network of third party sales agents and distributors.

   RESEARCH AND DEVELOPMENT TO ENHANCE EFFICIENCIES AND PRODUCT EFFECTIVENESS

We have an internal research and development staff and from time to time have used outside experts to assist us in our product development program. Historically, our research and development efforts concentrated on the development of clinical applications and solutions for our lasers and related delivery systems. Through these past efforts, we have commercialized our EVLT(R) and photodynamic therapy product lines. Although current research and development activities are directed at enhancing our laser and fiber manufacturing efficiency and the functional effectiveness of our EVLT(R) product line, we are continuously evaluating new clinical applications and solutions for our lasers and delivery systems.

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                    KEY ACQUISITIONS TO ENHANCE PROFITABILITY

On September 3, 2003, we acquired exclusive rights to U.S. Patent No. 6,398,777 and foreign counterparts regarding the endovenous laser treatment of varicose veins from the five inventors of this procedure. With this proprietary position, we believe we have positioned ourselves to be the leader in minimally invasive varicose vein treatment. Previously, in November 2000, we acquired the rights to manufacture OPTIGUIDE(R) fiber from QLT, Inc. We periodically entertain attractive opportunities in related fields and we expect to continue efforts to identify and pursue these opportunities in 2005. In August 2005, we entered into an exclusive distribution agreement for Luminetx's new VeinViewer(TM) to physicians performing sclerotherapy, phlebectomies or varicose vein treatments, in North American and the United Kingdom (see "Recent Developments - Distribution Agreement with Luminetx for VeinViewer(TM)," above).

                  STRATEGIC ALLIANCES TO ENHANCE CUSTOMER REACH

We have established strategic alliances with some notable photodynamic therapy drug companies to bring new treatments to market. However, the underlying products being developed by these companies which are used in conjunction with our products, have gained only limited regulatory approval required for commercialization, and expanded regulatory approval is not assured. Accordingly, we have focused our near-term investment in the commercialization of EVLT(R). In addition, we maintain original equipment manufacture ("OEM") relationships with companies such as Olympus in Japan, which uses our technology for surgical and dental applications, and with Dentek Medical Systems GmbH, which uses our laser module for dental applications. Our strategy is to create long-term and exclusive working relationships that increase laser applications and revenue potential through the sale of our lasers and disposables whenever possible.

                 PRODUCTS, COMPETENCIES AND MARKET OPPORTUNITIES

Our focus on the development and commercialization of minimally and micro-invasive medical procedures employing our laser technology and disposable products has led to an array of applications. Minimally and micro-invasive medical procedures in general are a growing market, as they reduce the need for general anesthesia, expensive hospital stays and long and painful recovery periods. We address medical procedures which we believe are capable of producing a recurring revenue stream through the sale of a disposable, such as a procedure kit or individual fiber, in addition to one-time revenue from the sale of the laser product itself. In 2003, 62% of our total revenues were derived from laser sales and 38% of our total revenues were derived from sales of disposable fibers and kits, accessories and services. In 2004, 59% of our total revenues were derived from laser sales and 41% of our total revenues were derived from sales of disposable fibers and kits, accessories and services. For the first two quarters of 2005, approximately 51% of our total revenues were from laser sales and approximately 49% of total revenues were from sales of disposable products.

ENDOVENOUS LASER TREATMENT

In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for marketing endovenous laser treatment, with respect to marketing EVLT(R) in Europe. The following January, we became the first company to receive FDA clearance for endovenous laser treatment for the closure of the greater saphenous vein with superficial reflux. In December 2002, we received FDA clearance for expanded indications for use of EVLT(R), including our D15plus and D30plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. In December 2004, we obtained FDA clearance authorizing the use of our laser and procedure kits for treatment of venous incompetence and reflux of other superficial veins in the lower extremity.

On September 3, 2003, we acquired exclusive rights to the patent for endovenous laser treatment of varicose veins from the five inventors of this procedure. For detailed information, see "Patents, Trademarks and Proprietary Technology," below.

We commercialized EVLT(R) as an innovative minimally invasive laser procedure for the treatment of varicose veins resulting from reflux of the greater saphenous vein. The causes of varicose veins are commonly genetic. People with past vein diseases, new mothers, overweight individuals and people with jobs or hobbies that require extended standing also are at risk. According to a 1973 report by the University of Michigan under a comprehensive study of the health characteristics of the community of Tecumseh, Michigan, approximately 25% of women in the U.S. have varicose veins. In addition, varicose veins are more prevalent in older people. The Tecumseh study was a comprehensive longitudinal research study that tracked the health of a sample population of 7,000 to nearly 9,000 people at three intervals over the course of a decade, from the late 1950s to the late 1960s. According to the Tecumseh study, at least 42% of Americans over age 60 have varicose veins and this number is increasing as the population continues to age. The Tecumseh study also indicates that at least 72% of women over age 60 in the U.S. have varicose veins. According to the American Association of Retired Persons, approximately 76 million people in the U.S. are 50 or older, and approximately an additional 4 million people turn 50 each year.

We estimate that there are currently 25 to 40 million Americans who suffer from some degree of venous insufficiency and that there are approximately 150,000 people in the U.S. and 1 million people worldwide who undergo vein stripping operations annually. We also believe that many people forego vein stripping procedures to treat their venous insufficiency due to the pain, extended recovery time, significant potential of scarring and other serious side effects associated with vein stripping. We believe that most patients who undergo vein-stripping procedures are candidates for endovenous laser treatment. EVLT(R) has several competitive advantages over the current vein-stripping treatment.

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

The EVLT(R) procedure takes approximately 45 minutes per leg and was developed to be performed in a physician's office, usually under local anesthesia and with the procedure guided by ultrasound technology. EVLT(R) also has a fast recovery period, reduced or minimal pain and no appreciable scarring. In endovenous laser treatment, the area of the leg affected is anesthetized locally and a thin laser fiber is inserted into the effected vein to deliver the laser energy in short pulses or as a continuous application. At the end of the procedure, after the fiber is withdrawn, a compression bandage is applied and worn up to three days. In addition, a compression stocking is worn for seven to 14 days. Patients can resume their normal routine, barring vigorous physical activities, directly after undergoing the treatment.

Vein stripping is a surgical procedure that typically requires general anesthesia, an overnight hospital stay, a painful recovery period of several weeks, and possibly post-operative scarring and post-operative infections from incisions. During clinical studies, up to 98% of first-time EVLT(R) treatments in clinical trials have been successful. A follow-on EVLT(R) treatment has successfully resolved the remaining cases. Vein stripping has demonstrated long term efficacy rates as low as 65%.

We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit and a training and marketing plan to assist physicians, clinics and hospitals in responding to the demand for treatment of varicose veins. EVLT(R) is attractive to physicians because of its high efficacy, low complication rate, low patient cost (relative to vein stripping) and favorable practice return on investment. Also, EVLT(R) for treatment of greater saphenous vein reflex is considered a non-cosmetic procedure that is now reimbursable for over 217 million covered lives.

A study co-authored by Dr. Robert Min entitled "Endovenous Laser Treatment of Saphenous Vein Reflux: Long-Term Results," was published in the August 2003 issue of the Journal of Vascular and Interventional Radiology. The study shows what we believe to be excellent long-term results for the successful occlusion of varicose veins caused by reflux of the greater saphenous vein. The data presented in the study shows that minimally invasive laser treatment of varicose veins has a high long-term success rate, low complication rate and rapid recovery. The Cornell study included 499 limbs with varicose veins treated by EVLT(R) over a three-year period. Patients were evaluated clinically and with duplex ultrasound scans at 1 week, 1 month, 6 months, 12 months, 24 months, and 36 months to assess efficacy and adverse reactions. Successful occlusion of the greater saphenous vein after initial treatment was 98.2% and, at 2 year follow-up, 93.4% remain closed (113 of 121 limbs followed for 2 years). Importantly, all recurrences occurred prior to 9 months with the majority noted less than 3 months following endovenous laser treatment.

The study described above was recently updated in an article authored by Dr. Min published in the August 2005 issue of the Journal of Cardiovascular Surgery (Vol. 46, No. 4, pp. 395-405, Aug. 2005). The article states that "successful endovenous laser treatment . . . was seen in 98% (982/1000) [of] treated limbs with follow-up between 1 and 5 years . . . 457/460 or 99% of treated veins remain occluded at 2-5 year follow-up," and "13/18 treatment failures noted occurred prior to one year." Of note, the study reports only one failure in 500 limbs after instituting several procedural modifications that include delivering 14W of energy with a continuous pullback rate (rate of energy delivery along the length of vein) of 1-3 mm per second.

In this study, there were no reports of skin burns, no abnormal nerve sensation and no deep vein clots. In comparison, traditional surgery (ligation and stripping) often requires general or spinal anesthesia and can take up to 4 weeks for full recovery. Pain, bruising and scarring are also common. The results in this study also show EVLT(R) to be comparable or superior to those reported for other options available for treating greater saphenous vein reflux, including ultrasound guided sclerotherapy, and radiofrequency ablation. Dr. Min is the Director of Cornell Vascular in New York and Vice-Chairman of Radiology at Weill Medical College of Cornell University. Dr. Min is an inventor of the EVLT(R) treatment, who sold his rights to this patent to Diomed on September 3, 2003. Dr. Min also assists Diomed in physician training and in the development of medical treatments using EVLT(R). According to the terms of our patent purchase agreement with Dr. Min, we pay Dr. Min variable payments, based on our sales of products using the EVLT(R) patent. He has been a paid consultant to us since August 2001 and, as of December 31, 2004, owns options to purchase 41,391 shares of common stock.

EVLT(R) was a primary source of revenue in 2004, and continues to be our primary source of revenue in 2005. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its high efficiency, low rate of complications, short recovery period, reduced pain and minimal scarring and reduced costs compared to other treatments for varicose veins. As of September 30, 2005, we have sold nearly 800 EVLT(R) lasers, and have established Diomed as the leading brand of endovenous laser treatment products for varicose veins. We expect that as the volume of EVLT(R) procedures performed increases so may our disposable sales. We believe that for the foreseeable future the U.S. represents the single largest market for EVLT(R).

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CANCER TREATMENTS UTILIZING PHOTODYNAMIC THERAPY

We were the first diode laser manufacturer to receive FDA clearance for use of our lasers and optical fibers in photodynamic therapy cancer treatments. Photodynamic therapy (PDT) is an effective palliative treatment for late-stage lung and esophageal cancers and is under study for treatment of various other cancers throughout the body. Photodynamic therapy is based on the discovery that certain chemicals can kill one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research showing that some of these substances have a tendency to collect in cancer cells.

When using PDT, the photosensitizing agent injected into the body is absorbed by all cells. The agent remains in or around tumor cells for a longer time than it does in normal tissue. When treated cancer cells are exposed to light from a laser, the light is absorbed by the photosensitizing agent. This light absorption causes a chemical reaction that destroys the tumor cells. Light exposure is carefully timed to coincide with the period when most of the agent has left healthy cells but still remains in cancer cells.

There are several promising features of photodynamic therapy in treating cancer:
(1) cancer cells can be selectively destroyed while most normal cells are spared, (2) the damaging effect of the photosensitizing agent occurs only when the substance is exposed to light and (3) the side effects are relatively mild. The laser light used in photodynamic therapy is directed through an optical fiber. The optical fiber is placed close to the cancer to deliver the proper amount of light. For example, the fiber optic can be directed through a bronchoscope into the lungs for the treatment of lung cancer or through an endoscope into the esophagus for the treatment of esophageal cancer.

Our photodynamic therapy product line of photodynamic therapy solutions uses our own proprietary laser technology. When used in combination with a photosensitizing drug, photodynamic therapy provides the cancer therapy. As indicated, photodynamic therapy requires three-interacting elements: (1) a photosensitive drug that is absorbed by cancerous and abnormal cells, (2) a light source (laser) of a specific wavelength that activates the drug and (3) a delivery system, including a thin optical-fiber to guide the light source to the target area. Photodynamic therapy technology is only effective when these three components are working in concert. We have worked early in the clinical development process with photodynamic therapy drug companies to design a laser that optimizes the most effective wavelength in combination with their photodynamic therapy drugs.

In the U.S., regulatory approval by the FDA is given for each specific treatment in response to a specific pre-market approval application. Each pre-market approval application is generally addressed to a use for the device that the pre-market approval application specifies. The FDA considers photodynamic therapy a modality that requires a combination pre-market approval application, where the photodynamic therapy drug company, laser manufacturer and fiber manufacturer work together to obtain regulatory approval for the complete medical procedure. The lengthy regulatory approval process and FDA modality factor create significant obstacles to potential competition.

In August 2000, we and Axcan Pharma together received regulatory approval for our 630nm laser and OPTIGUIDE(R) fiber, and Axcan Pharma's Photofrin(R) drug used in the palliative treatment for late stage lung and esophageal cancers. In November 2000, we entered into a 5-year exclusive supply contract with Axcan Pharma for lasers. Axcan Pharma is developing other clinical applications using Photofrin(R), including treatment for Barrett's Esophagus, a pre-cursor to cancer of the esophagus. Axcan Pharma has pursued an application for FDA clearance for Photofrin(R) and our lasers and fibers for use in the treatment of Barrett's Esophagus. In December 2002, the FDA issued an approvable letter in connection with Axcan Pharma's application. Axcan Pharma announced that it received FDA clearance for the photodynamic therapy for Barrett's Esophagus in August 2003. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and 2004. We expect to continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

We currently believe that the potential market for our EVLT(R) product line is substantially larger than the potential market for our photodynamic therapy product line. We also expect sales of EVLT(R) products and services to account for an increasingly higher proportion of our total sales revenue as compared to photodynamic therapy products. Therefore, while we continue to pursue sales of our photodynamic therapy product line and to pursue development of new photodynamic therapy applications through the efforts of our collaborative partners, our present emphasis is on our EVLT(R) product line and we are concentrating our marketing and sales efforts towards the EVLT(R) product line.

FIBERS AND DISPOSABLE ITEMS

To address medical conditions with minimally invasive techniques, we offer physicians an integrated clinical solution, including a laser and disposable procedure kits or individual fibers. Optical fiber is the necessary system that delivers the laser light during surgical, endovenous laser treatment and photodynamic therapy procedures. These sterile fibers, generally used only once to ensure sterility, can generate a steady stream of revenue. We sell self-contained EVLT(R) kits of disposable items, which include an optical fiber, a sheath that acts as an introduction for the fiber, a needle, a guidewire, a tray cloth and protective packaging. In some cases, we sell only the fiber.

The potential market for kits, fibers and other disposable items is driven by the adoption rate of the specific clinical procedure. We have and will continue to generate a disposable market by developing and promoting specific procedures, such as endovenous laser treatments. As EVLT(R) gains market share in comparison to vein-stripping and other varicose vein procedures, so will the volume of kits and fibers used in these treatments, and the volume of fibers we sell for use in these procedures is expected to increase.

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OTHER CLINICAL APPLICATIONS

Our technologies are also used in general surgical applications as well as in dental applications. While our focus is on the development of specific clinical applications, such as varicose vein treatment with EVLT(R), other medical applications can be, and are being, performed with our lasers. For instance, the FDA has also cleared our diode laser technology for open and endoscopic surgical procedures, which are used to treat vascular and pigmented lesions. Potential clinical applications that we may address include:

Nasal Polypectomy: Nasal polyps are usually benign growths in the nose, which are removed with the laser with minimal bleeding and quick recovery period.

Turbinate Reduction: The turbinates are structures in the nose which can become enlarged due to conditions such as allergies and obstruct the airways. The laser can be used to reduce their size and clear the blockage. Other nasal procedures include: ethmoidectomy, meatal antrostomy, maxillary endo-sinus surgery. These various procedures involve the removal of blockages, opening up of the various airways and gaining access to various structures within the nose.

Dacryocystorhinostomy (DCR): Tear ducts take tears from the corner of the eye down into the nose. Blockage of the tear ducts results in watery eyes. The laser fiber can be used to reopen the channel from the tear duct into the nose and resolve the problem. This simple procedure can be performed under local anesthetic, is less traumatic than conventional surgery and leaves no surgical scarring.

Ontological Surgery: By carbonizing the end of the fiber, the trapped laser energy heats up the tip producing in effect a tiny "hot knife", which can be used, for cutting away tissue in a variety of conditions in the ear. The fine tip size makes it an exceptionally controllable tool. Applications include Stapedotomy and Stapedectomy (treatments involving the auditory bones in the ear to correct hearing problems), Myringotomy (incision in eardrum to relieve pressure from infection), Cholesteatoma and Acoustic neuron (benign growths in the ear which are removed).

Uvulopalatoplasty (LAUP): Reshaping of the soft palate and uvula at the back of the mouth is done in severe cases to reduce snoring and can be performed in one session using a fine sculpted tip fiber. The coagulated area surrounding the incision ensures virtually no blood loss, faster patient recovery and minimal post-operative nursing requirements.

Vaporization of Tumors: Areas of abnormal tissue due to inflammation or infection can be destroyed or reduced in size with heat energy. The laser delivers this in a very controllable way with a known depth of effect, which avoids damage to surrounding structures.

Gastro-Intestinal Cancer: Cancer in the gullet will grow and block the tube stopping the patient from swallowing. The cancer can be reduced in size and the tube reopened using the laser. This relieves the symptoms allowing the patient to eat relatively normally, often returning home. It does not cure the cancer but produces a temporary improvement in quality of life.

Lung Tumors: Cancers in the lung will grow and obstruct the airways causing breathing problems for the patient. The cancer can be reduced in size and the airway reopened using the laser. This relieves the symptoms allowing the patient to breathe more normally. Again, this treatment does not cure the cancer, but produces a temporary improvement in quality of life.

Vascular Lesions: Although seen as primarily a cosmetic problem, vascular and pigmented lesions can have a profound effect on lifestyle especially when they occur in young people. For many years lasers have been used to treat such lesions with a high degree of success. Such procedures are simple to perform and the nature of the laser light allows for a high degree of precision while minimizing side effects. The laser can be used by shining it through the skin (transdermally) to reduce the lesions' appearance. Delivery of the laser energy is simplified by a range of specially designed hand pieces.

Neurosurgery: There are a variety of intercranial tumors which can be treated with the laser. Those most suitable for laser assisted ablation are the benign forms especially the various meningiomas. The laser can also be useful in gaining access to lesions involving the brain stem and for removing acoustic neuromas. The hemostatic properties of the laser, its controllability and the limited collateral effects make the laser highly suitable for neurosurgical applications.

Urology: The laser can be used in the treatment of Benign Prostate Hypertrophy
(BPH) in three different ways. It can be used transurethrally to debulk the prostate by contact tissue removal or by non-contact tissue coagulation. It can also be used to shrink the prostate by interstitial therapy. In addition, the laser can be used to destroy bladder tumors and for a variety of open surgical techniques where its ability to cut and coagulate simultaneously are utilized.

Interstitial Therapy: The laser can be used to treat tumors within normal tissue by thermally destroying them in situ. This technique is applicable to liver metastases, osteoid osteomas and breast tumors. In addition, the laser can be used in a similar way on the nucleus pulposus to cause shrinkage and reduce pressure within the discs of the lower back. This latter technique is called Percutaneous Laser Disc Decompression (PLDD).

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There are numerous processes for the development of products for these potential clinical applications. In general, however, each of them will require extensive preclinical studies, successful clinical trials and cleared pre-market approval applications or 510(k)s before they can generate significant revenues. We currently have no pending regulatory applications or clinical studies. We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. If, we are not able to find appropriate third parties to design and conduct clinical trials, and if we do not have the resources to administer clinical trials in-house, this process may become even more lengthy and expensive. Since we collaborate with third parties, those parties generally maintain certain rights to control aspects of the application development and clinical programs. Our business depends in part on our ability to obtain regulatory approval for expanding applications and uses of our products. Therefore, delays or other related problems may adversely affect our ability to generate future revenues.

We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. In the future, we may not be able to find appropriate third parties to design and conduct clinical trials or we may not have the resources to administer clinical trials in-house. Therefore, this process may become even more lengthy and expensive. Moreover, our collaborative partners have certain rights to control aspects of the application development and clinical programs. As a result, these programs might not be conducted in the manner we currently contemplate. Since our business' success is heavily dependent upon our ability to achieve regulatory approval for the applications and uses of our products, our revenues may be adversely affected by delays or other related problems.

Data already obtained from preclinical studies and clinical trials of our products under development does not necessarily demonstrate that favorable results will be obtained from future preclinical studies and clinical trials. A number of companies in the medical devices industry, as in the pharmaceutical industry, have suffered setbacks in advanced clinical trials, even after promising results in earlier trials.

ORIGINAL EQUIPMENT MANUFACTURING

Our technology and manufacturing capability has attracted original equipment manufacturing (OEM) partners. In the typical original equipment manufacturing relationship, we produce the laser and other products to the original equipment manufacturing customer's specifications, which will then be marketed under the original equipment manufacturing's label. Our most significant original equipment manufacturing relationship is with Olympus in Japan, which is using our technology for surgical and dental applications. Our OEM business represented approximately 5% to 7% of total revenues in 2004 and 2003, respectively, and we expect it to continue to decline as a percentage of sales.

                                  MANUFACTURING

We manufacture our lasers with components and subassemblies that our subcontractors supply. We assemble and test each of our lasers at our Cambridge, England facility. Ensuring adequate inventory, continuous cost reduction and superior product quality are top priorities of our manufacturing operations. To achieve our goals, we work closely with our research and development, sales and marketing teams, and effectively manage a limited number of what we believe to be the most qualified suppliers.

We use a variety of materials, including mechanical, electronic, optical components and subassemblies for the lasers, plus other materials that our customers purchase for direct consumption, such as disposable items sold in kit form and fibers. We construct lasers in the UK using local high-quality supplies for metalwork components and subassemblies. We procure standard off-the-shelf-electronic components primarily from various UK and US suppliers. Because of their complexity, high quality requirements and relatively low volumes, we choose to procure our optical components from only two sources.

Semiconductor laser diodes are used in optical disc drives, optical fiber telecommunications, printers and bar code scanners. No larger than a grain of salt, the diode chip converts electricity into laser light with such efficiency that power consumption and heat generation are reduced. Laser diodes are related to the LEDs used as indicator lights in most electrical devices. While LEDs produce light measured in milliwatts, high power laser diodes each produce several watts of laser light. Because laser diodes are semiconductor components, the products they support have no moving parts, are highly reliable and can be run from a wall socket power supply with only limited requirements to cool the components. The outcome of this miniaturization of laser technology is a portable, lightweight, highly reliable and easy to use laser. Like electronic semiconductors, management believes that semiconductor lasers will increasingly replace most other laser technologies.

To achieve power levels beyond that of a single laser diode, light may be coupled from multiple diodes. This may be achieved by attaching an optical fiber to the end of each diode and "bundling" the fibers together. This entails a number of optical fiber joints inside the laser system to guide and couple the light. Each optical joint reduces the amount of light that passes through the system and each joint also has a finite lifetime that is usually less than the life of the diode. As one optical joint fails, the others come under greater stress and are subject to an increased likelihood of cascade failure. The result is an inefficient optical transfer where power delivered through the working end of the fiber is only a small percentage of the power delivered by the diode.

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The most widely used medical diode laser emits laser energy at 810nm, producing light in the near infra-red portion of the spectrum. At powers of up to 60W and used in conjunction with a flexible optical delivery fiber, this wavelength can be used in various surgical applications to cut, close or vaporize soft tissue. Semiconductor diode chips at 630nm, 635nm, 652nm, 690nm and 730nm wave lengths are also available, permitting an even wider array of medical applications.

We also use a number of different laser diodes for our various products. Diodes for certain of our lasers are also currently single-sourced, although we are exploring available opportunities for dual sourcing. Currently, the majority of these suppliers are located in the U.S., Japan and Europe. In addition, we purchase the fibers contained in our clinical solution kits, and those fibers required to support our FibersDirect.com business, from suppliers in the U.S. Because most of our raw materials and components are available from various sources, we are currently developing qualified backup suppliers for each of these resources.

We currently outsource most of our manufacturing of disposable fibers used in EVLT(R), and other surgical procedures. We own the patent applications for certain EVLT(R) disposable fiber technology and subcontract the manufacturing to a third party. We subcontract the production of EVLT(R) kits of disposable items, consisting principally of a fiber, a sheath used to introduce the fiber into a vein, a guide wire, and a needle used to insert the sheath. Each of these EVLT(R) components is currently purchased from third parties. We purchase disposable fibers used in other surgical procedures directly from third parties.

We are required to manufacture our products to comply with the international standard BS EN ISO 13485:2003 and the FDA's Quality System Regulations, or "QSR." The ISO 13485 and QSR standards detail the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. Our manufacturing facility is subject to periodic audits by regulators who conduct inspections that must be satisfactory for us to maintain ISO approval, and it is also auditable by the FDA. Our failure to maintain compliance with the ISO 13485 and QSR requirements could result in the closure of our manufacturing operations and the recall of our products. If one of our suppliers were not to maintain compliance with our quality requirements, we might have to qualify a new supplier and could experience manufacturing delays as a result. In November 1999, we became certified to manufacture in the United Kingdom and upgraded to BS EN ISO 13485: 2001. In 2002, we underwent an FDA Quality Systems Regulation Inspection and received a satisfactory letter in from the FDA as a result of this inspection. In 2004, we successfully completed an external audit which allowed us to upgrade to BS EN ISO 13485:2003

                               SALES AND MARKETING

In the U.S., we sell, market and distribute our products and services through a direct sales force. Our primary sales focus in the U.S. has been the commercialization of EVLT(R). We initially used independent sales representatives, switching to a direct sales force during the second half of 2002 to better manage the dynamics of selling clinical applications, including lasers and disposable products. We currently employ 19 EVLT(R) sales representatives, two regional sales managers and four clinical specialists, including one training manager, in support of our field sales efforts. We plan to fill one open sales territory. We hired two sales development personnel to focus on VeinViewer(TM) sales and plan to hire one more. We will continue to monitor sales activities and strategies and adjust the number of direct sales representatives, independent sales representatives and distributors to address market needs and opportunities in the future.

Internationally, we sell, market and distribute our products and services through a combination of direct sales representatives and a global network of distributors. We typically commit our distributors to minimum product purchases, and we may terminate our relationships with distributors who do not meet those minimum purchase levels. We have not given our distributors price protection or product return rights. We do not remotely monitor inventory levels of our products once we sell them to distributors, but may obtain that information as needed by our contact with the distributor. We also develop and maintain strategic marketing alliances for international sales and marketing. These alliances exist under agreements with companies such as Olympus Medical Systems Corporation. Each of these agreements relates to certain products and market segments.

We target our marketing efforts to physicians through office visits, trade shows and trade journals, and to consumers through point of service information brochures and our websites, www.evlt.com (which provides information to patients and physicians about EVLT(R)) and www.fibersdirect.com (which provides product and pricing information to prospective customers about our available optical fibers). Our sales philosophy includes establishing strong collaborations with well-known professionals in the industry regarding our technology platforms, compiling substantive clinical data and supporting the publication of peer review articles. With respect to EVLT(R), we believe that we have collected more clinical data regarding our products and their application than any of our competitors in the endovenous laser treatment market.

In November 2000, we formed FibersDirect.com, a U.S. business unit that acts as a direct marketing conduit by providing on-line information for available products and access to our sales staff by e-mail. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers, used in photodynamic therapy cancer treatments, are promoted via FibersDirect.com.

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In 2003, no customer accounted for more than 10% of our revenues, and U.S. sales represented 63% of total revenue. In 2004, no customer accounted for more than 10% of our revenues and approximately 66% of our sales were generated in the U.S. In 2005, no customer accounted for more than 10% of our revenues and approximately 75% of our sales were generated in the U.S. Going forward, we believe that our annual dependence on any individual customer or group of customers should decrease because we expect more of our revenues to be generated from sales of EVLT(R) to individual physician practices and hospitals rather than to large-scale distributors. In addition, we believe that our percentage of sales generated domestically should increase as EVLT(R) market penetration in the U.S. increases.

For the remainder of 2005 and in 2006, we plan to continue to focus on the development and growth of EVLT(R) sales worldwide. We will continue to support the development and approval of new applications for other products, and to continue our research and development efforts aimed at enhancing our products' effectiveness and manufacturing efficiencies.

                                   COMPETITION

The medical device industry is highly competitive and regulated and is subject to rapid and substantial technological change. We compete primarily on the basis of performance, brand name, reputation and price. Developments by others, both public and private, may render our products noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Existing and potential competitors may develop products and clinical solutions that could prove to be more effective, safer or less costly than our products and clinical solutions. Many of these competitors have significantly greater financial and human resources than we do, and have established reputations as well as worldwide distribution channels that are more effective than ours. Such competition involves an intensive search for technological innovations and the ability to market these innovations effectively. The introduction of new products and clinical applications by competitors may result in price reductions, reduced margins, loss of market share and product replacements, even for products protected by patents. There can be no assurance that competitors, many of which may have made substantial investments in competing technologies, would not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. To compete effectively in the marketplace, we require the financial resources to effectively support our activities in research and development, regulatory compliance, quality control, sales and marketing, distribution and technical information and training services.

In the vein treatment market, our competitors include manufacturers and marketers of surgical and radiofrequency devices, and pharmaceutical companies that provide drugs used in sclerotherapy and other vascular diseases. Within the specific endovenous laser treatment market which our EVLT(R) products serve, Biolitec A.G., AngioDynamics, Inc., Vascular Solutions, Inc., New Star Lasers, Inc., d/b/a CoolTouch, Inc. and Dornier MedTech GmbH are our main competitors for surgical diode lasers. AngioDynamics does not manufacture lasers or optical fiber, and we understand it currently has an original equipment manufacturing agreement with Biolitec for these goods. AngioDynamics received FDA clearance for its device in November 2002, approximately 10 months after Diomed, while CoolTouch recently received FDA clearance for its laser treatment of varicose veins on September 30, 2004. Biolitec, Lumenis and Dornier, among others, are our competitors in the general surgical laser market. AngioDynamics, Total Vein Solutions, Inc. and Vascular Solutions, Inc. currently compete with us for sales of kits used in endovenous laser treatment.

We believe that our EVLT(R) system and comprehensive physician management tools are superior to the products offered by our direct competitors. EVLT(R) uses a laser wavelength that has been proven effective in FDA trials and in peer reviewed data. Compared to varicose vein treatments using radiofrequency as offered by our competitor, VNUS Technologies, Inc., Diomed's EVLT(R) treatment is a faster procedure, uses substantially less expensive disposables, has clinically proven results that are superior to the results reported for VNUS and does not have any of the serious complications reported by VNUS. EVLT(R) offers physicians comprehensive practice management tools, including physician training and practice development. Dornier, Biolitec and AngioDynamics offer some practice management assistance, but we believe that, to the extent offered, our competitors' practice management tools are significantly less comprehensive than ours.

In the cancer treatment market, our competitors include manufacturers and marketers of surgical and radiation therapy devices, and all the pharmaceutical companies that provide various drugs used in chemotherapy and immunotherapy. Within the specific photodynamic therapy market, Lumenis, Laserscope and Biolitec are our main competitors. We currently have one FDA-cleared diode laser in the U.S. for photodynamic therapy cancer applications, which is used in conjunction with Axcan Pharma's Photofrin(R) drug for late stage lung and esophagus cancers.

We also face competition from current widespread treatment practices, including surgery, chemotherapy and radiation. Since most photodynamic therapy cancer treatments are still in clinical trials, no long-term safety or efficacy data is available. As a result, cancer patients may be more likely to choose proven traditional forms of treatment.

We expect that our principal methods of competition with other photodynamic therapy support companies will be based upon such factors as:

      - the ease of administration of our partners' photodynamic therapy methodologies;

      - the degree of generalized skin sensitivity to light;

      - the number of required doses;

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      - the safety and efficacy profile;

      - the selectivity of photodynamic therapy drug for the target lesion or tissue of interest;

      - the type and cost of our light systems; and

      - the cost of our partners' drug.

Increased competition could result in:

      - price reductions;

      - lower levels of third-party reimbursements;

      - failure to achieve market acceptance for our photodynamic therapy product line, and loss of market share.

                 PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

We hold U.S. and international patents for inventions endovenous laser treatment of varicose veins, solid state laser diode light source, high power light source, peltier-cooled and medical spacing guide. These patents expire from 2011 to 2019.

In June 2002, the U.S. Patent and Trademark Office issued Patent No. 6,398,777 ("Endovascular laser device and the treatment of varicose veins"). We formerly licensed technology for the EVLT(R) process from one of its inventors, Dr. Robert Min, on a non-exclusive basis, although Dr. Min had agreed not to license the process technology to any third party so long as we complied with our obligations under the agreement. On September 3, 2003, Diomed acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins, in two transactions.

In the first transaction, Diomed purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between Diomed and Dr. Min entered into on July 23, 2003. On September 3, 2003, Diomed paid the purchase price set forth in the Purchase Agreement (consisting of $500,000 in cash and options to purchase 40,000 (as adjusted by the 1:25 reverse split, effective June 17, 2004) shares of our common stock) in exchange for Dr. Min's assignment to Diomed of his interest in the EVLT(R) patent. Diomed has agreed to pay to Dr. Min variable payments based on Diomed's sales of products using the EVLT(R) patent. Dr. Min had previously licensed the EVLT(R) patent to Diomed and had served as a consultant to Diomed. Dr. Min's consulting agreement with Diomed was amended to reflect the changes in the relationship between him and Diomed as a result of Diomed's acquisition of the EVLT(R) patent rights. Dr. Min is expected to continue to act as a consultant to Diomed under the revised consulting agreement.

In the second transaction, Diomed licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between Diomed and Endolaser Associates entered into on July 11, 2003. On September 3, 2003, Diomed paid Endolaser Associates $1.5 million in cash in exchange for the exclusive license granted by Endolaser Associates on behalf of the four inventors who had assigned their interest in the EVLT(R) patent to Endolaser Associates. Diomed is to make additional payments totaling $2.5 million in 10 quarterly installments of $250,000 each, commencing October 1, 2003. Diomed paid all such payments due through October 1, 2005. Diomed has agreed to pay ongoing variable royalties based on Diomed's sales of products subject to the EVLT(R) patent.

Together with Dr. Min and his associate, Dr. Stephen Zimmet, we also invented fiber technology that we use with our EVLT(R) products. Drs. Min and Zimmet assigned to us their rights to a patent application regarding this technology. As of September 30, 2005, this patent application was still pending before the U.S. Patent and Trademark Office. We pay a fee for our sale of fibers incorporating this technology. Doctors Min and Zimmet also provide services to us on an ongoing basis to educate physicians on the use of our EVLT(R) products, and we pay them fees for these services.

We license technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Health Research, Inc. owns this patented technology, and exclusively licenses it to QLT, Inc. In turn, QLT sublicenses it to us on a non-exclusive basis. The sublicense continues until the licensed patent rights expire or the license from Health Research to QLT is terminated, whichever comes first. Health Research may terminate its license to QLT if QLT breaches its obligations under the license and does not cure the breach within 90 days, or if QLT becomes insolvent. QLT may terminate our sublicense if we breach our obligations under the sublicense, such as failing to pay royalties, and do not cure the breach within 90 days, or if we become insolvent.

We have received trademark registrations from the U.S. Patent and Trademark Office for the trademarks "Diomed," "OPTIGUIDE" and "EVLT." We have initiated trademark registrations "Summer Legs" as a trademark and/or service mark, but we have not yet received registrations for this particular mark. We registered various domain names, including diomedinc.com, diomed-lasers.com, fibersdirect.com, fibresdirect.com, summerlegs.com and evlt.com.

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Our proprietary technology includes:

      - a device for scanning laser beams in a pre-defined pattern across the patient's skin;

      - an enclosure for protecting laser diodes and modules;

      - a low cost method for measuring the light from optical fibers of differing geometry (under development);

      - a common platform for laser diodes of different wavelengths;

      - a user interface that is appropriate to the clinical setting;

      - a monolithic optical geometry for implementing the patented technology;

      - a means for driving the laser diodes that provides a wide dynamic range; and

      - a means for efficiently removing heat from the diodes thereby allowing the instrument to operate with standard line power as the only service.

The patent position of medical device companies generally is highly uncertain. Some of the risks and uncertainties include:

      - the patent applications owned by or licensed to us may not result in issued patents;

      - our issued patents may not provide us with proprietary protection or competitive advantages;

      - our issued patents may be infringed upon or designed around by others;

      - our issued patents may be challenged by others and held to be invalid or unenforceable;

      - the patents of others may have a material adverse effect on us; and

      - significant time and funds may be necessary to defend our patents.

We are aware that our competitors and others have been issued patents relating to optical fibers and laser devices. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, in the future our competitors and others may file applications for patents, or otherwise obtain proprietary rights to technology that can be used for such products. These existing or future patents, applications or rights may conflict with our patents or applications. These conflicts could result in a rejection of our or our licensors' patent applications or the invalidation of issued patents, any of which could have a material adverse effect on our ability to focus on the development or marketing of these applications. If conflicts occur, or if we believe that other products may infringe on our proprietary rights, we may pursue litigation or other legal remedies, or may be required to defend against litigation. Indeed, we have sued several competitors to assert our intellectual property rights, and we have been sued by a competitor who has alleged that we infringed its intellectual property rights. Legal proceedings may materially adversely affect our competitive position, and we may not be successful in any such proceeding. Litigation and other proceedings can be expensive and time consuming, regardless of whether we prevail. This can result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales.

We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. These third parties may breach their agreements with us, and we may not have adequate remedies for their breach. Also, competitors may independently learn or discover our trade secrets.
For a discussion of some of the risks and uncertainties related to our intellectual property, see "Risk Factors," above, and for a discussion of current litigation involving our intellectual property, see "Legal Proceedings," below.

                              GOVERNMENT APPROVALS

The FDA and comparable international regulatory bodies regulate our medical device products and their applications.

In the United States, our products are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDC Act, and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a PMA application, under Section 515 of the FDC Act prior to commercialization. Pursuant to the FDC Act, the FDA regulates, among other things, the following aspects of medical devices: product design and development, product testing for safety and efficacy,. product manufacturing, product labeling, product storage, pre-market clearance or approval, product sales and distribution, record keeping, reporting of adverse events and corrective actions, recalls and removals.

In addition, in conjunction with the Federal Trade Commission, the FDA regulates the advertising and promotion of the medical devices in the United States. Failure to comply with the applicable requirements can result in sanctions such as warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and recommendation that we may not be permitted to enter into government contracts.

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Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. will require either prior clearance by the FDA on the basis of what is called a "510(k) application," or a pre-market approval ("PMA") application. The FDA classifies medical devices that are manufactured or sold in the U.S. into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) pre-market notification. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring pre-market approval upon a PMA application submitted by the applicant.

Our laser devices require either 510(k) or pre-market application approval, depending on the clinical application sought. Our devices generally qualify for clearance under 510(k) procedures. To obtain 510(k) clearance, we must submit a pre-market notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 (the date that the FDA called for the submission of PMA applications). The FDA's 510(k) clearance review has recently taken from three to twelve months from the date the application is submitted, but it can take significantly longer.

After a device receives 510(k) clearance, any material changes, major design changes, changes to the safety and efficacy of the product, new claims or indications for use and new technology with no prior history of use in medical devices are subject to a new 510(k) clearance requiring a rigorous demonstration of substantial equivalence to a currently marketed device and or clinical trials. Any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, alternatively, could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or obtain pre-market approval. If the FDA requires us to seek 510(k) clearance or pre-market approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device for the unapproved, or so called "offlabel," use until we obtain this clearance or approval. Also, under these circumstances, we may be subject to significant regulatory fines or penalties. We expect that any additional applications that we may seek for our existing laser products will require pre-market approval. The FDA requires pre-market approval for each specific clinical procedure.

We are the first company to receive FDA clearance for use of lasers and related applications in endovenous laser treatment and first diode laser manufacturer to receive FDA clearance for use of lasers in photodynamic therapy cancer treatments. In January 2002, we received FDA clearance for use of endovenous laser treatment in the U.S., in respect of our EVLT(R) product line, making us the first company to receive FDA clearance for this modality and use. Specifically, the FDA approved our EVLT(R) surgical laser and procedure kit as intended for use in ablation of the greater saphenous vein of the thigh in patients with varicose veins, and the FDA specifically found that the FDA would not require us to submit a pre-market approval application for this use. In December 2002, the FDA granted clearance for the use of EVLT(R) for expanded indications, namely, the use of our D15plus and D30plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. In December 2004, we obtained FDA clearance authorizing the use of our laser and procedure kits for treatment of venous incompetence and reflux of other superficial veins in the lower extremity.

In August 2000, we and Axcan Pharma received regulatory approval for our 630nm laser and OPTIGUIDE(R) fiber, and Axcan Pharma's Photofrin(R) drug used in the cancer treatment for late stage lung and esophageal cancers. In August 2003, Axcan Pharma announced that it received FDA clearance in connection with an application it had made for expanded indications of the use of Photofrin(R) in conjunction with our photodynamic therapy laser products for the treatment of Barrett's Esophagus. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and 2004. We will continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

We are also regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product reports and annual reports, maintain manufacturing, testing and sales records, and report product defects. We must affix various warning labels and install certain protective devices, depending on the class of the product.

Our failure to comply would initially result in a warning letter from FDA informing us of the noncompliance. Action to correct the non-compliance range from a field correction, such as new labeling being sent to existing customers by mail, to a formal recall of the labeling and replacement with compliant material. As compliance with existing regulations is included in our new product development protocol, it is unlikely a non-compliance will occur. Labeling and new product compliance are reviewed at discrete intervals during new product development by regulatory and compliance departments prior to the release of any new products.

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International sales of our products are subject to strict regulatory requirements, which vary substantially from country to country. Our key international markets are the European Union, Japan, Australia, South Korea, Peoples Republic of China and Canada. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

The European Union, which consists of fifteen countries encompassing most of the major countries in Europe, has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive may bear the CE conformity marking indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, may be commercially distributed throughout Europe. ISO 9001 certification is one of the CE Mark certification requirements. In November 1999, our facility was awarded ISO 9001 and EN 46001 certification, thereby allowing us to apply the CE mark to our products and market them throughout the European Union. In September 2001, we were the first company to receive the CE mark of approval for marketing endovenous laser therapy products in Europe.

Outside of the European Union, we must obtain country-by-country approval to import our products. Certain countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices.

                            THIRD-PARTY REIMBURSEMENT

A patient's ability to secure reimbursement for our existing and future products is critical to our success. In the U.S., health care providers generally rely on third-party payors, principally private health insurance plans and Medicare and Medicaid, to reimburse all or part of the cost of procedures in which medical devices are used. However, we cannot assure that EVLT(R) and photodynamic therapy, and future products that we develop in connection with photodynamic therapy, endovenous or other medical and clinical procedures, will be reimbursed, or that the amounts reimbursed to physicians would be adequate.

The current cost reduction orientation of the third-party payor community makes it exceedingly difficult for new medical devices and surgical procedures to obtain reimbursement. Often, it is necessary to convince payors that the new devices or procedures will establish an overall cost savings compared to currently reimbursed devices and procedures. We believe that EVLT(R) may offer an opportunity for payors to reduce the costs of treating varicose vein patients by possibly reducing significantly the number of vein stripping procedures performed. We estimate that the cost of varicose vein treatment using EVLT(R) is approximately 25% of the cost of vein stripping procedures. While we believe that EVLT(R) possesses economic advantages that will be attractive to payors, we cannot assure that they will make reimbursement decisions based upon these advantages.

Reimbursement by third-party payors is often positively influenced by the existence of peer-reviewed publications of safety and efficacy data and recommendations by knowledgeable physicians. With regard to EVLT(R), we currently exceed the competition in the magnitude of clinical data we have compiled, and we are currently the only company to have peer-reviewed articles published in scientific journals addressing endovenous laser treatment. A study, entitled "Endovenous Laser Treatment of Saphenous Vein Reflux: Long-Term Results," was published in the August 2003 issue of the Journal of Vascular and Interventional Radiology. This study shows what we believe to be excellent long-term results for the removal of varicose veins caused by reflux of the greater saphenous vein. The study was co-authored by Dr. Robert Min, Director of Cornell Vascular in New York and Vice-Chairman of Radiology at Weill Medical College of Cornell University. Dr. Min is a consultant to Diomed, and is an inventor of the EVLT(R), who sold his rights to this patented technology to Diomed on September 3, 2003. Dr. Min assists Diomed in physician training and in the development of medical treatments using EVLT(R). For further details of this study, see "Products, Competencies and Market Opportunities--Endovenous Laser Treatment."

Additionally, we believe that our significant investment in proactive reimbursement activities has produced dramatic results in both the number and breadth of insurance carriers willing to provide positive EVLT coverage. The list of private, regional and national insurance providers with positive coverage policies on EVLT(R) has grown significantly, driven in large part by the addition of UnitedHealth Group Inc. UnitedHealthcare has joined other organizations such as Aetna Inc., Cigna Health Care and Humana Inc. along with an extensive list of independent Blue Cross Blue Shield and Medicare (Part B) carriers now providing our growing EVLT(R) patient base with access to broad insurance coverage.

On November 4, 2004, the Center for Medicare and Medicaid Services (CMS) established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including EVLT(R) for varicose veins. The new codes, which are established by the American Medical Association and the CMS, form the basis for Medicare and Medicaid reimbursement across the U.S. and became effective January 1, 2005. Including Medicare/Medicaid reimbursements, as of November 30, 2005, we list over 63 coverage policies representing over 217 million covered lives.

Under the new codes, doctors performing the EVLT(R) procedure in an office or clinic setting are reimbursed an unadjusted base rate of $2,041 for the first vein treated under code #36478; second and additional veins at a base rate of $437 under code #36479. When performed in a hospital setting, the new codes allow for professional (Part B) payments of $364 for the first vein treated and $178 for the second and additional veins, along with applicable hospital facility fees. These base rates are adjusted for regional cost differences.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis or a region-by-region basis. In addition, reimbursement systems in international markets may include both private and government-sponsored insurance. We cannot be certain that we will be able to continue to obtain such approvals in a timely manner, if at all. If we fail to receive acceptable levels of international reimbursement approvals, market acceptance of our products in those countries is likely to be adversely affected.

Nevertheless, the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a medical device company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the U.S., we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may have a material adverse effect on our revenues and profitability, and may affect our ability to raise additional capital.

In addition, cost control initiatives could adversely affect our business in a number of ways, including:

      - decreasing the price we, or any of our partners or licensees, receive for any of our products;

      - preventing the recovery of development costs, which could be substantial; and

      - limiting profit margins.

                               NUMBER OF EMPLOYEES

As of December 1, 2005, we employed a total of 88 full-time employees, 43 of whom are based in the U.S. and 45 of whom are based at Diomed Ltd., our wholly-owned subsidiary in Cambridge, England, where manufacturing and certain international sales are conducted. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union. We believe our employee relations are good.

                                LEGAL PROCEEDINGS

MISAPPROPRIATION LITIGATION VS. VASCULAR SOLUTIONS

On December 12, 2003, we filed a lawsuit in the United States District Court for the District of Massachusetts seeking injunctive and other relief against Vascular Solutions, Inc. and one of its executives. We allege, among other things, that Vascular Solutions and the executive misappropriated our trade secrets and then improperly used that information to develop and market laser accessory products. We also seek to redress what we allege to be the willful and deceptive manner in which Vascular Solutions has been marketing its laser accessory products by, among other things:

      - infringing our registered EVLT(R) mark, including by Vascular Solutions' use of the mark "ELT;"

      - marketing Vascular Solutions' products in a way designed to confuse consumers as to the source and origin of its products;

      - making false and defamatory statements about us and our products;

      - tortiously interfering with our existing and prospective customer relationships; and

      - tortiously interfering with agreements previously entered into by the executive and us that prohibit the executive from disclosing our confidential information to Vascular Solutions or any other third party.

On June 16, 2004, Vascular Solutions and the other the defendant answered the complaint, and filed a counterclaim for invalidity of the EVLT(R) trademark. On July 13, 2005 the Court heard oral argument on Vascular Solutions' motion for summary judgment on all claims. Vascular Solutions conceded that it would stipulate to desist from any further use of the mark ELT, which Diomed alleged infringes Diomed's federally-registered EVLT(R) trademark. Vascular Solutions further stipulated that it would desist from any further dissemination of the defamatory statements alleged in Diomed's complaint.

'777 PATENT LITIGATION

On March 4, 2004, we filed a second lawsuit against Vascular Solutions in the United States District Court for the District of Massachusetts seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 (the "'777 patent") covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line, the exclusive rights to which we acquired on September 3, 2003.

On April 28, 2004, Vascular Solutions answered the complaint and filed a counterclaim for declaratory judgment that the '777 patent is invalid and not infringed. Vascular Solutions amended its answer and counterclaims to further allege patent unenforceability. In addition, Vascular Solutions moved to bifurcate the damages and willful infringement aspects of this case. We opposed this motion and on June 28, 2005 the court denied Vascular Solutions' motion.

We are now completing the discovery phase of this litigation. For purposes of efficiency, this case has been consolidated with another case for pretrial purposes as discussed below.

On January 6, 2004, we filed a lawsuit in the United States District Court for the District of Massachusetts against AngioDynamics, Inc. seeking injunctive relief and damages for infringement of the '777 patent. AngioDynamics has generally denied our allegations and has sought a declaratory judgment of invalidity of the '777 patent. AngioDynamics has also added certain counterclaims against us, including antitrust violations, patent misuse and other allegations, all arising from our obtaining and seeking to enforce the '777 patent. The court has bifurcated the case, so that those counterclaims will not be litigated until we resolve our patent infringement claims against AngioDynamics. At the parties' joint request, however, our patent cases involving AngioDynamics and Vascular Solutions have been consolidated by the court for pretrial purposes. We are now completing the discovery phase of this litigation.

On April 12, 2005, the Court issued a claim construction ruling, which interprets certain claim language in the '777 patent. We believe that the evidence we have developed to date in the course of these lawsuits if admitted and fully credited will show that AngioDynamics and Vascular Solutions are infringing our patent as it has now been interpreted by the Court.

On April 2, 2004, we filed a lawsuit in the United States District Court for the District of Massachusetts against Total Vein Solutions, LLC, seeking injunctive relief and damages for infringement of the '777 patent covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line. On May 21, 2004, Total Vein Solutions answered the complaint, generally denying our allegations and counterclaiming for declaratory judgment of non-infringement and invalidity of the EVLT(R) patent. We are in the discovery phase of this litigation.

On October 14, 2004, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts against New Star Lasers, Inc., d/b/a Cooltouch, Inc., seeking injunctive relief and damages for infringement of the '777 patent covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line. On December 3, 2004, CoolTouch answered the complaint, generally denying our allegations and counterclaiming for declaratory judgment of non-infringement and invalidity of the EVLT(R) patent. We are now proceeding with the discovery phase of this litigation.

VNUS TECHNOLOGIES LITIGATION

On July 21, 2005, a lawsuit was filed against us in the United States District Court for the Northern District of California by VNUS Medical Technologies, Inc., alleging infringement of U.S. patents Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433. The complaint was served on us on July 27, 2005. On September 15, 2005, we filed an answer denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed and that they are all invalid. On October 12, 2005, VNUS served an amended complaint adding two additional parties, AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. On October 31, 2005, we filed an answer to the First Amended Complaint, again denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid and that two of VNUS' patents are unenforceable for inequitable conduct. An initial scheduling conference for the case has been set for December 2, 2005. We intend to continue defending this case.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION OR PLAN OF OPERATION



You should read the following discussion of our financial condition and results of operations together with the audited consolidated financial statements and notes to the financial statements at December 31, 2004 and the unaudited financial statements and notes thereto, all of which are included elsewhere in this prospectus.

This section contains forward-looking statements which involve known and unknown risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. We refer you to the "Risk Factors" on pages 6 through 18 of this prospectus for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to the commercialization of our current and future products and applications, and risks relating to our common stock and its market value.

In view of our relatively limited operating history, we have limited experience forecasting our revenues and operating costs. Therefore, we believe that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. To date, the Company has incurred substantial costs to create or acquire our products. As of June 30, 2005, we had an accumulated deficit of approximately $76 million, including $17.4 million in non-cash interest expense. We may continue to incur operating losses due to spending on research and development programs, clinical trials, regulatory activities, and sales, marketing and administrative activities. This spending may not correspond with any meaningful increases in revenues in the near term, if at all. As such, these costs may result in losses until such time as the Company generates sufficient revenue to offset such costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto included in this prospectus.

                                    OVERVIEW

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focus on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing our clinical solutions, we use proprietary technology and aim to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others and developing and offering innovative practice enhancement programs, including physician training and promotional materials. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), we provide our customers with state-of-the-art physician training and practice development support.

In 2001, we pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. In January 2002, we were the first company to receive FDA clearance for endovenous laser treatment of the greater saphenous vein. In December 2004, we received FDA clearance to expand the application of EVLT(R) to other superficial veins in the lower extremities.

EVLT(R) was a primary source of revenue in 2004, and will continue to be our primary source of revenue in 2005. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its relative short recovery period, immediate return to the patient's normal routine barring vigorous physical activities, reduced pain and minimal scarring, and reduced costs compared to other treatments for varicose veins. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training and customized marketing programs, to assist office-based and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, favorable peer reviews, and comparatively larger and longer follow-up data reports provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products.

We expect that as the number of EVLT(R) procedures increases, so will our sales of associated disposable items. We believe that the U.S. represents the single largest market for EVLT(R). We target our sales and marketing efforts at hospitals, private physician practices and clinics and focus on specialists in vascular surgery, interventional-radiology, general surgery, phlebology, interventional cardiology, gynecology and dermatology.

We primarily utilize a direct sales force to market our products in the United States and a network of more than 30 distributors to market our products abroad. In August 2005, we entered into a three year agreement with Luminetx, Inc. to acquire exclusive distribution rights to the VeinViewer(TM) Imaging System for the sclerotherapy, phlebectomy and varicose vein treatment markets in the United States and United Kingdom. In June 2005, we entered into an exclusive distribution agreement with Colorado-based Med1 Online, Inc., a leading online distributor of capital medical equipment in the United States. Under the terms of the three-year renewable distribution agreement, Med1Online acquired exclusive distribution rights to market our EVLT(R) product line to the OB/GYN and plastic surgery physician market segments in the United States. We currently employ 19 EVLT(R) sales representatives, two regional sales managers and a vice president of North American sales. We plan to fill one open sales territory. We hired two sales development personnel to focus on VeinViewer(TM) sales and plan to hire one more. Additionally, our current clinical support organization employs four clinical specialists, including one training manager, who support our field sales efforts. These clinical specialists assist in physician training and post-sales support, freeing our sales representatives to focus on new sales opportunities.

We have developed and maintain a website - www.EVLT.com - to assist both patients and physicians. EVLT.com provides patients with education about treatment options and benefits of EVLT(R) and provides physicians with education about the EVLT(R) procedure. At www.EVLT.com, patients can also locate the nearest physician performing EVLT(R) by inputting their city and state. We also maintain a corporate website - www.diomedinc.com - which includes information about the Company and our physician support initiatives, among other things.

Although we have continued to focus on the development and growth of EVLT(R) sales both domestically and internationally, we will continue to support the development and approval of new applications for PDT products and the development of enhancements to our products in order to further improve their quality, effectiveness and manufacturability. Our management team focuses on developing and marketing solutions that address serious medical problems that have significant markets. Our determinations are based upon the number of procedures that may be conducted in a market and projections of the associated revenue. Currently, EVLT(R) applications fall within this guideline, and we believe that photodynamic therapy may have the potential to do so at some time in the future. However, EVLT(R), and not PDT, is the emphasis of our current business plan.

                              RESULTS OF OPERATIONS


              THREE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE
                      THREE MONTHS ENDED SEPTEMBER 30, 2004

REVENUE

Diomed delivered revenue for the three months ended September 30, 2005 of $4,583,000, increasing approximately $1,306,000, or 40%, from $3,276,000 for the three months ended September 30, 2004. Revenue from the EVLT(R) product line increased 56% over the three months ended September 30, 2004, including North America EVLT(R) growth of 82%, demonstrating the continued and growing acceptance of EVLT(R) by the medical community and patients alike.

For the three months ended September 30, 2005, approximately $2,194,000, or 48%, of our total revenue was derived from laser sales, as compared to approximately $1,878,000, or 57%, in the three months ended September 30, 2004. In the three months ended September 30, 2005, approximately $2,389,000, or 52%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $1,398,000, or 43%, in the same period in 2004. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      - increased penetration of EVLT(R) in the market for treating varicose veins by minimally invasive means,

      - the compounding impact of the recurring revenue stream from disposable product sales to both new and existing customers,

      - the impact of new sales management and development of our sales team, and

      - the impact of increased acceptance of the EVLT(R) procedure by the medical community and expanded reimbursement coverage by health care insurers, including the establishment of reimbursement codes for EVLT(R) by the American Medical Association and the Center for Medicare and Medicaid Services, effective January 1, 2005.

Revenues for the period ended September 30, 2005 were negatively impacted by Hurricanes Katrina and Rita, which we believe resulted in the deferral of three to five EVLT(R) laser sales (representing revenues of between approximately $100,000 to $150,000) in the affected regions. We expect that we will complete these sales in future periods.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the three months ended September 30, 2005 was $2,512,000, increasing approximately $552,000, or 28%, from $1,959,000 for the three months ended September 30, 2004. The increase in cost of revenue in 2005 was driven by the corresponding increase in the number of lasers and disposable products sold, offset, on a percentage of sales basis, by the leverage of fixed manufacturing costs across a greater number of units, and improved material costs. Cost of revenue, as a percentage of sales, decreased from 60% to 55% on a year-to-year basis.

Gross profit for the three months ended September 30, 2005 was $2,071,000, increasing approximately $754,000 from $1,317,000 from the three months ended September 30, 2004. On a percent-of-sales-basis, the gross margin increased from 40% to 45%. The increase in gross profit in the third quarter of 2005 was driven by fixed cost leverage of the incremental sales volume as well as improvements in material costs. The Company believes that in the future, gross profit as a percentage of sales may reach 60%, assuming increases in sales volume that may occur after completion of the `777 patent litigation.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT EXPENSES for the three months ended September 30, 2005 were $404,000, a decrease of $50,000, or 11%, from the three months ended September 30, 2004. R&D expenditures are expected to remain at this level as we continue to drive product functionality, cost improvements, and other enhancements.

SELLING AND MARKETING EXPENSES for the three months ended September 30, 2005 were $2,081,000, an increase of $372,000, or 22%, over 2004, but decreased $225,000, or 10%, from the second quarter of 2005. The increase from three months ended September 30, 2004 was driven by higher sales commissions of $112,000 resulting from the increased sales volume, and increased sales and marketing expenditures in support of the sales efforts to drive the growing commercialization of EVLT(R). Sales and marketing expenditures are expected to increase with corresponding increases in revenue to support the continued commercialization of EVLT(R).

GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended September 30, 2005 were $1,812,000, an increase of $99,000, or 6%, from the same period in 2004, but decreased $281,000, or 13%, from the second quarter of 2005. The increase from the three months ended September 30, 2004 was primarily attributable to incremental legal fees of $224,000, which totaled $718,000 for the quarter, as well as Sarbanes-Oxley compliance costs of $106,000, offset by other administrative cost savings. Legal expenses included $676,000 for the continuing cost of patent litigation we commenced during 2004 against four competitors and the theft of trade secrets litigation we initiated in the fourth quarter of 2003. We expect general and administrative costs to decrease to a more normalized run rate in the fourth quarter after the discovery phase of the `777 patent litigation is completed.

LOSS FROM OPERATIONS

Loss from operations for the three months ended September 30, 2005 was $2,225,000, a decrease of approximately $333,000 from the three months ended September 30, 2004, as incremental gross profit from an increased revenue base offset the increase in legal costs related to our patent litigation.

NET LOSS

Net loss for the three months ended September 30, 2005 was $2,359,000 compared to $2,573,000 for the third quarter of 2004. As a result of the relevant accounting for the preferred stock and warrants issued in the private placement financing completed on September 30, 2005, on an ongoing basis, the Company has valued the 1,800,000 warrants using the Black-Scholes model and any subsequent changes in the fair value will be included as Non-Cash Interest Expense for as long as the warrants are outstanding.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders was $3,122,000, or $0.16 per share, for the three months ended September 30, 2005 compared to $2,573,000, or $0.18 per share, for the three months ended September 30, 2004. For the three months ended September 30, 2005, net loss applicable to common stockholders includes non-cash charges of $763,000 in dividends accreted on preferred stock as a result of a beneficial conversion feature and the fair value adjustment to present preferred stock at its exchangeable value related to the September 30, 2005 Private Placement. The Company will pay cash dividends to holders of the preferred stock on an ongoing basis at 6% for the first 18 months, 10% for months 19 to 24, and 15% thereafter for as long as the preferred stock is outstanding. In addition, because the dividend percentage is considered below market for accounting purposes, the Company will record an incremental non-cash dividend as an increase to the carrying value of the preferred stock to reflect an effective interest rate of 16.5%.

     NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2004

REVENUE

Diomed delivered revenue for the nine months ended September 30, 2005 of $13,488,000, increasing approximately $4,079,000, or 43%, from $9,409,000 for the nine months ended September 30, 2004. Revenue from the EVLT(R) product line increased 69% over the nine months ended September 30, 2004. North America EVLT(R) sales increased 87% including 96% growth in procedure products revenue.

For the nine months ended September 30, 2005, approximately $6,763,000, or 50%, of our total revenue was derived from laser sales, as compared to approximately $5,537,000, or 59%, in the nine months ended September 30, 2004. In the nine months ended September 30, 2005, approximately $6,726,000, or 50%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $3,872,000, or 41%, in the nine months ended September 30, 2004. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      - increased penetration of EVLT(R) in the market for treating varicose veins by minimally invasive means,

      - the compounding impact of the recurring revenue stream from disposable product sales to both new and existing customers,

      - the impact of new sales management and development of our sales team, and

      - the impact of increased acceptance of the EVLT(R) procedure by the medical community and expanded reimbursement coverage by health care insurers, including the establishment of reimbursement codes for EVLT(R) by the American Medical Association and the Center for Medicare and Medicaid Services, effective January 1, 2005.

Revenues for the period ended September 30, 2005 were negatively impacted by Hurricanes Katrina and Rita, which we believe resulted in the deferral of three to five EVLT(R) laser sales (representing revenues of between approximately $100,000 to $150,000) in the affected regions. We expect that we will complete these sales in future periods.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the nine months ended September 30, 2005 was $7,325,000, increasing approximately $1,503,000, or 26%, from $5,822,000 for the same period in 2004. The increase in cost of revenue in 2005 was driven by the corresponding increase in the number of lasers and disposable products sold, offset, on a percentage of sales basis, by the leverage of fixed manufacturing costs across a greater number of units and improved materials costs. Cost of revenue, as a percentage of sales, decreased from 62% to 54% on a year-to-year basis.

Gross profit for the nine months ended September 30, 2005 was $6,163,000, increasing approximately $2,576,000 from $3,587,000 for the same period in 2004. On a percent-of-sales-basis, the gross margin increased from 38% to 46%. The increase in gross profit was driven by fixed cost leverage of the incremental sales volume as well as improvements in material costs. The Company believes that in the future gross profit as a percentage of sales may reach 60%, assuming increases in sales volume that may occur after completion of the `777 patent litigation.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT EXPENSES for the nine months ended September 30, 2005 were $1,151,000, an increase of $28,000, or 2%, from the same period in 2004. R&D expenditures are expected to remain at this level as we continue to drive product functionality, cost improvements, and other enhancements.

SELLING AND MARKETING EXPENSES for the nine months ended September 30, 2005 were $6,694,000, an increase of $1,828,000, or 38%, over 2004. The increase was driven by a significant expansion in the size of the sales force, higher sales commissions of $300,000 resulting from the increased sales volume, and increased sales and marketing expenditures in support of the sales efforts to drive the growing commercialization of EVLT(R).

GENERAL AND ADMINISTRATIVE EXPENSES for the nine months ended September 30, 2005 were $5,476,000, an increase of $954,000, or 21%, from the same period in 2004. The increase was primarily attributable to incremental legal fees of $635,000, as well as Sarbanes-Oxley compliance of $182,000 and other administrative costs. Legal expenses included the continuing cost of patent litigation against four competitors commenced during 2004.

LOSS FROM OPERATIONS

Loss from operations for the nine months ended September 30, 2005 was $7,157,000, an increase of approximately $233,000 from the same period in 2004, as incremental gross profit from an increased revenue base was primarily offset by increased legal costs related to our patent litigation.

INTEREST EXPENSE, NET

Interest expense for the nine months ended September 30, 2005 was $1,691,000, compared to $37,000 for the same period in 2004. Interest expense in the nine months ended September 30, 2005 included non-cash charges totaling $1,503,000 related to the amortization and acceleration of the debt discount related to the first quarter 2005 conversion of $3,288,000 in debt issued in the September 28, 2004 equity and debt financing. As a result of the relevant accounting for the preferred stock and warrants issued in the private placement financing completed on September 30, 2005, on an ongoing basis, the Company has valued the 1,800,000 warrants using the Black-Scholes model and any subsequent changes in the fair value will be included as Non-Cash Interest Expense for as long as the warrants are outstanding.

NET LOSS

Net loss for the nine months ended September 30, 2005 was $8,847,000 compared to $6,961,000 for the same period 2004. The expansion of Diomed's sales and marketing efforts during the year drove incremental revenue, which was offset by the increased legal costs and $1,503,000 in non-cash interest expense arising from the amortization and acceleration of debt discount from the conversion of $3,288,000 in debt in the first quarter 2005.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders for the nine months ended September 30, 2005 was $9,610,000, or $0.50 per share, compared to $6,961,000, or $0.50 per share, for the same period 2004. For the nine month period ended September 30, 2005, net loss applicable to common stockholders includes non-cash charges of $763,000 in dividends accreted on preferred stock as a result of a beneficial conversion feature and the fair value adjustment to present preferred stock at its exchangeable value related to the September 30, 2005 private placement. The Company will pay cash dividends to holders of the preferred stock on an ongoing basis at 6% for the first 18 months, 10% for months 19 to 24, and 15% thereafter for as long as the preferred stock is outstanding. In addition, because the dividend percentage is considered below market for accounting purposes, the Company will record an incremental non-cash dividend as an increase to the carrying value of the preferred stock to reflect an effective interest rate of 16.5%.

             FISCAL YEAR ENDED DECEMBER 31, 2004 COMPARED TO FISCAL
                          YEAR ENDED DECEMBER 31, 2003


REVENUE

Diomed delivered revenues for the year ended December 31, 2004 of $13,385,000, increasing approximately $4,186,000, or 46%, from $9,199,000 for the year ended December 31, 2003. Revenue from EVLT(R) disposable procedure kits increased 100%, demonstrating the continued and growing acceptance of EVLT(R) by the medical community and patients alike.

In 2004, approximately $7,838,000, or 59%, of our total revenues, were derived from laser sales, as compared to approximately $5,726,000, or 62%, in 2003. In 2004, approximately $5,546,000, or 41%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $3,473,000, or 38% in 2003. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      - increased penetration in the EVLT(R) market,

      - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers,

      - the impact of new sales management and development of our sales team, and

      - the impact of increased acceptance of the EVLT(R) procedure and expanded reimbursement coverage by health care insurers, including the recent establishment of reimbursement codes for EVLT(R) by the American Medical Association and the Center for Medicare and Medicaid Services.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the year ended December 31, 2004 was $7,920,000, increasing approximately $2,047,000, or 35%, from $5,873,000 for the year ended December 31, 2003. Cost of revenue, as a percentage of sales, decreased from 64% to 59% on a year-to-year basis.

The increase in cost of revenue in 2004 was driven by:

      - the corresponding increase in the number of lasers and disposable products sold, offset, on a percentage of sales basis, by the leverage of fixed manufacturing costs across a greater number of units,

      - improved materials costs, partially offset by foreign exchange impact, and

      - full year impact of royalties and amortization of the intangible asset from the EVLT(R) patent acquisition completed in September 2003.

Gross profit for the year ended December 31, 2004 was $5,464,000, increasing approximately $2,139,000 from $3,325,000 for the year ended December 31, 2003. On a percent-of-sales-basis, the gross margin increased from 36% to 41%. The increase in gross profit in 2004 was driven by incremental sales volume, as well as improvements in material costs.

OPERATING EXPENSES

Research and development expenses for the year ended December 31, 2004 increased by 99% to $1,695,000 from $850,000 from the year ended December 31, 2003. This increase was largely due to our increased focus on improving the feature-function and manufacturability of our lasers and disposable kits when compared to 2003 operations, which were affected by cash constraints prior to the equity financing we completed in the fourth quarter of 2003. We expect that research and development spending will remain at this elevated level, as we continue to focus on product cost reductions and improvements in the feature-function of our products.

Selling and marketing expenses for the year ended December 31, 2004 were $7,161,000, increasing approximately $3,105,000, or 77%, from $4,056,000 for the year ended December 31, 2003. The increase was primarily driven by personnel costs of $1,800,000, caused by a doubling in the size of the sales force, higher sales commissions resulting from increased sales volume, restructuring of the sales field leadership and sales field organization including sales leadership termination payments and recruiting costs and increased marketing expenditures of $750,000, primarily for trade shows and advertising in support of the sales efforts to drive the growing commercialization of EVLT(R). In 2005, we anticipate increased expenses resulting from the larger sales organization, increased commissions due to volume, and increased spending levels in marketing programs to support the continued growth in commercialization of EVLT(R).

General and administrative expenses for the year ended December 31, 2004 were $6,422,000 increasing approximately $2,022,000, or 46%, from $4,400,000 for the year ended December 31, 2003. The increase was primarily attributable to incremental legal fees of $1,200,000, as well as sales volume-based product liability insurance costs and infrastructure enhancements. Legal costs included the cost of patent infringement litigation against AngioDynamics, Vascular Solutions, Total Vein Solutions, and CoolTouch, as well as continuing costs of litigation against Vascular Solutions in trade secrets suit litigation commenced by the Company in the fourth quarter of 2003. In 2005, we anticipate general and administrative expenses to remain at this elevated level as we continue to incur legal fees in connection with the intellectual property infringement actions lawsuits we filed against AngioDynamics, Vascular Solutions, Total Vein Solutions and New Star Lasers (a/k/a Cool Touch).

LOSS FROM OPERATIONS

As a result of the factors outlined above, the loss from operations for the year ended December 31, 2004 was $9,813,000, increasing approximately $3,833,000, or 64%, from $5,980,000 for the year ended December 31, 2003, as increasing costs were partially offset by increased operating revenue.

INTEREST EXPENSE, NET

Interest expense for the year ended December 31, 2004 was $264,000, compared to $13,902,000 for the year ended December 31, 2003, and included $109,000 in non-cash charges for debt discounts, the beneficial conversion feature and debt financing costs related to the October 2004 equity and convertible debt financing. Interest expense will continue to increase in 2005 as a result of the amortization of these items, acceleration of deferred financing and discount due to conversion of convertible debt after year-end and due to the actual interest accrued on the debt. Interest expenses for 2003 included $12,894,000 in non-cash charges for debt discounts, the beneficial conversion feature and debt financing costs related to our financing activities during 2003. Cash-based interest expense in 2003, in the amount of $1,008,000, included $783,000 in amortization of debt financing costs and $132,000 in interest expense on notes related to our December 2002 debt financing. These charges did not continue in 2004, as the December 2002 notes were fully repaid in September, 2003, and notes we issued during 2003 (including all accrued interest thereon) were fully converted into common stock in November 2003. In addition, 2003 interest expense included $72,000 related to the $936,000 promissory note we owed to Axcan Pharma, which we paid on January 2, 2004, in accordance with the terms under the note.

INCOME TAXES

For the years ended December 31, 2004 and 2003, we included no provision for foreign, federal or state income taxes, as we incurred net operating losses.

NET LOSS

As a result of the above, the net loss (adjusted for the 1:25 reverse split that we implemented effectively June 17, 2004) applicable to common stockholders for the year ended December 31, 2004 was $10,077,000, or $0.68 per share, compared to a net loss of $19,881,000, or $8.99 per share, in the year ended December 31, 2003. The 2003 net loss included $12,894,000 in non-cash interest expense arising from debt discounts and the beneficial conversion feature related to the bridge financings in December 2002 through September 2003.

                         LIQUIDITY AND CAPITAL RESOURCES

                                     SUMMARY


Since our inception through September 30, 2005, we had an accumulated deficit of approximately $78 million, including $17.5 million in non-cash interest expense. We may continue to incur operating losses due to spending on research and development programs, legal fees in support of our intellectual property rights, clinical trials, regulatory activities, sales, marketing and administrative activities. This spending may not correspond with any meaningful increases in revenues in the near term, if at all. As such, these costs may result in losses until such time as we generate sufficient revenue to offset such costs. We have financed our operations primarily through private placements of common stock and preferred stock, private placements of convertible notes and short term notes and through credit arrangements.


               TRANSACTIONS IN 2005

The following summarizes our capital financing transactions during 2005:

EXERCISE OF WARRANTS


During the nine month period ended September 30, 2005, holders of warrants exercised their warrants to purchase 192,811 shares of common stock. The average price per share for the warrants exercised during this period was $2.10. We received proceeds from the exercise of these warrants because the holders did not elect to use their "cashless exercise" rights, however, in the future, warrant holders may exercise warrants using the cashless exercise option, in which case we will not receive cash proceeds from the exercise of warrants, although we will issue fewer shares than the number of warrant shares being exercised, at a rate determined by the applicable cashless exercise formula.


ISSUANCE OF WARRANTS TO LUMINETX CORPORATION

In connection with our distribution agreement we entered into with Luminetx Corporation pursuant to which we shall act as distributor of Luminetx's VeinViewer(TM) system , on August 5, 2005, we issued to Luminetx warrants to purchase up to 600,000 shares of our common stock. The warrants have an exercise price of $2.90 per share, become exercisable when the underlying shares are listed with the American Stock Exchange and cease to be exercisable on the earlier of five years from full vesting, August 5, 2011 and the date of termination of the distribution agreement. Fifty percent of the warrants were immediately exercisable when issued (subject to prior listing of the underlying shares with the AMEX), and the remainder of the warrants will become exercisable when both (i) Luminetx has produced at least 100 units of the VeinViewer(TM) system and (ii) we have accepted delivery of at least 25 units of the VeinViewer(TM) system.

PRIVATE PLACEMENT FINANCING COMPLETED SEPTEMBER
30, 2005

On September 30, 2005, we entered into and completed a financing transaction pursuant to which we issued and sold 4 million shares of preferred stock at a purchase price of $2.50 per share. We also issued to the investors warrants to purchase an aggregate of 1.6 million shares of common stock, at an exercise price of $2.50 per share (subject to antidilution adjustments). In addition to the warrants we issued to the investors, we also issued warrants to purchase up to an aggregate of 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived them.

We received aggregate gross proceeds of $10 million from the sale of these securities (approximately $9.5 million net of financing costs, not including legal fees or registration expenses). We are using the proceeds of the September 2005 financing for our general working capital purposes. We agreed with the investors that we would not use these proceeds to (i) increase director or executive compensation or make any loan or other advance to any officer, employee, director, stockholder or other affiliate, in each case without prior board approval, (ii) pay dividends (except on the preferred stock), (iii) purchase debt or equity securities, including redeeming our own securities (other than the preferred stock), (iv) make investments not directly related to our current business or (v) repay debt (other than trade payables in the ordinary course of our business).

The following summarizes the principal terms of the transaction:

Preferred Stock

We entered into a share exchange agreement with the investors who purchased preferred stock, pursuant to which the investors may exchange shares of preferred stock for shares of common stock. Each share of preferred stock may be exchanged for that number of shares of common stock that equals the issue price of the preferred stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

The antidilution adjustment provides that if we sell common stock (or the right to acquire common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the amount paid for the shares of common stock, subject to a floor of $2.17, unless the stockholders of the Company approve the elimination of the floor price. We agreed to propose to our stockholders that the floor price be eliminated. If the stockholders approve this proposal and we make a dilutive issuance, then the exchange rate for the preferred stock may be decreased, first to the $2.17 floor price, then to the price determined by a weighted average formula set forth in the exchange agreement.

We agreed to pay liquidated damages to the investors if we fail to comply with an investor's request to exchange preferred stock for common stock, if the registration statement covering the common stock underlying the preferred stock and the warrants is not declared effective by the Commission within 120 days of the September 30, 2005 closing date (or, after being declared effective by the Commission, is unavailable to the investors for the resale of their common stock) or if the common stock is suspended from trading or is not listed on an exchange. The liquidated damages in each case will be equal to 3% per month of the aggregate purchase price paid by investors for the preferred stock.

If certain redemption events set forth in the exchange agreement occur, the investors have the right to redeem their shares of preferred stock for cash at a 20% redemption premium over the issue price. These events include those events entitling the investors to receive liquidated damages if not remedied during applicable cure periods, as well as the failure to remove restrictive legends upon an investor's request when permitted under applicable law, our announcement that we intend not to issue common stock in exchange for preferred stock, bankruptcy events, a default under indebtedness of the Company or one of our material agreements or a concentration of ownership of the Company's capital stock of 35% which continues for 30 days. After five years, we also have the right to redeem the preferred stock at a 20% premium over the issue price.

The holders of outstanding shares of preferred stock are entitled to cumulative annual dividends at the rate of: (i) 6%, for the first 18 months following the initial sale of preferred stock, (ii) 10% from the 19th through the 24th month following the initial sale and (iii) 15% after the 24th month following the initial sale. The dividends shall accrue from day-to-day on each share of preferred stock, whether or not earned or declared, and shall accrue until paid. We may pay the dividends with either cash or, if certain conditions are met, shares of common stock, valued at the volume weighted average price for the ten-day period immediately prior to the dividend payment date. The dividends will not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25 (subject to adjustment for stock splits, stock dividends and similar events). The conditions which must be met for either the payment of dividends in the form of common stock or the suspension of dividend accrual are that, if certain conditions are met, the shares of common stock for which the preferred stock may be exchanged under the exchange agreement (in the case of suspension of dividends) or which may be issued as dividends (in the case of payment of dividends in the form of common stock) are subject to an effective registration statement, the shares of common stock for which the preferred stock may be exchanged and the common stock underlying warrants is authorized and reserved for issuance and listed on a trading market, none of the events giving rise to an investor's right to redeem the preferred stock under the exchange agreement shall have occurred and not been cured and we do not owe the investors more than $15,000, in the aggregate, under the transaction documents for the private placement financing.

Each holder of preferred stock is entitled to one vote per share of issued and outstanding preferred stock owned by such holder on the record date for the determination of stockholders entitled to vote, and the holders of the preferred stock and the common stock shall vote together as a single class (except where the Delaware General Corporation Law provides that a separate vote of the holders of preferred stock is required for approval of certain matters, in which case a majority of the shares of preferred stock outstanding shall be required for approval).

The preferred stock is preferred over the common stock, and any class or series of capital stock that our board of directors may create in the future, as to the assets of the Company available for distribution to the stockholders in the event of the liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another entity that results in either the stockholders of the Company having less than 50% of the outstanding voting securities of the successor company in the merger or combination transaction or the members of the board of directors of the Company constituting 50% or less than the members of the board of directors of the successor company in the merger. Upon the occurrence of one of the transactions listed above, the holders of preferred stock are to receive, before any distribution or payment is made to any holders of common stock, the greater of: (i) $3.00 per share of preferred stock, plus all accrued and unpaid dividends thereon, and (ii) such amount per share of preferred stock that would have been payable had each share of preferred stock been tendered in exchange for common stock immediately prior to the transaction.

Warrants

The warrants are exercisable for five years from the date of listing of the underlying shares of common stock with the AMEX at an exercise price of $2.50 per share, subject to reduction in the case of dilutive issuances. The antidilution adjustment provides that if we sell common stock (or the rights to acquire common stock) for a price lower than the then-current exercise price, the exercise price will be reduced to the amount paid for the shares of common stock we issued at such lower price, subject to a floor of $2.12, unless the stockholders of the Company approve the elimination of the floor price. We agreed to propose to its stockholders that the floor price be eliminated. If the stockholders approve this proposal and we make a dilutive issuance, then the exercise price of the warrants may be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance. If the exercise price of the warrants is so adjusted, then there will concurrently be an adjustment to the number of shares for which the warrant will be exercisable, by dividing the product of the former exercise price multiplied by the number of shares underlying the warrant by the adjusted exercise price.

The holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to us upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B)(X)] by (A), where;


              A = the VWAP (as defined in the warrant agreement) on the date of exercise;


              B = the then-current exercise price of the warrant; and

              X = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise

Because of this cashless exercise feature, we may not receive any proceeds from the exercise of warrants (although we will issue a net number of shares that is less than the total of 1.8 million aggregate face amount of the warrants). Assuming, however, that all of the warrants are exercised for cash at our exercise price of $2.50 per share, then we will receive a total of $4.5 million for the exercise of the warrants, and we will issue 1.8 million shares of common stock. We will use the proceeds of the exercise of warrants for our general working capital purposes.

Limitations on Ownership

The terms of the preferred stock and the warrants that we issued in the September 30, 2005 financing limit the ability of any investor to exchange preferred stock (and for the Company to issue shares of common stock as dividends) and/or exercise warrants to the extent that the shares of common stock so issued would exceed 4.99% (or, in the case of certain investors who already owned over 4.99% of our common stock prior to the financing, 9.99%) of the shares of common stock outstanding, unless this limitation is waived in advance by the investor by providing not less than 61 days prior written notice to us.

Registration of Common Stock

We agreed to seek the registration of the common stock underlying the preferred stock and the warrants with the Commission. We undertook to file a registration statement for such registration within 45 days of completion of the financing, and agreed that if the Commission does not declare this registration statement effective within 120 days of completion of the financing, we will pay liquidated damages to the investors. The liquidated damages will be equal to 3% per month of the aggregate purchase price paid by the investors for the preferred stock. The registration statement of which this prospectus is a part is the registration statement intended to satisfy our obligations to the investors in the September 2005 financing.

Accounting for September 30, 2005 Financing
Transaction


In accordance with Emerging Issues Task Force (EITF) number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments" (EITF 00-27), we allocated the proceeds received in the financing between the preferred stock and the warrants based on their relative fair values. Then we compared the proceeds allocated to the preferred stock to the fair value of the common stock that would be received upon exchange to determine if a beneficial conversion feature existed. We determined that a beneficial conversion feature of $381,328 existed and in accordance with EITF 00-27 accreted that amount immediately to the value of the preferred stock, as the preferred stock is immediately exchangeable. Further, as the fair value was less than the exchange value, we recorded $381,328 as an increase to the carrying value with an offset to additional paid-in capital. In accordance with EITF 98-5, this combined adjustment of $762,656 is analogous to a dividend and recognized as a return to the shareholders and has therefore been included in Preferred Stock Dividends in our calculation of Net Loss Applicable to Common Stockholders and Basic and Diluted Net Loss Per Share.

We also reduced the carrying value by $765,000 of the preferred stock for specific incremental costs directly attributable to the transaction, including investment banking, legal and professional fees.


EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19) requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, assets or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires.


According to the terms of the transaction, we are subject to certain liquidated damages under our registration rights agreement with the investors if we can not obtain and maintain effectiveness of a registration statement. Since the liquidating damages had no contractual maximum, we determined that the liquidated damages were onerous and thus could result in net-cash settlement of the transaction in accordance with EITF 00-19. We valued the warrants using the Black-Scholes model. We recorded a warrant liability of $1,861,328 based on the relative fair value in accordance with EITF 00-27. Because the warrants are classified as a liability, any subsequent changes in fair value will be recorded as Non-Cash Interest Expense in the subsequent Statements of Operations until the warrants are exercised, terminated or expired.

As the preferred stock includes stated dividend rates that increase over time, from a rate considered below market, we will amortize an incremental amount which together with the stated rate for the period results in a constant dividend rate in accordance with Securities Exchange Commission Staff Accounting Bulletin Topic 5Q. We determined that the present value of the incremental dividends of $1,371,429 will be amortized over the period preceding the perpetual dividend rate using an effective interest rate of 16.5%. We will increase the carrying value of the preferred stock with an offset to Additional Paid-in Capital periodically and reduce the carrying value when paid. These dividends will be included in Preferred Stock Dividends in our calculation of Net Loss Applicable to Common Stockholders and Basic and Diluted Net Loss Per Share.

In addition to the warrants we issued to the investors, we also issued warrants to purchase up to 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived. These warrants were valued using the Black-Scholes model. As a result, we recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non-cash interest expense over the remaining term of the convertible debentures, which mature in October 2008, unless previously converted or redeemed.

                              TRANSACTIONS IN 2004

The following summarizes our capital financing transactions during 2004:

OFFERING TO STOCKHOLDERS AS OF AUGUST 29, 2003

On April 20, 2004, we completed our offering to those persons who held shares of our common stock as of August 29, 2003, raising the approximate $3 million maximum in additional equity financing (approximately $2,728,000 after related expenses). We are using the proceeds from the targeted offering for general working capital purposes, including supporting our continued growth and intellectual property strategies. The targeted offering, for 1,188,470 shares of the Company's common stock at $2.50 per share (after giving effect to the 1:25 reverse split effective June 17, 2004), allowed stockholders to purchase one share of the Company's common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed.

We filed a registration statement to register the shares to be offered in the targeted offering. The SEC declared that registration statement effective on February 13, 2004.

PRIVATE PLACEMENT EQUITY AND DEBT FINANCING ENTERED INTO
SEPTEMBER 28, 2004

On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after receiving approval to list the shares from the AMEX, we completed this transaction, pursuant to which we raised gross proceeds of approximately $10.6 million. We received net proceeds of approximately $9.8 million, before related legal and registration expenses of approximately $300,000. We are using the proceeds from the 2004 financing transaction for general working capital purposes.

The following summarizes the principal terms of the transaction:

Variable Rate Convertible Debentures

We issued an aggregate of $7 million principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, for dilutive transactions and for recapitalizations of our capital stock.

Subject to certain conditions, the debentures will also be convertible at the Company's option at any time after the first anniversary of the issuance date if the closing price of the Company's common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, the Company may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at our option, subject to certain conditions, interest may be paid in shares of common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if we obtain stockholder approval of this discount.


During the first quarter of 2005, the holders of $3.288 million principal amount of debentures elected to convert that amount of debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share. Accordingly, we issued 1,449,392 shares of common stock to these debenture holders, and $3.712 million principal amount of debentures was outstanding as of November 30, 2005.

Common Stock

We also issued and sold a total of 2,362,420 shares of common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we received an aggregate purchase price of $3,614,503 for these shares.

Warrants to Purchase Common Stock

In the private placement financing we completed on October 25, 2004, we issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including future sales of securities below the exercise price.


During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, we issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds. Subsequent to year-end 2004, during the nine months ended September 30, 2005, the holders of 192,811 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, we issued 192,811 shares of common stock to these warrant holders and received $404,903 in aggregate proceeds.


Registration of Common Stock

The Company agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. We filed a registration statement with the Commission on November 24, 2004 covering these shares and the Commission declared that registration statement effective on December 6, 2004.

                       CHANGES IN CAPITAL STOCK STRUCTURE

On September 30, 2005, we designated the rights and preferences of the preferred stock to be issued in the September 30, 2005 financing. We designated 4,200,000 shares of preferred stock out of the 20,000,000 authorized but unissued shares of preferred stock available for purposes of the financing, and we issued 4,000,000 of these shares of preferred stock on September 30, 2005 to the investors in the financing at a purchase price of $2.50 per share (200,000 shares designated remain unissued). As a result, we now have 15,800,000 shares of authorized but unissued shares of preferred stock.

On June 15, 2004, we held our 2004 Annual Meeting of Stockholders, where our stockholders voted to permit the Board of Directors, in their discretion, to effect a one-for-twenty-five reverse stock split of our common stock. On June 16, 2004, the Board of Directors approved the reverse stock split effective June 17, 2004. Additionally, our stockholders approved the reduction in our authorized shares of common stock from 500 million to 50 million which we implemented concurrent with the reverse stock split.

                           CASH POSITION AND CASH FLOW


Our cash and short term investment balances were approximately $16,569,000 as of September 30, 2005. We had cash balances of approximately $14,436,000 and $13,398,000 at December 31, 2004 and December 31, 2003, respectively.


We have financed our operations primarily through private placements of common and preferred stock, convertible and short-term notes, and through credit arrangements, including the following:

      o In September 2003, we entered into an equity financing transaction pursuant to which we raised gross proceeds of $22,000,000 and satisfied $1,200,000 in debt, which we had issued in a May 2003 bridge financing. Of the cash proceeds raised in 2003, we utilized approximately $8.6 million as follows: $2,250,000 in initial payments to acquire the exclusive rights to the EVLT(R) patent, $2,132,000 to retire the notes we issued in December 2002, $438,000 to retire short-term notes, $1,160,000 in equity financing costs, $1,141,000 in the reduction of trade payables, $150,000 in the Augenbaum litigation settlement, and $1,329,000 in working capital from September through December 2003.

      o In April 2004, we completed a targeted offering of common stock (priced at $0.10 per share) to the holders of common stock of record as of August 29, 2003. We raised gross proceeds of approximately $3,000,000 (approximately $2,728,000 after offering costs) in the targeted offering.

      o In October 2004, we completed a common stock and convertible debt financing transaction pursuant to which we raised gross proceeds of approximately $10,500,000 (approximately $9,400,000 after financing costs) in this financing transaction.

We are using the balance of these proceeds for general working capital purposes, including pursuing our intellectual property strategy.

CASH USED IN OPERATIONS

Cash used in operations for the year ended December 31, 2004 was $8,731,000. The cash used in operations reflects the net loss for the year of $10,077,163 and primarily relates to the significant expansion in the size of the sales force and external marketing initiatives of $3,105,000 in support of the commercialization of EVLT(R), as well as $1,200,000 in legal fees incurred in asserting our EVLT(R) patent.


Cash used in operations for the nine months ended September 30, 2005 was $6,729,000. The cash used in operations reflects the net loss of $8,847,000 reduced by the non-cash interest expense of $1,503,000 and working capital changes including $300,000 in 2004 incentive compensation payments which are not expected to recur during the year.


CASH USED IN INVESTING


Cash used in investing activities for the year ended December 31, 2004 was approximately $519,000, primarily related to demonstration equipment and customer trial programs. Cash used in investing activities for the nine months ended September 30, 2005 was approximately $2,655,000; including purchases of available for sale securities of $1,749,000, a promissory note of $500,000 issued to us by Luminetx and purchases of and computer and demonstration equipment.


CASH PROVIDED BY FINANCING

Cash provided by financing activities for the year ended December 31, 2004 was approximately $10,324,000. This primarily includes the $2,728,000 net proceeds we received from the targeted offering completed on April 20, 2004, the $9,505,000 net proceeds we received from the 2004 private placement debt and equity financing completed on October 25, 2004 and the $343,000 we received from the exercise of warrants we issued in the 2004 private placement. Proceeds from these financings were partially offset by the first quarter retirement of a promissory note to Axcan Pharma in the aggregate principal amount of $936,000 and a reduction in the borrowing outstanding under the UK tradeline facility with Barclay's Bank ($262,000). Financing activities also included payments of $1,000,000 related to current maturities of the EVLT(R) technology acquisition obligation.


Cash provided by financing activities for the nine months ended September 30, 2005 was 9,808,000. This includes $10 million raised in the September 30, 2005 private placement, $405,000 which we received from the exercise of warrants we issued in the 2004 equity and debt financing and $193,000 in bank borrowings, offset by $750,000 in payments related the current maturities of the EVLT(R) technology acquisition obligation.


BANK LINES OF CREDIT


Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes a an overdraft facility as well as an accounts receivable line of credit with Barclays Bank, limited to the lesser of (GBP)100,000 ($177,000 as of September 30, 2005) or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays' base rate of 4.5% at September 30, 2005 and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclays Bank has a lien on all of the assets of Diomed Ltd., excluding certain intellectual property. As of September 30, 2005 and September 30, 2004, there was approximately $193,000 and zero, respectively outstanding under these credit facilities. As of December 31, 2004, there were no amounts outstanding under this line. At December 31, 2003, there was approximately $262,000 outstanding under this credit facility.


We formerly had a line of credit with Silicon Valley Bank, which we opened in June 2004. However, as a result of the private placement debt and equity financing that we completed on October 25, 2004, we terminated this line of credit. At no time during the term of the line of credit did we fail to comply with any of our covenants in the line of credit, nor did we draw down on the line, and accordingly, there were no amounts outstanding at the time of termination.

FUTURE AVAILABILITY OF CREDIT


As of September 30, 2005, other than the security under the Barclays Bank line of credit, our assets were not the subject to any liens or encumbrances. Therefore these unencumbered assets may be available as security for credit facilities we may seek in the future. However, under the terms of the convertible debentures that we issued on October 25, 2004, we agreed that, so long as at least 10% of the original principal amount of any debenture was outstanding, we would not incur indebtedness or create a lien that is senior to or having an equal priority with our obligations under the debentures, except for purchase money security interests and otherwise to the extent that we do so in the ordinary course of our business. As of November 30, 2005, the three investors who purchased debentures continued to hold debentures of at least 10% of the original principal amount.

COMMITMENT FOR LUMINETX INVESTMENT


On August 5, 2005, we entered into a distribution agreement with Luminetx, pursuant to which Luminetx appointed us a distributor and granted us the exclusive right to distribute and sell Luminetx' patented biomedical imaging system known as the VeinViewer(TM) Imaging System for physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, initially in the United States and the United Kingdom, with additional territories to be negotiated as VeinViewer(TM) receives regulatory clearance in other countries, on terms to be agreed. We agreed to loan $1 million to Luminetx under the distribution agreement. We loaned $500,000 to Luminetx on August 5, 2005 and will invest the remaining $500,000 in Luminetx when it delivers to us a minimum number of VeinViewer(TM) systems, as specified in our distribution agreement. We converted our $500,000 loan to Luminetx into 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. We will invest the remaining $500,000 of our loan commitment to Luminetx for preferred stock and warrants on the same terms. We intend to fund the investment in Luminetx out of our working capital resources.


           CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition, results of operations, and cash flows are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory valuation and obsolescence, intangible assets, income taxes, warranty obligations, contingencies and litigation. Additionally, we use assumptions and estimates in calculations to determine stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies include:

      -  revenue recognition;

      -  allowance for doubtful accounts;

      -  warranty obligation;

      -  allowances for excess and obsolete inventory; and

      -  valuation of long-lived and intangible assets.

         Revenue Recognition. We derive our revenue from primarily two sources:
(i) revenues from products including lasers, instrumentation, and disposables, and (ii) revenues from service. We recognize revenue on products and services when persuasive evidence of an arrangement is in place, the price is fixed or determinable, collectability is reasonably assured and title and risk of ownership has been transferred. Transfer of title and risk of ownership generally occurs when the product is shipped to the customer or when the customer receives the product, depending on the nature of the arrangement. We currently provide for the estimated cost to repair or replace products under warranty at the time of sale. Service revenue is recognized as the services are performed.

      Allowance for Doubtful Accounts. Accounts receivable are customer obligations due under normal trade terms. We sell our products to private physicians, hospitals, health clinics, distributors and OEM customers. We generally require signed sales agreements, non-refundable advance payments and purchase orders, and in certain circumstances, depending upon the type of customer, letters of credit. Some customers seek equipment financing from third party leasing agents. Accounts receivable are stated at the amount billed to the customer less a valuation allowance for doubtful accounts.

      Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. We include specific accounts receivable balances that are determined to be uncollectible, along with a general reserve, in our overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on available information, we believe our allowance for doubtful accounts as of June 30, 2005 is adequate.

      Warranty Obligation. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. In addition to these proactive measures, we also provide for the estimated cost of product warranties at the time revenue is recognized, based on historical warranty rates.

      Excess and Obsolete Inventory. Inventories are valued at the lower cost (first-in, first-out) or market. We maintain reserves for our estimated obsolete inventory based on historical cost.

      Deferred Income Taxes. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if, in our judgment, it is more likely than not that the deferred tax asset will not be realized.

      Valuation of Long-Lived and Intangible Assets. We assess the impairment of identifiable intangibles and long-lived assets on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When we determine that the carrying value of intangibles and long-lived assets may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. If cash generated in the future by the acquired asset is different from current estimates, or if the appropriate discount rate were to change, then the net present value of the asset would be impacted, resulting in a charge to earnings.


      Equity Transactions. In many of our financing transactions, we have issued warrants. Additionally, we issue options and warrants to non-employees from time to time as payment for services. In all of these cases, we apply the principles of SFAS No. 123 "Accounting for Stock-based Compensation" to value these awards, which inherently include a number of estimates and assumptions including stock price volatility factors. In addition to interest expense, the Company records financing and certain offering costs associated with its capital raising efforts in its statements of operations. These include amortization of debt issue costs such as cash, warrants and other securities issued to finders and placement agents, and amortization of debt discount created by in-the-money conversion features on convertible debt accounted for in accordance with Emerging Issues Task Force ("EITF") Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and Issue 00-27, "Application of Issue 98-5 to Certain Convertible Instruments," by other securities issued in connection with debt as a result of allocating the proceeds amongst the securities in accordance with Accounting Principles Board ("APB") Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", based on their relative fair values. We based our estimates and assumptions on the best information available at the time of valuation, however, changes in these estimates and assumptions could have a material effect on the valuation of the underlying instruments.


RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB revised SFAS No. 123, Share Based Payment, or SFAS No. 123R. SFAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends Statement No. 95, Statement of Cash Flows. Under SFAS No. 123R, companies must calculate and record in the income statement the cost of equity instruments, such as stock options, awarded to employees for services received. The cost of the equity instruments is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. SFAS No. 123R has been deferred and is now effective for the Company in the first fiscal year beginning after December 15, 2005.

The adoption of SFAS No. 123R is expected to have a significant impact on the Company's financial statements. The impact of adopting SFAS No. 123R cannot be accurately estimated at this time, as it will depend on the market value and the amount of share-based awards granted in future periods.

In March 2005, the SEC issued Staff Accounting Bulletin ("SAB") No. 107 ("SAB 107"). SAB 107 provides guidance for the implementation of SFAS 123R with respect to valuation techniques, expected volatility and expected term for valuing employee stock options among other matters. The provisions of SAB 107 will be effective for the Company at the time the Company adopts SFAS 123R.

                EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES


Our principal executive officer and its principal financial officer have carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a -15e and 15d-15(e) under the Securities Exchange Act of
1934) as of September 30, 2005 and have concluded that, as of such date, our disclosure controls and procedures in place are operating effectively to ensure material information and other information requiring disclosure is identified and communicated on a timely basis.


              CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING


During the nine months ended September 30, 2005, there have been no significant changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISLOSURE

None.

                             DESCRIPTION OF PROPERTY

We own no real property. We occupy 20,500 square feet of office, manufacturing, and research and development space in Cambridge, UK under a 25 year lease expiring in April 2024. We do, however, have the option to terminate the lease agreement at the end of 15 years and again at the end of 20 years. If we choose not to exercise either of these termination options, the lease will continue through 2024. We have sublet a portion of this space.

We also occupy approximately 3,700 square feet of office and distribution space in Andover, Massachusetts under a lease that was schedule to expire in June 2004. On March 5, 2004, we extended this lease for a period of 1 year until June 2005. On March 14, 2005, we extended the expiration date of this lease to April 14, 2008 and expanded our leased space by approximately 2,600 square feet. We believe that these facilities are in good condition and are suitable and adequate for its current operations.

                              RELATED TRANSACTIONS

During the past two years, we have entered into transactions with various related parties. These transactions were completed to finance our operations and to implement our business plans. We believe that each of these transactions were on terms as favorable to it as the terms we could have obtained from independent third parties. Specifically, this section discusses transactions entered into between December 22, 2002 and September 30, 2005 between us and the following persons:

      - Samuel Belzberg, a former director and his affiliates, Gibralt Capital Corp. and Gibralt U.S., Inc., a beneficial holder of more than 5% of our common stock;

      - ProMed Partners, L.P. (and affiliates), a beneficial holder of more than 5% of our capital stock; and

      - Omicron Master Trust, a beneficial holder of more than 5% of our capital stock.

                     PARTICIPATION BY RELATED PARTIES IN THE
                 SEPTEMBER 30, 2005 PRIVATE PLACEMENT FINANCING

Among the investors in the financing transaction that we completed on September 30, 2005 are ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. and ProMed Offshore Fund II, L.P. Prior to the September 30, 2005 financing, these entities collectively beneficially owned excess of 5% of our outstanding common stock. These entities collectively invested a total of $2 million in our September 30, 2005 financing transaction, and accordingly, we issued an aggregate of 800,000 shares of preferred stock and warrants to purchase up to 320,000 shares of common stock to these entities. The ProMed entities participated in the September 30, 2005 financing transaction on identical terms as the other investors in that financing.

One of our private placement agents in the September 30, 2005 financing, Musket Research Associates, Inc., is a related party to the ProMed entities. Specifically, Mr. David Musket is the president of Musket Research Associates and he also has investment and voting control over the shares of our common stock beneficially owned by the ProMed entities. With the prior approval of our board of directors, we entered into a written placement agency agreement with Musket Research Associates. Pursuant to that agreement, Musket Research Associates raised $7 million in gross proceeds in the September 30, 2005 financing (including the $2 million invested by the ProMed entities), and we paid Musket Research Associates commissions of $350,000 for its services in connection with the September 30, 2005 financing. The rate of commission paid to Musket Research Associates is the same rate as that we paid to our other private placement agent in the September 30, 2005 financing, Roth Capital Partners, LLC, which is not a related party. Roth Capital raised $3 million in gross proceeds and accordingly we paid $150,000 in placement agent fees to Roth Capital. Our board of directors determined that our agreement with Musket Research to be on fair terms, as if it had been negotiated at arms-length with an unrelated party.

Among the holders of convertible debentures we issued in October 2004 to investors who participated in a financing that we entered into on September 28, 2004 is Omicron Master Trust. As a result of the securities it acquired in that transaction, Omicron became the beneficial holder of in excess of 5% of our common stock. The terms of the debentures we issued to Omicron and the two other debt investors in the 2004 private placement include negative covenants that were implicated by the proposed financing that we ultimately completed on September 30, 2005. As an inducement to, and in consideration for, the waiver of these negative covenants, we issued common stock purchase warrants to Omicron and the other debenture holders for the purchase of 200,000 shares of common stock, on a pro rata basis, according to the principal amount of debentures held. Of these, we issued 119,181 warrants to Omicron. Our board of directors determined that the issuance of these warrants was fair consideration for the waiver of rights by the debenture holders as if the same had been negotiated at arms-length with unrelated parties.

                    PARTICIPATION BY RELATED PARTIES IN THE
     INTERIM FINANCING TRANSACTIONS FROM DECEMBER 2002 TO DECEMBER 31, 2003

          (Figures throughout this section for number of common stock, price per share of common stock, options and warrants are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004)

At the beginning of 2003, the board elected a new president and chief executive officer and three new members of the board. In January 2003, Geoffrey Jenkins, one of our directors since 2001, became the chairman of the board. Also in January 2003, James A. Wylie, Jr. became our president and chief executive officer and a director. Mr. Wylie had been engaged on a consulting basis at the end of 2002 to review our business operations and viability. In March 2003, Gary Brooks, a nationally recognized turnaround consultant and crisis manager, and David Swank, an experienced financial executive with significant accounting and financial control experience, became independent directors.

In connection with the changes in the Board's composition and our leadership, we entered into three financing transactions, each of which was with a related party. Highlights of these three transactions are as follows:

      - December 2002 Interim Financing. At the end of December 2002, we borrowed $2,000,000 from Gibralt U.S. in the form of one-year Class A Secured Convertible Notes and Class B Unsecured Convertible Notes. In connection with this loan, we also issued warrants to purchase 333,334 shares of common stock at an exercise price of $6.50 per share. These funds were used to provide working capital while new management and new independent directors completed their assessments of our prospects and operations.

      - May 2003 Interim Financing. In April 2003, we secured loan commitments for up to $1,200,000 as interim financing from Gibralt U.S. and two directors. Gibralt U.S. committed to lend up to $1,100,000, and Mr. Wylie and Peter Norris committed to lend the remaining $100,000 in exchange for one-year Class D Secured Notes. This transaction closed on May 7, 2003. These funds were used to provide working capital for us while we pursued our plan to raise long-term equity financing. We issued preferred shares convertible into a total of 120,863 shares of common stock to these lenders in connection with their loan commitments.

      - May 2003 Exchange Transaction. Simultaneously with obtaining the $1,200,000 of loan commitments, we modified several terms and conditions of the Class A and Class B Notes that we believed might impede the completion of a permanent equity financing with institutions and accredited investors. First, we issued Class C Stock, which was convertible into 1,084,690 shares of common stock, in exchange for the redelivery to us of 333,334 warrants and modification of the Class A and Class B Notes to make them non-convertible. Second, we issued Class D Stock, which was convertible into 120,863 shares of common stock, as a discount for the $1,200,000 in committed secured bridge loans. The 1,205,552 shares of common stock underlying the Class C Stock and Class D Stock represented in the aggregate approximately 50.36% of our common stock and common stock equivalents outstanding after the transactions.

      - May 2003 Modification Transaction. On May 28, 2003, we and the holders of the Class A and Class B Convertible Notes made further modifications to the notes to accommodate the plan for permanent equity financing. We did not issue any additional shares or pay any amounts to obtain these changes.

      - August 2003 Exchange of Preferred Shares. As part of our settlement of the Augenbaum lawsuit, we exchanged the convertible preferred stock we issued on May 7, 2003 for an equal number of shares of new classes of preferred stock. The new classes of preferred stock were not by their terms convertible into common stock, but under a written agreement with the stockholders, these shares were to be exchanged for an equal number of shares of common stock into which the number the former classes of common stock were convertible. This exchange was made to address a claim in the Augenbaum complaint that the preferred stock we issued in May 2003 could not be convertible by its terms. The plaintiff in Augenbaum agreed that we could issue the same number of shares of common stock into which the May 2003 preferred stock would have been convertible, but that the mechanism should be through an exchange of preferred stock for common stock, not a conversion of the preferred stock into common stock. Accordingly, the August 2003 exchange agreements with the holders of the preferred stock provide that after our stockholders approve the issuance of the underlying shares of common stock, then either we or the holders of the preferred stock may request the exchange of the preferred stock for that number of shares of common stock into which the May 2003 preferred stock was convertible.

      - Repayment of $2,000,000 Debt Incurred in December 2002 Interim Financing. On September 3, 2003, we repaid all of the $2,000,000 in principal and accrued interest on the notes we issued in connection with the December 2002 interim financing, using a portion of the $6,500,000 gross proceeds of the sale of Secured Bridge Notes in the equity financing.

      - Conversion of $1,200,000 Debt Incurred in May 2003 Interim Financing. On November 25, 2003, the $1,200,000 in notes that we issued in our May 2003 interim financing, including accrued interest, converted into common stock at $2.50 per share. Accordingly, we issued 499,294 shares of common stock to these noteholders.

      - Conversion of Secured Bridge Notes. On November 25, 2003, the $6,995,000 in Secured Bridge Notes we issued at the first closing of the equity financing in September 3, 2003, including accrued interest, converted into common stock at $2.00 per share. Accordingly, we issued 3,562,788 shares of common stock to these noteholders.

      - Exchange of Class E and Class F Stock. On November 25, 2003, in connection with the final closing of our equity financing and pursuant to our agreement with the holders of our Class E and Class F Stock, we exchanged all outstanding shares to Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding shares of Class F Stock for a total of 120,863 shares of common stock.

We summarize in the tables below the material terms of the Class A and Class B Convertible Notes and warrants that we issued in the December 2002 Interim Financing, the Class C Notes that we issued in the May 2003 Exchange Transaction, the Class D Notes that we issued in the May 2003 Interim Financing Transaction and the Class E Notes that we issued in exchange for the Class C Notes and the amendments that we made to the Class D Notes in the May 2003 Modification Transaction. Following these tables, we describe the material terms of these securities in greater detail.

             TABLE SUMMARIZING THE DECEMBER 2002 INTERIM FINANCING
                          AND SUBSEQUENT MODIFICATIONS

The following table summarizes the original terms of the $2,000,000 interim financing that we completed in December 2002, the terms of that $2,000,000 interim financing after giving effect to the exchange transaction that we completed on May 7, 2003 and the subsequent modification on May 28, 2003:

   ORIGINAL TERMS OF                         TERMS OF DECEMBER 2002                  TERMS OF DECEMBER 2002
     DECEMBER 2002                            INTERIM FINANCING AS                    INTERIM FINANCING AS
   INTERIM FINANCING                         MODIFIED MAY 7, 2003                     MODIFIED MAY 28, 2003

Indebtedness:                                Indebtedness:                              Indebtedness:
-------------                                -------------                              -------------
-     $2,000,000 principal amount            -     $2,000,000 principal amount          -     $2,000,000 aggregate
-     interest rate  8% per annum            -     interest rate 8% per annum                 principal amount
-     principal and accrued interest         -     principal and accrued                -     interest rate 12.5% per annum
      payable at maturity                          interest payable at maturity               starting 5/28/03
-     maturity date 1/1/04                   -     maturity date 1/1/04                 -     interest accrued through
                                                                                              5/27/03 added to principal and
                                                                                              becomes payable quarterly
                                                                                              commencing 3/31/04 to the
                                                                                              extent of 50% excess quarterly
                                                                                              cash flow
                                                                                        -     interest accrued from 5/28/03
                                                                                              payable quarterly commencing
                                                                                              9/30/03
                                                                                        -     maturity date 1/1/06

Conversion of Indebtedness:                  Conversion of Indebtedness:                Conversion of Indebtedness:
---------------------------                  ---------------------------                ---------------------------
-     convertible into common stock          -     no conversion rights                 -     no conversion rights
      at noteholder's option
-     number of shares of common
      stock into which convertible
      equals principal and interest
      divided by conversion price
-     conversion price determined at
      time of conversion
-     conversion price is 80% of the
      then-prevailing price of common
      stock (determined on basis of
      market price, price in
      financing transaction or
      liquidation, as applicable)

Other Rights of Noteholders:                 Other Rights of Noteholders:               Other Rights of Noteholders:
----------------------------                 ----------------------------               ----------------------------
-     right to approve future                -     no right to approve future           -     no right to approve future
      financings prior to 1/1/2004                 financings                                 financings
-     right to participate in future         -     no right to participate in           -     no right to participate in
      financings at a 20% discount to the          future financings                          future financings
      price paid by investors in the         -     right to rescind 5/7/03 exchange     -     right to rescind 5/28/03 exchange
      future financing                             transaction if (1) no stockholder          transaction if (1) no stockholder
                                                   approval of issuance of
                                                   common approval of issuance
                                                   of common stock upon
                                                   conversion of preferred stock
                                                   upon conversion of preferred
                                                   shares issued in
                                                   consideration of shares
                                                   issued in consideration of
                                                   exchange transaction, or (2)
                                                   exchange transaction, or (2)
                                                   financing is not entered into
                                                   prior financing is not
                                                   entered into prior to 6/30/03
                                                   to 7/31/03

Security:                                    Security:                                  Security:
---------                                    ---------                                  ---------
-     $1,000,000 principal amount of         -     entire $2,000,000 principal          -     entire $2,000,000 principal
      notes secured, $1,000,000 principal          amount plus accrued interest               amount plus accrued interest on
      amount unsecured                             secured                                    notes secured
-     security interest granted in           -     security interest is lien on         -     security interest is lien on
      all of our personal property, subject        all of our personal property,              all of our personal property,
      to priority of prior security                subject to priority of prior               excluding intellectual property
      interest in accounts receivable              security interest in accounts              acquired after 12/31/02 and
-     pledge of stock of subsidiary                receivable                                 inventory and fixed assets in
      owning the photodynamic therapy        -     pledge of stock of subsidiary              excess of the stipulated 12/31/02
      business                                     owning the photodynamic therapy            value
                                                   business                             -     security interest in accounts
                                                                                              receivable subject to subrogation
                                                                                              to future creditors if we enter
                                                                                              into receivables financing
                                                                                              transaction
                                                                                        -     pledge of stock of subsidiary
                                                                                              owning the  photodynamic therapy
                                                                                              business

Warrants:                                    Warrants:                                  Warrants:
---------                                    ---------                                  ---------
-     warrants to purchase  333,334        -       December 2002 warrants               -     December 2002 warrants
      shares of common stock at exercise           surrendered, subject to the                surrendered, subject to the
      price of $6.50 per share                     December 2002 warrants being               December 2002 warrants being
-     number of warrant shares                     reissued upon the note-holders'            reissued upon the noteholders'
      subject to increase if shares of             exercise of their rescission rights        exercise of their rescission rights
      common stock or common stock
      equivalents are issued at a price
      less than the warrant exercise price
-     warrant exercise price subject
      to downward adjustment if
      common stock or common stock
      equivalents issued in a
      financing at less than the
      warrant exercise price

  TABLE SUMMARIZING THE MAY 2003 INTERIM FINANCING AND SUBSEQUENT MODIFICATIONS

The following table summarizes the original terms of the $1,200,000 interim financing that we completed on May 7, 2003 and the subsequent modification to certain of the terms and conditions of that financing on May 28, 2003:

        ORIGINAL TERMS OF                           TERMS OF MAY 7, 2003
           MAY 7, 2003                         INTERIM FINANCING TRANSACTION
  INTERIM FINANCING TRANSACTION                   AS MODIFIED MAY 28, 2003

Indebtedness:                                Indebtedness:
-------------                                -------------
-    up to $1,200,000 aggregate              -    up to $1,200,000 aggregate
     principal amount                             principal amount
-    interest rate 8% per annum              -    interest rate 8% per annum
-    principal and accrued interest          -    principal and accrued interest
     payable 5/6/2004                             payable 5/6/2004


Conversion of Indebtedness:                  Conversion of Indebtedness:
---------------------------                  ---------------------------
-    no conversion rights                    -    no conversion rights

Other Rights of Noteholders:                 Other Rights of Noteholders:
----------------------------                 ----------------------------
-    no right to approve future              -    no right to approve future
     financings                                   financings
-    right to participate at the             -    mandatory participation in future
     noteholder's option in future                financings at the same price paid
     financings at the same price paid            by investors in the future
     by investors in the future                   financing and otherwise on the same
     financing and otherwise on the same          terms as applicable to those
     terms as applicable to those                 investors
     investors                               -    no right to redeem indebtedness for
-    right to redeem indebtedness for             cash upon completion of future
     cash upon completion of future               financing
     financing                               -    right to accelerate due date of
-    right to accelerate due date of              indebtedness if financing not
     indebtedness if financing not                completed prior to 7/31/2003
     completed prior to 7/1/2003

Security:                                    Security:
---------                                    ---------
-    $1,200,000 principal amount and         -    $1,200,000 principal amount and
     accrued interest on notes secured            accrued interest on notes secured
-    security interest granted in all of     -    security interest granted in all of
     our personal property, subject to            our personal property, excluding
     priority of existing lien in                 accounts receivable, intellectual
     accounts receivable                          property acquired after 12/31/02
-    pledge of stock of subsidiary                and inventory and fixed assets in
     owning the photodynamic therapy              excess of value as of 12/31/02
     business                                -    pledge of stock of subsidiary
                                                  owning the photodynamic therapy
                                                  business

Warrants:                                    Warrants:
---------                                    ---------
-    no warrants issued                      -    no warrants issued


           DESCRIPTION OF DECEMBER 2002 INTERIM FINANCING TRANSACTION

The principal terms of the $2,000,000 bridge financing that we completed on December 27, 2002 were:

      - We borrowed $2,000,000 from Gibralt U.S., whose principal, Samuel Belzberg, was a member of our board of directors until February 2004.

      - To evidence the loan, we issued $1,000,000 in Class A Notes that were secured and $1,000,000 in Class B Notes that were unsecured.

      - The maturity date of the notes was January 1, 2004.

      - The notes bore interest at 8% per annum, and accrued interest was payable at maturity.

      - The Class A and the Class B Notes, including principal and accrued interest, were convertible into common stock at 80% of the common stock price determined as follows: (i) if we were to complete a financing transaction in which we issued common stock or common stock equivalents, the price per share of common stock or common stock equivalent (the weighted average if multiple financing transactions occur in a rolling 30-day period), (ii) if we were to complete a financing transaction in which we did not issue common stock or common stock equivalents, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the financing transaction or the average of the closing price of the common stock for the 15 business days following the public announcement of the financing transaction, (iii) if a liquidity event were to occur in which any person or group other than a stockholder on December 27, 2002 becomes the beneficial owner of at least 51% of voting control over us, the price per share allocated to each share of common stock or common stock equivalent, or (iv) if any other liquidity event were to occur, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the liquidity event or the average of the closing price of the common stock for the 15 business days following the public announcement of the liquidity event.

      - If a merger or reorganization were to occur, the Class A and Class B Notes were convertible into the kind and number of shares of common stock, other securities or property into which the notes would have been converted into if the notes had been converted into common stock on the business day preceding the merger or reorganization.

      - We agreed not to consummate any financing transaction until January 1, 2004 while any Class A or Class B Notes were outstanding unless we had first received the approval of the holders of at least 66-2/3% of the outstanding principal amount of the notes.

      - We also issued to the noteholder warrants to purchase up to 333,334 shares of common stock. The warrants were exercisable for a period of five years, beginning June 27, 2003, at an exercise price of $6.50 per share, which was 110% of the market price of the common stock on December 26, 2002. If we, during the life of the warrants, were to issue common stock or common stock equivalents at a price per share less than $6.50, the number of warrants would be increased and the exercise price of the warrants would be decreased to the lower price per share. If a merger or reorganization were to occur, the warrants would become convertible into the kind and number of shares of common stock, other securities or property into which the common stock, other securities or property issuable upon exercise of the warrants would have been converted if the warrants had been exercised prior to the merger or reorganization.

      - We and the noteholder entered into an agreement for the registration of the shares of common stock issuable upon the conversion of the notes and upon the exercise of the warrants. Under that agreement, we agreed to notify the noteholder if we were to propose to file certain future registration statements. We agreed to use our best efforts to register any shares of common stock issuable to the noteholder in the registration statement, subject to certain defined limitations, if so requested by the noteholder within 30 days of receipt of our notice. The noteholder agreed to become subject to a "holdback period," by which the noteholder could not effect a public sale of common stock for a period of up to 180 days following the effective date of the registration statement, if so requested by a managing underwriter of the offering.

      - The notes and the warrants, pro rata to the notes, were transferable in part or in whole by the noteholder to one or more third parties, in accordance with all of the same terms agreed to by the noteholder.

On March 18, 2003, Gibralt U.S. sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of the notes ($250,000 of which were Class A Notes and $250,000 of which were Class B Notes), and (ii) 83,334 warrants. None of these transferees was an affiliate of Gibralt U.S., although one of them is Morris Belzberg, a cousin of Samuel Belzberg. Samuel Belzberg does not beneficially own, or have investment discretion over, the securities purchased from him by Morris Belzberg. Accordingly, after this transfer, Mr. Belzberg beneficially owned 250,000 warrants and $1,500,000 aggregate principal amount of notes ($750,000 of which are Class A Notes and $750,000 of which are Class B Notes).

                 DESCRIPTION OF MAY 7, 2003 EXCHANGE TRANSACTION

During the first quarter of 2003, our board of directors and management determined that we should seek permanent financing and continue our efforts to achieve our business plan. Accordingly, the board of directors approved a plan to raise long-term equity financing.

To address certain issues presented by our capital structure, the board of directors created a special committee comprised of independent directors, (the "Independent Committee"). The Independent Committee is comprised of Messrs. Jenkins, Swank and Brooks. Based on information provided by Mr. Wylie and an investment banker engaged by us in April 2003, the Independent Committee found that under prevailing market conditions in the second quarter of 2003, prospective investors were likely to be reluctant to invest in us because of certain features of the December 2002 Interim Financing. Specifically, the Independent Committee found that the future dilution represented by the 333,334 warrants to purchase our common stock and the potential conversion of the $2,000,000 principal amount of the Class A and Class B Notes were unlikely to be acceptable to new investors. In addition, the Independent Committee found that the December 2002 noteholders' right to participate in any future financing at a 20% discount to the price that new investors would be paying and their right to approve future financing were likely to be obstacles to a completed financing. The Independent Committee also determined that issuing additional shares in exchange for modifications to the notes issued in the December 2002 Interim Financing was, from the perspective of our stockholders, preferable to the alternative of ceasing operations due to our inability to raise additional funding.

The Independent Committee began negotiations in April 2003 to modify the terms of the December 2002 Interim Financing to eliminate the potential obstacles to obtaining permanent financing. The Independent Committee and the December 2002 noteholders agreed to the proposed terms of the exchange transaction on April 22, 2003 and the transaction closed on May 7, 2003. The principal terms of the May 7, 2003 exchange transaction were:

      - the noteholders delivered the 333,334 warrants held by them;

      - the noteholders returned the Class A secured notes and Class B unsecured notes held by them to us for cancellation;

      - to compensate the December 2002 noteholders for surrendering the conversion rights under the notes and the warrants, we issued a total of 20 shares of Class C Stock (the "Class C Stock") to the December 2002 noteholders, which were convertible into an aggregate of 1,084,690 shares of common stock;

      - we issued Class C secured notes to the noteholders in principal amounts equal to the Class A and Class B notes that were cancelled (the "Class C Notes");

      - the Class C Notes were redeemable for cash at the holder's option if we were to complete our anticipated permanent financing;

      - the Class C Notes were not convertible into capital stock;

      - the noteholders surrendered their rights to approve future financing transactions;

      - the Class C Notes were secured by a security interest in our property identical to the security interest created in the December 2002 Interim Financing, and otherwise had terms substantially similar to the Class A Notes; and

      - we expanded our obligation under the registration rights agreement entered into in December 2002 by granting demand registration rights to the noteholders regarding the underlying shares of stock.

We also agreed to unwind the May 2003 Exchange Transaction and restore the original terms of the December 2002 Interim Financing if: (1) our stockholders did not approve the issuance of the common stock underlying the capital stock issued to the noteholders in the May 2003 Exchange Transaction, or (2) if we did not complete our contemplated financing transaction by June 30, 2003 (this date was subsequently extended to July 31, 2003 under the modifications which were agreed to on May 28, 2003 and again to November 15, 2003 or any later day that is one business day following the date agreed by us and the investors for the second closing of the equity financing).

If the May 2003 Exchange Transaction had been rescinded, then the original terms of the December 2002 Interim Financing would have been reinstated (except that all of the notes will be secured). The original terms of the December 2002 notes provided for conversion of the notes at a variable conversion rate. The original terms of the Class A and Class B Notes provided for conversion at the noteholder's option of principal and accrued interest into common stock at a conversion price equal to 80% of the common stock price, with the common stock price being determined at the time of conversion. In addition, if the May 7, 2003 exchange transaction had been rescinded, we would have been required to redeliver the warrants to purchase 333,334 shares of common stock to the December 2002 noteholders.

To allow for the issuance of the preferred shares associated with the exchange transaction, on May 5, 2003, we created a new class of preferred stock, consisting of 20 shares of preferred stock designated as "Class C Stock," each share of which was to automatically convert into 54,235 shares of common stock at the time when our stockholders approve the issuance of common stock underlying the Class C Stock. This would have resulted in an additional 1,084,690 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class C Stock, the holders of the Class C Stock held the right to vote that number of shares into which the Class C Stock is convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

In the May 7, 2003 exchange transaction, Gibralt U.S. and the three other securityholders received (1) Class C Notes in the principal amount equal to the aggregate principal amount of the Class A and Class B Notes surrendered by them and (2) shares of Class C Stock, all in exchange for surrendering the conversion rights of the Class A and Class B Notes (Class C Stock convertible into a total of 723,714 shares of common stock, or, approximately 36,186 shares of common stock per $100,000 principal amount of notes exchanged for non-convertible notes) and the warrants (Class C Stock, convertible into a total of 360,976 shares of common stock, or, approximately 4,332 shares of common stock per 4,000 warrants surrendered). On April 22, 2003, the effective date of the May 7, 2003 exchange transaction, the closing price of the common stock on the AMEX was $4.00 per share.

The number of shares of Class C Stock issued in the exchange transaction and the value of the Class C Stock issued to the December 2002 securityholders in the exchange transaction, using the closing price of the common stock of $4.00 on April 22, 2003, is as follows:


GIBRALT U.S.
------------
Principal Amount of Notes Exchanged: $1,500,000
Number of Warrants Surrendered:                                      250,000
Shares of Class C Stock Issued:                                           15
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    813,518
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                      $3,254,069

MORRIS BELZBERG
---------------
Principal Amount of Notes Exchanged:                                $300,000
Number of Warrants Surrendered:                                       50,000
Shares of Class C Stock Issued:                                            3
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    162,704
Shares of Common Stock Issuable upon Conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $650,814

STEVEN SHRAIBERG
----------------
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $216,938

CHARLES DIAMOND
---------------
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion of Class C Stock multiplied by April 22, 2003 closing price per share: $216,938

After the May 2003 Exchange Transaction and Interim Financing were completed and in light of discussions with our investment banker, the Independent Committee determined that further modifications to the terms of the securities issued in the May 2003 transactions would be necessary to assist us in completing the permanent financing. The material terms of these modifications are described under "Description of May 2003 Modifications to May 7, 2003 Exchange Transaction and Interim Financing."

              DESCRIPTION OF MAY 2003 INTERIM FINANCING TRANSACTION

In March 2003, the board of directors also determined that we had an immediate need for capital to support our operations until we completed the contemplated permanent financing. In April 2003, the board of directors approved a plan to raise up to $1,200,000 of interim financing prior to May 15, 2003. The board further determined that, because of our history of operating losses and cash position at the time, the contemplated permanent financing was likely to involve the issuance of substantial amounts of equity.

The Independent Committee negotiated with Samuel Belzberg, a principal investor and a former director, to obtain the needed $1,200,000 interim financing. Mr. Belzberg committed to lend (through his affiliate, Gibralt U.S.) up to $1,100,000 to us, and two other directors, James A. Wylie, Jr. and Peter Norris, each agreed to lend $50,000 to us, to demonstrate their commitment to and support of us. The board did not believe there were other prospective investors available to us to provide the interim financing on terms and within a time period acceptable to us. The Independent Committee and these directors agreed to the proposed terms of the interim financing on April 22, 2003, and the transaction closed on May 7, 2003.

The material terms of the May 7, 2003 interim financing transaction are as follows:

      - Gibralt U.S. committed to lend up to $1,100,000 to us ($1,000,000 of which was to be funded according to a predetermined funding schedule and the other $100,000 of which was to be funded upon completion of a certain third party transaction), and Messrs. Wylie and Norris loaned $50,000 to us. Gibralt U.S. funded all of its commitment.

      - We issued Class D secured notes in a principal amount equal to the amount loaned to us (secured on an equal basis with the indebtedness incurred in the December 2002 Interim Financing and having substantially similar terms as the Class C notes issued in the May 7, 2003 exchange transaction, except that they would mature one year from the date of issuance).

      - To compensate the lenders for the risk attendant to their investment and based on our financial condition, need for additional funding and lack of definitive terms for a future permanent financing or commitment from any investor to provide such permanent financing, we issued shares of capital stock equal to 20% of the amount of the loan commitment of the interim financing lenders (or, $240,000), in the form of a total of 24 shares of Class D Convertible Preferred Stock, which were convertible into an aggregate of 120,863 shares of common stock.

      - The Class D noteholders held rights (but not the obligation) to redeem their notes for the securities issued by us in the permanent financing on the same terms and conditions as the investors in the permanent financing.

      - The Class D noteholders held rights to redeem their notes for cash if we consummated our permanent financing.

      - The Class D noteholders held registration rights identical to those granted to the holders of the Class C Notes issued in the May 7, 2003 exchange transaction.

During the negotiation process, the lenders required that if the contemplated financing did not occur prior to June 30, 2003 (subsequently extended to July 31, 2003 in the May 28, 2003 modifications, described below and thereafter extended to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agreed as the date for the second closing of the equity financing), then the lenders could accelerate the maturity date of their notes.

We created a new class of preferred stock from our authorized preferred stock, consisting of 24 shares of preferred stock designated as "Class D Convertible Preferred Stock," each share of which would have been automatically converted into 5,036 shares of common stock when our stockholders approved the issuance of these shares of common stock underlying the Class D Convertible Preferred Stock. This would have resulted in an additional 120,863 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class D Stock, the holders of the Class D Stock had the right to vote that number of shares into which the Class D Stock was convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

The loan commitments of the lenders in the May 7, 2003 interim financing and the principal amount of Class D Notes, the number of shares of Class D Convertible Preferred Stock (and the number of shares of common stock into which the Class D Stock is convertible) the lenders received, as well as the value of the Class C Stock issued to the lenders in the interim financing using the closing price of the common stock of $4.00 on April 22, 2003, and after giving effect to the issuance of the shares to be issued upon conversion of the Class C Stock and the Class D Stock, is as follows:

GIBRALT U.S.
------------
Loan Commitment:                                             Up to $1,100,000
Principal Amount of Notes Issued:                            Up to $1,100,000
Shares of Class D Convertible Preferred Stock Issued:                      22
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:               110,791
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                         $221,580

JAMES A. WYLIE, JR.
-------------------
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072


PETER NORRIS
------------
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072

Gibralt U.S., Mr. Norris and Mr. Wylie loaned a total of $1,200,000 to us, representing their entire loan commitments.

                    DESCRIPTION OF MAY 28, 2003 MODIFICATIONS
                       TO MAY 7, 2003 EXCHANGE TRANSACTION
                              AND INTERIM FINANCING

As we proceeded to seek our permanent financing during May 2003, we assessed the availability of investment capital for development stage companies. The Independent Committee determined that it was essential to extend the maturity date of the Class C Notes beyond January 1, 2004, to eliminate the right of the holders of the Class C Notes to redeem those notes for cash upon the completion of the future permanent financing and to limit in certain respects the collateral securing our obligations under the Class C and Class D Notes. The Independent Committee determined that these modifications were necessary because the terms of the Class C and Class D Notes would likely, unless modified, deter investors from investing in us. The Independent Committee found that prospective investors would presumably expect that we would use the proceeds of their investment as working capital rather than apply the proceeds to the satisfaction of existing debt. Accordingly, the Independent Committee negotiated further modifications to the May 7, 2003 exchange transaction, as well as modifications to the May 2003 interim financing transaction, as described below in this section.

The Independent Committee determined that the maturity date of the Class C Notes should be extended to January 1, 2006. In addition, the Independent Committee determined that the security interest granted to the Class C noteholders should be limited to certain collateral that was owned at December 31, 2002 and that the note collateral should not include our after-acquired property, thereby making that property available as security to our future investors. The Independent Committee further determined that the Class D Notes should not be redeemable for cash upon the closing of the future financing transaction. Instead, the Class D Notes should be converted into the securities issued in the future financing on the same terms and conditions offered to the other investors. With these objectives, the Independent Committee commenced negotiations with the holders of the Class C Notes and the Class D Notes.

The Class C noteholders required that, in exchange for the modifications we sought, the terms of their notes be revised to increase the interest rate from 8% to 12.5% per annum, and to require that we commence making payments of interest accrued from December 27, 2002 through May 27, 2003 and principal on a quarterly basis beginning the first quarter of 2004, but only to the extent of 50% of our excess quarterly cash flow.

The Class C noteholders also agreed to modify the security for the notes, the change to become effective when we raised at least $6,000,000 in our permanent financing. The Class C noteholders agreed that their security interest in accounts receivable would be subordinated to a future security interest granted by us in a receivables financing transaction and that their security interest in intellectual property would be limited to that owned as of December 31, 2002.

The Class C noteholders required that we maintain minimum inventory and fixed asset levels, determined quarterly, of not less than $2,000,000. In addition, our combined cash, inventory and fixed assets must be at least $3,271,400. A failure to comply with these covenants is an event of default. The notes have other events of default for matters such as non-payment of interest or principal, breach of representations and warranties, failure to satisfy any agreement or condition under the agreements with the investor which is not cured within 30 days, a "cross-default" for our other institutional indebtedness and our voluntary or judicial dissolution or bankruptcy. We and the Class C noteholders exchanged the Class C Notes for an equal principal amount of Class E Notes with these modified terms.

The covenant relating to minimum inventory, net book assets and cash levels does not apply unless and until we raise at least $6,000,000 in gross proceeds in a future financing. We did not expect an event of default relating to this requirement to occur if we completed our contemplated permanent financing. No events of default occurred. If any event of default occurred and was not cured within the applicable cure period, then, unless the default was waived by a majority in interest of the noteholders, at the option and in the discretion of the holders of at least 66 2/3% of the principal amount of the Class E Notes, the noteholders could have declared the notes and all accrued interest to be immediately due and payable, and could have immediately enforced any and all of the noteholder's rights and remedies provided in the agreements with and the investors and any other rights or remedies afforded by law.

The Class D noteholders agreed to redeem their Class D Notes in exchange for the securities issued in the contemplated permanent financing on the same terms and conditions offered to the other investors and to forego the option of redeeming their notes for cash after the permanent financing occurred.

The noteholders also agreed to extend the date by which we would be required to raise $6,000,000 in our permanent financing (to avoid triggering the December 2002 securityholders' right to rescind the May 7, 2003 exchange transaction) from June 30, 2003 to July 31, 2003 (and subsequently, to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agree as the date for the second closing of the of the equity financing), and to defer our obligation to seek stockholder approval of the conversion of the Class C Stock and Class D Stock into shares of common stock until a future meeting of the stockholders, at which we would also seek approval of the issuance of common stock underlying securities that may be issued by it in the permanent financing. The rescission right was not available unless the meeting was held and the issuance was not approved.

On September 3, 2003, we redeemed all of our outstanding Class E Notes (principal of $2,000,000 plus accrued interest of approximately $132,000), and no Class E Notes remain outstanding. We used a portion of the proceeds of the first closing of the equity financing to pay for the redemption of the Class E Notes.

           AUGUST 2003 AND NOVEMBER 2003 EXCHANGES OF PREFERRED SHARES

As a result of the stipulation of settlement that we reached in the Augenbaum litigation, we entered into exchange agreements with the holders of the outstanding shares of our Class C Stock and Class D Convertible Preferred Stock. Upon entering into the exchange agreements, on August 22, 2003 the holders of the Class C Stock exchanged their Class C Stock for 20 Class E Shares, on a share-for-share basis. Similarly, upon execution of the exchange agreements, the holders of the 24 outstanding Class D Stock exchanged their Class D Stock for Class F Shares, on a share-for-share basis. Following these exchanges, we eliminated all Class C Stock and all Class D Stock.

Shares of the Class E Stock are preferred in liquidation to the extent that, before any distribution of assets can be made to the holders of our common stock, there will be distributed pro rata to the holders of the issued and outstanding Class E Shares and Class F Shares the amount of $108,469 as to each outstanding Class E Share and $10,072 per share as to each outstanding Class F Share. The holders of the common stock then share in the remainder of net liquidation of proceeds. The term liquidation means our liquidation, dissolution or winding up, as well as any sale, lease, exchange or other disposition of all or substantially all of our assets. The aggregate liquidation preference of the Class E Shares is $2,169,380 and the aggregate liquidation preference of the Class F Shares is $241,728. The aggregate liquidation preference was determined to be equal to the dollar value that the board of directors allocated to the conversion rights, warrants and other rights that we agreed to pay to the holders of the Class C Stock and the discount that we agreed to pay to the holders of the Class D Stock in the May 7, 2003, transactions.

The holders of the Class E Shares and Class F Shares have the right to vote one vote per share, respectively, for each outstanding Class E Share and each outstanding Class F Share.

The holders of the Class E Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class E Share being 1,355,862 times the dividend or distribution to be paid on each share of common stock. The holders of the Class F Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class F Share being 125,898 times the dividend or distribution to be paid on each share of common stock.

The exchange agreements also gave both us and the holders of the Class E Shares and the Class F Shares rights to exchange those preferred shares for shares of our common stock, as long as our stockholders approve the issuance of the shares of our common stock underlying the preferred shares and the AMEX approves the listing of these shares of common Stock. Specifically, if the stockholders approve the common stock issuance and the AMEX lists these the shares of common stock, then the holders of the Class E Share have the right to sell to us, and we have the right to purchase from them, each outstanding Class E Share in exchange for 54,235 shares of our common stock per Class E Share. Similarly, the holders of the Class F Shares have the right to sell to us, and we have the right to purchase from them, each outstanding Class F Share in exchange for 5,036 shares of our common stock per Class F Share. The exchange agreements also provided that, should any sale, lease, exchange or other disposition of all or substantially all of our assets occur while the Class E Shares and the Class F Shares are outstanding, each holder of the Class E Shares has the right to sell to us all Class E Shares in exchange for 54,235 shares of common stock per Class E Share. Similarly, each holder of Class F Share has the right to sell to us all Class F Shares in exchange for 5,036 shares of common stock per Class F Share.

The board of directors determined that the terms of the exchange agreements were appropriate in order to provide the former holders of the Class C Stock and the Class D Stock with the economic equivalence of the conversion rights they held in conjunction with the Class C Stock and Class D Stock. Upon exchange of all Class E Shares, the former holders of the Class C Stock will receive 1,084,690 shares of our common stock, or the same number of shares of our common stock we were obligated to issue to them upon conversion of the Class C Stock. Upon exchange of all the Class F Shares, the former holders of the Class D Stock will receive 120,863 shares of common stock, or the same number of shares of our common stock that we were obligated to issue to them upon conversion of the Class D Stock. In the stipulation of settlement for the Augenbaum litigation, the parties agreed on the exchange of shares of our common stock in these specific amounts for the Class E Shares and Class F Shares, as well as the exchange of the Class E Shares for the Class C Stock and the exchange of the Class F Shares for the Class D Stock. A hearing before the Delaware Chancery Court for approval of the stipulation of settlement was held on September 15, 2003. After this hearing, the court entered an order approving the stipulation of settlement as submitted. The stipulation of settlement became final on October 15, 2003 when the appeal period terminated with no appeal having been filed.

At the request of the investors in our equity financing, we and Gibralt U.S., on behalf of itself and the other holders of the Class E Shares and Class F Shares, agreed not to exchange the Class E Shares or Class F Shares for common stock until the second closing of the equity financing. Gibralt U.S. also acknowledged that the common stock to be issued upon the exchange of the Class E Shares and Class F Shares will not be eligible to participate in the offering to stockholders, and that only those shares of common stock held by Gibralt U.S. and the other holders of Class E Shares and Class F Shares as of August 29, 2003 will be eligible to participate in the offering.

Pursuant to the August 2003 exchange agreement, in connection with the equity financing, on November 25, 2003 we exchanged all outstanding shares of Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding shares of Class F Stock for a total of 120,863 shares of common stock. After these shares were exchanged, we had no shares of preferred stock outstanding.

     PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 2003 EQUITY FINANCING

INVESTMENT BY THE HOLDERS OF THE CLASS E NOTES AT THE FIRST CLOSING. As part of the negotiation of the equity financing, the investors indicated that, were they to purchase notes that would be convertible into shares of our common stock, the notes would be required to be secured by all of our assets, including the patent rights acquired by us with the proceeds of the first closing and also by those assets that, prior to the first closing, were encumbered by security interests in favor of the then-outstanding Class E Notes. As a result, we offered to Gibralt U.S. and to the other three holders of the Class E Notes the opportunity to purchase $2,000,000 of the Secured Bridge Notes, which was the outstanding principal amount of the Class E Notes, and to use part of the proceeds of the first closing to retire the Class E Notes in full, making the collateral securing the Class E Notes available to all holders of the Secured Bridge Notes. The board of directors unanimously, with the abstention of Samuel Belzberg, approved the terms on which the holders of the Class E Notes would participate in the equity financing at the first closing. Under those terms, the full $2,000,000 new investment made by the holders of the Class E Notes would be allocated to the purchase of Secured Bridge Notes and the holders of the Class E Notes would, in exchange, terminate the security interest encumbering our assets and make those assets available as collateral for all holders of the Class E Notes. The former holders of the Class E Notes received as security for the repayment of the Secured Bridge Notes held by them, a pro rata interest in the same collateral securing all of the other Secured Bridge Notes. As is the case with all Secured Bridge Notes, the Secured Bridge Notes held by Gibralt U.S. and the other former holders of the Class E Notes converted into common stock on November 25, 2003 at a purchase price of $2.00 per share.

CONVERSION OF CLASS D NOTES AT FINAL CLOSING. The terms and conditions under which we issued our outstanding Class D Notes to Gibralt U.S., Peter Norris and James A. Wylie, Jr. in May 2003 included a requirement that the Class D Notes be converted into equity on the same terms and conditions on which all other investors participate in an equity financing. Therefore, on November 25, 2003, the $1,200,000 principal amount plus accrued interest on the Class D Notes converted into our common stock at a price of $2.50 per share, and we issued 499,294 shares of common stock to the former holders of the Class D Notes.

AGENCY CAPACITY OF GIBRALT U.S. After the first closing of the equity financing, Gibralt U.S. ceased to act as the "Designated Note Purchaser" on behalf of the Class E Notes (because these notes were redeemed and are no longer outstanding), and at the second closing, ceased to act as the "Designated Lender" on behalf of the holders of the Class D Notes because they are converted at the second closing. In addition, Gibralt U.S. agreed to act as the "Designated Note Investor" under the security agreement that provided the security interest to the Secured Bridge Note holders and as the "Designated Pledgeholder" under the pledge agreement under which Gibralt U.S. held all outstanding shares of Diomed PDT, Inc., an indirect wholly-owned subsidiary of us, as security for holders of the Secured Bridge Notes and the Class E Notes.

On August 21, 2003, Gibralt U.S. also agreed, on behalf of the holders of the Class E Shares and the Class F Shares, that their right to registration of those shares of our common stock for which they are exchangeable would be governed by the registration rights agreement entered into connection with the equity financing rather than the agreements that had been entered into at the time of the acquisition of the Class C Stock and the Class D Stock. On August 21, 2003, Gibralt U.S., acting on behalf of all holders of the Class D Notes, also agreed that although it had the right to declare the Class D Notes immediately due and payable , it would extend this deadline to the business day following the second closing of the equity financing.

 ACCELERATED CONVERSION OF CLASS A CONVERTIBLE PREFERRED STOCK ON MARCH 31, 2003

In March 2003, the board of directors determined to accelerate the conversion into common stock of all our outstanding shares of Class A Stock, including those shares owned by related parties, pursuant to the authority reserved in the board under the terms of Class A Stock. Pursuant to the terms of the Class A Stock, on December 31, 2002 the Class A Stock had begun to automatically convert into common stock at the rate of 5% of the aggregate number of shares originally issued at that date and at the end of each month thereafter, with those shares that were not converted at the end of February 2004 automatically converting into common stock on February 29, 2004. The original terms of the Class A Stock also provided that after February 28, 2003, the board of directors could in its discretion accelerate the rate of conversion or increase the amount of shares of Class A Stock being converted, so long as the change applied equally to all shares of Class A Stock.

The purpose for the conversion feature of the Class A Stock, when the terms of the Class A Stock were designated in February 2002, was to permit a staggered increase in the number of shares of common stock available for trading in order to minimize the market disruption that otherwise may occur if a large block of shares were to become tradable at once. In March 2003, the board determined that the effect of the incremental conversion of Class A Stock into common stock would impair our ability to procure additional equity investment. The board further determined that due to the apparent negative impact on our ability to obtain equity financing, the board's goal is to have only one class of capital stock outstanding prior to completing our permanent financings. Pursuant to our discretion under the terms of the Class A Stock, the board determined to cause all of the outstanding shares of Class A Stock to convert into common stock as of March 31, 2003. This acceleration affected all holders of Class A Stock equally, whether related parties or non-affiliated parties.

As a result of the board's determination to accelerate the conversion of the Class A Stock, on March 31, 2003 we converted all 525,715 outstanding shares of Class A Stock (including 234,554 shares held by related parties) into an equal number of shares of common stock, resulting in a total of 1,188,470 shares of common stock outstanding and no Class A Stock outstanding. Those related parties who owned Class A Stock as of March 31, 2003 immediately prior to the conversion into common stock and the numbers of shares they held are as follows:

         NAME                             SHARES OF CLASS A STOCK OWNED
         ----                             -----------------------------
Samuel Belzberg (Director until
February 23,2004)
(shares registered to Gibralt
Capital Corporation)                                 34,000

Peter Norris (Director until
September 9, 2003)
(shares registered to spouse)                           558

Ajmal Khan (holder of greater than
5% of our capital stock ) (79,466
shares registered to Verus
Investments Holdings, Inc. and
68,000 shares registered to
Verus International Group Limited)                  147,466
Winton Capital Corp. (holder of
greater than 5% of our
capital stock)                                       52,530

      The benefit derived by those related parties of us who owned Class A Stock on March 31, 2003 was the conversion of our Class A Stock into common stock. This was the same as the benefit derived by all other former holders of Class A Stock as a result of this transaction.

                           CERTAIN MARKET INFORMATION




Our common stock is traded on the AMEX under the symbol "DIO." On November 29, 2005, our common stock closed at a price of $2.13 per share.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since February 22, 2002, our common stock has been listed on the AMEX under the symbol "DIO." Between November 2001 and February 22, 2002, our stock was quoted on the OTC Electronic Bulletin Board. Prior to being quoted on the OTC Bulletin Board, there was no market for our common stock. The following table sets forth for the periods indicated the high and low bid price information for the common stock as reported on the AMEX and the Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices per share shown below are adjusted to reflect the 1-for-25 reverse split effective June 17, 2004.




                 PERIOD                                        HIGH         LOW
                 ------                                        ----         ---
      2003

           FIRST QUARTER .................................. $  9.50        2.50
           SECOND QUARTER ................................. $ 13.50        4.00
           THIRD QUARTER .................................. $ 13.25        8.00
           FOURTH QUARTER ................................. $ 10.50        6.50

      2004
           FIRST QUARTER .................................. $  9.00        3.75
           SECOND QUARTER ................................. $  4.25        2.50
           THIRD QUARTER .................................. $  3.19        1.91
           FOURTH QUARTER ................................. $  4.32        1.66

      2005
           FIRST QUARTER .................................. $  4.68        3.49
           SECOND QUARTER ................................. $  4.08        2.41
           THIRD QUARTER .................................. $  3.21        1.92


As of December 31, 2004, there were approximately 400 holders of record of our common stock (a substantial number of which are nominees for other persons), and as of November 30, 2005, there were approximately 375 holders of record of our common stock (a substantial number of which are nominees for other persons).


It has been our policy not to pay cash dividends and to retain future earnings to support our growth. However, we have agreed to pay dividends to the holders of the preferred stock we issued on September 30, 2005. These dividends are payable in cash or under certain circumstances and at our election, in the form of common stock. See "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above for further details. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                            DESCRIPTION OF SECURITIES
    (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

References in the following description are to securities of Diomed Holdings, Inc. unless otherwise stated or readily indicated by context.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock.

As of September 29, 2005 (before giving effect to our September 30, 2005 financing transaction), there were 19,423,728 shares of common stock outstanding, plus an additional 6,745,657 shares of common stock represented by outstanding convertible debentures, warrants and stock options, resulting in 26,169,385 shares of common stock outstanding on a fully diluted basis. There were zero shares of preferred stock outstanding as of September 29, 2005. As of September 30, 2005 (after giving effect to the financing transaction that we completed that day), there were 19,423,728 shares of common stock outstanding, plus an additional 12,545,657 shares of common stock represented by the 4,000,000 shares of preferred stock and 1,800,000 warrants we issued on September 30, 2005 and the previously outstanding convertible debentures, warrants and stock options, resulting in 31,969,385 shares of common stock outstanding on a fully diluted basis. There were 4,000,000 shares of preferred stock outstanding as of September 30, 2005.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, which are included as exhibits to this report, and by the provisions of applicable Delaware law.

                                  COMMON STOCK

Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is permitted by our Certificate of Incorporation. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of common stock outstanding as of the date of this prospectus is validly issued, fully paid and nonassessable.

                                 PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock. The board of directors can fix the rights, preferences and privileges of the shares and any qualifications, limitations or restrictions thereon. The board of directors may authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Each share of preferred stock outstanding as of the date of this prospectus is validly issued, fully paid and nonassessable.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

      - restricting dividends on common stock;

      - diluting the voting power of the common stock;

      - impairing the liquidation rights of the common stock; or

      - delaying or preventing a change in control without further action by the stockholders.

Four million shares of preferred stock are currently issued and outstanding, having been issued pursuant to the private placement financing that we completed on September 30, 2005. See `Liquidity and Capital Resources", Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above, for a discussion of the particular rights and preferences designated by the board of directors for these shares of preferred stock. After giving effect to the 4,200,000 shares designated for issuance in the September 30, 2005 financing (of which only 4,000,000 were issued and sold), we had an additional 15,800,000 authorized but unissued shares of preferred stock available.

                                  STOCK OPTIONS

In November 2003, our stockholders approved our 2003 Omnibus Incentive Plan, under which we reserved 1.6 million shares of common stock for future issuance. In May 2005, our stockholders approved an increase of 1.5 million shares reserved, providing for a total of 3.1 million shares of common stock reserved for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. Stock options are currently outstanding under the 2003 Omnibus Plan and two prior plans, the 1998 Stock Option Plan and the 2001 Stock Option Plan.

The exercise price and vesting of individual awards granted are determined by the board of directors at the date of grant. Our current policy provides for options to generally vest over two to four years and expire 10 years after the date of grant. Incentive stock options under the plans are granted at not less than fair market value per share of common stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

As of September 30, 2005, 1,526,818 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 2.542 options were available under the 2001 Plan as of September 30, 2005.

As of September 30, 2005, options to purchase a total of 1,711,225 shares of common stock were issued and outstanding, as follows:



                                                     OUTSTANDING                                   EXERCISABLE
                                      -------------------------------------------      -------------------------------------
                                                                 Weighted Average                            Weighted Average
Exercise Price              Shares       Remaining Life*           Exercise Price             Shares           Exercise Price
--------------              ------       ---------------         ----------------            ------          ----------------
 $ 2.00 - $11.50             1,679,861         8.61                    $    4.61             770,665               $   4.91
  26.00 - 50.00                 18,256         6.07                        35.32              16,231                  35.84
  56.25 - 88.50                    814         5.67                        61.40                 764                  61.74
 100.00 - 164.00                11,974         2.32                       152.20              11,974                 152.20
$201.25 - $205.75                  320         1.08                       205.75                 320                 205.75
                        --------------                           ---------------      -------------------------------------
                             1,711,225                                 $    6.05             799,955               $   7.89
                        ==============                           ===============      =====================================

*Remaining average contractual life (in years).

                                    WARRANTS

From time-to-time we issue warrants to purchase common stock to persons who have invested in the Company or who have provided services to us or entered into agreements with us. As of September 30, 2005, warrants to purchase a total of 5,198,452 shares of common stock were issued and outstanding, as follows:

                                                                                                            Weighted Average
                                             Range of Exercise                         Weighted Average   Remaining Contractual
                                                  Price            Number of Shares     Exercise Price       Life (In Years)
                                           ----------------------------------------------------------------------------------
Outstanding, December 31, 2004             $0.025 - $87.50         2,991,263              $ 2.18                    4.82

        Granted                            $2.50 - $2.90           2,400,000              $ 2.60                    4.96

        Exercised                          $2.10                    (192,811)             $ 2.10                      --
        Forfeited
                                           ---------------------------------------------------------------------------------

Outstanding, September 30, 2005            $0.025 - $87.50         5,198,452              $ 2.38                    4.31
                                           =================================================================================

Exercisable, September 30, 2005            $0.025 - $87.50         5,198,452              $ 2.38                    4.31
                                           =================================================================================

The above reflects two recent transactions in which we issued warrants. On August 5, 2005, we issued warrants to purchase 600,000 shares of common stock with an exercise price of $2.90 per share to Luminetx Corporation in connection with a distribution agreement between us and Luminetx, and on September 30, 2005, we issued warrants to purchase 1,6 million shares of common stock with an exercise price of $2.50 per share to investors who purchased preferred stock in our private placement financing and warrants to purchase 200,000 shares of common stock with an exercise price of $2.50 per share to holders of debentures that we had issued in October 2004 as an inducement for their waiver of certain negative covenants that were implicated by the September 2005 financing transaction.

                           DELAWARE ANTI-TAKEOVER LAW

We and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes merger, asset sale and other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. We act as our own transfer agent and registrar as to our preferred stock, warrants and stock options.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS


The following information regards our directors as of November 30, 2005:


                                          DIRECTOR          PRINCIPAL OCCUPATION DURING
NAME                       AGE             SINCE            LAST FIVE YEARS AND DIRECTORSHIPS
----                       ---             -----            ---------------------------------

Geoffrey Jenkins           52               2002            Mr. Jenkins has been a director of Diomed since 2001, a director of the
                                                            Company since the February 14, 2002 merger, is chairman of the
                                                            Compensation Committee and has been the chairman of the board of directors of the Company since January 2003. Mr. Jenkins has over twenty-five years of experience in building consumer and professional healthcare companies. In 2000, he founded and became the president of
                                                            UV-Solutions, LLC, a product development company. From 1998 to 2000, Mr.
                                                            Jenkins held the positions of chief operating officer and then president of MDI Instruments, which was acquired by Becton Dickinson in 1999. MDI
                                                            Instruments developed and marketed diagnostic devices for the healthcare market. Mr. Jenkins holds a BS and BA from Clarkson University, awarded in 1976.

Sidney Braginsky           67               2004            Mr. Braginsky has been a director since January 2004. Mr. Branginsky has in excess of thirty years of executive experience in scientific and consumer products. During the past five years and prior thereto, Mr.
                                                            Braginsky has held a variety of executive level positions. Currently,
                                                            Mr. Braginsky is the chairman of DoubleD Venture Fund, LLC, chairman of
                                                            Atropos Technologies, LLC, chief executive officer and president of
                                                            Ineedmd, Ltd. and chairman and chief executive officer of Digilab, LLC, a manufacturer and marketer of spectroscopy instruments. From 2001 through 2003, Mr. Braginsky was president of Mediscience Corp., a designer and developer of diagnostic medical devices. From 1994 through
                                                            2000, he was president and chief operating officer of Olympus America,
                                                            Inc., which he joined in 1970. During his tenure at Olympus America, a business unit of the global Japanese company, Mr. Braginsky built
                                                            Olympus America into a billion dollar business unit focused on optical products. Mr. Braginsky currently serves as a director of Noven
                                                            Pharmaceutical Corp. (where he is a member of the Audit Committee), a director of Estech Cardiology and a director of E.O.S.Electro-Optical
                                                            Systems. Mr. Braginsky is also chairman of the board of City University of New York, Robert Chambers Laboratory, chairman of International
                                                            Standards Organization Optics and Electro-Optical Systems and a board member of several other organizations in the scientific and educational community. Mr. Braginsky attended the City University of New York.

Gary Brooks                70               2003            Mr. Brooks has been a director of the Company since March 2003 and is a member of the Audit Committee. Mr. Brooks is a nationally recognized turnaround consultant and crisis manager. During the past five years and prior thereto, Mr. Brooks has principally served as chairman and chief executive officer of Allomet Partners, Ltd. where since 1985 he has provided turnaround consulting and interim management services to more than 400 companies. He has over thirty-five years of diversified executive management experience. Mr. Brooks earned a BS in Biochemical
                                                            Engineering and Industrial Management from Massachusetts Institute of
                                                            Technology in 1955 and an MS in Chemical Engineering and Operations
                                                            Research from the University of Rochester in 1959.

A. Kim Campbell            57               2002            Ms. Campbell has been a director of the Company since March 2002, and is a member of the Compensation Committee. Ms. Campbell served as Canada's
                                                            19th (and first female) Prime Minister in 1993. She was also Canada's
                                                            Minister of Justice, Attorney General and Minister of National Defense.
                                                            Currently, Ms. Campbell is the Secretary General of the Club of Madrid,
                                                            an organization which promotes democracy and is comprised of 55 former heads of state and government. She maintains her long-standing relationship with Harvard University by serving as an Honorary Fellow to the Center for Public Leadership at the John F. Kennedy School of
                                                            Government. In 2000, she completed a four-year term as Consul General of
                                                            Canada in Los Angeles, California, in which she fostered trade in the high-tech and biotechnology industries. Ms. Campbell holds a range of prestigious positions, including Senior Fellow of the Gorbachev
                                                            Foundation of North America in Boston, Massachusetts, member of the
                                                            International Council of the Asia Society of New York and Chair Emerita
                                                            of the Council of Women World Leaders, an organization of current and former Presidents and Prime Ministers. Ms. Campbell holds a BA and an
                                                            LLB from the University of British Columbia, awarded in 1969 and 1983, respectively, performed doctoral work in Soviet government at the London
                                                            School of Economics from 1970 to 1973 (ABD), and holds six honorary doctorates.


                                       70

Joseph Harris              58               2004            Mr. Harris has been a director of Diomed since February 2004. Mr. Harris is currently a partner in Trillium Lakefront Partners, III, an early stage and growth equity venture capital company. He has also served as senior vice-president and director of corporate strategy & development for Smithkline Beecham, where his responsibilities included management of corporate acquisitions, divestitures, and joint ventures; Eastman
                                                            Kodak, as managing director of business development and director of
                                                            Licensing Technology Development; and senior vice president, corporate development at Cantel Medical Corp, a publicly-traded medical device company. Mr. Harris was a certified public accountant with Coopers &
                                                            Lybrand and practiced law in the state of New York with the Mackenzie law firm. Mr. Harris also serves on the board of directors of Ortho
                                                            Vita, Inc., a manufacturer and marketer of bio-materials. Mr. Harris received his bachelors degree in Accounting and his MBA from Syracuse
                                                            University School of Business. He earned his Juris Doctor degree from the Syracuse University School of Law.

Peter Klein                51               2002            Mr. Klein has been a director of Diomed since 1999 and a director of the
                                                            Company since the February 14, 2002 merger. Mr. Klein served as the president and chief executive officer of Diomed from June 1999 and of the Company since the merger through January 2003, at which time he resigned from the offices of president and chief executive officer, but remained a director. Mr. Klein is currently president and chief executive officer of Enefco International Inc., a manufacturer of custom die cut and assembly work products. For thirteen years prior to joining
                                                            Diomed, Mr. Klein has served as an executive in the medical image processing business, first as founder, president and co-chairman of
                                                            Tomtec Imaging Systems, then as president and chief executive officer of
                                                            Medison America, Inc., a subsidiary of the Korean Group Medison.

Edwin Snape, Ph.D.         64               2004            Dr. Snape has been a director since January 2004. Dr. Snape has extensive experience in a broad range of medical-related fields. His experience in the field of medical devices represents a broad range of technologies and markets, including wound drainage, blood transfusion, ultrasound, MRI, implantable devices, drug delivery, vascular access, organ isolation, arterial fibrillation, cardiac monitoring, temperature management and thrombectomy. In the diagnostic field, Dr. Snape's experience includes alcohol and drug testing, diabetes, cardiovascular disease, haemotology testing and antibody-based diagnostic testing. His experience in the pharmaceutical field includes drug delivery, CNS disorders, viral and bacterial diseases, GI tract disorders, human tissue and organ regeneration and oncology. During the past five years and prior thereto, Dr. Snape has been a partner of New England Partners, a venture capital company based in Boston, Massachusetts founded in
                                                            1995. He was either the founder or management partner in nine private equity funds, and has been involved in numerous investments, including over 320 investments in the health care sector, fourteen of which completed initial public offerings and seventeen of which were either merged or acquired. Dr. Snape earned Bachelor of Science and Ph.D.
                                                            degrees from University of Leeds, England.

David Swank                48               2003            Mr. Swank has been a director of the Company since March 2003 and served as chairman of the Audit Committee from that time until he became the
                                                            Company's chief financial officer, effective September 1, 2003. Mr.
                                                            Swank is president and founder of BrookstoneFive, Inc., a private consulting firm engaged in corporate strategy formulation and capital acquisition. Since 1997, Mr. Swank has principally been the president of
                                                            BrookstoneFive, Inc., although from 2001 to the beginning of 2003, he also served as executive vice president and chief financial officer of
                                                            Melard Technologies, Inc., a New York-based, privately held high-tech developer of wireless computing devices. From 1994 to 1996, he served as executive vice president-corporate development and senior vice president-chief financial officer at Telxon Corporation, a publicly traded developer of mobile computing devices, and from 1989 to 1992, he was regional controller for PepsiCo Foods International (PFI), the international snack food subsidiary of PepsiCo, Inc. Mr. Swank earned a
                                                            BS in Business Administration in the honors accounting program at The
                                                            Ohio State University in 1980 and an MBA with a concentration in Finance at Southern Methodist University in 1989.

James A. Wylie, Jr.        66             2003              Mr. Wylie has been a director of the Company since January 2003, at which time he also became the Company's president and chief executive officer. Prior to joining the Company, Mr. Wylie acted as a consultant from 1994 through 2002, providing strategic advisory and interim executive management services to institutional investors and operating companies in the medical device, health care, chemical and telecommunications industries. Mr. Wylie has more than 30 years of global executive management experience as a division president, group executive, president and chief executive officer of both private and public corporations. Mr. Wylie holds a BS in Chemistry from Bates
                                                            College.

None of the persons named above are related by blood, marriage or adoption to any other director nominees or any of our executive officers.

The following information regards our current executive officers, in addition to Mr. Wylie and Mr. Swank, and highly-compensated non-executive officer employees:

Kevin Stearn, General Manager,
 Diomed Ltd.                                                Mr. Stearn joined us in March 2000 and is the general manager of our UK subsidiary. From 1987 to 2000 he served as the operations director of
                                                            MediSense, a medical diagnostic manufacturer, joining that company in its early start-up phase and growing it from revenues of $20 million to
                                                            $285 million and a workforce of over 700 people and a 30-fold increase in production.

Christopher Geberth, Vice
President of Finance                                        Mr. Geberth joined us in May 2004 as vice president, finance and controller. Mr. Geberth has prior experience in the fields of finance and accounting in technology and manufacturing industries. Mr. Geberth has held positions of vice president and controller with Melard
                                                            Technologies, Inc., a New York based, privately held high tech developer of wireless computing devices, and vice president and controller of
                                                            Netmarket Group, Inc., a privately held e-commerce company. Prior to joining Diomed, Mr. Geberth served as an audit manager focusing on emerging growth companies with PricewaterhouseCoopers LLP, an international "Big Four" accounting firm. Mr. Geberth earned his BA in
                                                            Accounting from Pace University in 1993.

John J. Welch, Vice President of
Marketing                                                   Mr. Welch joined us in October 2002 as vice president of marketing. He has over 20 years prior experience in marketing, sales and management in the medical device industry. Prior to joining Diomed, Mr. Welch was worldwide vice president of marketing for the surgical division of
                                                            Haemonetics Corp., and before that he served CR Bard and Datex-Ohmeda in sales and marketing capacities and acted as director of marketing and sales for the New England Region of the American Red Cross Blood
                                                            Program. Mr. Welch holds a BS in medical technology from Framingham
                                                            State College.

Cary Paulette, Vice President,
North American Sales                                        Mr. Paulette joined us in December 2004 as vice president of North
                                                            American Sales. He has over 20 years experience in sales and marketing management in the medical device and software industries. Prior to joining Diomed, Mr. Paulette served as Region Manager for Guidant CRM.
                                                            Prior to that, he held roles as Vice President of The Americas for
                                                            Viewlocity and I2, both Supply Chain Software developers. Prior to his software experience, Mr. Paulette worked in various sales and marketing positions for Boston Scientific Corporation with his last role as Area
                                                            Director for Boston Scientific Endoscopy. Mr. Paulette holds a BA in
                                                            Marketing Management from Baylor University.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of any class of our capital stock to file with the SEC initial reports of ownership and reports of changes in ownership and to provide copies of such reports to us. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2004, we believe that all of the filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with during the most recent fiscal year as to which we have issued our annual report, except as follows:

Three of our directors and executive officers did not timely file notices of the acquisition of stock options that we granted during 2004. The following grants of options were not reported within ten business days of grant to these new directors on Forms 3 required to be filed with the SEC, but were reported when these officers and directors filed their respective Forms 5 with the SEC in February 2005:

                                                                Number of Shares
                                                                   underlying
      Name                         Date of Grant                  Stock Options

      Sidney Braginsky                2/24/04                        20,000
      Edwin Snape                     2/24/04                        20,000
      Joseph Harris                   2/24/04                        20,000

In the debt and equity financing that we completed on October 25, 2004, we issued to Omicron Master Trust (i) convertible debentures in the principal amount of $5.5 million, convertible into 2,401,747 shares of common stock and
(ii) warrants to purchase 1,439,791 shares of common stock. These securities represented approximately 20% of our outstanding shares (assuming the conversion and exercise of Omicron's derivative securities). To our knowledge, Omicron did not file a Form 3 with the SEC to indicate its acquisition of beneficial ownership of common stock, required to be filed within 10 business days of the acquisition of these securities, or Forms 4 to reflect any subsequent acquisitions or dispositions of our securities that may have occurred.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the compensation that we paid for services rendered in all capacities for the fiscal years ended December 31, 2003 and 2004 and by those individuals serving as our chief executive officer during 2003 and 2004 and our other executive officers serving on December 31, 2004 whose salary and bonuses for 2004 exceeded $100,000. We refer to these officers as the "Named Executive Officers." Numbers of shares referenced below are adjusted to reflect the 1:25 reverse stock split effective June 17, 2004. This information is unaudited.

                                                                                                Long Term
                                                                                               Compensation
                                                                                            Awards Securities
   Name and                       Fiscal Year                                                   Underlying           All Other
  Principal                    Annual Compensation                                              Options (1)          Compensation
   Position                           End                Salary              Bonus              (No. Shares)            (2)
--------------- ----------------- ------------ ------------------ ------------------- ----- ------------------- -------------------
James Wylie (3)                   12/31/04              $330,000             $50,000               287,412                $0
                                  12/31/03              $225,000            $177,000                 32,000          $75,000


David Swank (4)                   12/31/04              $177,544             $83,300                 70,000               $0

                                  12/31/03               $96,100                  $0                  8,000               $0


Kevin Stearn (5)                  12/31/04              $171,000             $32,000                 34,000               $0

                                  12/31/03              $134,000                  $0                  6,000               $0


John Welch (6)                    12/31/04              $165,500             $25,000                 28,000               $0

                                  12/31/03              $146,000                  $0                  4,400               $0


Christopher Geberth (7)           12/31/04               $80,000                  $0                 30,000               $0
                                  12/31/03                    $0                  $0                     0                $0

Cary Paulette (8)                 12/31/04               $11,330                  $0                 50,000               $0
                                  12/31/03                    $0                  $0                     0                $0


(1) During fiscal 2004 and 2003, neither Diomed Holdings, Inc. nor Diomed, Inc. granted any restricted stock awards or stock appreciation rights or made any long-term incentive plan payouts to any Named Executive Officer.

(2) Includes all other annual compensation and all other long-term compensation. Perquisites are not included if the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus.

(3) Pursuant to terms of Mr. Wylie's employment agreement, Mr. Wylie's annual salary was increased from $300,000 to $330,000. We granted options to purchase 287,412 shares of common stock to Mr. Wylie in 2004. We paid Mr. Wylie a bonus of $50,000 in 2004 in recognition of his services performed in 2003. We agreed to pay Mr. Wylie a bonus of $66,000 in 2005 in recognition of his services performed in 2004. Effective February 15, 2005, we increased Mr. Wylie's annual base salary to $355,000. See "Employment Agreements," below.

(4) Mr. Swank became a director in March 2003 and served on our Audit Committee from that time until September 1, 2003, when we appointed Mr. Swank as chief financial officer on a consulting basis. We paid Mr. Swank consulting fees of $177,544 during 2004. Mr. Swank's consulting fee is currently $17,916 per month. We granted options to purchase 70,000 shares of common stock to Mr. Swank in 2004. We also paid Mr. Swank an aggregate bonus of $70,000 in 2004, including $50,000 in recognition of his services performed in connection with the equity financing completed in 2003 and $20,000 in recognition of his other services performed in 2003. We also agreed to pay Mr. Swank a bonus of $42,000 in 2005 in recognition of his services performed in 2004.

(5) Mr. Stearn began employment in February 2000. All figures expressed as converted into US dollars from British Pounds Sterling. Mr. Stearn's annual salary was increased from BPS 91,000 to BPS 96,000 effective September 1, 2004. We granted options to purchase 34,000 shares of common stock to Mr. Stearn in 2004. We paid Mr. Stearn a bonus of $33,000 in 2004 in recognition of his services performed in 2003. We agreed to pay Mr. Stearn a bonus of $32,000 in 2005 in recognition of his services performed in 2004.

(6) Mr. Welch became our vice president of North American marketing in October 2002. We increased Mr. Welch's annual salary to $175,000 effective October 1, 2004. We granted options to purchase 28,000 shares of common stock to Mr. Welch in 2004. We paid Mr. Welch a bonus of $25,000 in 2004 in recognition of his services performed in 2003. We agreed to pay Mr. Welch a bonus of $25,000 in 2005 in recognition of his services performed in 2004.

(7) Mr. Geberth became our vice present of finance in May 2004, at an effective annual salary of $125,000. We granted options to purchase 30,000 shares of common stock to Mr. Geberth in 2004. We agreed to pay Mr. Geberth a bonus of $20,000 in 2005 in recognition of his services performed in 2004.

(8) Mr. Paulette became our vice president of North American sales in December 2004, at an effective annual salary of $175,000. We granted options to purchase 50,000 shares of common stock to Mr. Paulette in 2004. We also agreed to pay Mr. Paulette a bonus of $30,000 in 2005 as an incentive to join the Company.

                      EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2004, 619,529 shares were available for issuance under our 2003 Omnibus Plan, 23,732 shares were available for issuance under our 2001 Plan and 27,076 shares were available for issuance under our 1998 Plan.

The following table describes as of December 31, 2004 the outstanding warrants, stock options and other rights issued under our 2003 Omnibus Plan, 2001 Plan and 1998 Plan that were then outstanding and exercisable:

                                                                                            Number of securities
                                Number of securities to be    Weighted average exercise     remaining available for
                                issued upon exercise of       price of outstanding          future issuance under
                                outstanding options,          options, warrants and rights  equity compensation plans
Plan Category                   warrants and rights                                         (excluding securities
                                (expressed in common stock)                                 reflected in column (a))
                                (a)                           (b)                           (c)
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation plans                       1,046,068                         $8.12                       670,337
approved by stockholders
------------------------------- ----------------------------- ----------------------------- -----------------------------
Equity compensation plans not                           0                             0                             0
approved by stockholders
------------------------------- ----------------------------- ----------------------------- -----------------------------
Total                                           1,046,068                         $8.12                       670,337

In May 2005, our stockholders approved an increase of 1.5 million reserved shares providing for a total of 3.1 million shares of common stock reserved for future issuance. As of June 30, 2005, 1,540,549 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 2,542 options were available under the 2001 Plan as of June 30, 2005. No options were available under the 1998 Plan as of June, 30, 2005.

                              EMPLOYMENT AGREEMENTS

Chief Executive Officer

Effective January 10, 2003, we entered into an employment agreement with James
A. Wylie, Jr. as president and chief executive officer. Mr. Wylie became a director as of that date. Mr. Wylie's employment agreement was for an initial term of two years and provided for an annual base salary of $300,000 (payable commencing March 1, 2003), an award of options to purchase up to 32,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation, including a discretionary bonus as determined by the board of directors and a bonus for the consummation of certain financings (including the equity financing), mergers or similar transactions. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term. From December 2, 2002 until the effective date of his employment agreement, Mr. Wylie acted as a consultant to us and an advisory board member, pursuant to a management services agreement. Under the management services agreement, we paid Mr. Wylie a consulting fee of $125,000 for the period December 2, 2002 through February 28, 2003, and agreed to pay a success fee for the consummation of certain financing, merger or similar transactions (excluding the December 27, 2002 bridge financing transaction). The management services agreement was terminated upon the effective date of Mr. Wylie's employment agreement and was superseded by his employment agreement.

Effective December 28, 2003, we entered into a second employment agreement with James A. Wylie, Jr. This agreement superseded our January 10, 2003 employment agreement with Mr. Wylie, and extended his employment by one year from December 31, 2004 until December 31, 2005. Mr. Wylie's new agreement provided for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation. If we terminated Mr. Wylie's employment other than for cause, we would have been obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term.

Effective February 15, 2005, the terms of Mr. Wylie's employment were modified by (i) extending the term of employment through December 31, 2007 (formerly, the term was through December 31, 2005 at an effective annual base salary of $355,000), (ii) providing that in the event of termination by us without cause or by Mr. Wylie for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater and (iii) clarifying that Mr. Wylie will be able to terminate his employment agreement upon not less than 90 days' notice for reasons other than good reason, in which case we will not be required to pay severance.

Chief Financial Officer

Effective September 1, 2003, we entered into a consulting agreement with David
B. Swank, as chief financial officer. Mr. Swank's agreement provided for us to pay him a monthly fee of $12,500, and entitled him to receive options to purchase shares of common stock and bonus compensation. Effective March 1, 2004, we increased Mr. Swank's monthly fee to $16,667. Mr. Swank's agreement was for six-month automatically renewable periods, and was cancelable upon six months notice. Effective September 1, 2004, Mr. Swank's agreement was automatically extended for a second six-month period until March 1, 2005, at a monthly fee of $16,667.

Effective February 15, 2005, we modified the terms of Mr. Swank's employment by
(i) providing a term through December 31, 2005, renewable annually thereafter unless either party gives notice of non-renewal by November 30, (ii) providing that we may terminate Mr. Swank's employment for cause upon written notice,
(iii) providing that in the event of termination by us without cause or by Mr. Swank for good reason, we will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater,
(iv) providing that Mr. Swank will not use or disclose proprietary information or confidential information, that all proprietary information is our property and that all inventions of Mr. Swank during the term of his employment that are related to our business are our property and (v) providing that Mr. Swank will not compete with us or solicit our customers, suppliers or employees during the term or for 12 months thereafter.

Our executive officers (Messrs. Stearn, Welch, Paulette and Geberth) have agreements which provide that upon termination of their respective employment without cause, we will pay their annual base salary for a period of twelve months. These agreements also provide that these executive officers are eligible to receive annual bonuses based on performance. These employment agreements also prohibit our executive officers from directly or indirectly competing with us for a period of one-year following termination of their employment.

There have been no adjustments or amendments to the exercise price of stock options for our executive officers or directors, other than adjustments to then-outstanding stock options that correspond with the 1:25 reverse split effective June 17, 2004, which decreased the number of option shares and increased the option exercise price, in each case by a factor of 25.

                               STOCK OPTION PLANS

     (Figures throughout this section for number of common stock, price per share of common stock, options and warrants are adjusted to give effect to the 1:25 reverse stock split effective on June 17, 2004)

In November 2003, our stockholders approved a new incentive plan, the 2003 Omnibus Plan. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. We obtained stockholder approval of the 2003 Omnibus Plan at our annual meeting on November 25, 2003, after which we reserved
1.6 million shares of common stock for issuance pursuant to this plan. At our annual meeting of stockholders held on May 17, 2005, our stockholders approved an increase of 1.5 million shares providing for a total of 3.1 million shares of common stock reserved for future issuance. As of June 30, 2005, 1,540,549 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 2,542 options were available under the 2001 Plan as of June 30, 2005. No options were available under the 1998 Plan as of June 30, 2005.

                        OPTION GRANTS IN LAST FISCAL YEAR

    (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

The following table sets forth certain information regarding stock options that we granted in 2004 to all Named Executive Officers:

OPTIONS GRANTED IN 2004

                                                             Percent of
Named Executive                  No. Options               Total Granted                                Expiration
    Officer                        Granted                   in 2004(1)         Exercise Price             Date
---------------------            ----------------            ----------         --------------          ---------

  James Wylie(2)                 108,000                       11.3%                     $4.50          2/11/2014

                                 160,000                       16.8%                     $5.00          2/24/2014

                                 19,412                         2.0%                     $4.25          3/26/2004

David Swank(3)                   60,000                         6.3%                     $5.00          2/24/2014

                                 10,000                         1.0%                     $2.02          0/29/2014

John Welch(4)                    28,000                         2.9%                     $5.00          2/24/2014

Kevin Stearn(5)                  34,000                         3.6%                     $5.00          2/24/2014

Cary Paulette(6)                 50,000                         5.2%                     $3.54          12/9/2014


Christopher Geberth(7)           20,000                         2.1%                     $2.50          5/17/2014

                                 10,000                         1.0%                     $3.54          12/9/2014
                                 --------------------------------------------------------------
Total                           499,412                        52.3%                     $4.36


(1) Based on a total of approximately 954,500 options granted to employees during 2004. Rounded to nearest one-tenth of one percent.

(2) Mr. Wylie was also awarded 182,000 options on January 10, 2005 at an exercise price of $4.20 per share.

(3) Mr. Swank was also awarded 56,800 options on January 10, 2005 at an exercise price of $4.20 per share.

(4) Mr. Welch was awarded 39,400 options on January 10, 2005 at an exercise price of $4.20 per share.

(5) Mr. Stearn was also awarded 43,600 options on January 10, 2005 at an exercise price of $4.20 per share.

(6) Mr. Paulette was also awarded 50,000 options on January 10, 2005 at an exercise price of $4.20 per share.

(7) Mr. Geberth was also awarded 10,000 options on January 10, 2005 at an exercise price of $4.20 per share

                        OPTION GRANTS IN LAST FISCAL YEAR

    (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)


The following table sets forth certain information regarding stock options that we granted in 2004 to all Named Executive Officers:


OPTIONS GRANTED IN 2004



                                                   Percent of
Named Executive             No. Options           Total Granted                          Expiration
        Officer                Granted             in 2004(1)      Exercise Price             Date
------------------          -------------          ----------      --------------        ---------
James Wylie(2)              108,000                   11.3%                $4.50          2/11/2014

                            160,000                   16.8%                $5.00          2/24/2014

                            19,412                     2.0%                $4.25          3/26/2004

David Swank(3)              60,000                     6.3%                $5.00          2/24/2014

                            10,000                     1.0%                $2.02         10/29/2014

John Welch(4)               28,000                     2.9%                $5.00          2/24/2014

Kevin Stearn(5)             34,000                     3.6%                $5.00          2/24/2014

Cary Paulette(6)            50,000                     5.2%                $3.54          12/9/2014


Christopher Geberth(7)      20,000                     2.1%                $2.50          5/17/2014

                            10,000                     1.0%                $3.54          12/9/2014

                            -----------------------------------------------------

Total                      499,412                    52.3%                $4.36


(1) Based on a total of approximately 954,500 options granted to employees during 2004. Rounded to nearest one-tenth of one percent.

(2) Mr. Wylie was also awarded 182,000 options on January 10, 2005 at an exercise price of $4.20 per share.

(3) Mr. Swank was also awarded 56,800 options on January 10, 2005 at an exercise price of $4.20 per share.

(4) Mr. Welch was awarded 39,400 options on January 10, 2005 at an exercise price of $4.20 per share.

(5) Mr. Stearn was also awarded 43,600 options on January 10, 2005 at an exercise price of $4.20 per share.

(6) Mr. Paulette was also awarded 50,000 options on January 10, 2005 at an exercise price of $4.20 per share.

(7) Mr. Geberth was also awarded 10,000 options on January 10, 2005 at an exercise price of $4.20 per share

                    OPTIONS HELD AT END OF PRIOR FISCAL YEAR

       (Figures throughout this section are adjusted to effect to the 1:25 reverse stock split effective June 17, 2004)

The following table sets forth certain information regarding stock options that the Named Execut7ive Officers held as of December 31, 2004:


                                                 NUMBER OF UNEXERCISED
                                                      OPTIONS AT           VALUE OF "IN THE MONEY"
                                                  DECEMBER 31, 2004              OPTIONS AT
NAME AND                                            EXERCISABLE/             DECEMBER 31, 2004
PRINCIPAL POSITION                                  UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE(1)

---------------------------------------------------------------------------------------------------------
James A. Wylie Jr.,                             185,412 / 134,000                  $82,501 / $0
President and Chief Executive Officer

David B. Swank,                                   20,333 / 57,667                  $0 / $20,200
Chief Financial Officer, Secretary

Christopher J. Geberth                             5,000 / 25,000             $12,500 / $72,900
VP, Finance

John J. Welch                                     10,767 / 24,833                       $0 / $0
VP, North American Marketing

Cary Paulette                                          0 / 50,000                 $0 / $177,000
VP, North American Sales

Kevin Stearn                                      15,365 / 31,035                      $0 / $0
VP, Operations (General Manager Diomed
Limited)

(1) Based on the closing price of $4.32 on the AMEX on December 31, 2004 and the respective exercise prices of the options held.

No adjustments to the exercise price of any outstanding options were made during the fiscal year ended December 31, 2004, other than in connection with the 1:25 reverse split effective June 17, 2004, which resulted in a reduction in the number of option shares by a factor of 25 and a 25 fold increase in the exercise price of each outstanding option.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth beneficial ownership information as of September 30, 2005 for our capital s

      - our chief executive officer and other executive officers whose salary and bonuses for 2004 exc


      - each director;

      - our directors and executive officers as a group; and

      - each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock and other classes of voting stock.

To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.




                                                              AMOUNT AND NATURE OF
NAME                                                          BENEFICIAL OWNERSHIP       PERCENT OF CLASS(1)
-----                                                         --------------------       ------------------
Sidney Braginsky                                                  15,694    (2)                  .1%
Gary Brooks                                                       19,694    (3)                  .1%
A. Kim Campbell                                                   23,694    (4)                  .1%
Joseph Harris                                                     15,694    (5)                  .1%
Geoffrey Jenkins                                                  53,544    (6)                  .3%
Peter Klein                                                       19,694    (7)                  .1%
Edwin Snape                                                       15,694    (8)                  .1%
David Swank                                                       73,411    (9)                  .4%
James A. Wylie, Jr.                                              322,924   (10)                 1.6%
Christopher Geberth                                               19,222   (11)                  .1%
Cary Paulette                                                     25,972   (12)                  .1%
Kevin Stearn                                                      41,042   (13)                  .2%
John J. Welch                                                     33,136   (14)                  .2%
All officers and directors as a group (13 persons)               679,319                        3.4%

Beneficial Owners of More than 5% of the Company's common stock

Samuel Belzberg                                                1,714,260   (15)                 8.8%

Zesiger Capital Group                                          1,844,350   (16)                 9.5%

Galleon Healthcare Partners, L.P. and affiliates               2,218,300   (17)                11.1%

Omicron Master Trust                                           2,524,912   (18)                12.0%

ProMed Partners, L.P. and affiliates                           3,063,890   (19)                14.9%




(1) Calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Percentages shown for all officers and directors as a group are calculated on an aggregate basis and percentages shown for individuals are rounded to the nearest one-tenth of one percent. The mailing address for each of the directors and officers is c/o Diomed, Inc., One Dundee Park, Andover, MA 01810.


(2) Includes 15,694 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(3) Includes 19,694 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(4) Includes 23,694 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(5) Includes 15,594 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(6) Includes 53,544 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(7) Includes 19,694 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(8) Includes 15.964 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(9) Includes 10,000 shares held plus 63,411 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(10) Includes 75,961 shares held plus 246,963 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(11) Includes 2,000 shares held plus 17,222 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(12) Includes 25,972 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(13) Includes 41,042 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(14) Includes 33,136 shares of common stock issuable upon the exercise of stock options vested through 12/1/05.

(15) Includes 1,709,593 shares of common stock held by Gibralt US, Inc. and 4,667 shares issuable upon the exercise of fully vested stock options held by Mr. Belzberg. Mr. Belzberg is an affiliate of Gibralt Capital Corp. and Gibralt U.S. Inc., and therefore is deemed to beneficially own the securities it holds. Mr. Belzberg's address is c/o Gibralt Capital Corp., 1075 W Georgia Street, Suite 1075, Vancouver, BC V6E 3C9 Canada.

(16) Includes 1,844,350 shares of common stock as to which we believe Zesiger has sole dispositive power, as investment adviser for Zesiger clients, none of whom individually owns more than 5% of the common stock. Zesiger's address is 320 Park Avenue, 30th Floor, New York, NY 10022.

(17) Includes 1,643,300 shares of common stock held plus 575,000 shares of common stock issuable upon exercise of warrants. Galleon's address is 135 E 57th Street, 16th Floor, New York, NY 10022.

(18) Includes 965,940 shares underlying convertible debentures plus 1,558,972 shares of common stock underlying warrants. Omicron's address is 810 Seventh Ave., 39th Floor, New York, NY 10019.

(19) Includes 1,943,890 shares of common stock held (as reported in Schedule 13G filed with the SEC on June 30, 2005) , 800,000 shares of preferred stock held and 320,000 shares of common stock underlying warrants. Does not give effect to 9.9% limitations on ownership (described under "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above). ProMed's address is 230 Park Avenue, 9th Floor, New York, NY 10017.

                              SELLING STOCKHOLDERS


As described in greater detail under "Determination of Number of Shares to Be Registered," below, the shares being offered by the Selling Stockholders relate to the following transactions:

                                  UNDERLYING BASIS FOR ISSUANCE                                         NUMBER OF SHARES
                                  -----------------------------                                         ----------------
      Exchange of Preferred Stock issued 9/30/05 for Common Stock
      (at exchange rate of $2.50 per share)                                                                 4,000,000

      Allotment for Payment of Future Dividends on Preferred Stock in the form of Shares
      of Common Stock at the Company's Election                                                             2,950,000

      Exercise of Warrants to Purchase Common Stock Issued to Purchasers of Preferred
      Stock (at exercise price of $2.50 per share)                                                          1,600,000

      Exercise of Warrants to Purchase Common Stock We Issued 9/30/05 to Holders of
      Debentures as Inducement to Waive Negative Covenants (at exercise price of $2.50 per                    200,000
      share)

      Total Shares Represented by Securities We Issued 9/30/05                                              8,750,000

      Additional Allowance of 25%                                                                           2,187,500
                                                                                                           ----------

      TOTAL SHARES BEING REGISTERED                                                                        10,937,500
                                                                                                           ==========



               DETERMINATION OF NUMBER OF SHARES TO BE REGISTERED


The shares we are registering pursuant to the registration statement of which this prospectus is a part relate to the private placement financing that we completed on September 30, 2005 (see "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above) and consist of the following:

      o 4 million shares of common stock we may issue upon exchange of preferred stock that we issued and sold to 18 investors on September 30, 2005 at an issue price of $2.50 per share;

      o 2.95 million shares of common stock that we may issue in payment of dividends on the preferred stock we issued September 30, 2005;

      o 1.6 million shares of common stock that we may issue upon the exercise of common stock purchase warrants that we issued to the investors who purchased the preferred stock that we sold under the September 30, 2005 financing transaction; and

      o 200,000 shares of common stock that we may issue upon the exercise of common stock purchase warrants that we issued on September 30, 2005 to the three holders of outstanding convertible debentures we issued and sold on October 25, 2004 as an inducement for them to grant to us waivers of certain negative covenants under the debentures that they held.

We are registering 125% of the foregoing shares pursuant to our agreement to register that number of shares under the registration rights agreement that we entered into in connection with the September 30, 2005 financing transaction. The registration of an additional allowance of shares will provide for additional registered shares that we may issue to the Selling Stockholders if we issue dividends in the form of common stock in excess of the amount allotted, if antidilution adjustments to the exchange rate of the preferred stock or the exercise price of the warrants so require or if shares become issuable upon any stock split dividend or distribution, recapitalization or similar event.

We calculated the number of shares issuable as follows:

In respect of the exchange of preferred stock, we assumed that all 4 million shares of preferred stock will be exchanged by the holders for an equal number of shares of common stock, at the existing exchange rate of $2.50 per share.

In respect of the dividends on the preferred stock, we have assumed that (i) all 4 million shares of preferred stock will remain outstanding for five years, (ii) dividends will accrue for five years, (iii) we will pay all dividends on the preferred stock in the form of common stock and (iv) the average price per share of the common stock issued as dividends will be $2.00. Pursuant to this calculation, dividends accrued over five years will be $900,000 for the first 18 months ($10 million at 6% per annum), $500,000 for the following six months ($10 million at 10% per annum) and $4.5 million for the following three years ($10 million at 15% per annum). Based on these assumptions, aggregate dividends of $5.9 million will accrue over the five years while the preferred stock is outstanding, and we will issue 2.95 million shares of common stock as dividends on the preferred stock. If shares of preferred stock are exchanged for common stock or are redeemed earlier than five years, then fewer dividends will accrue, and accordingly, fewer shares of common stock will be issuable as dividends. If the average price of our common stock for purposes of paying dividends is less than $2.00 per share, then a larger number of shares of common stock will be issuable as dividends should we choose to pay dividends in shares rather than in cash.

In respect of the exercise of warrants, we have assumed that all 1.8 million warrants will be exercised by payment of cash at the current exercise price of $2.50 per share.

        DILUTION RESULTING FROM SEPTEMBER 30, 2005 FINANCING TRANSACTION

The September 30, 2005 financing transaction was dilutive to the pre-transaction holders of common stock, in that we issued common stock equivalents in that financing which have the effect of reducing the pro rata voting and other rights of the pre-transaction stockholders. Because the actual number of shares of common stock that will ultimately be issued to the September 2005 investors is based on future factors that are unknown to us at this time, it is impossible to specify this amount of dilution. However, we can specify that, at a minimum, 4 million shares of common stock underly the preferred stock (assuming no dividends are paid in the form of common stock and no antidilution adjustments are made to the $2.50 exchange rate of the preferred stock), and a minimum of
1.8 million shares of common stock underly the warrants (assuming no antidilution adjustments are made to the $2.50 exercise price of the warrants or number of shares that may be purchased upon exercise), and in each case assuming that the limitations on ownership applicable to the exchange of the preferred stock and the exercise of the warrants (described under "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed on September 30, 2005," above) do not apply. This minimum of 5,800,000 shares represents approximately 22% of the fully diluted common stock outstanding prior to the September 30, 2005 financing transaction. The issuance of the 10,937,500 underlying shares we estimated for purposes of this registration statement represents approximately 42% of the fully diluted common stock outstanding prior to the September 30, 2005 financing transaction.

Prior to the September 30, 2005 financing transaction, we had 19,423,728 shares of common stock outstanding, plus common stock equivalents (including convertible debentures, stock options and warrants), representing an additional 6,745,657 shares of common stock. Accordingly, 26,169,385 shares of common stock were issued and outstanding on a fully diluted basis. Thus, the minimum of 5.8 million shares issuable represents approximately 22% of the 26,169,385 fully diluted shares pre-transaction, and the registered amount of 10,937,500 shares represents approximately 42% of the 26,169,385 fully diluted shares pre-transaction. If we issue only the minimum of 5,800,000 shares of common stock underlying the preferred stock and warrants that we issued in the September 30, 2005 financing transaction, 31,969,385 shares of common stock will be issued and outstanding on a fully diluted basis. If we issue all 10,937,500 shares of common stock that we have estimated for registration purposes to underly the preferred stock and warrants that we issued in the September 30, 2005 financing transaction, then 37,106,885 shares of common stock will be issued and outstanding on a fully diluted basis.

The fewer shares that are issuable upon exchange of the preferred stock and/or exercise of the warrants, the less the dilution that will be experienced by our stockholders prior to the September 30, 2005 financing transaction. It is possible that we will issue fewer shares than the 10,937,500 shares we estimated to be issuable for purposes of this registration statement. For instance, less than 10,937,500 shares may be issuable if we do not pay dividends in the form of common stock, if the amount of dividends that accrues is less than the $5.9 million we have assumed registration purposes (for example if preferred stock is exchanged or redeemed prior to September 30, 2010, if our dividend payment obligation is suspended due to our common stock's exceeding minimum trading prices), if the average price per share of common stock used to issue dividends is greater than the $2.00 figure we estimated (in which case fewer shares will be issuable to satisfy our dividend obligations), or if there are no antidilution adjustments to the exchange rate of the preferred stock and/or the exercise price of the warrants. Conversely, it is possible that we will issue in excess of the 10,937,500 shares we estimated for purposes of this registration statement, for example, if dividends that actually accrue are in excess of $5.9 million (which may occur if preferred stock remains outstanding longer than five years), if the average price per share of common stock used to pay dividends is less than the $2.00 figure we estimated or if antidilution adjustments reduce the exchange rate of the preferred stock and/or the exercise price of and number of shares underlying the warrants.

                 INFORMATION REGARDING THE SELLING STOCKHOLDERS

Details regarding the ownership of shares of our common stock held by the Selling Stockholders are as follows:


Name and Address of Selling Stockholder (Individual(s) with                                       No. Shares        No. Shares
Investment and/or Voting Control where Selling Stockholder    No. Shares        % of Shares       being Offered***  Owned after
is an Entity)                                                 Owned before      Outstanding                         Offering****
                                                              Offering *        Owned before
                                                                                Offering
                                                                                (Expressed as
                                                                                a Decimal)**
------------------------------------------------------------- ----------------- ----------------- ----------------- ----------------
ProMed Partners, L.P.                                               579,222        0.0191                  384,750       194,472
ProMed Management, Inc.
237 Park Avenue, 9th Floor
New York, New York  10017
(Barry Kurakawa and David B. Musket)

ProMed Partners II, L.P.                                            145,932        0.0048                   96,188        49,744
ProMed Management, Inc.
237 Park Avenue, 9th Floor
New York, New York  10017
(Barry Kurakawa and David B. Musket)

ProMed Offshore Fund, Ltd.                                           95,681        0.0032                   64,125        31,556
ProMed Management, Inc.
237 Park Avenue, 9th Floor
New York, New York  10017
(Barry Kurakawa and David B. Musket)

ProMed Offshore Fund II, Ltd.                                     2,288,611        0.0754                1,592,438       696,173
ProMed Management, Inc.
237 Park Avenue, 9th Floor
New York, New York  10017
(Barry Kurakawa and David B. Musket)

Advantage Advisors Catalyst Partners L.P.                           112,219        0.0037                  112,219             0
220 East 42nd Street, 29th Floor
New York, New York  10017
(Todd McElroy)

Advantage Advisors Catalyst Intl. Ltd.                               80,157        0.0026                   80,157             0
220 East 42nd Street, 29th Floor
New York, New York  10017
(Todd McElroy)

Ridgecrest Partners Ltd.                                             64,125        0.0021                   64,125             0
220 East 42nd Street, 29th Floor
New York, New York  10017
(Todd McElroy)

Ridgecrest Partners L.P.                                             10,687        0.0004                   10,687             0
220 East 42nd Street, 29th Floor
New York, New York  10017
(Todd McElroy)

Ridgecrest Partners QP, L.P.                                        267,187        0.0088                  267,187             0
220 East 42nd Street, 29th Floor
New York, New York  10017
(Todd McElroy)

Lagunitas Partners LP                                             1,389,375        0.0458                1,389,375             0
Gruber & McBaine Capital Management
50 Osgood Place, Penthouse
San Francisco, CA  94133
(Jon D. Gruber and J. Patterson McBaine)

Gruber & McBaine International                                      427,500        0.0141                  427,500             0
Gruber & McBaine Capital Management
50 Osgood Place, Penthouse
San Francisco, CA  94133
(Jon D. Gruber and J. Patterson McBaine)

Jon D. and Linda W. Gruber Trust                                    160,312        0.0053                  160,312             0
Gruber & McBaine Capital Management
50 Osgood Place, Penthouse
San Francisco, CA  94133
(Jon D. Gruber, as trustee)

J. Patterson McBaine                                                160,312        0.0053                  160,312             0
Gruber & McBaine Capital Management
50 Osgood Place, Penthouse
San Francisco, CA  94133
(J. Patterson McBaine)

Broadfin Healthcare Fund LP                                         160,312        0.0053                  160,312             0
Broadfin Capital, LLC
237 Park Avenue, 9th Floor
New York, New York  10017
(Kevin Kotler)

Alpha Capital                                                       320,625        0.0106                  320,625             0
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein
(Konrad Ackerman and
Rainer Posch)

Fractal Holdings, LLC                                                53,438        0.0018                   53,438             0
13 Lia Fail Way
Cos Cob, CT  06807
(Samuel E. Navarro and
Alexandra Navarro)

North Sound Legacy International Ltd.                             3,847,500        0.1267                3,847,500             0
North Sound Capital LLC
20 Horseneck Lane
Greenwich, CT  06830
(Thomas McAuley)

North Sound Legacy Institutional Fund LLC                         1,496,250        0.0493                1,496,250             0
North Sound Capital LLC
20 Horseneck Lane
Greenwich, CT  06830
(Thomas McAuley)*****

Omicron Master Trust                                                148,976        0.0049                  148,976             0
810 Seventh Avenue, 39th Floor
New York, NY  10019
(Bruce Bernstein)

Iroquois Capital LP                                                  33,675        0.0011                   33,675             0
400 Central Avenue, Suite 309
Northfield, IL  60093
(Joshua Silverman)

Cranshire Capital LP                                                 67,349        0.0022                   67,349             0
666 Dundee Road, Suite 1901
Northbrook, IL  60062
(Mitchell P. Kopin)
                                                                 ----------        ------               ----------       -------

Total                                                            11,909,445        0.3923               10,937,500       971,945
                                                                 ==========        ======               ==========       =======

* Ownership of shares set forth in this table represents all shares of common stock underlying the securities we issued to each Selling Stockholder in our September 30, 2005 financing transaction (determined as described above) plus all other shares (if any) held by such Selling Stockholder. Ownership as so determined is different from "beneficial ownership" calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Accordingly, for purposes of setting forth ownership in the above table, we have disregarded the limitations on ownership applicable to the Selling Stockholders under the terms of the preferred stock and warrants we issued to them in the September 30, 2005 financing transaction (described under "Liquidity and Capital Resources; Transactions in 2005 - Private Placement Financing Completed September 30, 2005," above) and, as to two particular Selling Stockholders, North Sound Legacy International Limited and North Sound Legacy Institutional Fund LLC, for purposes of setting forth ownership in the above table, we have also disregarded a written agreement with us whereby these Selling Stockholders agreed not to exercise any voting rights with respect to their preferred stock to the extent that doing so would exceed 4.99% of the shares of common stock then outstanding. According to the foregoing, the Selling Stockholders do not have "beneficial ownership" of all shares of common stock underlying the preferred stock and warrants we issued to them in the September 30, 2005 financing transaction as calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, however, we are reporting their interest as ownership in the above table to disclose all underlying shares that we are registering on behalf of the Selling Stockholders by way of the registration statement of which this prospectus is a part. Furthermore, certain of the Selling Stockholders are related entities (as indicated in their respective names and addresses), and therefore although presented individually in the table above, their shares should be considered aggregated for purposes of determining the concentration of ownership by those related entities. In addition, the number of shares owned before offering indicated above for the four ProMed entities included in the above table does not reflect 727,729 shares of common stock beneficially owned by Promed Management, Inc. or 244,216 shares of common stock beneficially owned by ProMed Asset Management, LLC, both of which we believe to be affiliates of the four ProMed entities which are among the Selling Stockholders.

** Ownership of shares set forth in this table is different from beneficial ownership of shares if ownership presented was "beneficial ownership" calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Rather, percentage of ownership of shares set forth in this table is based the number of shares owned by each Selling Stockholder, as a percentage of 30,361,228 shares of common stock outstanding, which includes 19,423,728 shares of common stock outstanding and available to trade publicly on November 30, 2005, plus all 10,937,500 shares of common stock that we are registering hereunder on behalf of the Selling Stockholders.

*** Includes those shares we are registering hereunder on behalf of each Selling Stockholder, calculated to include a 25% allowance over the number of shares we calculated for the securities we sold to the Selling Stockholders on September 30, 2005, as described under "Determination of Number of Shares to Be Registered," above.

**** Assume that the Selling Stockholders do not acquire or dispose of any shares of common stock and that the Selling Stockholders sell all shares of common stock we are registering hereunder on their behalf.

***** Thomas McCauley is the ultimate managing member of North Sound Capital LLC, which may be deemed the beneficial owner of the securities held in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the "Funds"), who are the holders of record of such securities. As the managing member or investment advisor, respectively, of the Funds, North Sound Capital LLC has voting and investment control with respect to the shares of common stock held by the Funds.

                              PLAN OF DISTRIBUTION


Each Selling Stockholder of our common stock and any of their pledgees, transferees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the market or exchange on which the common stock is listed or quoted for trading (currently the American Stock Exchange, or, AMEX) or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; "at the market" to or through market makers into an existing market for the shares;

      o "at the market" to or through market makers into an existing market for the shares;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the date of this prospectus;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through transactions in options, swaps or other derivative securities, whether exchange-listed or otherwise; or

      o     any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. To the extent permitted by the applicable rules of the American Stock Exchange, the Selling Stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each Selling Stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of the date on which (i) the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders, and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


                                 TRANSFER AGENT


The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. We act as our own transfer agent for our preferred stock, warrants and stock options.


                                  LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by McGuireWoods LLP.

                                     EXPERTS


We appointed BDO Seidman, LLP as our independent registered public accounting firm for the years ended December 31, 2003 and 2004. The 2003 and 2004 financial statements included in this prospectus have been audited by BDO Seidman, LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION


We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock to be offered hereby. As used herein, the term "registration statement" means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our common stock reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at 100 F Street, N.E., Washington, D.C. 20549 and at the following regional offices of the SEC: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 606041. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its web site at http://www.sec.gov.


Our common stock is registered under Section 12 of the Securities Exchange Act of 1934 as amended, and we are therefore subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended. In accordance therewith, we file periodic reports with the Securities and Exchange Commission. Our periodic reports are available for inspection and copying at the public reference facility.

                              FINANCIAL STATEMENTS

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES


TABLE OF CONTENTS


DESCRIPTION                                                                                                            PAGE

Report of Independent Registered Public Accounting Firm..................................................................F-1

Consolidated Balance Sheets as of December 31, 2004 and 2003.............................................................F-2

Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003.....................................F-4

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
    for the Years Ended December 31, 2004 and 2003.......................................................................F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003.....................................F-7

Notes to Consolidated Financial Statements December 31, 2004 ............................................................F-9

Condensed Consolidated Balance Sheets - September 30, 2005 (unaudited) and December 31, 2004............................F-35

Condensed Consolidated Statements of Operations - Three Months
    and Nine Months Ended September 30, 2005 and 2004 (unaudited).......................................................F-36

Condensed Consolidated Statements of Cash Flows -
    Nine Months Ended September 30, 2005 and 2004 (unaudited)...........................................................F-37

Notes to Condensed Consolidated Financial Statements (unaudited)........................................................F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Diomed Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Diomed Holdings, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designating audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diomed Holdings, Inc. and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP
----------------------
Boston, Massachusetts
February 11, 2005

DIOMED HOLDINGS, INC.
Consolidated Balance Sheets

                                                                        December 31, 2004    December 31, 2003
                                                                        -----------------    -----------------
Assets
Current assets:
     Cash and cash equivalents                                              $14,436,053        $13,398,075
     Accounts receivable, net of allowance for doubtful accounts of
       $223,105 and $209,167 in 2004 and 2003, respectively                   2,074,393          1,437,238
     Inventories                                                              2,204,385          1,892,241
     Prepaid expenses and other current assets                                  348,586            449,625
                                                                            -----------        -----------
         Total current assets                                                19,063,417         17,177,179
                                                                            -----------        -----------
Property and equipment:
     Office equipment and furniture and fixtures                              1,808,062          1,429,409
     Manufacturing equipment                                                    839,226            893,335
     Leasehold improvements                                                     731,347            731,408
                                                                            -----------        -----------
                                                                              3,378,635          3,054,152
     Less accumulated depreciation and amortization                           2,477,066          2,306,424
                                                                            -----------        -----------
     Property and equipment, net                                                901,569            747,728
                                                                            -----------        -----------
Intangible manufacturing asset, net of accumulated amortization of
       $809,644 and $613,371 in 2004 and 2003, respectively                     171,718            367,991
Intangible EVLT(R) technology asset, net of accumulated amortization
       of $391,852 and $97,963 in 2004 and 2003, respectively                 4,310,373          4,604,262
                                                                            -----------        -----------
     Total intangible assets, net                                             4,482,091          4,972,253
                                                                            -----------        -----------
Other assets:
     Deposits                                                                   195,338            183,756
     Deferred financing costs, net of accumulated amortization of
       $30,477 at December 31, 2004                                             700,982                 --
                                                                            -----------        -----------
     Total other assets                                                         896,320            183,756
                                                                            -----------        -----------
Total assets                                                                $25,343,397        $23,080,916
                                                                            ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.

                                                               December 31, 2004    December 31, 2003
                                                               -----------------    -----------------
Liabilities and stockholders' equity
Current liabilities:
  Bank loan                                                      $         --         $    261,676
  Promissory notes payable                                                 --              936,000
  Current maturities of capital lease obligations                      46,967               13,848
  Accounts payable                                                  2,092,562            1,497,541
  Accrued expenses                                                  1,847,943            1,838,632
  Deferred revenue                                                    359,749               56,802

Current maturities of EVLT(R) technology payable
       ($1,000,000 face value, net of $66,733 and $35,609
       debt discount at December 31, 2004 and 2003,
       respectively)                                                  933,267              964,391
                                                                 ------------         ------------
Total current liabilities                                           5,280,486            5,568,890

Convertible Debt ($7,000,000 face value,
       net of $2,183,151 debt discount at December 31, 2004         4,816,849                   --
EVLT(R) technology payable ($250,000 face value, net of
       $4,902 debt discount at December 31, 2004 and
       $1,250,000 face value, net of $173,832 debt discount
       at December 31, 2003)                                          245,098            1,076,168
                                                                 ------------         ------------
Total liabilities                                                  10,342,433            6,645,058
                                                                 ------------         ------------

Commitments and Contingencies
Stockholders' equity:
  Preferred stock, $0.001 par value                                        --                   --
  Authorized-20,000,000 shares; issued and outstanding none
  Common stock, $0.001 par value
  Authorized-50,000,000 shares and 500,000,000 shares at
       December 31, 2004 and 2003, respectively
  Issued and outstanding-17,781,525 and 13,129,113 shares
       at December 31, 2004 and 2003, respectively                     17,781               13,129

  Additional paid-in capital                                       84,226,241           75,582,369
  Accumulated other comprehensive income                              169,023              175,278
  Accumulated deficit                                             (69,412,081)         (59,334,918)
                                                                 ------------         ------------
  Stockholders' equity                                             15,000,964           16,435,858
                                                                 ------------         ------------
Total liabilities and stockholders' equity                       $ 25,343,397         $ 23,080,916
                                                                 ============         ============



The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.

Consolidated Statements of Operations

                                                                          Years Ended December 31,
                                                                     ---------------------------------
                                                                         2004                 2003
                                                                     ------------         ------------
Revenues                                                             $ 13,384,500         $  9,198,592

Cost of revenues                                                        7,920,100            5,873,288
                                                                     ------------         ------------
Gross profit                                                            5,464,400            3,325,304
                                                                     ------------         ------------
Operating expenses:
     Research and development                                           1,694,629              849,772
     Selling and marketing                                              7,160,548            4,055,625
     General and administrative                                         6,422,461            4,399,550
                                                                     ------------         ------------
         Total operating expenses                                      15,277,638            9,304,947
                                                                     ------------         ------------
         Loss from operations                                          (9,813,238)          (5,979,643)
                                                                     ------------         ------------
Interest expense, non-cash                                                108,725           12,893,718
Interest expense, net, cash-based                                         155,200            1,007,842
                                                                     ------------         ------------
     Total interest expense                                               263,925           13,901,560
                                                                     ------------         ------------
Net loss                                                             $(10,077,163)        $(19,881,203)
                                                                     ============         ============

   Basic and diluted net loss per share                                     (0.68)               (8.99)
                                                                     ============         ============
   Basic and diluted weighted average common shares outstanding        14,752,794            2,212,666
                                                                     ============         ============

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) Years Ended December 31, 2004 and 2003

                                             Class A Convertible
                                               Preferred Stock       Class E & F         Common Stock
                                               ---------------       -----------         ------------
                                                                                                                         Accumulated
                                                                                                                           Other
                                                                                                           Additional  Comprehensive
                                           Number of    $0.001 Par   Preferred     Number of     $0.001      Paid-in       Income
                                            Shares        Value        Stock        Shares     Par Value     Capital       (Loss)
                                            ------        -----        -----        ------     ---------     -------    -----------
Balance, December 31, 2002                   14,688,662  $   14,689          --      600,925    $   601   $ 41,719,197   $   158,312

Conversion of Class A Preferred Stock
     into common  stock                     (14,688,662)    (14,689)         --      587,543        588         14,101            --
Elimination of unamortized debt discount
     ascribed to warrants and convertible
     notes in December 2002 Interim Financing        --          --          --           --         --     (1,278,667)           --
Debt discount related to issuance of Class E
     Preferred Stock in May 2003
     Exchange Transaction                            --          --   2,000,000           --         --             --
Debt discount and beneficial conversion
     feature related to issuance of Class F
     Preferred Stock and Class D Notes in
     May 2003 Interim Financing                      --          --     240,000           --         --        960,000
Beneficial conversion feature related to
     secured bridge notes issued at September
     2003 closing of Equity Financing                --          --          --           --         --      6,995,000
Debt financing cost related to warrants
     issued to placement agent at September
     2003 closing of Equity Financing                --          --          --           --         --      1,798,579
Issuance of common stock, net of
     issuance costs                                  --          --          --    6,200,000      6,200     14,381,705
Conversion of Class E Notes, including
     interest, into common stock                     --          --          --    3,562,787      3,563      7,122,010
Conversion of Class D Notes, including
     interest, into common stock                     --          --          --      499,294        499      1,247,734
Exchange of Class E and Class F Preferred
     Stock for common stock                          --          --  (2,240,000)   1,205,553      1,206      2,238,794
Compensation expense related to issuance
     of stock options to consultants
     and a service provider                          --          --          --           --         --         22,311
Value ascribed to stock options issued in
     connection with EVLT patent acquisition         --          --          --           --         --        312,078
Issuance of common stock to a consultant             --          --          --       20,000         20         49,980
Issuance of common stock to Equity
     Financing investors as interest
     on escrowed funds                               --          --          --       13,903         14            (14)
Exercise of warrants by placement agent
     and its affiliates                              --          --          --      439,108        439           (439)

                                                                  Total
                                                 Accumulated   Stockholder's   Comprehensive
                                                   Deficit        Equity       Income (Loss)
                                                 ------------  -------------   -------------
Balance, December 31, 2002                       $(39,453,715)  $  2,439,083     $(7,843,156)
                                                                                 ===========
Conversion of Class A Preferred Stock
     into common  stock                                    --             --
Elimination of unamortized debt discount
     ascribed to warrants and convertible
     notes in December 2002 Interim Financing              --     (1,278,667)
Debt discount related to issuance of Class E
     Preferred Stock in May 2003
     Exchange Transaction                                  --      2,000,000
Debt discount and beneficial conversion
     feature related to issuance of Class F
     Preferred Stock and Class D Notes in
     May 2003 Interim Financing                            --      1,200,000
Beneficial conversion feature related to
     secured bridge notes issued at September
     2003 closing of Equity Financing                      --      6,995,000
Debt financing cost related to warrants
     issued to placement agent at September
     2003 closing of Equity Financing                      --      1,798,579
Issuance of common stock, net of
     issuance costs                                        --     14,387,905
Conversion of Class E Notes, including
     interest, into common stock                           --      7,125,573
Conversion of Class D Notes, including
     interest, into common stock                           --      1,248,233
Exchange of Class E and Class F Preferred
     Stock for common stock                                --             --
Compensation expense related to issuance
     of stock options to consultants
     and a service provider                                --         22,311
Value ascribed to stock options issued in
     connection with EVLT patent acquisition               --        312,078
Issuance of common stock to a consultant                   --         50,000
Issuance of common stock to Equity
     Financing investors as interest
     on escrowed funds                                     --             --
Exercise of warrants by placement agent
     and its affiliates                                    --             --

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) Years Ended December 31, 2004 and 2003 (continued)

                                             Class A Convertible
                                               Preferred Stock       Class E & F         Common Stock
                                               ---------------       -----------         ------------

                                                                                                                 Additional
                                               Number of    $0.001 Par   Preferred  Number of     $0.001           Paid-in
                                                Shares        Value        Stock      Shares     Par Value         Capital
                                                ------        -----        -----      ------     ---------         -------

Comprehensive income (loss):
Foreign currency translation adjustment             --          --          --           --              --              --
Net loss                                            --          --          --           --              --              --

Balance, December 31, 2003                          --          --          --   13,129,113          13,129       75,582,369
Exercise of warrants by placement agent
      and its affiliates                            --          --          --      938,123             938             (938)
Compensation expense related to issuance
     of stock options to third parties              --          --          --           --              --           79,449
Issuance of common stock in 2004
     Targeting Offering, net of
     issuance costs                                 --          --          --    1,188,470           1,188        2,726,541
Issuance of common stock to 2004 Private
     Placement investors, net of
     issuance costs                                 --          --          --    2,362,420           2,363        3,234,446
Debt discount and beneficial conversion
     feature related to 2004
     Private Placement                              --          --          --           --              --        2,261,399
Exercise of warrants by 2004 Private
     Placement investor and
     its affiliates                                 --          --          --      163,399             163          342,975

Comprehensive Income (loss):
Foreign currency translation adjustment             --          --          --           --              --               --
Net loss                                            --          --          --           --              --               --
                                                  ------      ------      -----  ----------     -----------     ------------
Balance, December 31, 2004                          --          --          --   17,781,525     $    17,781     $ 84,226,241
                                                  ======      ======      =====  ==========     ===========     ============

                                                   Accumulated
                                                      Other                             Total
                                                   Comprehensive      Accumulated    Stockholders'       Comprehensive
                                                   Income (Loss)        Deficit         Equity           Income (Loss)
                                                   -----------        ------------   -------------       -------------
Comprehensive income (loss):
Foreign currency translation adjustment                16,966                 --             16,966             16,966
Net loss                                                             (19,881,203)       (19,881,203)       (19,881,203)
                                                 ------------       ------------       ------------       ------------
Balance, December 31, 2003                            175,278        (59,334,918)        16,435,858        (19,864,237)
                                                                                                          ============
Exercise of warrants by placement agent
     and its affiliates
Compensation expense related to issuance
     of stock options to third parties                     --                 --             79,449
Issuance of common stock in 2004
     Targeting Offering, net of
     issuance costs                                        --                 --          2,727,729
Issuance of common stock to 2004 Private
     Placement investors, net of
     issuance costs                                        --                 --          3,236,809
Debt discount and beneficial conversion
     feature related to 2004
     Private Placement                                     --                 --          2,261,399
Exercise of warrants by 2004 Private
     Placement investor and
     its affiliates                                        --                 --            343,138

Comprehensive Income (loss):
Foreign currency translation adjustment                (6,255)                --             (6,255)            (6,255)
       Net loss                                            --        (10,077,163)       (10,077,163)       (10,077,163)
                                                 ------------       ------------       ------------       ------------
Balance, December 31, 2004                       $    169,023       $(69,412,081)      $ 15,000,964       $(10,083,418)
                                                 ============       ============       ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.

Consolidated Statements of Cash Flows

                                                                        Years Ended December 31,
                                                                  ---------------------------------
                                                                      2004                 2003
                                                                  ------------         ------------
Cash Flows from Operating Activities:                             $(10,077,163)        $(19,881,203)
     Net loss
     Adjustments to reconcile net loss to net cash
       used in operating activities:
         Depreciation and amortization                                 972,900              674,592
         Amortization of EVLT(R) discount                              137,806               44,913
         Non-cash interest expense                                     108,725           12,893,718
         Fair value of stock options for service                        79,449               22,400
         Changes in operating assets and liabilities:
              Accounts receivable                                     (637,155)            (760,794)
              Inventories                                             (312,144)             119,900
              Prepaid expenses and other current assets                101,039             (235,372)
              Deposits                                                 (11,582)             452,094
              Accounts payable                                         595,021             (111,080)
              Accrued expenses and deferred revenue                    312,258              394,532
                                                                  ------------         ------------
Net cash used in operating activities                               (8,730,846)          (6,386,300)
                                                                  ------------         ------------
Cash Flows from Investing Activities:
     Purchases of property and equipment                              (519,009)            (229,718)
     Acquisition of intangible EVLT(R) technology asset                     --           (2,394,000)
                                                                  ------------         ------------
Net cash used in investing activities                                 (519,009)          (2,623,718)
                                                                  ------------         ------------
Cash Flows from Financing Activities:
     Proceeds from issuance of common stock, net in 2003
       equity financing                                                     --           14,328,364
     Proceeds from issuance of common stock, net in 2004
       target offering                                               2,727,729                   --
     Proceeds from issuance of common stock, net in 2004
       equity and debt financing                                     3,236,809                   --
     Proceeds from convertible debt                                  7,000,000            6,995,000
     Increase in deferred financing costs                             (731,459)                  --
     Proceeds from redeemable debt                                          --            1,200,000
     Proceeds from exercise of warrants                                343,138                   --
     Net proceeds (payments) from bank borrowings                     (261,676)              45,369
     Payments on related party debt                                         --           (2,000,000)
     Payments on capital lease obligations                             (54,997)             (30,163)
     Payments on promissory notes                                     (936,000)            (445,208)
     Payments on EVLT(R) purchase obligation                        (1,000,000)
                                                                  ------------         ------------
Net cash provided by financing activities                           10,323,544           20,093,362
                                                                  ------------         ------------
Effect of Exchange Rate Changes                                        (35,711)             466,085
                                                                  ------------         ------------

Net Increase in Cash and Cash Equivalents                            1,037,978           11,549,429

Cash and Cash Equivalents, beginning of year                        13,398,075            1,848,646
                                                                  ------------         ------------
Cash and Cash Equivalents, end of year                            $ 14,436,053         $ 13,398,075
                                                                  ============         ============

DIOMED HOLDINGS, INC.

                                                                        Years Ended December 31,
                                                                     -----------------------------
                                                                        2004              2003
                                                                     -----------       -----------
Supplemental Disclosure of Cash Flow Information:

Cash paid for interest                                               $  180,481        $  228,134
                                                                     ==========        ==========

Equipment under capital lease                                        $   88,116        $       --
                                                                     ==========        ==========
Value ascribed to debt discount related to redeemable debt           $       --        $1,200,000
                                                                     ==========        ==========
Value ascribed to debt discount related to related party debt        $       --        $  721,333
                                                                     ==========        ==========
Value ascribed to debt discount related to convertible debt          $2,261,399        $6,995,000
                                                                     ==========        ==========
Value ascribed to stock options issued in connection
    with acquisition of EVLT Technology                              $       --        $  312,078
                                                                     ==========        ==========
Debt associated with EVLT Technology acquisition                     $       --        $2,245,647
                                                                     ==========        ==========
Value ascribed to common stock issued to a consultant                $       --        $   50,000
                                                                     ==========        ==========


The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

(1) OPERATIONS

The Company develops and commercializes minimally invasive medical procedures that employ its laser technologies and associated disposable products. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777, the Company currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. The Company also develops and markets lasers and disposable products for photodynamic therapy (PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over competitors by obtaining exclusive commercial arrangements, gaining governmental approvals in advance of others, developing and offering innovative practice enhancement programs including physician training and promotional materials. To optimize revenues, the Company focuses on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

The Company's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support.

In 2001, the Company pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, the Company was the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. In January 2002, the Company was the first company to receive Food and Drug Administration ("FDA") clearance for endovenous laser treatment of the greater saphenous vein. In December 2004, the Company received FDA clearance to expand the application of EVLT(R) to other superficial veins in the lower extremities.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

(a) Principles of Consolidation

These  financial  statements  include the accounts of the Company and its wholly
owned  subsidiaries.   All  significant  intercompany   transactions  have  been
eliminated.

(b) Basis of Presentation

All share and per share information included in the accompanying financial statements for all periods presented have been restated to retroactively reflect the effect of the 1:25 reverse stock split that the Company implemented, effective June 17, 2004.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions principally relate to reserves, including inventory, doubtful accounts receivable, and product warranty. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash and cash equivalents consists of short-term, highly liquid investments with original maturity dates of 90 days or less.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

(e) Foreign Currency Translation

Assets and liabilities of the foreign subsidiary are translated at the rate of exchange in effect at year-end. Results of operations are translated using the weighted average exchange rate in effect during the year. Translation adjustments, resulting from changes in the rate of exchange between the subsidiary's functional currency and the U.S. dollar, are included in other comprehensive income (loss) with the cumulative effect included as a separate component of stockholders' equity in the accompanying consolidated balance sheets. Transaction gains and losses, resulting from the revaluations of assets and liabilities denominated in other than the functional currency of the Company or its subsidiaries, are included in operating expenses for all periods presented.

(f) Revenue Recognition

Revenue from product sales is recognized when title passes to the customer, as long as there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection of the related receivable is reasonably assured. The Company provides for estimated product returns and warranty costs at the time of product shipment. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements. In December 2003, the SEC published SAB No. 104, Revenue Recognition, which supersedes and rescinds the accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements that was superseded by EITF Issue No. 00-21 Revenue Arrangements with Multiple Deliverables. The Company has determined that its existing revenue recognition practices comply with the requirements of SAB No. 104 for all periods presented.

(g) Inventories

Inventories  are valued at the lower of cost  (first-in,  first-out)  or market.
Work-in-progress   and  finished   goods   consist  of   materials,   labor  and
manufacturing overhead. Inventories consist of the following:


                                             December 31,
                                        2004             2003
                                     ----------       ----------
Raw materials                        $  838,390       $  856,886
Work-in-progress                        502,905          456,934
Finished goods                          863,090          578,421
                                     ----------       ----------
                                     $2,204,385       $1,892,241
                                     ==========       ==========

(h) Property and Equipment

The Company records property and equipment at cost. The Company provides for depreciation and amortization using the straight-line method by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

Description                                         Useful Life
-----------                                         -----------
Office equipment and furniture and fixtures         2-5 years
Manufacturing equipment                             2-5 years
Leasehold improvements                              Lesser of estimated useful
                                                    life or life of lease

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Depreciation expense for the years ended December 31, 2004 and 2003 was $482,739 and $380,357, respectively.

(i) Intangible Assets

Intangible assets are recorded at cost and consist of manufacturing rights acquired in 2001 and the EVLT(R) patent rights acquired in September 2003 (Note
15). The manufacturing rights are being amortized over a five-year estimated useful life. Amortization expense relating to these manufacturing rights of approximately $197,000 for each of the years ended December 31, 2004 and 2003, is included in general and administrative expense. The EVLT(R) patent rights are being amortized over the remaining 16-year life of the patents, and amortization expense relating to the EVLT(R) patent rights of $294,000 and $98,000 is included in the cost of goods sold for the years ended December 31, 2004 and 2003, respectively.

(j) Long Lived Assets

The Company evaluates long-lived assets, such as intangible assets, equipment and leasehold improvements, for impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The Company did not incur any impairments in the years ended December 31, 2004 and 2003.

(k) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks' capital lease obligations and various debt instruments approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

(l) Concentration of Credit Risk and Significant Customers

Financial instruments that subject the Company to credit risk primarily consist of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in established financial institutions. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company has not experienced any significant losses related to receivables from any individual customers or groups of customers in any specific industry or by geographic area.

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to private physicians, hospitals, health clinics, distributors and OEM customers. The Company generally requires signed sales agreements, non-refundable advance payments, although collateral is generally not required, and purchase orders depending upon the type of customer. Letters of credit may be required in certain circumstances. Some customers seek equipment financing from third party leasing agents, which the Company is not party to and bears no credit risk. Accounts receivable is stated at the amount billed to the customer less a valuation allowance for doubtful accounts. Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. The Company includes specific accounts receivable balances that are determined to be uncollectible in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on available information, the Company believes its allowance for doubtful accounts as of December 31, 2004 is adequate. The allowance for doubtful accounts as of December 31, 2004 and 2003 was $223,105, and $209,167, respectively.

No customers accounted for greater than 10% of total revenues in 2004. One customers accounted for greater than 10% of accounts receivable in 2004. No customers accounted for greater than 10% of total revenues or gross accounts receivable in 2003.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

(m) Accounting for Stock-Based Compensation

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, utilizing the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of the fixed grant over the amount an employee must pay to acquire the stock. SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, establishes a fair value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS No. 123, with respect to its employee stock compensation plan, which requires disclosure of the pro forma effects on net loss and loss per share as if SFAS No. 123 had been adopted as well as certain other information. (See Note 8d)

The pro forma effect of applying SFAS No. 123 in 2004 and 2003 is as follows:

                                                                       December 31,
                                                                  2004               2003
                                                            --------------     --------------
Net loss as reported                                        $  (10,077,163)    $  (19,881,203)
Less: total stock-based employee compensation expense
      determined under the fair value-based method
      for all awards, net of tax

                                                                  (700,487)          (381,816)
                                                            --------------     --------------
Pro forma net loss                                          $  (10,777,650)    $  (20,263,019)
                                                            ==============     ==============
Loss per share:
     Basic and diluted - as reported                        $        (0.68)    $        (8.99)
     Basic and diluted - pro forma                          $        (0.73)    $        (9.16)

(n) Research and Development Expenses

The Company charges research and development expenses to operations as incurred.

(o) Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, comprehensive loss consists of the Company's net loss and changes in cumulative translation adjustment account. The Company has disclosed comprehensive income (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity and comprehensive income (loss).

(p) Income Taxes

The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if, in management's judgment, it is more likely than not that the deferred tax asset will not be realized. Tax credits are accounted for as reductions of the current provision for income taxes in the year in which the related expenditures are incurred.

(q) Other Recent Accounting Pronouncements

In December 2004, the FASB revised SFAS No. 123, Share Based Payment, or SFAS No. 123R. SFAS No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends Statement No. 95, Statement of Cash Flows. Under SFAS No. 123R, companies must calculate and record in the income statement the cost of equity instruments, such as stock options, awarded to employees for services received. The cost of the equity instruments is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. SFAS No. 123R is effective for the Company in the first interim period beginning after December 15, 2005.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

The adoption of SFAS No. 123R is expected to have a significant impact on the Company's financial statements. The impact of adopting SFAS No. 123R cannot be accurately estimated at this time, as it will depend on the market value and the amount of share-based awards granted in future periods.

(3) NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average number of dilutive potential common shares outstanding. As a result of the losses incurred by the Company for the years ended December 31, 2004 and 2003, all potential common shares were antidilutive and thus were excluded from the diluted net loss per share calculations.

The following table summarizes securities outstanding, adjusted for the 1 for 25 reverse split effective June 17, 2004, as of each year-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                            December 31,
                                            ------------
                                      2004                2003
                                   ---------            ---------
Common stock options               1,076,318              222,343
Convertible debt                   3,056,769     (A)           --
Common stock warrants              2,991,263     (C)    1,196,838    (B)

(A) On October 25, 2004, in connection with the 2004 private placement equity and debt financing discussed in Note 16, the Company issued $7,000,000 in convertible notes. These notes are convertible at a rate of $2.29 per share.

(B) On September 3, 2003, in connection with the equity  financing  discussed in
Note 14, the Company issued securities to pay the fees of the placement agent that it engaged in April 2003 to assist in obtaining financing. In lieu of paying this fee in cash, the Company issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years. Additionally, the warrants issued to the placement agent were subject to an anti-dilution adjustment for future equity investments. This adjustment was triggered on October 25, 2004, and as such the warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. Pursuant to its agreement with Sunrise, on October 25, 2004 the Company also issued warrants to purchase an additional 73,539 shares of common stock, at an exercise price of $2.01 per share because, under the April 2003 agreement with Sunrise, the Company agreed to pay Sunrise commissions for subsequent sales of securities made to participants in the 2003 financing within one year of the termination of that agreement. As of December 31, 2004, a total of 1,625,120 of the warrants issued to Sunrise, as adjusted for anti-dilution and commission, had been exercised and 139,315 warrants were unexercised and remained outstanding.

Warrant holders who exercised their warrants to date have used the cashless exercise feature of these warrants. As a result of the cashless exercise, the warrant holders did not pay cash for the exercise price of the warrants, and as a result, the Company was not required to issue the full amount of shares underlying the warrants exercised. For example, as of December 31, 2004, the Company issued a total of 1,377,231 shares of common stock upon exercise of the 1,625,120 warrants.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

(C) On October 25, 2004, in connection with the 2004 Private Placement equity and debt financing discussed in Note 16, the Company issued 3,013,671 warrants to investors. These warrants have an exercise price of $2.10 per share. These warrants are exercisable for five years. On December 1, 2004, a total of 163,399 of these warrants with an exercise price of $2.10 per share were exercised, for which the Company issued a total of 163,399 shares of common stock.

(4) ACCRUED EXPENSES

Accrued expenses consist of the following:

                                          December 31,
                                    ------------------------
                                       2004          2003
                                    ----------    ----------
Payroll and related costs           $  498,335    $  461,863
Warranty and related costs             343,845       462,154
Professional fees                      861,953       776,864
Other                                  143,810       137,751
                                    ----------    ----------
                                    $1,847,943    $1,838,632
                                    ==========    ==========

(5) LINE-OF-CREDIT ARRANGEMENT

Diomed, Ltd., the Company's subsidiary in the United Kingdom, has a line of credit with Barclays Bank, which is limited to the lesser of (BPS)100,000 or 80% of eligible accounts receivable. This line bears interest at 3% above Barclays Bank's base rate (4.75% at December 31, 2004) and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclays has a lien on all of the assets of Diomed, Ltd., excluding inventory and certain intellectual property. As of December 31, 2004 there were no amounts outstanding under this line. As of December 31, 2003, there were borrowings of
(BPS) 146,663 ($261,676) outstanding under this line.

(6) DEBT

a) Promissory Note Issued to Customer

In October 2000, a customer, Axcan Pharma, Inc., advanced the Company $936,000 to secure certain key materials. In September 2001, the Company issued a Promissory Note to this customer in the amount of the advance. The Promissory Note bore interest, at an annual rate of 8.5%, which is payable quarterly in arrears. The Promissory Note had a maturity date of January 1, 2004 and did not provide for conversion rights into equity. As of December 31, 2003, the principal amount and accrued interest under this Promissory Note was $936,000 and $20,053, respectively. On January 2, 2004, the Company fully repaid the Promissory Note and accrued interest in accordance with its terms.

b) Secured Bridge Notes - September 3, 2003

On September 2, 2003, the Company entered into agreements that provide Equity Financing with 119 Investors who agreed to purchase 10,177,500 shares of Common Stock for an aggregate purchase price of $23,200,000. Twenty-two million dollars of the aggregate purchase price was payable in cash, and $1,200,000 was paid by conversion of the Company's Class D notes at the second closing. (See Note 14)

At the first closing of the Equity Financing, the Company issued $6,995,000 in principal amount of Secured Bridge Notes (the "Secured Bridge Notes"), which accrued interest at an annual rate of 8% and were convertible into 3,497,500 shares of common stock at $2.00 per share. The Secured Bridge Notes were convertible upon favorable stockholder approval of the Equity Financing at the annual meeting held on November 25, 2003. The Secured Bridge Notes were secured by a security interest in collateral that included the Company's rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins (the "EVLT Patent"). These patents relate to the technology that the Company acquired on September 3, 2003 underlying the Company's EVLT(R) product line (See Note 15) and the security interest previously granted to secure the Class E Notes due January 1, 2006 that the Company had previously issued (See Note 8). The Class E Notes were fully paid at the first closing of the Equity Financing in advance of the January 1, 2006 maturity date to increase the collateral available for the Secured Bridge Notes.

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Under the terms of the Equity Financing, at the second closing on November 25, 2003, the aggregate principal amount of the Secured Bridge Notes converted into 3,497,500 shares of Common Stock at a purchase price of $2.00 per share. Also, on November 25, 2003, the Company issued an additional 65,287 shares of Common Stock to pay accrued interest in the amount of $130,573 on the Secured Bridge Notes. Of the Secured Bridge Notes, $6,500,000 in aggregate principal amount was issued at the first closing in exchange for a purchase price equal to $6,500,000 paid in cash. Gibralt U.S. and the other three holders of the Company's Class E notes purchased $2,000,000 of Secured Bridge Notes at $2.00 per share, the same price as paid by the other Investors who purchased Secured Bridge Notes. Each of the other Investors who subscribed to purchase securities in the Equity Financing purchased on a pro rata basis $4,500,000 in aggregate principal amount of the Secured Bridge Notes. The Company also issued $495,000 in principal amount of the Secured Bridge Notes to the placement agent in partial payment of its fee.

The Company recognized a beneficial conversion feature in the amount of $6,995,000, upon favorable stockholder approval of the Equity Financing at the annual meeting held on November 25, 2003, with a corresponding increase in additional paid-in capital. This discount was fully amortized to non-cash interest expense when the Secured Bridge Notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit.

In connection with the first closing, the Company incurred $651,923 in placement agent and legal fees, including a $495,000 fee due to be paid in cash that the placement agent invested in the Secured Bridge Notes. These costs were capitalized as deferred financing costs and were being amortized to interest expense over the life of the notes, such that the full amount of costs was amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. For the year ended December 31, 2003, the Company recognized $651,923 in interest expense pertaining to the amortization of the deferred financing costs, and accordingly, the balance of the deferred financing costs was zero as of December 31, 2003.

In connection with the first closing, the Company recognized an additional placement agent fee, in the amount of $1,798,579, for 247,500 warrants issued to a placement agent. The fee was recorded as a deferred financing cost upon stockholder approval of the Equity Financing on November 25, 2003, with a corresponding increase in additional paid-in capital. The deferred financing cost was fully amortized to interest expense in the period in which the Secured Bridge Notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the deferred financing cost, was fully reflected in the accumulated deficit.

c) EVLT(R) Technology Acquisition - September 3, 2003

On September 3, 2003, the Company acquired rights to the EVLT Patent, which relates to the technology underlying the Company's EVLT(R) product line. On September 3, 2003, the Company paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license and agreed to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003. The Company recorded a liability in the amount of $2,500,000, net of a $254,000 discount based on an annual interest rate of 8%, to reflect the imputed interest on the liability. The discount is being amortized to interest expense over the period of the additional installment payments. The Company has made five quarterly installments totaling $1,250,000 since acquiring the rights. Accordingly, at December 31, 2004, the remaining liability was $1,250,000 net of debt discount of $72,000. (See Note 15)

                              DIOMED HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

d) Private  Placement  Equity and Debt  Financing  Entered into on September 28,
2004

On October 25, 2004, the Company completed the Private Placement Equity and Debt Financing entered into on September 28, 2004 and discussed in Note 17. In connection with the financing, the Company issued $7,000,000 in debt which is convertible into common shares at $2.29 per share. The Company also issued warrants to purchase 1,832,461 shares of common stock to investors who purchased the convertible debt. Accordingly, the Company recorded a debt discount of $2,261,000 in relation to the convertibility feature of the debt and the fair value of the warrants using the Black Scholes option pricing model. The discount is being amortized to non-cash interest expense over the term of the notes, such that the full amount of the discount will be amortized by the earlier of the maturity date of the notes or the conversion of the notes to equity. The net impact on stockholders' equity will be zero when the net loss, including the amortization of the discount, is fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of $4,738,601 (after the $2,261,399 discount). In the year ended December 31, 2004, $78,248 was recognized in non-cash interest expense pertaining to this amortization of the discount. The balance of the notes at December 31, 2004 was $4,816,849, net of unamortized debt discount of $2,183,151.

e) Capital Equipment Leases

Leased assets included in property and equipment primarily include manufacturing equipment. Depreciation expense for leased equipment during the years ended December 31, 2004 and 2003 was $12,238 and $36,823, respectively.

Future minimum debt payments required under these arrangements at December 31, 2004 are as follows:

                                                     Capital Leases      Debt
                                                     --------------   ----------
2005                                                   $   47,967     $1,000,000
2006                                                           --        250,000
2007                                                           --             --
2008                                                           --      7,000,000
                                                                      ==========
Total future minimum lease payments                    $   47,967     $8,250,000
                                                                      ==========
Less - Amount representing interest                    $    1,000
                                                       ----------
Present value of future minimum lease payments             46,967
Less - Current portion of capital lease obligations        46,967
                                                       ----------
Capital lease obligations, net of current portion      $       --
                                                       ==========

(7) INCOME TAXES

No provision for foreign, federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented for all jurisdictions in which it operates. The Company has U.S. federal and state net operating loss carryforwards of approximately $27,000,000 at December 31, 2004 to reduce future federal income taxes, if any. These carryforwards expire through 2024 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Company also has approximately $23,000,000 of foreign net operating loss carryforwards at December 31, 2004 to reduce future foreign income taxes, if any. These carryforwards do not have an expiration date.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

The Tax Reform Act of 1986 contains provisions that may limit the amount of U.S. federal and state net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company believes that its equity financing completed on November 25, 2003 and its equity and debt financing completed on October 25, 2004 may have triggered a change in ownership which, in turn, may limit the utilization of net operating loss carryforwards in future years.

The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets primarily relate to net operating loss carryforwards and amount to approximately $18,269,000 and $12,740,000 as of December 31, 2004 and 2003, respectively. It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and believes that, given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 2004 and 2003. The components of the Company's deferred tax assets are approximately as follows:

                                             December 31,
                                    -----------------------------
                                        2004             2003
                                    ------------     ------------
Net operating loss carryforwards    $ 18,000,000     $ 12,600,000
Other temporary differences              269,000          140,000
Valuation allowance                  (18,269,000)     (12,740,000)
                                    ------------     ------------
Net deferred tax asset              $         --     $         --
                                    ============     ============

(8) STOCKHOLDERS' EQUITY

(a) Issuance of Diomed Holdings, Inc. Class A Convertible Preferred Stock ("Old Class A Stock") in Diomed Merger

On February 14, 2002, Diomed Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation, merged with and into Diomed, Inc. (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of January 29, 2002.

Pursuant to the Merger agreement, Diomed Holdings issued (references to common stock are without adjustment for the 1:25 reverse split effective June 17,
2004):

- 2,328,922.50 shares of its Old Class A Stock to the former holders of Diomed, Inc. common stock in exchange for 9,315,690 shares of common stock of Diomed, Inc. issued and outstanding as of the effective time of the Diomed Merger, which 2,328,922.50 shares were convertible into 9,315,690 shares of Diomed Holdings common stock; and

- 1,362,500 of its Old Class A Stock to the former holders of 2,725,000 shares of Diomed, Inc. Series A Preferred Stock issued and outstanding as of the effective time of the Merger. These shares were convertible into 5,450,000 shares of Diomed Holdings common stock.

On October 24, 2002, the Company's registration statement was declared effective by the Securities and Exchange Commission.

On December 31, 2002, according to the Class A Convertible Preferred Stock Certificate of Designation, monthly conversions of the Company's Class A Convertible Preferred Stock ("Class A Stock") began converting into Common Stock at the rate of 5% of the initial shares of the Class A Stock or 773,087 shares, and were to continue to occur on the last day of each month during the period from January 2003 through January 2004. The remaining 4,638,531 shares of Class A Stock were to convert in February 2004.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Because the board of directors determined that the effect of the incremental conversion of Class A Stock into common stock would impair the Company's ability to procure additional equity investments, pursuant to its discretion under the terms of the Class A Stock, the board voted to convert the remaining outstanding shares of Class A Stock into common stock on March 31, 2003, and accordingly, zero shares of Class A Stock are outstanding at December 31, 2004 and 2003.

(b) Bridge Financings with Related Parties

(i) On December 27, 2002, the Company completed a $2,000,000 bridge note financing with Gibralt U.S., Inc. an affiliate of Samuel Belzberg, a former director of the Company (the "December 2002 noteholder" and, together with the three persons to whom Gibralt U.S. subsequently transferred $500,000 of the notes, the "December 2002 noteholders"). The financing included $1,000,000 in Class A secured notes and $1,000,000 in Class B unsecured notes due January 1, 2004. The notes accrued interest at an annual rate of 8%, payable upon maturity.

The notes were convertible into common stock at the election of the December 2002 noteholders upon the occurrence of: (i) a financing transaction, (ii) a liquidity event, (iii) a merger or reorganization, or (iv) at any time during the life of the notes, at the election of the holders of at least 66 2/3% of the outstanding principal amount of the notes. The notes, including principal and accrued interest, were convertible into common stock at 80% of the common stock price at the time of conversion.

As additional consideration for the financing, the Company issued to the December 2002 noteholders warrants to purchase 333,334 shares of common stock. The warrants were exercisable for a period of five years beginning June 27, 2003 at an exercise price of $6.50, which represented 110% of the market price of the stock on December 26, 2002. If, prior to the exercise of the warrants, the Company issued common stock or common stock equivalents at a price per share less than the exercise price of the warrants, the number of warrants and the exercise price of the warrants were to be adjusted to the lower price per share. In the event of a merger or reorganization, the warrants were convertible into the kind and number of shares of common stock, other securities or property into which the warrants would have been converted if the warrants had been converted into common stock based on the provisions of the merger or reorganization.

The December 2002 noteholders had the right to designate a member to the Company's Board of Directors while the notes were outstanding. The Company was required to obtain the advance approval by the December 2002 noteholders for future financing transactions during the life of the notes.

On March 18, 2003, the initial December 2002 noteholder sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of notes ($250,000 of which were Class A notes and $250,000 of which were Class B notes) and (ii) warrants to purchase 83,334 shares of common stock. Accordingly, after taking this transfer into account, the initial December 2002 noteholder owned $1,500,000 aggregate principal amount of notes ($750,000 of which were Class A notes and $750,000 of which were Class B notes) and warrants to purchase 250,000 shares of common stock.

The Company recognized the $2,000,000 fair value of the warrants and the beneficial conversion feature related to the immediate convertibility of the notes as a discount to the notes, with a corresponding increase in additional paid in capital. The value ascribed to the warrants was approximately $1,200,000, as calculated using the Black-Scholes option pricing model, and the value ascribed to the beneficial conversion feature of the notes was $800,000. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount would be amortized by the earlier of the maturity date of the notes or conversion of the notes to equity. The net impact on stockholders' equity was to be zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of zero (after the $2,000,000 discount). For the year ended December 31, 2003, $721,000 was recognized in non-cash interest expense pertaining to this amortization of the discount prior to the May 2003 exchange transaction discussed below.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

In connection with the bridge financing, the Company incurred $80,000 in related legal fees. As of December 31, 2002, these costs were capitalized as deferred financing costs and were to be amortized to interest expense over the life of the notes, such that the full amount of costs were amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. The Company expensed the balance of the deferred financing costs upon completion of the May 2003 exchange transaction. For the year ended December 31, 2003, the Company recognized $80,000 in interest expense pertaining to amortization of the deferred financing costs, and, accordingly, the balance of the deferred financing costs was zero as of December 31, 2003.

(ii) During the first quarter of 2003, it became clear that the Company would require additional working capital. In April 2003, the Company began discussions with Gibralt U.S. with a view to its providing interim financing in addition to the interim financing that it had provided in December 2002. The Company also began to consider a subsequent financing expected to begin later in the quarter to address its longer term capital needs. In late April, the Company elected to obtain up to $1,200,000 of interim financing from Gibralt U.S. and two of its directors. At the same time, the Company proposed a restructuring of the securities issued in December 2002 to improve its access to financial markets and enhance the likelihood of a subsequent financing. Therefore, the Company offered to repurchase certain rights from the December 2002 noteholders that, in light of then-current market conditions, might have made it more difficult to successfully complete a subsequent financing.

Using the Black Scholes valuation methodology, the Company calculated the monetary value of the rights of the December 2002 noteholders to convert their notes into shares of common stock and the monetary value of the common stock purchase warrants. The Company further engaged Marshall & Stevens, Incorporated, a professional valuation firm, to provide an opinion as to the valuations that it had calculated. The price per share that the Company employed to calculate the number of shares equal to the monetary value of the rights that the December 2002 noteholders would be surrendering was the presumed price per share of its common stock after giving effect to the issuance of those shares.

At the time the Class A secured notes and Class B unsecured notes were issued, the Company could not issue more than $1,000,000 in secured debt without obtaining prior approval by its preferred stockholders under the terms of its Class A Stock. On March 31, 2003, the Company converted all of its Class A Stock into common stock to eliminate its convertibility feature and its apparent negative impact on the Company's ability to obtain additional financing. On May 7, 2003, the December 2002 noteholders exchanged their $1,000,000 principal amount of secured Class A notes and $1,000,000 principal amount of unsecured Class B notes for $2,000,000 principal amount of secured Class C notes due January 1, 2004. On May 7, 2003, the Company issued to the December 2002 noteholders 20 shares of its Class C Preferred Stock, which was convertible into 1,084,690 shares of common stock, in exchange for eliminating the convertibility feature of the $2,000,000 principal amount of notes and the warrants to purchase 333,334 shares of common stock, as well as certain other rights. The Class C Preferred Stock was exchanged for Class E Preferred Stock on August 22, 2003. (See Note 13)

(iii) On May 7, 2003, Gibralt U.S. and two of the Company's directors, James A. Wylie, Jr. and Peter Norris (the "May 2003 noteholders"), committed to provide financing of up to $1,200,000 in the form of Class D secured notes due May 6, 2004. The Company issued the May 2003 noteholders an aggregate of 24 shares of Class D Preferred Stock, which was convertible into 120,863 shares of common stock. The Class D Preferred Stock was exchanged for Class F Preferred Stock on August 22, 2003. (See Note 13) The Class D notes accrued interest at an annual rate of 8%, payable upon maturity. As of July 7, 2003, the entire $1,200,000 in interim financing had been funded. The May 2003 noteholders had the same security interest and registration rights granted to the December 2002 noteholders.

The May 2003 noteholders had the right to participate in the Company's financing contemplated for the second half of 2003 on the same terms and conditions as the new investors by redeeming their notes. In determining the price at which the Company sold its notes, an independent committee of the board of directors considered the added risk that the May 2003 noteholders would be accepting in light of the uncertainty of the completion of the contemplated financing. The December 2002 notes provided that the corresponding noteholders had the right to participate in the next financing of the Company at a 20% discount to the price to be paid by investors. Using this discount factor as a benchmark for assessing the risk that the May 2003 noteholders would be assuming, among other factors, the independent committee authorized the issuance of preferred shares convertible into 120,863 shares of common stock, allocated according to the noteholder's respective loan commitments.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

(iv) On May 28, 2003, the Company and the December 2002 noteholders amended certain of the terms of the May 7, 2003 capital restructuring to: (i) extend the due date of the Class C notes from January 1, 2004 until January 1, 2006, (ii) increase the rate of interest payable on the Class C notes from 8.0% to 12.5%,
(iii) provide for mandatory prepayments of principal of the Class C notes in amounts up to 50% of positive quarterly cash flow, (iv) limit the security interest in inventory that secures the Class C notes at $3,271,000, (v) waive the noteholders' right of approval of future financing transactions and (vi) extend the deadline by which the financing was to be completed without triggering the noteholders' right of rescission, from June 30, 2003 to July 31, 2003 (under the terms of the restructuring if the contemplated financing were not completed by July 31, 2003 the December 2002 noteholders had the right to rescind the May 7, 2003 exchange transaction). On July 31, 2003, the deadline by which the financing was to be completed without triggering the noteholders' right of rescission was extended until November 15, 2003. On August 22, 2003, the Class C notes were exchanged for Class E notes reflecting these modified terms in principal amounts equal to the principal amounts of the Class C notes exchanged. The Class E notes were repaid in full with a portion of the proceeds from the first closing of the equity financing.

The exchange of debt and preferred stock for the elimination of warrants and modification of the December 2002 notes in May 2003 was treated as an extinguishment of the $2,000,000 debt. As a result, the fair market value of the warrants and other consideration, which was limited to the remaining unamortized discount on the December 2002 notes, was recorded as a reduction in additional paid in capital in the amount of $1,167,000 and the remaining unamortized discount was reduced to zero.

The Company recognized the $2,000,000 fair value of the preferred stock issued with the Class E notes, which was recorded as a discount to the notes, with the offset as an increase in preferred stock. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount was to be amortized by the earlier of the maturity date of the notes or early retirement of the notes. The net impact on stockholders' equity was to be zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of zero (after the $2,000,000 discount). On September 3, 2003 the notes were fully retired in advance of their January 1, 2006 maturity date in order to expand the collateral available to the holders of the September Secured Bridge Notes while the Company obtained stockholder approval to complete the Equity Financing. (See Notes 6b and 14) In the year ended December 31, 2003, $2,000,000 was recognized in non-cash interest expense pertaining to this amortization of the discount.

(v) On May 28, 2003, the Company and the May 2003 noteholders amended certain of the terms of the May 7, 2003 interim financing to: (i) add a requirement that 100% of the Class D notes be redeemed into common stock in the contemplated financing at the same price per share and on the same terms as the new investors if the Company raises $6,000,000 or more in gross proceeds and (ii) extend the deadline for completion of the contemplated financing without triggering the right of the May 2003 noteholders to declare the Class D notes due and payable to July 31, 2003. On July 31, 2003, this date was further extended to November 15, 2003. On August 21, 2003, this deadline was extended to the business day following any date after November 15, 2003, which the Company and the Investors in the Equity Financing agree to as the second closing date. At the second closing of the Equity Financing on November 25, 2003, the $1,200,000 in Class D notes and accrued interest in the amount of $48,233 were converted into 499,294 shares of common stock at $2.50 per share. (See Note 14)

The Company recognized a $240,000 discount to the Class D Notes for the fair value of the preferred stock, which was recorded as a discount to the notes, with a corresponding increase in preferred stock. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount was amortized by the earlier of the maturity date of the Class D notes or by the month the Class D notes were converted into equity. The net impact on stockholders' equity/(deficit) was zero when the net loss, including amortization of the discount, was fully reflected in accumulated deficit. In the year ended December 31, 2003, the Company recognized $240,000 in non-cash interest expense pertaining to amortization of the discount.

The Company recognized a beneficial conversion feature in the amount of $960,000, which was recorded as a discount to the notes, upon favorable stockholder approval of the equity financing at the annual meeting held on November 25, 2003, with a corresponding increase in additional paid in capital. This discount was fully amortized to non-cash interest expense in the period in which the Class D notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit.

In connection with the interim financing, the Company incurred $51,000 in related legal fees. These costs were capitalized as deferred financing costs and were amortized to interest expense over the life of the Class D notes, such that the full amount of costs were amortized by the earlier of the maturity date of the Class D notes or by the period the Class D notes were converted into equity. In the year ended December 31, 2003, the Company recognized $51,000 in interest expense pertaining to this amortization of the deferred financing costs, and, accordingly, the balance of the deferred financing costs were zero as of December 31, 2003.

(c) Common Stock

The figures below are adjusted to give effect to the 1:25 reverse split effective June 17, 2004 for the number of shares of common stock, price per share, options and warrants.

In February 2002, the Company issued 200,000 shares of its Common Stock, $0.001 par value per share, at a price of $50.00 per share in a private placement financing in connection with the Diomed Merger, resulting in proceeds net of offering costs of $7,900,000.

After the Migratory Merger on May 13, 2002 in which the Company reincorporated from Nevada to Delaware (See Note 12), the Company had authorized 80,000,000 shares of Common Stock, $0.001 par value, of which 568,000 shares are outstanding (excluding securities which may be converted into or exercisable for Common Stock), having been automatically issued to the holders of the Common Stock issued by Diomed Holdings Nevada by virtue of the Migratory Merger.

Under the Merger agreement, the Company was obligated to use its best efforts to file a registration statement with the Securities Exchange Commission to register for resale common shares that it issued in the private placement offering and common shares that it issued to former stockholders, and to cause the registration statement to be declared effective. In the event that the Company failed to file or cause the registration statement to be declared effective within 240 days of completing the Merger or remain effective through the first anniversary of the Merger, the Company was required to issue additional shares of its common stock, up to a maximum of 4% of the shares held by each of the February 2002 private placement investors. On October 24, 2002, the Company received approval of its registration statement by the Securities and Exchange Commission and accordingly issued the February 2002 private placement investors an additional aggregate of 2,000 shares of Common Stock.

On December 31, 2002, according to the Class A Convertible Preferred Stock Certificate of Designation, monthly conversions of the Company's Class A Stock began converting into Common Stock at the rate of 5% of the initial shares of the Class A Stock or 773,087 shares, and were to continue to occur on the last day of each month during the period from January 2003 through January 2004. The remaining 4,638,531 shares of Class A Stock were to convert in February 2004.

As of December 31, 2002, the Company had authorized 80,000,000 shares of Common Stock, $0.001 par value, of which 15,023,087 (600,923 after giving effect to the 1:25 reverse split implemented June 17, 2004) shares were outstanding.

Because the board of directors determined that the effect of the incremental conversion of Class A Stock into common stock would impair the Company's ability to procure additional equity investments, pursuant to its discretion under the terms of the Class A Stock, the board determined to cause the remaining outstanding shares of Class A Stock to convert into common stock on March 31, 2003.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

As of March 31, 2003, the Company had 1,188,470 shares of common stock outstanding and zero shares of Class A Stock outstanding.

On May 7, 2003, the Company issued Class C Preferred Stock to the holders of the notes and warrants it had issued in December 2002 in exchange for certain modifications to those notes and warrants including the redelivery of the warrants to the Company for cancellation. These shares of Class C Preferred Stock were convertible into 1,084,690 shares of common stock upon satisfaction of certain conditions. The modifications to the notes included eliminating the convertibility feature of the notes and eliminating the noteholders' right to approve a future financing transaction.

On May 7, 2003, the Company also issued $1,200,000 in Class D notes to Gibralt U.S., Inc. (an affiliate of a director, Samuel Belzberg, to which the Company issued $1,100,000 principal amount notes) and to two directors (James A. Wylie, Jr. and Peter Norris, to each of whom the Company issued $50,000 principal amount of notes). The Company issued these notes in exchange for loan commitments made by these noteholders. The Company also issued to these noteholders Class D Preferred Stock as a prepaid discount to recognize that the loan commitments were expected to be converted into equity in a future equity financing transaction that the Company then contemplated, and to reflect the risk that the equity financing transaction might not occur. These shares of Class D Stock were convertible into a total of 120,863 shares of common stock upon satisfaction of certain conditions. The notes were convertible into the securities to be issued in the contemplated equity financing on the same terms as applied to the other investors in the equity financing.

On August 22, 2003, the Company exchanged the Class C Preferred Stock for an equal number of shares of Class E Preferred Stock, and exchanged the Class D Preferred Stock for an equal number of shares of Class F Preferred Stock. The Company exchanged these shares of preferred stock in accordance with the stipulation of settlement it entered into to settle the Augenbaum class action lawsuit that was filed in late July 2003. That lawsuit claimed, among other things, that the Class C Preferred Stock and Class D Preferred Stock was not permitted to be, by its terms, convertible into common stock. Accordingly, although the Company denied the allegations in the lawsuit, to reach a settlement amicably, the Company created the Class E and Class F Preferred Stock and performed the preferred stock exchange. The Class E and F Preferred Stock is not by its terms convertible into common stock. However, by a separate agreement between the Company and the holders of the Class E and F Preferred Stock, upon the satisfaction of certain conditions, the Company would issue 1,084,690 shares of common stock in exchange for the Class E Preferred Stock and would issue 120,863 shares of common stock in exchange for the Class F Preferred Stock.

On September 2, 2003, the Company entered into definitive agreements for an equity financing. Pursuant to these agreements, on September 3, 2003, the investors in the equity financing funded $6,500,000 in the form of secured bridge loans. The $1,200,000 principal amount of Class D notes the Company issued in May 2003 converted into common stock at the final closing of the equity financing on November 25, 2003. The secured bridge notes converted into common stock at $2.00 per share at the final closing, the investors purchased $15,500,000 of common stock for $2.50 per share and the $1,200,000 in Class D notes and accrued interest on these notes were purchased for common stock for $2.50 per share.

On September 3, 2003, in connection with the equity financing, the Company issued securities to pay the fees of the placement agent that it had engaged in April 2003 to assist in obtaining the financing that was needed. In lieu of paying this fee in cash, the Company issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years.

On November 25, 2003, the Company held the final closing of its equity financing, pursuant to which the Company issued a total of 10,262,081 shares of common stock to the investors in the equity financing. (See Note 14) In connection with the final closing of the equity financing, the Company also exchanged all outstanding Class E Preferred Stock for a total of 1,084,690 shares of common stock and exchanged all outstanding Class F Preferred Stock for a total of 120,863 shares of common stock, as provided by the August 2003 exchange agreement.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Additionally, the Company issued 20,000 shares of common stock to Verus Support Services, Inc. in connection with an agreement entered into on September 30, 2003 to issue these shares in lieu of accrued cash payments due under the December 2001 agreement with Verus.

The Company agreed to register the common stock issued in the equity financing and the common stock underlying the warrants issued to the placement agent for resale to the public with the Securities Exchange Commission, and accordingly, filed the resale registration statement on December 3, 2003. On February 10, 2004, the Company's registration statement was declared effective by the Securities and Exchange Commission.

On December 3, 2003 and December 8, 2003, a total of 440,403 of the September 3, 2003 warrants with an exercise price of $0.025 per share were exercised, for which the Company issued a total of 439,108 shares of common stock. Because the warrant holders used the cashless exercise feature of the warrants, they did not have to pay the exercise price in cash and the Company issued fewer than the total number of warrants exercised.

On December 18, 2003, in connection with the equity financing, the Company issued an additional 13,903 shares of common stock to those investors who paid cash for their shares at the final closing of the equity financing, as they were entitled to either receive the interest that was earned on their funds while held in escrow or to receive shares in lieu of this interest, as determined by the placement agent. At the placement agent's election, the Company received approximately $35,000 in interest from the escrow agent on December 18, 2003, and then issued the additional shares to the investors at a price of $2.50 per share.

On November 25, 2003, the number of authorized shares of Common Stock were increased from 80,000,000 to 500,000,000, $0.001 par value, in order to enable the issuance of shares in connection with the equity financing.

As of December 31, 2003, the Company had authorized 500,000,000 shares of common stock, $0.001 par value, of which 13,129,113 (giving effect to the 1:25 reverse split effective June 17, 2004) shares were outstanding. The number of authorized shares of common stock was later reduced to 50,000,000 in connection with the 1:25 reverse split effective June 17, 2004.

On April 20, 2004, the Company completed its offering to those persons who held shares of its common stock as of August 29, 2003, raising the approximate $3.0 million maximum in additional equity financing. The targeted offering, for 1,188,470 shares of the Company's common stock at $2.50 per share (after giving effect to the 1:25 reverse split effective June 17, 2004), allowed stockholders to purchase one share of the Company's common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed. The Company filed a registration statement to register the shares to be offered to the stockholders as of August 29, 2003 (the "targeted offering"). The SEC declared that registration statement effective on February 13, 2004.

On October 25, 2004, the Company completed the private placement equity and debt financing entered into on September 28, 2004 as discussed in Note 16, resulting in net proceeds of approximately $9.8 million. In connection with this financing, the Company issued 2,362,420 shares of common stock and $7,000,000 in convertible debt, along with warrants to purchase up to 3,013,671 shares of common stock at an exercise price of $2.10. During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, the Company issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds. Subsequent to year-end 2004, the holders of $3,288,000 principal amount of debentures elected to convert these debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share, and accordingly the Company issued 1,449,392 shares of common stock to these debenture holders. Also, subsequent to year-end 2004, the holders of 192,811 warrants exercised their warrants at an exercise price of $2.10 per share, and accordingly the Company received proceeds of $404,903.

Additionally, the warrants issued to the placement agent in the 2003 equity financing were subject to an anti-dilution adjustment for future equity investments. This adjustment was triggered on October 25, 2004 and, as such, the warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. Pursuant to the agreement with the placement agent, on October 25, 2004 the Company also issued warrants to purchase an additional 73,539 shares of common stock, at an exercise price of $2.01 per share, because the Company agreed to pay the placement agent commissions for sales of securities within one year of the termination of the agreement with Sunrise that was made to investors who participated in the 2003 equity financing. During the year ended December 31, 2004, a total of 1,184,719 of the warrants issued to this placement agent, as adjusted for anti-dilution and commission, had been exercised and 938,123 shares were issued. Because the placement agent used the cashless exercise feature of the warrants, they did not have to pay the exercise price in cash and the Company issued fewer than the total number of warrants.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

As of December 31, 2004, the Company had authorized 50,000,000 shares of Common Stock, $0.001 par value, of which 17,781,525 shares were outstanding.

(d) Stock Options

The figures below are adjusted to give effect to the 1:25 reverse split effective June 17, 2004.

In November 1998 and May 2001, the Company's Board of Directors approved the 1998 Incentive Plan (the 1998 Plan) and the 2001 Stock Option Plan (the 2001
Plan) (collectively, the Plans), respectively, permitting the granting of stock options to employees, directors, consultants and advisors, which may be either incentive stock options or nonqualified options and stock awards. The Board had reserved 30,000 and 70,000 shares of Common Stock for issuance under the 1998 Plan and the 2001 Plan, respectively.

In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years, and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

As of December 31, 2004, 619,529 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plans. In addition, 27,076 options were available under the 1998 Plan and 23,732 options were available under the 2001 Plan as of December 31, 2004.

A summary of stock option activity is as follows:

                                              Range of        Number of Shares    Weighted Average
                                           Exercise Price                          Exercise Price
                                       -------------------   -----------------   -----------------
Outstanding, December 31, 2003          $8.50 - $205.75             64,132           $  72.50

     Granted                             2.00 -   11.50            174,224               7.00
     Forfeited                           8.25 -  156.00            (16,013)             47.50

Outstanding, December 31, 2004          $2.00 -  205.75            222,343              25.00

     Granted                             2.50 -    6.75            954,470               3.86
     Forfeited                           5.00 -  138.00           (100,495)             10.38
                                       -------------------   -----------------   -----------------

Outstanding, December 31, 2004          $2.00 -  205.75          1,076,318           $   8.12
                                       ===================   =================   =================

Exercisable December 31, 2003           $2.00 -  205.75            123,946           $  34.50
Exercisable December 31, 2004           $2.00 -  205.75            439,887           $  13.09
                                       ===================   =================   =================

The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 2004.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

                                               OUTSTANDING                       EXERCISABLE
                                    -----------------------------------------------------------------
                                     Remaining     Weighted Average                 Weighted Average
  Exercise Price        Shares         Life*        Exercise Price      Shares       Exercise Price
$  2.00 - $ 11.50      1,036,383           9.02        $    4.94        402,720        $     5.52
  26.00 -   50.00         18,256           6.82            35.32         15,650             36.02
  56.25 -   88.50          4,531           1.55            66.40          4,369             66.78
 100.00 -  164.00         16,508           2.55           153.05         16,508            153.05
$201.25 - $205.75            640           1.15           205.75            640            205.75
                       ---------                       ---------        -------        ----------
                       1,076,318                       $    8.12        439,887        $    13.09
                       =========                       =========        =======        ==========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                       December 31,
                                               --------------------------
                                                  2004            2003
                                               ----------      ----------
Risk-free interest rate                        1.74-3.21%       1.74-3.37%
Expected dividend yield                               --%              --%
Expected lives                                    5 years         5 years
Expected volatility                                   75%              75%
Weighted average grant date fair
     value per share                               $3.86            $4.50
Weighted average remaining
     contractual life of options
     outstanding                               8.8 years        8.5 years


(e) Issuance of Stock Options to Consultants

In fiscal 2003, the Company granted fully exercisable options to purchase 2,565 shares of common stock at exercise prices per share in the range of $4.25 to $11.00 to two consultants in exchange for marketing services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $9,011 in the statement of operations for year ended December 31, 2003.

In fiscal 2003, the Company granted options to purchase 4,000 shares of common stock at an exercise price per share of $11.50 to a service provider for legal services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $13,300 in the statement of operations for year ended December 31, 2003.

On September 3, 2003, the Company acquired rights to the EVLT Patent, which relates to the technology underlying the Company's EVLT(R) product line. As part of the transaction, the Company entered into an agreement with Dr. Robert Min pursuant to which the Company granted Dr. Min options to purchase 40,000 shares of Common Stock. The Company recorded the fair value of these options in the amount of $312,078 based on the Black-Scholes option pricing model and capitalized this cost as part of the related intangible asset that will be amortized over the remaining life of the EVLT Patent. The amortization of the intangible asset is being recorded as a component of cost of goods sold. (See
Note 15)

In fiscal year 2004, the Company granted options to purchase 32,672 shares of common stock at exercise prices per share in the range of $2.02 to $6.75 in exchange for services. The Company recorded the fair value of such options based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $79,449 in the statement of operations for year ended December 31, 2004.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004


(f) Warrants

A summary of warrant activity for the years ended December 31, 2004 and 2003 is as follows:

                                                                                                     Weighted Average
                                                                                                        Remaining
                                             Range of            Number of      Weighted Average       Contractual
                                          Exercise Price          Shares        Exercise Price        Life (In Years)
                                         ----------------------------------------------------------------------------
Outstanding, December 31, 2002              $6.50 -  87.50         338,210         $  7.25               5.40
     Exchanged                                        6.50        (333,333)           6.50               5.50
     Granted to Placement Agent*            0.025 -   2.50       1,635,163            1.25               5.00
     Exercised by Placement Agent*                   0.025        (440,402)             --                 --
     Forfeited                                       50.00          (2,800)          50.00                 --
                                         -----------------   ---------------   ------------------   -----------------
Outstanding, December 31, 2003             $0.025 - $87.50       1,196,838         $  2.00               4.90

     Granted to Placement Agent*             1.92 -   2.35         129,272            2.18               4.82
     Granted to Other Investors**                     2.10       3,013,671            2.10               4.82
     Exercised by Placement Agent*          0.025 -   2.50      (1,184,719)           0.03                 --
     Exercised by Other Investors**                   2.10        (163,399)           2.10                 --
     Forfeited                                       50.00            (400)          50.00                 --
                                         -----------------   ---------------   ------------------   -----------------
Outstanding, December 31, 2004             $0.025 - $87.50       2,991,263         $  2.18               4.82
                                         =================   ===============   ==================   =================
Exercisable December 31, 2003              $0.025 - $87.50       1,196,838         $  2.00               4.90
                                         =================   ===============   ==================   =================
Exercisable December 31, 2004              $0.025 - $87.50       2,991,263         $  2.18               4.82
                                         =================   ===============   ==================   =================

      *  See Note 3B.
      ** See Note 3C.

9) VALUATION AND QUALIFYING ACCOUNTS

A summary of the allowance for doubtful accounts is as follows:

                                              December 31,
                                         ------------------------
                                           2004           2003
                                         ---------      ---------
Allowance for doubtful accounts:
Balance, beginning of period             $ 209,167      $ 308,145

Provision for doubtful accounts             48,652         44,890
Write-offs                                 (34,714)      (143,868)
                                         ---------      ---------
Balance, end of period                   $ 223,105      $ 209,167
                                         =========      =========

10) SEGMENT REPORTING

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

The Company's reportable segments are determined by product type: laser systems and fibers, accessories and service. The accounting policies of the segments are the same as those described in Note 2. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

This table presents revenues by reportable segment:

                                              December 31,
                                      --------------------------
                                          2004           2003
                                      -----------    -----------
Laser systems                         $ 7,838,768    $ 5,726,225
Fibers, accessories and service         5,545,732      3,472,367
                                      -----------    -----------
Total                                 $13,384,500    $ 9,198,592
                                      ===========    ===========


The following table represents percentage of revenues by geographic destination:

                                         December 31,
                                        ---------------
                                        2004       2003
                                        ----       ----
North America                             66%        63%
Asia/Pacific                              21%        20%
Europe                                    11%        15%
Other                                      2%         2%
                                         ---        ---
Total                                    100%       100%
                                         ===        ===



The following table represents long-lived assets by geographic location:

                                            December 31,
                                      -------------------------
                                        2004           2003
                                      ----------     ----------
North America                         $5,769,521     $5,300,029
Europe                                   510,459        603,708
                                      ----------     ----------
Total                                 $6,279,980     $5,903,737
                                      ==========     ==========

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

11) OTHER COMMITTMENTS

(a) Leases

The Company leases certain equipment and office facilities under noncancelable operating and capital leases that expire at various dates through 2014. The Company's building lease at its subsidiary in the United Kingdom is a 25-year lease through 2024. However, the Company has an option, at its election, to terminate the lease agreement after 15 years in 2014 and again in 5 more years in 2019. If the Company chooses not to exercise these options, the lease agreement continues for the remaining years through 2024. The Company has elected to sublease a portion of the UK Facility. Subsequent to year-end, the Company renewed the U.S. headquarters lease and expanded the leased space through February 2008. Total rent expense under these operating lease agreements for the years ended December 31, 2004 and 2003 net of sublease income was $524,160, and $476,585, respectively.

Future minimum payments required under these operating leases at December 31, 2004 are as follows:

                                             Operating
                                              Leases
                                           -------------
2005                                       $    589,653
2006                                            579,351
2007                                            579,351
2008                                            579,351
2009                                            579,351
Thereafter                                    2,510,519
                                           -------------
         Total operating leases            $  5,417,576
                                           =============

(b) Litigation

From time to time, the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of each such other proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(c) Employment Agreement with Certain Officers

Effective December 28, 2003, the Company entered into an employment agreement with James A. Wylie, Jr. the Company's chief executive officer. This agreement supercedes the Company's January 10, 2003 employment agreement with Mr. Wylie, and extends his employment by one year from December 31, 2004 until December 31, 2005. The December 28, 2003 employment agreement provides for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares of common stock and certain bonus compensation. Effective February 15, 2005, the terms of Mr. Wylie's employment agreement were modified by (i) extending the term of employment through December 31, 2007 for an annual base salary of $355,000, (ii) providing that in the event of termination by the Company without cause or by Mr. Wylie for good reason, the Company will pay an amount equal to either his base compensation for the remainder of the term or 12 months, whichever is greater and (iii) clarifying that Mr. Wylie will be able to terminate his employment agreement upon not less than 90 days' notice for reasons other than good reason, in which case the Company will not be required to pay severance.

David Swank became a director in March 2003 and served on the Audit Committee of the Company's Board of Directors from that time until September 1, 2003, when the Company appointed Mr. Swank as chief financial officer, on a consulting basis. The Company's agreement with Mr. Swank provided for six month renewable terms, commencing September 3, 2003. Mr. Swank's current monthly base compensation is $16,700. Effective February 15, 2005, the Company amended its agreement with Mr. Swank by (i) extending the term of employment through December 31, 2005, and (ii) providing Mr. Swank with severance pay in the event of termination without cause, equal to the lesser of Mr. Swank's compensation for the 12 months or for the balance of the then-current term of his agreement, subject to compliance with certain non-competition and non-solicitation obligations.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Kevin Stearn became general manager of Diomed, Ltd., the Company's wholly-owned subsidiary in the U.K., in February 2000. Mr. Stearn's current annual base salary is BPS 96,000. Effective February 15, 2004, the Company amended the terms of Mr. Stearn's employment by providing Mr. Stearn with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

John Welch became vice president, North American marketing, in October 2002. Mr. Welch's current annual base salary is $175,000. Effective February 15, 2004, the Company amended the terms of Mr. Welch's employment by providing Mr. Welch with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

Christopher Geberth became vice president, finance in April 2004. Mr. Geberth's current annual base salary is $125,000. Effective February 15, 2004, the Company amended the terms of Mr. Geberth's employment by providing Mr. Geberth with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

Cary Paulette became vice president, North American sales, in December 2004. Mr. Paulette's current annual base salary is $175,000. Effective February 15, 2004, the Company amended the terms of Mr. Paulette's employment by providing Mr. Paulette with severance pay in the event of termination without cause, equal to 12 months base salary, subject to compliance with certain non-competition and non-solicitation obligations.

(d) Other

During 2004, the Company filed lawsuits in the United States Federal District Court for the District of Massachusetts against four competitors seeking injunctive relief and damages for infringement of the Company's U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which the Company uses in its EVLT(R) product line. If the Company's EVLT(R) patent is judicially determined to be invalid, the Company will not prevail in the infringement actions and will not be able to exclude third parties from using the Company's EVLT(R) technology. As a result, the EVLT(R) patent may be determined to be impaired and the Company's EVLT(R) revenue stream may be adversely affected.

(12) MERGER AND PRIVATE OFFERING OF COMMON STOCK

The Company is a corporation originally formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation. On February 11, 2002, the Company changed its name from Natexco Corporation to Diomed Holdings, Inc. On February 14, 2002, the Company acquired Diomed, Inc. in a merger. Under the terms of the merger, the Company issued Class A Preferred Stock to the former stockholders of Diomed, Inc. These shares of Class A Preferred Stock have since converted into Common Stock, and no Class A Stock remains outstanding. As a result of the merger, Diomed, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for as a recapitalization. Accordingly, the historical records of Diomed, Inc. became the historical records of Natexco and, after the merger, the Company. After the merger, the business conducted by the Company was the business conducted by Diomed, Inc. prior to the merger.

Concurrently with the merger, the Company issued 200,000 shares of Common Stock in a private placement offering at a price of $50.00 per share (amounts adjusted to reflect the 1:25 reverse split effective June 17, 2004), resulting in gross proceeds to the Company of $10,000,000 from the private offering. The common stock issued in this private offering were not subject to refund, redemption or rescission and, accordingly, were included as a component of stockholders' equity, net of applicable costs. The Company registered the shares of Common Stock issued in the private offering with the SEC in a registration statement that the SEC declared effective on October 24, 2002.

After the merger, the board of directors of the Company determined that it was in the best interests of the Company and its stockholders for the Company to change its state of incorporation from Nevada to Delaware. On May 13, 2002, after obtaining stockholder approval, the reincorporation was effected by a migratory merger, and the Company is now a Delaware corporation.

The Merger was accounted for as a recapitalization. Costs of approximately $2,100,000 related to the issuance of the Company's shares in the private placement financing and to its preparation and negotiation of the documentation for the Merger were paid by the Company. These costs were offset against paid-in-capital within stockholders equity in the year ended December 31, 2002.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

(13) EXCHANGE OF CLASS C AND CLASS D CONVERTIBLE PREFERRED

On July 28, 2003, the Company was named as a defendant in a class action lawsuit, Augenbaum v. Diomed Holdings, Inc. On August 6, 2003, the Company entered into a stipulation of settlement to resolve this suit. The stipulation of settlement became final on October 15, 2003.

In connection with the stipulation of settlement, on August 22, 2003, the Company entered into an agreement with the holders of the Class C Preferred Stock by which the holders tendered all 20 shares of Class C Preferred Stock in exchange for an equal number of shares of Class E Preferred Stock, and the Company entered into an agreement with the holders of the Class D Preferred Stock by which the holders tendered all 24 shares of Class D Preferred Stock for an equal number of shares of Class F Preferred Stock. The Class E Preferred Stock and the Class F Preferred Stock entitle the holders to one vote per share. Following the exchange of Class C Preferred Stock for Class E Preferred Stock and Class D Preferred Stock for Class F Preferred Stock, both the Class C Preferred Stock and Class D Preferred Stock were eliminated.

Following stockholder approval of the issuance of shares of Common Stock to be issued in exchange for the Class E Preferred Stock and Class F Preferred Stock, the Company had the right to purchase from the holders of the Class E Preferred Stock, and the holders of the Class E Preferred Stock were obligated to sell, all 20 shares of Class E Preferred Stock in exchange for 1,084,690 shares of Common Stock, and the Company had the right to purchase from the holders of the Class F Preferred Stock, and the holders of the Class F Preferred Stock were obligated to sell, all 24 shares of Class F Preferred Stock in exchange for 120,863 shares of Common Stock. Upon a sale, lease, exchange or other disposition of all or substantially all of the Company's assets, the holders of the Class E Preferred Stock and Class F Preferred Stock had the right to tender all shares of their preferred stock in exchange for the corresponding numbers of shares of Common Stock noted above.

Shares of Class E Preferred Stock and Class F Preferred Stock were preferred in liquidation to the extent that before any distribution was made to the holders of Common Stock, there must be a distribution to the holders of the Class E Preferred Stock in the amount of $108,469 per share of Class E Preferred Stock and a distribution to the holders of the Class F Preferred Stock in the amount of $10,072 per share of Class F Preferred Stock. The holders of Common Stock share pro rata in the remainder of the net liquidation proceeds. On November 25, 2003, in connection with the final closing of the equity financing discussed in
Note 14, the Company exchanged all outstanding Class E Preferred Stock for a total of 1,084,690 shares of common stock and exchanged all outstanding Class F Preferred Stock for a total of 120,863 shares of common stock, as provided by the August 2003 exchange agreement.

(14) PRIVATE PLACEMENT EQUITY FINANCING ENTERED INTO SEPTEMBER 2, 2003

On September 2, 2003, the Company entered into a private placement equity financing transaction with accredited investors who agreed to purchase common stock for an aggregate purchase price of $23,200,000. The terms of this transaction provided that the equity financing would occur at two closings. The first closing occurred on September 3, 2003. At that time, the investors funded $6,500,000 in cash to the Company in exchange for $6,500,000 principal amount of secured convertible bridge notes. At the second closing on November 25, 2003, the $6,500,000 principal amount of notes was converted into a total of 3,250,000 shares of common stock at a conversion price of $2.00 per share and the investors invested the remaining $16,700,000 of the equity financing in exchange for common stock at a purchase price of $2.50 per share.

The investors who participated in the first closing of the equity financing included the four holders of the Company's $2,000,000 principal amount of Class E Secured Notes due 2006, which the Company issued in connection with a bridge financing transaction in December 2002. At the first closing, these noteholders invested an aggregate of $2,000,000. These noteholders were (i) Gibralt U.S., Inc., an affiliate of one of the Company's former directors, Samuel Belzberg, which held $1,500,000 of the Class E Notes and purchased $1,500,000 of the secured bridge notes, (ii) Morris Belzberg, a cousin of Samuel Belzberg, who held $300,000 of the Class E Notes and purchased $300,000 of the secured bridge notes, (iii) Charles Diamond, who held $100,000 of the Class E Notes and purchased $100,000 of the secured bridge notes and (iv) Steven Schraiberg, who held $100,000 of the Class E Notes and purchased $100,000 of the secured bridge notes. At the time of the first closing, the Company repaid all of the Class E Notes.

Of the $16,700,000 invested at the second closing of the equity financing, $15,500,000 was paid by the investors in cash. The Company also converted the Class D Secured Notes due 2004, which were issued in connection with a bridge financing transaction in May 2003, for the remaining $1,200,000 of common stock. The holders of the Class D Notes were, at the time of the May 2003 bridge financing, directors, or affiliates of directors. These three Class D holders are Gibralt U.S., Inc., which is an affiliate of Samuel Belzberg (the holder of $1,100,000 in principal amount of Class D Notes); James A. Wylie, Jr. (the holder of $50,000 in principal amount of Class D Notes); and Peter Norris (the holder of $50,000 principal amount of Class D Notes). The Company issued a total of 10,259,921 shares of common stock to the 119 investors (including the placement agent and the holders of the Class D Notes) on November 25, 2003 at the final closing of the equity financing, including 499,294 shares that were issued on conversion of the Class D Notes.

In connection with the Equity Financing, the Company issued warrants to purchase up to 1,635,163 shares of Common Stock to its placement agent, including 701,663 warrants at an exercise price of $0.025, 247,500 warrants at an exercise price of $2.00 and 686,000 warrants at an exercise price of $2.50. The warrants issued to the placement agent are exercisable for five years beginning upon approval by stockholders of the Equity Financing at the annual meeting. The placement agent also participated as an investor in the Equity Financing by reinvesting $495,000 of its fee in exchange for Secured Bridge Notes convertible into 247,500 shares of Common Stock. The original agreement with the placement agent provided that the Company pay the placement agent a cash fee equal to 10% of the funds it raised in a financing and issue to the placement agent warrants to purchase shares of Common Stock equal to 10% of the aggregate number of shares of Common Stock that were purchased by the Investors in the Equity Financing.

As of September 3, 2003, the agreement with the placement agent had been amended to raise the maximum amount of the financing approved by the board of directors to $23,200,000 and to provide for the deposit of all of the Investors' funds into an escrow pending the second closing. The Company further agreed that it would pay the cash portion of the fee due to the placement agent in connection with the Equity Financing in securities rather than in cash. The placement agent agreed to reinvest its financing fee, and the parties agreed that they would calculate the financing fee on the total amount invested in the Company, exclusive of amounts to be invested by the holders of the Class D notes and the Class E notes, but inclusive of the amount the placement agent reinvested.

As of December 31, 2003, the Company incurred approximately $3,650,000 in placement agent, legal and other fees in connection with the Equity Financing, including $1,798,579 in non-cash charges and $1,851,000 in cash-based fees. In connection with the first closing, the Company incurred $651,923 in placement agent and legal fees, including the fee due to be paid in cash to the placement agent in the amount of $495,000 that the placement agent invested in the Secured Bridge Notes. These costs were capitalized as deferred financing costs and were being amortized to general interest expense over the life of the notes, such that the full amount of costs was amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. In the year ended December 31, 2003, the Company recognized $651,923 in general interest expense pertaining to this amortization of the deferred financing costs, and accordingly, the balance of the deferred financing costs were zero as of December 31, 2003.

In connection with the first closing, the Company recognized an additional placement agent fee, in the amount of $1,798,579, for 247,500 warrants issued to a placement agent. The warrant fee was recorded as a deferred financing cost upon favorable stockholder approval of the Equity Financing on November 25, 2003, and was fully amortized to general interest expense in the period in which the Secured Bridge Notes converted to equity, with a corresponding increase in additional paid in capital. The net impact on stockholders' equity was zero when the net loss, including the deferred financing cost, was fully reflected in the accumulated deficit.

In connection with the second closing, the Company incurred approximately $1,200,000 in legal and other fees through December 31, 2003. These costs were capitalized as deferred offering costs and were recorded as an offset against additional paid in capital in stockholders equity upon completion of the second closing of the Equity Financing.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

The Company entered into a registration rights agreement providing for the Company to register with the Securities and Exchange Commission the shares purchased by the investors and the shares underlying the warrants issued to the placement agent for resale to the public. The registration rights agreement required the Company to file a registration statement for these shares within 5 days after the completion of the Equity Financing, and accordingly the Company filed the resale registration statement on December 3, 2003. On February 10, 2004, the Company's registration statement was declared effective by the Securities and Exchange Commission.

(15) ACQUISITION OF EXCLUSIVE EVLT(R) TECHNOLOGY

On September 3, 2003, the Company acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents and patent applications for endovenous laser treatment of varicose veins. These patents relate to the technology underlying the Company's EVLT(R) procedure. This acquisition resulted from two transactions.

In the first transaction, the Company purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between the Company and Dr. Min entered into on July 23, 2003, after the satisfaction of the conditions precedent to the closing of the purchase agreement. On September 3, 2003, the Company paid the purchase price of $500,000 in cash and issued options to purchase 40,000 (adjusted to give effect to the 1:25 reverse split effective June 17, 2004) shares of common stock in exchange for Dr. Min's assignment to the Company of his interest in the EVLT(R) patent. The Company also agreed to pay to Dr. Min variable payments based on the Company's future sales of EVLT(R) products. Dr. Min had previously licensed the EVLT(R) patent to the Company and had served as a consultant to Diomed. Dr. Min is expected to continue to act as a consultant to Diomed under a consulting agreement.

In the second transaction, the Company licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between the Company and Endolaser Associates entered into on July 11, 2003, after the satisfaction of the conditions precedent to the taking effect of the license agreement. On September 3, 2003, the Company paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license granted by Endolaser Associates. The Company is to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003, and accordingly the Company recorded a liability in the amount of $2,500,000 net of a $254,000 discount to reflect imputed interest based on an interest rate of 8%. The discount is being amortized to general interest expense over the period of the technology payable. On December 1, 2003, subsequent to completion of the equity financing, the Company paid Endolaser Associates the first quarterly installment of $250,000. The Company also made four quarterly installment payments during the year ended December 31, 2004, and continued to amortize the discount to interest expense. Accordingly, at December 31, 2004, the balance remaining was $1,178,000 net of debt discount. The Company agreed with Endolaser Associates to pay variable royalties based on sales of EVLT(R) products.

In 2003, the Company recorded an intangible technology asset in the amount of $4,702,000 to record the acquisition of the EVLT Patent. The intangible asset is being amortized over the remaining 16-year life of the EVLT Patent.

(16) PRIVATE PLACEMENT EQUITY AND DEBT FINANCING ENTERED INTO SEPTEMBER 28, 2004

On September 28, 2004, the Company entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after receiving approval to list the shares from the AMEX, the Company completed this transaction, and received net proceeds of approximately $9.8 million before related legal and registration expenses of approximately $300,000. The Company will use the proceeds for general working capital purposes.

The following summarizes the principal terms of the transaction:

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

Variable Rate Convertible Debentures

The Company issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into the Company's common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share, unless the Company obtains stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at the Company's option at any time after the first anniversary of the issuance date if the closing price of the Company's common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, the Company may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at the Company's option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if the Company obtains stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

Subsequent to year-end 2004, the holders of $3,288,000 principal amount of debentures elected to convert that amount of debentures (including accrued interest of approximately $31,108) into common stock at $2.29 per share. Accordingly, the Company issued 1,449,392 shares of common stock to these debenture holders.

Common Stock

The Company issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. Accordingly, the Company issued a total of 2,362,420 shares of its common stock to the investors who purchased common stock in this transaction.

Warrants to Purchase Common Stock

In connection with the October 2004 private placement, the Company issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share, unless the Company obtains stockholder approval to reduce the exercise price below $1.91.

During 2004, holders of 163,399 warrants exercised these warrants, at an exercise price of $2.10 per share. Accordingly, the Company issued 163,399 shares of common stock to these warrant holders and received $343,138 in aggregate proceeds.

Subsequent to year-end 2004, the holders of 192,811 warrants exercised these warrants, at an exercise price of $2.29 per share. Accordingly, the Company issued 192,811 shares of common stock to these warrant holders and received $404,903 in aggregate proceeds.

The Company recognized the $2,261,399 fair value of the warrants and the beneficial conversion feature related to the immediate convertibility of the notes to equity, as a discount to the notes, with a corresponding increase in additional paid-in capital. The value ascribed to the warrants was approximately $1,711,399 using the Black-Scholes option pricing model and the value ascribed to the beneficial conversion feature of the notes was $550,000. The discount is being amortized over the term of the notes to non-cash interest expense such that the full amount of the discount will be amortized by the earlier of the maturity date of the notes or the conversion of the notes to equity. The net impact to stockholders' equity will be zero when the net loss, including the amortization of the discount, is fully reflected in accumulated deficit. Accordingly, the notes were recorded at $4,738,601, net of the debt discount of $2,261,399. For the year ended December 31, 2004, $78,248 was recognized in non-cash interest expense pertaining to this discount.

                              DIOMED HOLDINGS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                DECEMBER 31, 2004

In connection with the financing, the Company incurred approximately $1,100,000 in commissions, legal, accounting and registration fees. These costs were allocated between the debt and equity components of the transaction. Accordingly, $730,000 allocated to the debt portion was capitalized and is being amortized to interest expense over the life of the notes, such that the full amount of the costs will be amortized by the earlier of the maturity date of the notes, or by the month the notes are converted to equity. For the year ended December 31, 2004, $30,000 was recognized in interest expense pertaining to these costs. Additionally, $300,000 was allocated to the equity component and offset in equity against the proceeds received from the financing.

Registration of Common Stock

The Company agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. The Company filed the registration statement on November 24, 2004, and the Commission declared this registration statement effective on December 6, 2004.

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2005 (unaudited) and December 31, 2004


Assets                                                        September 30, 2005  December 31, 2004
                                                              ------------------  -----------------
Current assets:
     Cash and cash equivalents                                    $14,800,507       $14,436,053
     Short term investments                                         1,768,908                --
     Accounts receivable, net                                       2,667,086         2,074,393
     Inventories                                                    3,102,225         2,204,385
     Note Receivable                                                  500,000                --
     Prepaid expenses and other current assets                        543,548           348,586
                                                                  -----------       -----------

          Total current assets                                     23,382,274        19,063,417

Property, plant and equipment, net                                  1,032,307           901,569
Intangible assets, net                                              4,428,938         4,482,091
Other assets                                                          319,053           896,320
                                                                  -----------       -----------

Total assets                                                      $29,162,572       $25,343,397
                                                                  ===========       ===========

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable                                             $ 3,809,985       $ 2,092,562
     Accrued expenses and other                                     2,216,109         1,894,908
     Bank line of credit                                              193,329                --
     Current portion of deferred revenue                              228,030           148,402
     EVLT(R) technology payable ($500,000 face value, net
     of $14,610 debt discount at September 30, 2005 and
     $1,000,000 face value, net of $66,733 debt discount at
     December 31, 2004                                                485,390           933,267
     Warrant liability                                              1,861,328                --
                                                                  -----------       -----------

          Total current liabilities                                 8,794,171         5,069,139
                                                                  -----------       -----------

Deferred revenue, net of current portion, and other                   162,680           211,347
Convertible debt ($3,712,000 face value, net of
$1,177,803 debt discount at September 30, 2005
and $7,000,000 face value, net of $2,183,151 debt
discount at December 31, 2004)                                      2,534,197         4,816,849
EVLT(R) technology payable ( $250,000 face value,
net of $4,902 debt discount at December 31, 2004),
net of current portion                                                     --           245,098
                                                                  -----------       -----------
                                                                    2,696,877         5,273,294

          Total liabilities                                        11,491,048        10,342,433
                                                                  -----------       -----------

Convertible preferred stock, par value $0.001,
  20,000,000 shares authorized, 4,000,000 shares
  issued and outstanding                                            7,755,000                --
                                                                  -----------       -----------

Stockholders' equity                                                9,916,524        15,000,964
                                                                  -----------       -----------

Total liabilities and stockholders' equity                        $29,162,572       $25,343,397
                                                                  ===========       ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

Diomed Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations

                                                       Three Months                            Nine Months
                                                           Ended                                  Ended
                                                        September 30,                          September 30,
                                                  2005                2004                2005                2004
                                              ------------        ------------        ------------        ------------
Revenues                                      $  4,582,840        $  3,276,464        $ 13,488,120        $  9,408,769

Cost of revenues                                 2,511,536           1,959,384           7,325,127           5,822,032
                                              ------------        ------------        ------------        ------------

Gross profit                                     2,071,304           1,317,080           6,162,993           3,586,737
                                              ------------        ------------        ------------        ------------

Operating expenses:
     Research and development                      403,498             453,578           1,150,712           1,123,181
     Selling and marketing                       2,080,723           1,708,391           6,693,660           4,865,889
     General and administrative                  1,811,921           1,712,727           5,475,535           4,521,375
                                              ------------        ------------        ------------        ------------

          Total operating expenses               4,296,142           3,874,696          13,319,907          10,510,445
                                              ------------        ------------        ------------        ------------

          Loss from operations                  (2,224,838)         (2,557,616)         (7,156,914)         (6,923,708)
                                              ------------        ------------        ------------        ------------

Interest expense, non-cash                          98,904                  --           1,502,760                  --
Interest expense, net, cash-based                   35,405              15,433             187,773              37,194
                                              ------------        ------------        ------------        ------------
    Total interest expense                         134,309              15,433           1,690,533              37,194
                                              ------------        ------------        ------------        ------------

Net loss                                      $ (2,359,147)       $ (2,573,049)       $ (8,847,447)       $ (6,960,902)
                                              ============        ============        ============        ============

Less:  Preferred stock dividends                  (762,656)                 --            (762,656)                 --
                                              ------------        ------------        ------------        ------------

   Net loss applicable to common
     stockholders                             $ (3,121,803)       $ (2,573,049)       $ (9,610,103)       $ (6,960,902)
                                              ============        ============        ============        ============
   Basic and diluted net loss per share       $      (0.16)       $      (0.18)       $      (0.50)       $      (0.50)
                                              ============        ============        ============        ============

   Basic and diluted weighted average
     common shares outstanding                  19,423,728          14,606,422          19,143,276          14,041,892
                                              ============        ============        ============        ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

DIOMED HOLDINGS, INC.
Unaudited Consolidated Statements of Cash Flows

                                                                         Nine Months Ended September 30,
                                                                             2005                2004
                                                                         ------------        ------------
Cash flows from operating activities:
          Net loss                                                       $ (8,847,447)       $ (6,960,902)
          Adjustments to reconcile net loss
          to net cash used in operating activities:
                  Depreciation and amortization                               688,545             712,989
                  Amortization of EVLT(R) discount                             57,025              85,529
                  Fair value of stock options for services                     35,440              62,231
                  Non-cash interest expense                                 1,502,760                  --
                  Changes in operating assets and liabilities:
                         Accounts receivable                                 (592,694)           (690,865)
                         Inventories                                         (897,840)           (404,224)
                         Prepaid expenses and other current assets           (194,963)           (277,211)
                         Deposits                                             175,277            (206,567)
                         Accounts payable                                     952,423           1,037,844
                         Accrued expenses and deferred revenue                392,330            (240,780)
                                                                         ------------        ------------

Net cash used in operating activities                                      (6,729,144)         (6,881,956)
                                                                         ------------        ------------

Cash flows from investing activities:
                  Purchase of property and equipment                         (406,048)           (331,349)
                  Note receivable - Luminetx                                 (500,000)                 --
                  Purchase of short term investments                       (1,749,323)                 --
                                                                         ------------        ------------

Net cash used in investing activities                                      (2,655,371)           (331,349)
                                                                         ------------        ------------

Cash flows from financing activities:
                  Payments on promissory notes                                     --            (936,000)
                  Net proceeds/(payments) on bank borrowings                  193,329            (261,676)
                  Payments on EVLT(R) purchase obligation                    (750,000)           (750,000)
                  Proceeds from the exercise of warrants                      404,903                  --
                  Net proceeds from equity financing                               --           2,723,620
                  Proceeds from preferred stock financing                  10,000,000                  --
                  Payments on capital lease obligations                       (40,168)            (33,378)
                                                                         ------------        ------------

Net cash provided by financing activities                                   9,808,064             742,566
                                                                         ------------        ------------

Effect of exchange rate changes                                               (59,095)           (102,775)
                                                                         ------------        ------------

Net increase (decrease) in cash and cash equivalents                          364,454          (6,573,514)

Cash and cash equivalents, beginning of period                             14,436,053          13,398,075
                                                                         ------------        ------------

Cash and cash equivalents, end of period                                 $ 14,800,507        $  6,824,561
                                                                         ============        ============

Supplemental disclosure of cash flow information:
          Cash paid for interest                                         $    228,647        $     20,053
                                                                         ============        ============

          Fair value of warrants exchanged for distribution rights       $    332,630        $         --
                                                                         ============        ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(1) OPERATIONS

Diomed Holdings, Inc. ("Diomed" or "the Company") develops and commercializes minimally invasive medical procedures that employ its laser technologies and associated disposable products. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777, the Company currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. The Company also develops and markets lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over competitors by gaining governmental approvals in advance of others, by developing and offering innovative practice enhancement programs including physician training and promotional materials, and by obtaining exclusive commercial arrangements. To optimize revenues, Diomed focuses on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Diomed's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002.

(2) BASIS OF PRESENTATION

In the opinion of management, these unaudited consolidated financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with the instructions for Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of operations, financial position, and cash flows of the Company in conformity with accounting principles generally accepted in the United States. The Company filed with the Securities and Exchange Commission its 2004 annual report on Form 10-KSB on March 30, 2005, which included audited consolidated financial statements for the year ended December 31, 2004 and information and footnotes necessary for such presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-KSB for the year ended December 31, 2004.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our Annual Report on Form 10-KSB for the year ended December 31, 2004 includes a comprehensive summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The application of these policies has a significant impact on our reported results. In addition, the application of some of these policies depends on management's judgment, with financial reporting results relying on estimations and assumptions about the effect of matters that are inherently uncertain. For all of these policies, management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment.

Short-term Investments

Marketable debt and equity securities with original maturities greater than three months are classified as short-term investments. Investments designated as short-term consist of U.S. agency discount notes and corporate bonds, are classified as available-for-sale, and are reported at fair value using the specific identification method. Unrealized gains and losses, net of related tax effects are reflected in other comprehensive income (loss) until realized.

Interest Expense and Other Financing Costs

The Company has issued options and warrants to non-employees from time to time as payment for services. In all of these cases, the Company applies the principles of SFAS No. 123 "Accounting for Stock-based Compensation" to value these awards, which inherently include a number of estimates and assumptions including stock price volatility factors. In addition to interest expense, the Company records financing and certain offering costs associated with its capital raising efforts in its statements of operations. These include amortization of debt issue costs such as cash, warrants and other securities issued to finders and placement agents, and amortization of debt discount created by in-the-money conversion features on convertible debt accounted for in accordance with Emerging Issues Task Force ("EITF") Issue 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," and Issue 00-27, "Application of Issue 98-5 to Certain Convertible Instruments," by other securities issued in connection with debt as a result of allocating the proceeds amongst the securities in accordance with Accounting Principles Board ("APB") Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", based on their relative fair values. The Company based the estimates and assumptions on the best information available at the time of valuation, however, changes in these estimates and assumptions could have a material effect on the valuation of the underlying instruments.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)


(a) RECLASSIFICATIONS

Certain reclassifications have been made in the prior year consolidated financial statements to conform to the current year's presentation.

(b) INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:


                                        September 30,           December 31,
                                             2005                   2004
                                          ----------             ----------
Raw Materials                             $1,549,171             $  838,390
Work-in-Process                              810,300                502,905
Finished Goods                               742,754                863,090
                                          ----------             ----------
                                          $3,102,225             $2,204,385
                                          ==========             ==========


(c) ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees utilizing the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the market price over the exercise price of the Company's stock at the date of the fixed grant. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, establishes a fair value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, with respect to its employee stock compensation plan, which requires disclosure of the proforma effects on net loss and loss per share as if SFAS No. 123 had been adopted as well as certain other information.


                                               Three Months Ended September 30,         Nine Months Ended September 30,
                                               --------------------------------        --------------------------------
                                                   2005                2004                2005                2004
                                               ------------        ------------        ------------        ------------
Net loss applicable to common
  stockholders as reported:                    $ (3,121,803)       $ (2,573,049)       $ (9,610,103)       $ (6,960,902)
Deduct: total stock-based
        employee compensation
        expense determined under
        the fair value-based
        method for all awards,
        net of tax                                 (426,732)           (107,317)         (1,255,352)           (596,573)
                                               ------------        ------------        ------------        ------------

  Proforma net loss                            $ (3,548,535)       $ (2,680,366)       $(10,865,455)       $ (7,557,475)
                                               ============        ============        ============        ============

  Loss per share:
         Basic and diluted - as reported       $      (0.16)       $      (0.18)       $      (0.50)       $      (0.50)
                                               ============        ============        ============        ============

         Basic and diluted - proforma          $      (0.18)       $      (0.18)       $      (0.57)       $      (0.54)
                                               ============        ============        ============        ============

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(d) COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive net loss for all periods presented is as follows:

                                                     Three Months                            Nine Months
                                                        Ended                                    Ended
                                                     September 30,                           September 30,
                                              ------------------------------        ------------------------------
                                                 2005               2004               2005               2004
                                              -----------        -----------        -----------        -----------
Net loss                                      $(2,359,147)       $(2,573,049)       $(8,847,447)       $(6,960,902)
Unrealized holding gain (loss)
  on marketable securities, net of
  related tax effects                               1,768                 --               (331)                --
Foreign currency translation adjustment           140,636             (7,173)           (42,836)           (94,041)
                                              -----------        -----------        -----------        -----------
Comprehensive loss                            $(2,216,743)       $(2,580,222)       $(8,890,614)       $(7,054,943)
                                              ===========        ===========        ===========        ===========

(e) MARKETABLE SECURITIES

U.S. Agency Notes and Corporate Bonds, are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from operations and reported as a component of accumulated other comprehensive income (loss), net of the related tax effects, in stockholders' equity.

Marketable securities, at September 30, 2005, all of which mature within one year, consist of the following:


                                  Amortized Cost     Fair Value
                                    ----------       ----------
Available-for-sale securities

U.S. Agency Notes                   $1,270,380       $1,270,113

Corporate Bonds                        498,859          498,795
                                    ----------       ----------
                                    $1,769,239       $1,768,908
                                    ==========       ==========

Gross unrealized gain for the three months ended September 30, 2005 totaled $1,768 and the gross unrealized loss for the nine months ended September 30, 2005 totaled $331.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(f) NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the dilutive potential common shares outstanding using the treasury stock method. The calculation of net loss applicable to common stockholders for the three month and nine month periods ended September 30, 2005 includes $763,000 in non-cash dividends accreted on preferred stock as a result of the beneficial conversion feature and the fair value adjustment to present preferred stock at its exchangeable value related to the September 30, 2005 Private Placement.

As a result of the losses incurred by the Company for the three and nine month periods ended September 30, 2005 and 2004, respectively, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations. The following table summarizes securities outstanding as of each of the periods, which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                        Three Months Ended September 30,  Three Months Ended September 30,
                            ---------       ---------       ---------       ---------
                               2005            2004            2005            2004
                            ---------       ---------       ---------       ---------
Common stock options        1,711,225       1,017,006       1,711,225       1,017,006
                            =========       =========       =========       =========

Common stock warrants       5,198,452         882,625       5,198,452         882,625
                            =========       =========       =========       =========

Convertible debt            1,620,961              --       1,620,961              --
                            =========       =========       =========       =========

Preferred stock             4,000,000              --       4,000,000              --
                            =========       =========       =========       =========


(4) LINE OF CREDIT ARRANGEMENTS

Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes an overdraft facility as well as an accounts receivable line of credit with Barclays Bank, limited to the lesser of (GBP)100,000 ($177,000 at September 30, 2005), or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays base rate of 4.5% at September 30, 2005, and borrowings are due upon collection of receivables from customers. As security for the line of credit, Barclays Bank has a lien on all of the assets of Diomed Ltd., excluding certain intellectual property. As of September 30, 2005 and 2004, there was approximately $193,329 and $0, respectively outstanding under these credit facilities.

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(5) STOCK OPTIONS

(a) In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for future issuance. In May 2005, the Company's stockholders approved an increase of 1,500,000 reserved shares providing for a total of 3,100,000 shares of common stock reserved for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years, and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant, or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

As of September 30, 2005, 1,526,818 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 2,542 options were available under the 2001 Plan as of September 30, 2005.

A summary of stock option activity for the 2003 Omnibus Plan, the 2001 Plan and the 1998 Plan is as follows:

                                      Range of Exercise                       Weighted Average
                                           Price            Number of Shares    Exercise Price
                                      --------------------------------------------------------
Outstanding, December 31, 2004        $2.00 - $205.75           1,076,318        $        8.12
  Granted                              2.24 -    4.30             680,738                 4.13
  Forfeited                            2.85 -  205.75             (45,831)               13.10
                                      --------------------------------------------------------

Outstanding, September 30, 2005       $2.00 - $205.75           1,711,225        $        6.05
                                      ========================================================

Exercisable, September 30, 2005       $2.00 - $205.75             799,955        $        7.89
                                      ========================================================

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

The following table summarizes currently outstanding and exercisable options as of September 30, 2005.

                                                OUTSTANDING                     EXERCISABLE
                                    --------------------------------    --------------------------
                                                    Weighted Average              Weighted Average
 Exercise Price          Shares     Remaining Life*  Exercise Price      Shares    Exercise Price
--------------      -------------   -------------    ------------       -------------------------
 $ 2.00 - $11.50        1,679,861            8.61       $    4.61         770,666       $    4.91
  26.00 - 50.00            18,256            6.07           35.32          16,231           35.84
  56.25 - 88.50               814            5.67           61.40             764           61.74
 100.00 - 164.00           11,974            2.32          152.20          11,974          152.20
$201.25 - $205.75             320            1.08          205.75             320          205.75
                     ------------                       ---------       ---------       ---------
                        1,711,225                       $    6.05         799,955         $  7.89
                     ============                       =========       =========================


* Weighted average remaining contractual life (in years).

(b) A summary of warrant activity is as follows:

                                                                                           Weighted Average
                                Range of Exercise                      Weighted Average  Remaining Contractual
                                     Price         Number of Shares     Exercise Price      Life (In Years)
                                -------------------------------------------------------------------------
Outstanding, December 31, 2004  $0.025 -  $87.50       2,991,263       $        2.18                 4.82
  Granted                         2.50 -    2.90       2,400,000                2.60                 4.96
  Exercised                       2.10                  (192,811)               2.10                   --
                                -------------------------------------------------------------------------

Outstanding, September 30, 2005  $0.025 - $87.50       5,198,452       $        2.38                 4.31
                                =========================================================================

Exercisable, September 30, 2005  $0.025 - $87.50       5,198,452       $        2.38                 4.31
                                =========================================================================

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)


(6) DISTRIBUTION AGREEMENT WITH LUMINETX CORPORATION

On August 5, 2005, the Company entered into a distribution agreement with Luminetx Corporation ("Luminetx"), pursuant to which Luminetx appointed Diomed as a distributor and granted Diomed an exclusive right to distribute and sell Luminetx' patented biomedical imaging system known as the VeinViewer(TM) Imaging System. The agreement is for an initial term of three years following the initial date that Luminetx delivers the VeinViewer(TM) product to Diomed, which is expected to occur on or before January 31, 2006. The specific market covered by this agreement includes those physicians who perform sclerotherapy, phlebectomies or varicose vein treatments, initially in the United States and the United Kingdom, with additional territories to be negotiated as VeinViewer(TM) receives regulatory clearance in other countries, on terms to be agreed. The Company loaned $500,000 to Luminetx on August 5, 2005, and the Company will invest an additional $500,000 in Luminetx when Luminetx delivers to the Company a minimum number of VeinViewer(TM) systems, as specified in the distribution agreement. The note matures on August 5, 2006, bears interest at 5% per annum and is convertible into Luminetx's common or preferred stock if Luminetx completes an arms-length stock financing with a minimum of $3,000,000 raised or upon a change of control of Luminetx.

The Company also issued warrants to purchase up to 600,000 shares of our common stock. The warrants have an exercise price of $2.90 per share, become exercisable when the underlying shares are listed with the American Stock Exchange and cease to be exercisable on the earlier of five years from full vesting, August 5, 2011 and the date of termination of the Distribution Agreement. The warrant is exercisable as to 50% of the underlying shares, with the remainder becoming exercisable when Luminetx has both (A) produced at least 100 units of the system and (B) Diomed shall have accepted delivery of at least 25 units of the system.

In accordance with Emerging Issues Task Force Number 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the fair value of the distribution rights of $332,630 is being amortized over the 3 year period of the distribution agreement commencing on the date that distribution agreement was executed, August 5, 2005. The Company recorded the fair value of the warrants using the Black-Scholes model

The Company converted the $500,000 loan to Luminetx into 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. The Company will invest the remaining $500,000 of the loan commitment to Luminetx for preferred stock and warrants on the same terms. When Luminetx delivers to the Company a minimum number of Vein Viewer (TM) Systems, as specified in the distribution agreement.

(7) SEPTEMBER 30, 2005 PRIVATE PLACEMENT FINANCING AND WARRANT LIABILITY

On September 30, 2005 the Company completed a private placement which resulted in gross proceeds of $10 million. In connection with this private placement, the Company sold 4,000,000 shares of preferred stock at a price of $2.50 per share and issued warrants to purchase up to 1,600,000 shares of common stock. The warrants have a term of 5 years and an exercise price equal to $2.50. The Investors may exchange shares of Preferred Stock for shares of Common Stock. Each share of Preferred Stock may be exchanged for that number of shares of Common Stock that equals the issue price of the Preferred Stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

Under the terms of the private placement, the Company has agreed to file a Form SB-2 registration statement with the Commission covering the shares of Common Stock that are issuable upon exchange under the Share Exchange Agreement and the Common Stock that is issuable upon exercise of the Warrants. The Company agreed to file the registration statement within 45 days of the date of the Registration Rights Agreement, which the Company has complied with, having filed a registration statement on November 9, 2005. The Company agreed to use its best efforts to cause the registration statement to be declared effective within 120 days of the closing date of the purchase and sale of the Preferred Stock and the Warrants. If the Company fails to comply, the Company will have to pay liquidated damages of 3% per month of the aggregated purchase price paid by investors for the Preferred Stock.

In accordance with Emerging Issues Task Force (EITF) number 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments", (EITF 00-27) the Company allocated the proceeds received in the financing between the preferred stock and the warrants based on their relative fair values. Then the Company compared the proceeds allocated to the preferred stock to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. The Company determined that a beneficial

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)


conversion feature of $381,328 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the preferred stock, as the preferred stock is immediately convertible. Further, as the fair value was less than the conversion value, the Company recorded $381,328 as an increase to the carrying value with an offset to additional paid-in capital. In accordance with EITF 98-5 this combined adjustment of $762,656 is analogous to a dividend and recognized as a return to the shareholders and has been included in Preferred Stock Dividends in the Company's calculation of Net Loss Applicable to Common Stockholders and Basic and Diluted Net Loss Per Share.

The Company further reduced the carrying value of the preferred stock by $765,000 for specific incremental costs directly attributable to the transaction including; investment banking, legal and professional fees.

EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" (EITF 00-19) requires freestanding contracts that are settled in a Company's own stock, including common stock warrants, to be designated as an equity instrument, assets or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires.

According to the terms of the transaction, the Company is subject to certain liquidated damages under the Registration Rights agreement if the Company cannot obtain and maintain effectiveness of a registration statement. Since the liquidated damages had no contractual maximum, the Company determined that the liquidated damages were onerous and thus, could result in net-cash settlement of the transaction in accordance with EITF 00-19. The Company valued the warrants using the Black-Scholes model. The Company recorded a warrant liability of $1,861,328 based on the relative fair value in accordance with EITF 00-27. Because the warrants are classified as a liability, any changes in fair value will be recorded as non-cash interest expense in the Statements of Operations until the warrants are exercised, terminated or expired.

As the preferred stock includes stated dividend rates that increase over time, from a rate considered below market, the Company will amortize an incremental amount which together with the stated rate for the period results in a constant dividend rate in accordance with Securities Exchange Commission Staff Accounting Bulletin Topic 5Q. The Company determined that the present value of the incremental dividends of $1,371,429 will be amortized over the period preceding the perpetual dividend rate using an effective interest rate of 16.5%. The Company will increase the carrying value of the preferred stock with an offset to Additional Paid-in Capital periodically and reduce the carrying value when paid. These dividends will be included in Preferred Stock Dividends in the Company's calculation of Net Loss Applicable to Common Stockholders and Basic and Diluted Net Loss Per Share.

In addition to the warrants we issued to the investors, we also issued warrants to purchase up to 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have been violated by the financing had the debenture holders not waived. These warrants were valued using the Black-Scholes model. As a result, the Company recorded an additional debt discount to the September 28, 2004 convertible debentures of $256,969 which will be amortized to non cash interest expense over the remaining term of the Notes.

The holders of the warrants may exercise their warrants by paying the Company cash equal to the exercise price of the warrants, $2.50, or by means of a "cashless exercise" instead of paying cash to the Company upon exercise, in which case the holder shall be entitled to receive a certificate for the number of warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where;

      (A) = the VWAP (as defined in the Warrant Agreement) on the date of exercise;

      (B) = the then current Exercise Price of the warrant, and

      (X) = the number of warrant shares issuable upon exercise of the warrant by means of a cash exercise rather than a cashless exercise

Because of this cashless exercise feature, the Company may not receive any proceeds from the exercise of warrants (although the Company will issue a net number of shares that is less than the total of 1,800,000 face amount of the warrants).

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(8) SEGMENT REPORTING

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

The Company's reportable segments are determined by product type: laser systems and fibers, accessories and service. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

This table presents revenues by reportable segment:

                               Three Months Ended                    Nine Months Ended
                                  September 30,                         September 30,
                           -----------------------------       -----------------------------
                               2005              2004              2005              2004
                           -----------       -----------       -----------       -----------
Laser systems              $ 2,193,635       $ 1,878,281       $ 6,762,513       $ 5,537,152

Fibers, accessories,
and  service                 2,389,205         1,398,183         6,725,607         3,871,617
                           -----------       -----------       -----------       -----------

            Total          $ 4,582,840       $ 3,276,464       $13,488,120       $ 9,408,769
                           ===========       ===========       ===========       ===========

The following table represents percentage of revenues and long-lived assets by geographic destination:

                          % of Revenue                        Long-lived Assets
                  Nine Months Ended September 30,       ---------------------------
                  ----------------------------         September 30,     December 31,
                       2005              2004              2005             2004
                    ----------        ----------        ----------       ----------
      United States         75%               64%       $5,456,575       $5,769,521
      Asia/Pacific          14%               25%               --               --
      Europe                 8%               11%          323,723          510,459
      Other                  3%                0%               --               --
                    ----------        ----------        ----------       ----------
      Total                100%              100%       $5,780,298       $6,279,980
                    ==========        ==========        ==========       ==========

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005
                                   (UNAUDITED)

(9) COMMITMENTS AND CONTINGENCIES

On July 21, 2005, a lawsuit was filed against the Company in the United States District Court for the Northern District of California by VNUS Medical Technologies, Inc., alleging infringement of U.S. patents Nos. 6,258,084, 6,638,273, 6,752,803, and 6,769,433. The complaint was served on the Company on July 27, 2005. On September 15, 2005, the Company filed an answer denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed and that they are all invalid. On October 12, 2005, VNUS served an amended complaint adding two additional parties, AngioDynamics, Inc. and Vascular Solutions, Inc., as defendants. On October 31, 2005, the Company filed an answer to the First Amended Complaint, again denying the allegations of infringement, and counterclaiming against VNUS for a declaration that none of the patents are infringed, that they are all invalid, and that two of VNUS's patents are unenforceable for inequitable conduct. An initial scheduling conference for the case has been set for December 2, 2005. The Company intends to continue defending this case.

During 2004, the Company filed lawsuits in the United States Federal District Court for the District of Massachusetts against four competitors seeking injunctive relief and damages for infringement of the Company's U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which the Company uses in its EVLT(R) product line. If the Company's EVLT(R) patent is judicially determined to be invalid, the Company will not prevail in the infringement actions and will not be able to exclude third parties from using the Company's EVLT(R) technology. As a result, the EVLT(R) patent may be determined to be impaired and the Company's EVLT(R) revenue stream may be adversely affected.

Insofar as legal proceedings other than patent litigation are concerned, from time to time the Company is the defendant in legal and administrative proceedings and claims of various types. Although any such litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of such proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(10) SUBSEQUENT EVENTS

The Company converted the $500,000 loan to Luminetx into 250,000 shares of Luminetx preferred stock, convertible into common stock on a share-for-share basis, and warrants to purchase 50,000 shares of Luminetx common stock at $2.00 per share, exercisable for five years, as part of an $11 million private placement financing that Luminetx announced on November 4, 2005. The Company will invest the remaining $500,000 of the loan commitment to Luminetx for preferred stock and warrants on the same terms, when Luminetx delivers to the Company a minimum number of VeinViewer(TM) systems, as specified in the distribution agreement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Ninth Article of the Registrant's certificate of incorporation and Article VII of the Registrant's bylaws authorize indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Registrant's certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of common stock.

                                                                  Estimated
Expense                                                            Amount
-------                                                            ------

Securities and Exchange Commission Registration Fee.......        $  3,000
Printing and Engraving Expenses...........................        $  5,000
Legal Fees and Expenses...................................        $100,000
Accounting Fees and Expenses..............................        $ 50,000
Transfer Agent Fees and Expenses..........................        $ 10,000
Underwriting Fees and Discounts...........................        $      0
Miscellaneous.............................................        $  5,000
                                                                  --------

      Total...............................................        $173,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During 2002, 2003, 2004 and the first nine months of 2005, Diomed, Inc. and Diomed Holdings, Inc. sold and issued the unregistered securities described below:

1) On January 1, 2002, Diomed issued 5,000 warrants to each of Verus International Group Limited and Winton Capital Holdings Ltd. pursuant to agreements under which Diomed issued warrants to Verus International Group Limited and Winton Capital Holdings Ltd. on October 5, 2001. The terms and conditions of the warrants include an exercise price of $2.00 per share ($50 per share after giving effect to the 1:25 reverse split effected June 17, 2004). These warrants expired without having been exercised.

Diomed issued and sold its warrants to Verus International Group Limited and Winton Capital Holdings Ltd., in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Sect on 4(2) thereof or Regulation D thereunder. Each purchaser also represented its intention to acquire the warrants for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the warrants issued in the transactio s with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had re sonable grounds to believe and believed that each of Verus International Group Limited and Winton Capital Holdings Ltd. was capa le of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Diomed affixed a propriate legends to the warrants issued in the transactions with Verus International Group Limited and Winton Capital Holdings Lt .


2) In January 2002, Diomed issued 135,735 (5,430 after giving effect to the 1:25 reverse split effected June 7, 2004) shares of its common stock in satisfaction of indebtedness it owed to QLT under a promissory note in the principal amou t of $339,336. Diomed determined this number of shares in accordance with the provisions of the note regarding the conversion price of the note.


Diomed issued and sold these securities to QLT in reliance upon exemptions from registration under the Securiaies Act set forth in Section 4(2) thereof or Regulation S thereunder. QLT represented that it was not a U.S. person and agreed thai the securities would not be resold without registration under the Securities Act or exemption therefrom. QLT also represented it ietended to acquire the securities for investment purposes only and not with a view to the distribution thereof. The commen stock was not issued in certificated form. Before making any offering of the securities to QLT, Diomed had reasonable groun s to believe and believed that QLT was capable of evaluating the merits and risks of the investment and was able to bear the e onomic risk of the investment. i


3) On February 14, 2002, immediately prior to the taking effect of the Merger between Diomed and a merger subnidiary of Diomed Holdings, Inc, we issued 5,000,000 (200,000 after giving effect to the 1:25 reverse split effected June 17, 2a04) shares of common stock at a purchase price of $2.00 per share ($50 per share after giving effect to the 1:25 reverse split effbcted June 17, 2004) in a private placement offering made to 46 purchasers, and received aggregate gross proceeds of $10,000,000 fpom this offering. The purchasers and the respective numbers of shares of common stock they purchased are set forth below. The numbdrs set forth below do not give effect to the 1:25 reverse split effected June 17, 2004).


Shareholder                                                 Shares Issued
-----------                                                 -------------
Lorne Neff                                                        10,000
Gerry Nichele                                                     12,500
Joan Woodrow                                                       5,000
Cheryl More                                                        5,000
Jim Fitzgerald                                                    25,000
T&J Reilly Revocable Trust                                        35,000
Walter Eeds                                                       35,000
3854973 Canada Inc.                                              100,000
Cirpa Inc.                                                       132,500
Melvin Fogel                                                      62,500
Bruce Fogel                                                      100,000
Joseph Yanow                                                      74,000
Elio Cerundolo                                                    56,000
Alan Dershowitz                                                   50,000
Elon Dershowitz                                                   25,000
Panamerica Capital Group, Inc.                                   250,000
Private Investment Company Ltd.                                  250,000
Green Mountain Trading, Ltd.                                      50,000
Steve Leisher                                                     50,000
Antonio Garcia                                                    75,000
Renee Schatz Revocable Trust                                      35,000
Ray Grimm                                                         25,000
Jeffrey Evans                                                     12,500
Nicholas Burge                                                    12,500
Julian Rogers - Coltman                                           12,500
Aslan Ltd.                                                        25,000
Patricia Kelly-White                                              12,500
Ernest Holloway                                                   10,000
W.T. Leahy III                                                    25,000
Thomas Brassil                                                    25,000
1212855 Ontario Ltd.                                              50,000
John Galt Fund, L.P.                                              50,000
Seneca Ventures                                                  125,000
Woodland Ventures Fund                                           125,000
Steve Shraiberg                                                  300,000
Semamor Enterprises                                              500,000
Matthew Bronfman Recipient Pour Off Trust                        250,000
Jack L. Rivkin                                                   100,000
Orva Harwood                                                      40,000
Winton Capital Holdings                                        1,200,000
Bridge Finance Ltd.                                               50,000
Hyde Park International Holdings Ltd.                            125,000
Sarah Investments Ltd.                                           250,000
Charles Diamond                                                  150,000
Lord Anthony St. John                                             37,500
Alex Vahabzadeh Money Purchase Plan                               50,000
                                                               ---------
                                                               5,000,000

Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. The shares of common stock issued by Diomed in the private placement on February 14, 2002 became shares of common stock of the Company when the Merger became effective.

4) In April 2002, we entered into an agreement, referred to as the IRG Agreement, with The Investor Relations Group, Inc., referred to as IRG, for investor relations and public relations services. In connection therewith, we granted to IRG 150,000 (6,000 after giving effect to the 1:25 reverse split effected June 17, 2004) options, referred to as the Awarded Options, to purchase shares of Class A Stock, (which, in connection with the Migratory Merger, discussed below, became options to purchase the Company's Class A Stock), priced at $5.35 per share ($133.75 per share after giving effect to the 1:25 reverse split effected June 17, 2004). The Awarded Options were not granted under the 2001 Plan, but are subject to the terms and conditions of the 2001 Plan as if granted thereunder. Any unvested Awarded Options were to terminate upon the termination of the IRG Agreement. In November 2002, the Company terminated its agreement with IRG. In accordance with the agreement, IRG owned 1,750 (after giving effect to the 1:25 reverse split effected June 17, 2004) Awarded Options, exercisable until November 2004. The Awarded Options so held expired without exercise.


The Company issued and sold the options to IRG in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. IRG represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. IRG also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the options issued in this transaction. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that IRG was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


5) As a result of the Migratory Merger that occurred in May, 2002, the outstanding capital securities of the Company prior to the Migratory Merger were exchanged for comparable securities of the Company after the Migratory Merger. There was no change in the number of outstanding common share equivalents of the Company, which remained at 28,965,690 (1,158,627 after giving effect to the 1:25 reverse split effected June 17, 2004). However, each share of pre-Migratory Merger Class A Stock, each share of which would have been convertible into four shares of common stock on the basis of a pre-established schedule, received four shares of post-Merger Class A Stock, each share of which is convertible into one share of common stock on the basis of the same pre-established schedule. The Migratory Merger did not result in any change in the restrictions on transfer attaching to the 5,000,000 (200,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of the common stock sold in the February 14, 2002 private placement.

The Company issued the securities in the Migratory Merger in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 3(a)(9) thereof. In the Migratory Merger, the securities of the predecessor (Nevada) corporation were exchanged for like securities of the successor (Delaware) and no commission or other remuneration was paid or given for soliciting the exchange.


6) In August 2002, we re-valued the conversion price of the promissory note held by QLT, Inc. (issued in connection with our purchase in October 2000 of QLT's rights related to OPTIGUIDE(R) fibers) which QLT converted into common stock in January 2002 to $1.50 per share ($37.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004) and in so doing, we issued an additional 90,489 (3,620 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of Class A Stock to QLT. QLT also converted a second promissory note held by QLT (also issued in connection with our purchase in October 2000 of QLT's rights related to OPTIGUIDE(R) fibers) at a conversion price of $1.50 per share ($37.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004), and we issued 605,570 (2,423 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of Class A Stock to QLT in that connection.


The Company issued and sold these securities to QLT in reliance upon exemptions from registration under the Securities Act set forth in Section 4(2) thereof or Regulation S thereunder. QLT represented that it was not a U.S. person and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. QLT also represented it intended to acquire the securities for investment purposes only and not with a view to the distribution thereof. The common stock was not issued in certificated form. Before making any offering of the securities to QLT, Diomed had reasonable grounds to believe and believed that QLT was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


7) In November 2002, we issued an aggregate of 50,000 (2,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to the purchasers of common stock in our February 14, 2002 private placement. We issued these shares because the registration statement we filed registering the private placement common stock did not become effective within 240 days of the private placement. (The registration statement was declared effective by the SEC as of October 25, 2002). According to the private placement agreement, we were required to issue 1% of the shares purchased in the private placement for each month after the 240 day deadline during which the registration statement was not effective.


The Company filed a registration statement on Form SB-2MEF simultaneously with the issuance of these shares of common stock. This registration statement became effective immediately upon filing with the SEC.


8) In December 2002, in consideration for aggregate gross proceeds to Diomed of $2,000,000 paid by Gibralt U.S., Inc. and pursuant to the terms and conditions of a Note Agreement, the Company issued to Gibralt U.S. (i) warrants to purchase up to 8,333,333 (333,333 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock at an exercise price of $.26 per share ($6.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004), which warrants become exercisable on May 27, 2003 and expire on May 27, 2008, and (ii) $1,000,000 principal amount Class A Secured Convertible Notes due January 1, 2004 and $1,000,000 principal amount of Class B Unsecured Convertible Notes due January 1, 2004, which Notes bear interest at the rate of 8% per annum, and are convertible into common stock at the option of the holder(s) upon at least 60 days written notice to the Company or, at the option of the holder(s) upon the occurrence of certain transactions or events, specified in the Note Agreement. The rate of conversion is 80% of the Common Stock Price (as defined in the Note Agreement), which cannot be ascertained until a conversion is requested because it is based on the market price of the common stock during the period prior to the date that conversion is requested. The Company granted certain registration rights in connection with the common stock which may be issued upon exercise of the warrants and/or conversion of the Notes pursuant to a registration rights agreement. In addition, the Company granted a lien in certain assets of Diomed to the holder(s) of the Class A Secured Convertible Notes, and pledged to the Class A Secured Convertible Note holders 100% of the shares of Diomed PDT, Inc., a wholly-owned Delaware subsidiary of Diomed which owns certain assets related to the Company's PDT business. Under the terms of the Note Agreement, Gibralt U.S. is the "Designated Purchaser" with authority to perform certain actions relating to the Notes on behalf of the other holders of Notes, although this authority does not include investment discretion over the Notes or the Warrants.


Gibralt U.S. is an affiliate of Samuel Belzberg, a former director of Diomed Holdings and Diomed until February 2004. The Company believes the terms of this bridge financing were no less favorable to Diomed Holdings and/or Diomed than if the transaction were with a non-affiliate of the Company. This bridge financing transaction was approved by the Audit Committee of the board of directors of Diomed Holdings and by the boards of directors of Diomed Holdings and Diomed.

On March 18, 2003, Gibralt U.S. sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of Notes ($250,000 of which are Class A Notes and $250,000 of which are Class B Notes), and (ii) 2,083,334 (83,333 after giving effect to the 1:25 reverse split effected June 17, 2004) warrants. Accordingly, after the taking effect of this transfer, Mr. Belzberg beneficially owned 6,249,999 (250,000 after giving effect to the 1:25 reverse split effected June 17, 2004) warrants and $1,500,000 aggregate principal amount of Notes.

The Company issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Gibralt U.S. represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Gibralt U.S. also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes and warrant certificate issued in this transaction. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that Gibralt U.S. was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


9) On May 7, 2003, the Company issued to the December 2002 noteholders a total of 20 shares of Class C Convertible Preferred Stock, convertible into a total of 27,117,240 (1,084,690 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, in exchange for the convertibility feature of the $2,000,000 principal amount of notes and their warrants to purchase 8,333,333 (333,333 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, as well as certain other rights. The terms of the Notes issued in the December 2002 financing were amended accordingly, and the Company issued Class (C Secured Notes in exchange for the Class A and B Notes issued in December 2002.

On May 28, 2003, the Company and the December 2002 noteholders agreed to certain further revisions of the terms of the Notes issued in December 2002, including extending the maturity date to January 1, 2006, limiting the collateral securing the Notes and increasing to 12.5% the interest rate on the Notes. The December 2002 noteholders exchanged their Class C Notes for an equal principal amount of Class E Notes, reflecting the revised terms. All of the Class E Notes were redeemed by the Company on September 3, 2003, using a portion of the proceeds from the first closing of the Company's equity financing which occurred on that date, and no Class E Notes remain outstanding.


The Company issued and sold the securities in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each of the December 2002 noteholders represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each of the December 2002 noteholders also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes issued in these transactions. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that the December 2002 noteholders were capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


10) On May 7, 2003, the Company issued Class D Secured Notes in the aggregate principal amount of $1,200,000 in connection with loans committed by three affiliates of the Company, Gibralt U.S., an affiliate of Samuel Belzberg, a former director of the Company ($1,100,000), Peter Norris, a director of the Company ($50,000) and James A. Wylie, Jr., a director and the chief executive officer of the Company ($50,000). The terms of these Notes provide that they are redeemable for securities that the Company issues in an equity financing transaction entered into after the issuance of these Notes, on the same terms and conditions as the other investors in such an equity financing.


In connection with this financing, the Company also issued to the lenders a total of 24 shares of Class D Convertible Preferred Stock, convertible into a total of 3,021,552 (120,862 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, allocated among the lenders in proportion to their respective loan commitments, as compensation in consideration of the increased that they were taking by funding the operations of the Company in advance of investors in the future equity financing.

The Company issued and sold the securities in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each of the May 2003 noteholders represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each of the May 2003 noteholders also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes issued in these transactions. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that the May 2003 noteholders were capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.


11) On August 22, 2003, pursuant to the stipulation of settlement that we reached in a class action lawsuit filed against us in July 2003, we entered into exchange agreements with the holders of the outstanding shares of our Class C Convertible Preferred Stock (the "Class C Stock") and Class D Convertible Preferred Stock (the "Class D Stock"). Upon entering into the exchange agreements, the holders of the Class C Stock exchanged their Class C Stock for 20 shares of Class E Stock, on a share-for-share basis. Similarly, upon execution of the exchange agreements, the holders of the 24 outstanding Class D Stock exchanged their Class D Stock for shares of Class F Stock, on a share-for-share basis. Following these exchanges, we eliminated all Class C Stock and all Class D Stock.

Shares of the Class E and Class F Stock are preferred in liquidation to the extent that, before any distribution of assets can be made to the holders of the common stock, there will be distributed pro rata to the holders of the issued and outstanding shares of Class E Stock and Class F Stock the amount of $108,469 as to each outstanding share of Class E Stock and $10,072 per share as to each outstanding share of Class F Stock. The holders of the common stock then share in the remainder of net liquidation of proceeds. The aggregate liquidation preference of the Class E Stock is $2,169,380 and the aggregate liquidation preference of the Class F Stock is $241,728.

The holders of the Class E Stock are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each share of Class E Stock being 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) times the dividend or distribution to be paid on each share of common stock. The holders of the Class F Stock are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each share of Class F Stock being 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) times the dividend or distribution to be paid on each share of common stock.

The exchange agreements also gave both the Company and the holders of the Class E Stock and the Class F Stock rights to exchange those preferred shares for shares of our common stock, as long as our stockholders approve the issuance of the shares of our common stock underlying the preferred shares and the AMEX approves the listing of these shares of common stock. Specifically, if the stockholders approve the common stock issuance and the AMEX lists these the shares of common stock, then the holders of the Class E Stock have the right to sell to us, and we have the right to purchase from them, each outstanding share of Class E Stock in exchange for 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock per share of Class E Stock. Similarly, the holders of the Class F Stock have the right to sell to us, and we have the right to purchase from them, each outstanding share of Class F Stock in exchange for 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock per share of Class F Stock. The exchange agreements also provided that, should any sale, lease, exchange or other disposition of all or substantially all of our assets occur while shares of Class E Stock and Class F Stock are outstanding, each holder of the Class E Stock has the right to sell to us all shares of Class E Stock held in exchange for 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock per share of Class E Stock. Similarly, each holder of the Class F Stock has the right to sell to us all shares of Class F Stock held in exchange for 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock per share of Class F Stock.

The board of directors determined that the terms of the exchange agreements were appropriate in order to provide the former holders of the Class C Stock and the Class D Stock with the economic equivalence of the conversion rights they held in conjunction with the Class C Stock and Class D Stock. Upon exchange of all Class E Stock, the former holders of the Class C Stock will receive 27,117,240 (1,084,690 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock, or the same number of shares of our common stock we were obligated to issue to them upon conversion of the Class C Stock. Upon exchange of all shares of the Class F Stock, the former holders of the Class D Stock will receive 3,021,552 (120,862 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, or the same number of shares of our common stock that we were obligated to issue to them upon conversion of the Class D Stock.

The Company issued its preferred shares to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the options or notes, as the case may be, nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.


12) On September 3, 2003, at the first closing of our equity financing transaction, we issued an aggregate principal amount of $6,995,000 in Secured Bridge Notes due 2004 to 119 accredited investors. The principal and accrued interest on these Secured Bridge Notes will convert into shares of common stock at the conversion price of $0.08 per share ($2.00 per share after giving effect to the 1:25 reverse split effected June 17, 2004) when we complete the equity financing. The names of the investors in the equity financing to whom we issued Secured Bridge Notes, the principal amount of the Secured Bridge Notes issued to each such investor and the number of shares of common stock into which the Secured Bridge Notes will convert are set forth below. These investors include Gibralt U.S., Inc., an affiliate of one of the Company's former directors, Samuel Belzberg. The numbers of shares set forth below do not give effect to the 1:25 reverse split effective June 17, 2004.

                                                                                                 Shares of common stock to
                                                                                                     Be Issued at Final
                                                                                                     Closing of Equity
                                                                                                 Financing upon Conversion
                       Name of Investor                               Secured Bridge Notes        of Secured Bridge Notes
                                                                  Purchased September 3, 2003     (Excluding Shares to Be
                                                                   at First Closing of Equity    Issued upon Conversion of
                                                                           Financing                 Accrued Interest)
-----------------------------------------------------------      ------------------------------- ---------------------------
Gibralt U.S., Inc.                                                                   $1,500,000                  18,750,000
Morris Belzberg                                                                        $300,000                   3,750,000
Charles Diamond                                                                        $100,000                   1,250,000
Steven Schraiberg                                                                      $100,000                   1,250,000
Sunrise Securities Corp.                                                               $495,000                   6,187,500
Sanford Antignas                                                                         $2,250                      28,125
BPW Israel Ventures LLC                                                                 $56,250                     703,125
Emilio Bassini                                                                          $22,500                     281,250
HUG Funding LLC                                                                         $90,000                   1,125,000
West End Convertible Fund, L.P.                                                         $22,500                     281,250
F. Berdon Defined Benefit Plan                                                           $9,000                     112,500
Chana Braun                                                                              $5,625                    70,312.5
Smithfield Fiduciary, LLC                                                              $112,500                   1,406,250
Meredith A. Rauhut                                                                      $11,250                     140,625
Sean B. Curran                                                                          $11,250                      40,625
Incap Company Limited                                                                   $56,250                     703,125
Bel-Cal Holdings, Ltd.                                                                  $45,000                     562,500
SDS Merchant Fund, LP                                                                  $112,500                   1,406,250
BayStar Capital II, LP                                                                 $112,500                   1,406,250
Craig Drill Capital                                                                    $101,250                   1,265,625
Joseph Duchman                                                                           $5,625                    70,312.5
Bear Stearns Securities Corp., Custodian for J. Steven Emerson                         $135,000                   1,687,500
IRA II

Michael D. Farkas                                                                       $16,875                   210,937.5
The Riverview Group, LLC                                                               $317,250                   3,965,625
Robert Schecter                                                                          $6,750                      84,375
Shimon S. Fishman                                                                        $3,375                    42,187.5
Platinum Partners Global Macro Fund, LP                                                 $56,250                     703,125
Platinum Partners Value Arbitrage Fund, LP                                             $168,750                   2,109,375
Melton Management Ltd.                                                                  $22,500                     281,250
Asher Gottesman                                                                          $2,250                      28,125
James G. Groninger                                                                      $13,500                     168,750
Yehuda Harats                                                                           $45,000                     562,500
David Hirsch and Ruth Hirsh                                                              $5,625                    70,312.5
J.M. Hull Associates, LP                                                                $22,500                     281,250
Benjamin J. Jesselson 8/21/74 Trust                                                     $33,750                     421,875
Michael G. Jesselson 4/8/71 Trust                                                       $33,750                     421,875
Ron Katz                                                                                $33,750                     421,875
Joseph Klein III                                                                        $11,250                     140,625
Abraham Koot                                                                             $1,125                    14,062.5
ProMed Offshore Fund, Ltd.                                                              $16,425                   205,312.5
ProMed Partners, LP                                                                     $96,075                 1,200,937.5
Dwight E. Lee                                                                            $6,750                      84,375
Jonathan Leifer                                                                         $11,250                     140,625
David Leiner                                                                             $5,625                    70,312.5
Ruth Low                                                                                $22,500                     281,250
Avi Lyons                                                                                $2,250                      28,125
Jason Lyons                                                                              $1,125                    14,062.5
David D. May                                                                            $11,250                     140,625
Balestra Capital Partners, LP                                                           $45,000                     562,500
Monmouth Consulting Inc.                                                                 $5,625                    70,312.5
MTD Holdings LLC                                                                        $56,250                     703,125
Israel Nekritz                                                                           $1,125                    14,062.5
Tammy Newman                                                                             $2,250                      28,125
Pequot Navigator Offshore Fund, Inc.                                                   $135,000                   1,687,500
Pequot Navigator Onshore Fund, LP                                                       $78,750                     984,375
Pequot Scout Fund, LP                                                                  $236,250                   2,953,125
Piers Playfair                                                                           $5,625                    70,312.5
William J. Ritger                                                                       $22,500                     281,250
Orion Biomedical Fund, LP                                                            $92,418.75                1,155,234.38
Orion Biomedical Offshore Fund, LP                                                   $20,081.25                  251,015.63
Reuven Y. Rosenberg                                                                     $56,250                     703,125
Joan Schapiro                                                                            $5,625                    70,312.5
Rock Associates                                                                          $5,625                    70,312.5
Alexander Scharf                                                                         $5,625                    70,312.5
David Scharf                                                                             $6,750                      84,375
Abraham Schwartz                                                                         $3,375                    42,187.5
Rivie Schwebel                                                                           $5,625                    70,312.5
Morton Seelenfreund IRA                                                                 $22,500                     281,250
Sherleigh Associates Inc. Profit Sharing Plan                                          $112,500                   1,406,250
Terrapin Partners                                                                      $112,500                   1,406,250
Stanley B. Stern                                                                         $2,250                      28,125
David Stone                                                                             $56,250                     703,125
Richard B. Stone                                                                         $2,250                      28,125
Peter Sugarman                                                                          $45,000                     562,500
Langley Partners, L.P.                                                                  $45,000                     562,500
Ellis International Ltd.                                                                $56,250                     703,125
Fred Weber & Chaya Weber JT Ten                                                          $4,500                      56,250
George Weinberger                                                                       $22,500                     281,250
Congregation Mishkan Sholom                                                             $33,750                     421,875
North Sound Legacy Fund LLC                                                             $10,125                   126,562.5
North Sound Legacy Institutional Fund LLC                                              $102,375                 1,279,687.5
North Sound Legacy International Ltd.                                                  $112,500                   1,406,250
East Hudson Inc. (BVI)                                                                  $13,275                   165,937.5
The Conus Fund (QP), LP                                                                 $11,025                   137,812.5
The Conus Fund Offshore Ltd.                                                             $9,675                   120,937.5
The Conus Fund, LP                                                                      $78,525                   981,562.5
Bull & Co.                                                                              $14,625                   182,812.5
Albert L. Zesiger                                                                       $11,250                     140,625
Cudd & Co.                                                                              $16,650                     208,125
Barrie Ramsay Zesiger                                                                   $11,250                     140,625
City of Milford Pension & Retirement Fund                                              $155,250                   1,940,625
City of Stamford Firemen's Pension Fund                                                 $74,250                     928,125
Domenic J. Mizio                                                                        $22,500                     281,250
Francois deMenil                                                                        $15,750                     196,875
HBL Charitable Unitrust                                                                 $14,625                   182,812.5


Cudd & Co.                                                                              $18,000                     225,000
James F. Cleary                                                                          $2,250                      28,125
Jeanne L. Morency                                                                       $11,250                     140,625
John J. & Catherine H. Kayola                                                            $1,800                      22,500
Hare & Co.                                                                              $15,750                     196,875
Meehan Foundation                                                                       $14,625                   182,812.5
Morgan Trust Co. of the Bahamas Ltd. As Trustee U/A/D 11/30/93                          $48,375                   604,687.5
Murray Capital, LLC                                                                     $18,000                     225,000
Huland & Co.                                                                            $42,750                     534,375
Huland & Co.                                                                             $7,875                    98,437.5
Huland & Co.                                                                            $33,750                     421,875
Peter Looram                                                                             $6,750                      84,375
Psychology Associates                                                                    $4,500                      56,250
Mellon Bank NA, Custodian for PERSI-Zesiger Capital                                    $270,000                   3,375,000
Robert K. Winters                                                                          $675                     8,437.5
Susan Uris Halpern                                                                      $30,375                   379,687.5
Theeuwes Family Trust, Felix Theeuwes, Trustee                                          $14,625                   182,812.5
William B. Lazar                                                                        $11,250                     140,625
Wolfson Investment Partners, LP                                                         $11,250                     140,625
Zinc Partners II, LP                                                                    $505.80                     6,322.5
Zinc Partners Offshore, Ltd.                                                            $37,521                   469,012.5
Zinc Partners, LP                                                                    $40,723.20                     509,040

We received gross proceeds of $6,500,000 from the issuance of the Secured Bridge Notes. We applied a portion of these proceeds to repay in full all of our outstanding Class E notes (approximately $2,140,000 of principal and interest, including approximately $1,575,000 repaid to Gibralt U.S., Inc., an affiliate of Samuel Belzberg, a former director of the Company) and to acquire additional intellectual property rights related to our EVLT(R) product line ($2,000,000). We also paid fees incurred by legal counsel to the investors (approximately $100,000) and reimbursable expenses incurred by our placement agent (approximately $14,000). Our intention was to use the balance of these proceeds for general working capital purposes.

As part of the compensation payable to our placement agent, Sunrise Securities Corp., in connection with our equity financing, on September 3, 2003, we issued warrants to purchase up to a total of 40,879,063 (1,635,163 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to our placement agent. The warrants may be exercised for a five-year period beginning when our stockholders approved the issuance of shares of our common stock underlying these warrants and those shares have been listed for trading on the AMEX. The following table sets forth the respective exercise prices of these warrants. The numbers of shares set forth below do not give effect to the 1:25 reverse split effected June 17, 2004.

             Number of Shares of
          Common Stock Purchasable               Exercise Price
          ------------------------               --------------
                 17,541,563                          $0.001
                  6,187,500                          $0.08
                 17,150,000                          $0.10

The Company issued its securities to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the notes, common stock or warrants, as the case may be, nor the underlying securities, would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his, her or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.

13) On September 3, 2003, in connection with our purchase from Robert J. Min, M.D. of his interest in the technology we use in our EVLT(R) products and services, we issued options to purchase 1,000,000 (40,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to Dr. Min.

The Company issued these options to Dr. Min in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Dr. Min agreed that neither the options or notes, as the case may be, nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Dr. Min also represented intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.

14) On September 30, 2003, we agreed to issue 500,000 (20,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to Verus Support Services, Inc. to satisfy our obligations arising under a December 2001 agreement between us and Verus. We believe that Verus is no longer a holder of greater than 5% of common stock. We engaged Verus as our financial advisor for the period ended August 31, 2003. Under that agreement, we were to pay Verus $15,000 per month for these services. We ceased making the $15,000 monthly payments to Verus beginning August 2002. On September 30, 2003, we entered into an agreement with Verus pursuant to which we were to issue to Verus a total of 500,000 (20,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock in lieu of the monthly payments that we did not pay to Verus. The issuance of these shares was contingent on the completion of the equity financing, and we were to issue these shares to Verus within three days after we completed the equity financing. We issued these shares on November 25, 2003, the same day that we completed the equity financing.

The Company issued securities to the Verus in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the common stock would not be resold without registration under the Securities Act or exemption therefrom. Verus also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that Verus was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the shares to be issued.

15) On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after the AMEX approved our application list the shares to be issued in this financing, we completed this transaction. We received net proceeds of approximately $9.8 million from this transaction, which will be used for general working capital purposes.


The names of investors who purchased debentures, the principal amount of debentures purchased and the number of shares underlying warrants issued, are as follows:


          ---------------------------------------------------------------------------------------------------------------
                          Name of Investor                    Principal Amount of Debentures       Number of Warrants

          ---------------------------------------------------------------------------------------------------------------
          Omicron Master Trust                                                      $5,500,000                 1,439,791
          ---------------------------------------------------------------------------------------------------------------
          Iroquois Capital LP                                                         $500,000                   130,890
          ---------------------------------------------------------------------------------------------------------------
          Cranshire Capital, L.P.                                                   $1,000,000                   261,780
                                                                                    ==========                   =======
          ---------------------------------------------------------------------------------------------------------------

          ---------------------------------------------------------------------------------------------------------------
          TOTAL                                                                     $7,000,000                 1,832,461
          ---------------------------------------------------------------------------------------------------------------



The names of the investors who purchased common stock, the number of shares of common stock purchased and the number of shares underlying warrants issued, are as follows:

------------------------------------------------------------ ------------------------------ --------------------------
                     Name of Investor                         Number of Shares Purchased       Number of Warrants
                     ----------------                                         ----------       ------------------
------------------------------------------------------------ ------------------------------ --------------------------
Galleon Healthcare Partners, L.P.                                         150,000                      75,000
------------------------------------------------------------ ------------------------------ --------------------------
Galleon Healthcare Offshore, LTD                                        1,000,000                     500,000
------------------------------------------------------------ ------------------------------ --------------------------
ProMed Partners, L.P.                                                     232,181                     116,091
------------------------------------------------------------ ------------------------------ --------------------------
ProMed Partners II, L.P.                                                   55,946                      27,973
------------------------------------------------------------ ------------------------------ --------------------------
ProMed Offshore Fund, Ltd.                                                 38,671                      19,335
------------------------------------------------------------ ------------------------------ --------------------------
Bear Stearns Securities Corp., Custodian f/b/o J. Steven                  163,400                      81,700
Emerson IRA RO II
------------------------------------------------------------ ------------------------------ --------------------------
Sedna Partners L.P.                                                       325,000                     162,500
------------------------------------------------------------ ------------------------------ --------------------------
Woodmont Investments Limited                                              175,000                      87,500
------------------------------------------------------------ ------------------------------ --------------------------
Bristol Investment Fund, Ltd.                                             222,222                     111,111

------------------------------------------------------------ ------------------------------ --------------------------
TOTAL                                                                   2,362,420                   1,181,210
------------------------------------------------------------ ------------------------------ --------------------------




The following summarizes the principal terms of the transaction:


Variable Rate Convertible Debentures

We issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share unless we obtain stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at our option at any time after the first anniversary of the issuance date if the closing price of the common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, we may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock upon maturity, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at our option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if we obtain stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

Common Stock

We issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we issued a total of 2,362,420 shares of common stock to the investors who purchased common stock in this transaction.

Warrants to Purchase Common Stock


In connection with the issuance of both the convertible debentures and the common stock, we issued warrants to purchase shares of common stock. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including for future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share unless we obtain stockholder approval to reduce the exercise price below $1.91. In addition, if the shares of common stock underlying the warrants are not registered with the United States Securities and Exchange Commission (the "Commission") within one year from the closing date, the warrant holders may exercise their warrants by means of a "cashless exercise" at a formula set forth in the form of warrant instead of paying cash to us upon exercise.

Registration of Common Stock


We have agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. Accordingly, we were required to file a registration statement with the Commission within 30 days of the closing date of the financing transaction, which registration must have been declared effective by the Commission within 90 days of the closing date (or 120 days if the Commission reviews the registration statement). If we did not file the registration statement within 30 days of the closing date or if the Commission did not declare the registration statement effective within the prescribed time period, we would have been required to pay certain amounts to the investors. This registration statement is the registration statement we agreed to file in connection with the 2004 equity financing.

16) In connection with the private placement debt and equity financing we completed on October 25, 2004, we made adjustments to warrants that we had issued in 2003 to designees of Sunrise Securities Corp., our placement agent in our 2003 equity financing. The warrants we issued to these persons in 2003 were subject to an anti-dilution adjustment for future equity financing transactions. This adjustment was triggered on October 25, 2004, and as a result, the outstanding warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued. In addition, pursuant to our agreement with Sunrise, on October 25, 2004 we also issued to designees of Sunrise warrants to purchase 73,539 shares of common stock, at an exercise price of $2.01 per share, as additional fees payable due to participation in the 2004 private placement by investors introduced by Sunrise in our 2003 equity financing. These warrants have substantially the same terms and conditions as those warrants that we issued to the investors in our 2004 debt and equity financing.

We issued the warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the warrants nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

17) In connection with our distribution agreement we entered into with Luminetx Corporation pursuant to which we shall act as distributor of Luminetx's VeinViewer(TM) system, on August 5, 2005, we issued to Luminetx warrants to purchase up to 600,000 shares of common stock. The warrants have an exercise price of $2.90 per share, become exercisable when the underlying shares are listed with the American Stock Exchange and cease to be exercisable on the earlier of five years from full vesting, August 5, 2011 and the date of termination of the distribution agreement. The warrants were immediately exercisable (subject to prior listing of the underlying shares with the AMEX) as to 50% of the underlying shares, with the remainder to become exercisable when Luminetx has both (A) produced at least 100 units of the system and (B) Diomed shall have accepted delivery of at least 25 units of the system.

We issued the warrants to Luminetx in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Luminetx agreed that neither the warrants nor the underlying common stock would be resold without registration under the Securities Act or exemption therefrom. Luminetx also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that Luminetx was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.

18) On September 30, 2005, we completed a financing transaction pursuant to which we issued and sold 4,000,000 shares of preferred stock at a purchase price of $2.50 per share. We also agreed that the holders of the preferred stock may exchange the preferred stock for common stock (on a share-for-share basis, subject to antidilution adjustments). We also issued to the investors warrants to purchase an aggregate of 1,600,000 shares of common stock, at an exercise price of $2.50 per share (subject to antidilution adjustments). In addition to the warrants we issued to the investors, we also issued warrants to purchase up to 200,000 shares of common stock to the three holders of our convertible debentures we issued in October 2004, as an inducement to, and in consideration for, the debenture holders' waiver of certain negative covenants that would have precluded the preferred stock financing. The Company received aggregate gross proceeds of $10 million from the sale of these shares.

We entered into a share exchange agreement with the investors who purchased preferred stock, pursuant to which the investors may exchange shares of preferred stock for shares of common stock. Each share of preferred stock may be exchanged for that number of shares of common stock that equals the issue price of the preferred stock ($2.50) divided by an exchange rate, initially set at $2.50 and subject to reduction in the case of dilutive issuances.

The antidilution adjustment provides that if we sell common stock (or the right to acquire common stock) for a price lower than the then-current exchange rate, the exchange rate will be reduced to the amount paid for the shares of common stock, subject to a floor of $2.17, unless the stockholders of the Company approve the elimination of the floor price. We agreed to propose to our stockholders that the floor price be eliminated. If the stockholders approve this proposal and we make a dilutive issuance, then the exchange rate for the preferred stock may be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance.

We agreed to pay liquidated damages to the investors if we fail to comply with an investor's request to exchange preferred stock for common stock, if the registration statement covering the common stock underlying the preferred stock and the warrants is not declared effective by the Commission within 120 days of the September 30, 2005 closing date (or, after being declared effective by the Commission, is unavailable to the investors for the resale of their common stock) or if the common stock is suspended from trading or is not listed on an exchange. The liquidated damages will be equal to 3% per month of the aggregate purchase price paid by investors for the preferred stock.

If certain redemption events set forth in the exchange agreement occur, the investors have the right to redeem their shares of preferred stock for cash at a 20% redemption premium over the issue price. These events include those events entitling the investors to receive liquidated damages if not remedied during applicable cure periods, and in addition the failure to remove restrictive legends upon an investor's request when permitted under applicable law, our announcement that we intend not to issue common stock in exchange for preferred stock, bankruptcy events, a default under indebtedness of the Company or one of our material agreements or a concentration of ownership of the Company's capital stock of 35% which continues for 30 days. After five years, we also have the right to redeem the preferred stock at a 20% premium over the issue price.

The holders of outstanding shares of preferred stock are entitled to cumulative annual dividends at the rate of: (i) 6%, for the first 18 months following the initial sale of preferred stock, (ii) 10% from the 19th through the 24th month following the initial sale and (iii) 15% after the 24th month following the initial sale. The dividends shall accrue from day-to-day on each share of preferred stock, whether or not earned or declared, and shall accrue until paid. We may pay the dividends with either cash or shares of common stock. The dividends will not accrue on any days where the volume weighted average price of the common stock for the 30 prior trading days equals or exceeds $6.25, so long as the shares of common stock for which the preferred stock may be exchanged under the exchange agreement are subject to an effective registration statement, the shares of common stock for which the preferred stock may be exchanged and the common stock underlying warrants is authorized and reserved for issuance and listed on a trading market, none of the events giving rise to an investor's right to redeem the preferred stock under the exchange agreement shall have occurred and not been cured and we do not owe the investors more than $15,000, in the aggregate, under the transaction documents for the private placement financing.

Each holder of preferred stock is entitled to one vote per share of issued and outstanding preferred stock owned by such holder on the record date for the determination of stockholders entitled to vote, and the holders of the preferred stock and the common stock shall vote together as a single class (except where the Delaware General Corporation Law provides that a separate vote of the holders of preferred stock is required for approval of certain matters, in which case a majority of the shares of preferred stock outstanding shall be required for approval).

The preferred stock is preferred over the common stock, and any class or series of capital stock that our board of directors may create in the future, as to the assets of the Company available for distribution to the stockholders in the event of the liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with another entity that results in either the stockholders of the Company having less than 50% of the outstanding voting securities of the successor company in the merger or combination transaction or the members of the board of directors of the Company constituting 50% or less than the members of the board of directors of the successor company in the merger. Upon the occurrence of one of the transactions listed above, the holders of preferred stock are to receive, before any distribution or payment is made to any holders of common stock, the greater of: (i) $3.00 per share of preferred stock, plus all accrued and unpaid dividends thereon, and (ii) such amount per share of preferred stock that would have been payable had each share of preferred stock been tendered in exchange for common stock immediately prior to the transaction.

The warrants are exercisable for five years from the date of listing of the underlying shares of common stock with the AMEX at an exercise price of $2.50 per share, subject to reduction in the case of dilutive issuances. The antidilution adjustment provides that if we sell common stock (or the rights to acquire common stock) for a price lower than the then-current exercise price, the exercise price will be reduced to the amount paid for the shares of common stock we issued at such lower price, subject to a floor of $2.12, unless the stockholders of the Company approve the elimination of the floor price. We agreed to propose to its stockholders that the floor price be eliminated. If the stockholders approve this proposal and we make a dilutive issuance, then the exercise price of the warrants may be decreased, first to the floor price, then to the weighted average price of the securities issued after giving effect to the dilutive issuance. If the exercise price of the warrants is so adjusted, then there will concurrently be an adjustment to the number of shares for which the warrant will be exercisable, by dividing the product of the former exercise price multiplied by the number of shares underlying the warrant by the adjusted exercise price.

In addition, the holders of the warrants may exercise their warrants by means of a "cashless exercise" instead of paying cash to us upon exercise, in which case the purchase price otherwise payable in cash by the holder will be paid by crediting the holder for the excess of the market value of the common stock at the time of exercise over the exercise price of the stock.

The following are the persons to whom we issued and preferred stock and warrants in the September 30, 2005 financing:


                                                                        SHARES
                                                                     (PREFERRED)
                                                         AMOUNT        ISSUED AT      WARRANT
INVESTOR                                                INVESTED        CLOSING        SHARES
                                                    --------------- -------------- --------------
ProMed Partners, L.P.                                     $360,000        144,000         57,600
ProMed Partners II, L.P.                                   $90,000         36,000         14,400
ProMed Offshore Fund, Ltd.                                 $60,000         24,000          9,600
ProMed Offshore Fund II, Ltd.                           $1,490,000        596,000        238,400
Advantage Advisors Catalyst Partners L.P.                 $105,000         42,000         16,800
Advantage Advisors Catalyst Intl. Ltd.                     $75,000         30,000         12,000
Ridgecrest Partners Ltd.                                   $60,000         24,000          9,600
Ridgecrest Partners L.P.                                   $10,000          4,000          1,600
Ridgecrest Partners QP, L.P.                              $250,000        100,000         40,000
Lagunitas Partners LP                                   $1,300,000        520,000        208,000
Gruber & McBaine International                            $400,000        160,000         64,000
Jon D. and Linda W. Gruber Trust                          $150,000         60,000         24,000
J. Patterson McBaine                                      $150,000         60,000         24,000
Broadfin Healthcare Fund LP                               $150,000         60,000         24,000
Alpha Capital                                             $300,000        120,000         48,000
Fractal Holdings, LLC                                      $50,000         20,000          8,000
North Sound Legacy International Ltd.                   $3,600,000      1,440,000        576,000
North Sound Legacy Institutional Fund LLC               $1,400,000        560,000        224,000
                                                    --------------- -------------- --------------
                                             Total     $10,000,000      4,000,000      1,600,000
                                                    =============== ============== ==============

The following are the holders of convertible debentures to whom we issued warrants in connection with the September 30, 2005 financing:

DEBENTURE HOLDER                                         WARRANT
----------------                                          SHARES
                                                         -------
Omicron Master Trust                                     119,181
Iroquois Capital LP                                       26,940
Cranshire Capital, LP                                     53,879
                                                         -------
                                  Total                  200,000

We issued the preferred stock and warrants to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the warrants nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the warrants granted.


-----

All of the above transactions were made directly without use of an underwriter. In each case the aggregate sales proceeds (if any), after payment of offering expenses in immaterial amounts, were applied to our working capital and other general corporate purposes.

ITEM 27                                EXHIBITS

2.1      Agreement and Plan of Merger for Diomed Merger (1)

2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

2.3      Agreement and Plan of Merger for migratory merger (2)

2.4      Articles of Merger for migratory merger (Nevada) (2)

2.5      Certificate of Merger for migratory merger (Delaware) (2)

3.1      Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

3.2      Diomed Holdings, Inc. (Nevada) Amendment to the Articles of
         Incorporation (1)

3.3      Certificate of Incorporation of Diomed Holdings, Inc. (Delaware) (2)

3.4      Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

3.5      By-laws of Diomed Holdings, Inc. (Delaware) (2)

4.1 Diomed Holdings, Inc. Certificate of Designations for Preferred Stock issued September 30, 2005 (18)

4.2      Diomed, Inc. 1998 Incentive Stock Plan (1)

4.3      Diomed, Inc. 2001 Employee Stock Option Plan (1)

4.4      Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (19)

10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

10.2     Escrow Agreement regarding February 14, 2002 Private Placement (1)

10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

10.6     Agreement between James Arkoosh and Diomed (1)

10.7     Employment Agreement with Peter Klein, dated July 24, 1999 (1)

10.8     Employment Agreement with James A. Wylie, Jr. dated January 10, 2003
         (6)

10.9     Cambridge Facility Lease (3)

10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

10.11    HRI Sub-License Agreement between QLT and Diomed (3)

10.12    EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

10.13    EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet (3)

10.14    EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant) (9)

10.17    Report of Atlas Capital Services dated February 4, 2002 (1)

10.18    Descriptive Memorandum of Diomed Holdings, Inc. (4)

10.19    Note Purchase Agreement dated December 27, 2002 (5)

10.20    Form of Class A Secured Notes due 1/1/2004 (5)

10.21    Form of Class B Unsecured Notes due 1/1/2004 (5)

10.22    Registration Rights Agreement dated December 27, 2002 (5)

10.23    Security Agreement dated December 27, 2002 (5)

10.24    Pledge Agreement dated December 27, 2002 (5)

10.25    Exchange Agreement dated as of April 22, 2003 (7)

10.26    Form of Class C Secured Notes due 1/1/2004 (7)

10.27    Secured Loan Agreement dated as of April 22, 2003 (7)

10.28    Form of Class D Secured Notes due 5/8/04 (7)

10.29    Amended and Restated Security Agreement dated as of April 22, 2003 (7)

10.30    Amended and Restated Pledge Agreement dated as of April 22, 2003 (7)

10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

10.32    Second Exchange Agreement dated as of May 28, 2003 (12)

10.33    Second Amended and Restated Security Agreement dated as of May 28, 2003
         (12)

10.34    Amendment to First Exchange Agreement dated as of May 28, 2003 (12)

10.35    Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

10.36    Second Amendment to First Exchange Agreement dated as of July 31, 2003
         (12)

10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

10.38    Amendment to Second Exchange Agreement dated as of July 31, 2003 (12)

10.39    Second Amendment to Secured Loan Agreement dated as of July 31, 2003
         (12)

10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

10.42    Letter of Understanding with Gibralt U.S., Inc. dated August 21, 2003
         (10)

10.43    Securities Purchase Agreement for Equity Financing (9)

10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

10.45    Escrow Agreement regarding Equity Financing (9)

10.46    Investors' Rights Agreement regarding Equity Financing (9)

10.47    Patent Security Agreement regarding Equity Financing (9)

10.48    Security Agreement regarding Equity Financing (9)

10.49    Stockholders' Agreement regarding Equity Financing (9)

10.50    Pledge Agreement regarding Equity Financing (9)

10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003
         (13)

10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

10.53 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (14)

10.54    Form of Convertible Debenture issued October 25, 2004 (14)

10.55    Form of Warrant issued October 25, 2004 (14)

10.56    Registration Rights Agreement, dated as of October 25, 2004 (14)

10.57 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (14)

10.58 Amendment to agreement for services of james a. Wylie, dated as of february 15, 2005 (15)

10.59 Amendment to agreement for services of david b. Swank, dated as of february 15, 2005 (15)

10.60    Distribution agreement with med1online, dated june 24, 2005 (16)

10.61    Distribution agreement with luminetx corporation, dated august 5, 2005
         (17)

10.62 Securities purchase agreement for september 30, 2005 financing transaction (18)

10.63 Preferred stock exchange agreement for september 30, 2005 financing transaction (18)

10.64 REGISTRATION RIGHTS AGREEMENT FOR SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.65    FORM OF WARRANT ISSUED IN SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.66 FORM OF WAIVER OF NEGATIVE COVENANTS BY DEBENTURE HOLDERS IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCINGTRANSACTION (18)

10.67 ENGAGEMENT LETTER WITH ROTH CAPITAL PARTNERS, LLC IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.67 ENGAGEMENT LETTER WITH MUSKET RESEARCH ASSOCIATES, INC. IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

23.1     Consent of BDO Seidman, LLP (19)

23.2     Consent of McGuireWoods LLP (included in Exhibit 5.1)

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities
Act;


(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


(4) That, in connection with the registrant's anticipated request for acceleration of the effective date of the registration statement under Rule 461 under the Securities Act:


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim form indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 1, 2005. Each person whose signature appears below hereby appoints James A. Wylie, Jr. as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



                              DIOMED HOLDINGS, INC.





                        By: /s/ James A. Wylie, Jr.
                        -------------------------------------
                        James A. Wylie, Jr.
                        President and Chief Executive Officer



Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, constituting a majority of the members of the Board of Directors, in the capacities and on the dates indicated.



                  Signature                                           Title                                   Date
                  ---------                                           -----                                 -------
      /s/ James A. Wylie, Jr.                   President, Chief Executive Officer and                 December 1, 2005
--------------------------------------              Director
         (James A. Wylie, Jr)

      /s/ David B. Swank                        Chief Financial Officer and Director                   December 1, 2005
--------------------------------------
           (David B. Swank)

      /s/ Geoffrey H. Jenkins                   Chairman of the Board, Director                        December 1, 2005
--------------------------------------
        (Geoffrey H. Jenkins)

      /s/ Edwin Snape, PHD                      Director                                               December 1, 2005
--------------------------------------
            (Edwin Snape PHD)

      /s/ Gary Brooks                           Director                                               December 1, 2005
--------------------------------------
            (Gary Brooks)

      /s/ A. Kim Campbell                       Director                                               December 1, 2005
--------------------------------------
            (A. Kim Campbell)

      /s/ Joseph Harris                         Director                                               December 1, 2005
--------------------------------------
            (Joseph Harris)

      /s/ Peter Klein                           Director                                               December 1, 2005
--------------------------------------
            (Peter Klein)

      /s/ Sidney Braginsky                      Director                                               December 1, 2005
--------------------------------------
            (Sidney Braginsky )

                                INDEX TO EXHIBITS



Exhibit No.               Identification of Exhibit
----------                --------------------------

2.1      Agreement and Plan of Merger for Diomed Merger (1)

2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

2.3      Agreement and Plan of Merger for migratory merger (2)

2.4      Articles of Merger for migratory merger (Nevada) (2)

2.5      Certificate of Merger for migratory merger (Delaware) (2)

3.1      Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

3.2      Diomed Holdings, Inc. (Nevada) Amendment to the Articles of
         Incorporation (1)

3.3      Certificate of Incorporation of Diomed Holdings, Inc. (Delaware) (2)

3.4      Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

3.5      By-laws of Diomed Holdings, Inc. (Delaware) (2)

4.1 Diomed Holdings, Inc. Certificate of Designations for Preferred Stock issued September 30, 2005 (18)

4.2      Diomed, Inc. 1998 Incentive Stock Plan (1)

4.3      Diomed, Inc. 2001 Employee Stock Option Plan (1)

4.4      Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (19)

10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

10.2     Escrow Agreement regarding February 14, 2002 Private Placement (1)

10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

10.6     Agreement between James Arkoosh and Diomed (1)

10.7     Employment Agreement with Peter Klein, dated July 24, 1999 (1)

10.8     Employment Agreement with James A. Wylie, Jr. dated January 10, 2003
         (6)

10.9     Cambridge Facility Lease (3)

10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

10.11    HRI Sub-License Agreement between QLT and Diomed (3)

10.12    EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

10.13    EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet (3)

10.14    EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant) (9)

10.17    Report of Atlas Capital Services dated February 4, 2002 (1)

10.18    Descriptive Memorandum of Diomed Holdings, Inc. (4)

10.19    Note Purchase Agreement dated December 27, 2002 (5)

10.20    Form of Class A Secured Notes due 1/1/2004 (5)

10.21    Form of Class B Unsecured Notes due 1/1/2004 (5)

10.22    Registration Rights Agreement dated December 27, 2002 (5)

10.23    Security Agreement dated December 27, 2002 (5)

10.24    Pledge Agreement dated December 27, 2002 (5)

10.25    Exchange Agreement dated as of April 22, 2003 (7)

10.26    Form of Class C Secured Notes due 1/1/2004 (7)

10.27    Secured Loan Agreement dated as of April 22, 2003 (7)

10.28    Form of Class D Secured Notes due 5/8/04 (7)

10.29    Amended and Restated Security Agreement dated as of April 22, 2003 (7)

10.30    Amended and Restated Pledge Agreement dated as of April 22, 2003 (7)

10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

10.32    Second Exchange Agreement dated as of May 28, 2003 (12)

10.33    Second Amended and Restated Security Agreement dated as of May 28, 2003
         (12)

10.34    Amendment to First Exchange Agreement dated as of May 28, 2003 (12)

10.35    Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

10.36    Second Amendment to First Exchange Agreement dated as of July 31, 2003
         (12)

10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

10.38    Amendment to Second Exchange Agreement dated as of July 31, 2003 (12)

10.39    Second Amendment to Secured Loan Agreement dated as of July 31, 2003
         (12)

10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

10.42    Letter of Understanding with Gibralt U.S., Inc. dated August 21, 2003
         (10)

10.43    Securities Purchase Agreement for Equity Financing (9)

10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

10.45    Escrow Agreement regarding Equity Financing (9)

10.46    Investors' Rights Agreement regarding Equity Financing (9)

10.47    Patent Security Agreement regarding Equity Financing (9)

10.48    Security Agreement regarding Equity Financing (9)

10.49    Stockholders' Agreement regarding Equity Financing (9)

10.50    Pledge Agreement regarding Equity Financing (9)

10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003
         (13)

10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

10.53 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (14)

10.54    Form of Convertible Debenture issued October 25, 2004 (14)

10.55    Form of Warrant issued October 25, 2004 (14)

10.56    Registration Rights Agreement, dated as of October 25, 2004 (14)

10.57 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (14)

10.58 Amendment to agreement for services of james a. Wylie, dated as of february 15, 2005 (15)

10.59 Amendment to agreement for services of david b. Swank, dated as of february 15, 2005 (15)

10.60    Distribution agreement with med1online, dated june 24, 2005 (16)

10.61    Distribution agreement with luminetx corporation, dated august 5, 2005
         (17)

10.62 Securities purchase agreement for september 30, 2005 financing transaction (18)

10.63 Preferred stock exchange agreement for september 30, 2005 financing transaction (18)

10.64 REGISTRATION RIGHTS AGREEMENT FOR SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.65    FORM OF WARRANT ISSUED IN SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.66 FORM OF WAIVER OF NEGATIVE COVENANTS BY DEBENTURE HOLDERS IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCINGTRANSACTION (18)

10.67 ENGAGEMENT LETTER WITH ROTH CAPITAL PARTNERS, LLC IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

10.67 ENGAGEMENT LETTER WITH MUSKET RESEARCH ASSOCIATES, INC. IN CONNECTION WITH SEPTEMBER 30, 2005 FINANCING TRANSACTION (18)

23.1     Consent of BDO Seidman, LLP (19)

23.2     Consent of McGuireWoods LLP (included in Exhibit 5.1)


--------------
(1) Filed with the Company's Current Report on Form 8-K dated February 14, 2002.

(2) Filed with the Company's Current Report on Form 8-K dated May 14, 2002. (3) Filed with the Company's Annual Report on Form 10-KSB/A dated April 29, 2002.

(4) Filed with the Company's Current Report on Form 8-K dated October 22, 2003.

(5) Filed with the Company's Current Report on Form 8-K dated December 30, 2002.

(6) Filed with the Company's Current Report on Form 8-K dated January 13, 2003

(7) Filed with the Company's Current Report on Form 8-K/A dated May 19, 2003 (8) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding EVLT(R) patent

(9) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding Equity Financing

(10) Filed with the Company's Quarterly Report on Form 10-QSB dated November 10, 2003

(11) Filed with the Company's Definitive Proxy Statement on Schedule 14A dated October 27, 2003, as amended as described in the Company's Definitive Proxy Statement on Schedule 14A dated April 25, 2005. (12) Filed with the Company's Registration Statement on Form SB-2 dated December 3, 2003.

(13) Filed with the Company's Annual Report on Form 10-KSB/A dated March 30,
2004.

(14) Filed with the Company's Current Report on Form 8-K dated September 29,
2004.

(15) Filed with the Company's Current Report on Form 8-K dated February 15,
2005.

(16) Filed with the Company's Current Report on Form 8-K dated June 29, 2005.

(17) Filed with the Company's Current Report on Form 8-K dated August 11, 2005.

(18) Filed with the Company's Current Report on Form 8-K dated October 4, 2005.

(19) Filed herewith.